As filed with the Securities and Exchange Commission on September 10, 1997.

                                         Registration Statement No. 333-
===============================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                           ---------------------------
                                    Form S-4
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                          ----------------------------
                          RIVIERA HOLDINGS CORPORATION
             (Exact Name of Registrant as specified in its charter)

            Nevada                              6719                        88-0296885
(State or other jurisdiction of     (Primary Standard Industrial         (I.R.S. Employer
incorporation or organization)       Classification Code Number)        Identification No.)

                           ---------------------------
                         2901 Las Vegas Boulevard South
                             Las Vegas, Nevada 89109
                                 (702) 734-5110
    (Address, Including Zip Code, and Telephone Number, Including Area Code,
                  of Registrant's Principal Executive Offices)
                           --------------------------
                    See Table of Additional Registrants below
                           --------------------------
                              WILLIAM L. WESTERMAN
                         2901 Las Vegas Boulevard South
                             Las Vegas, Nevada 89109
                                 (702) 734-5110
    (Address, Including Zip Code, and Telephone Number, Including Area Code,
                              of Agent For Service)
                           --------------------------
                                 With a copy to:
                                Fredric J. Klink
                             Dechert Price & Rhoads
                              30 Rockefeller Plaza
                               New York, NY 10112
                                 (212) 698-3500
                           --------------------------
                  Approximate date of commencement of proposed
              sale to the public: As soon as practicable after the
                 effective date of this Registration Statement.
                           --------------------------

      If the securities being registered on this form are to be offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]

                         CALCULATION OF REGISTRATION FEE

- -----------------------------------------------------------------------------------------------------------------------------------
     Title of Each Class of         Amount to be      Proposed Maximum Offering   Proposed Maximum Aggregate         Amount of
  Securities to be Registered        Registered            Price Per Unit               Offering Price          Registration Fee(1)
- -----------------------------------------------------------------------------------------------------------------------------------
    10% First Mortgage Notes
            due 2004                $175,000,000                100%                    $175,000,000(2)               $53,031
- -----------------------------------------------------------------------------------------------------------------------------------
     Subsidiary Guarantees          $175,000,000                 --                           --                        --
- -----------------------------------------------------------------------------------------------------------------------------------
(1)  Calculated in accordance with Rule 457(o) of the Securities Act of 1933, as amended.
(2)  Estimated solely for purposes of calculating the registration fee.

                           --------------------------
      The Registrants hereby amend this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrants shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.
================================================================================

                          RIVIERA HOLDINGS CORPORATION

                         Table of Additional Registrants

                                                         State or                                          IRS
                                                          Other                Primary Standard          Employer
                                                     Jurisdiction of      Industrial Classification   Identification
         Name                                         Incorporation              Code Number               No.
         ----                                        ---------------      -------------------------   --------------

Riviera Operating Corporation                             Nevada             7011, 7993, 7999          88-0296874
Riviera Gaming Management, Inc.                           Nevada                          8741         88-0357130
Riviera Gaming Management-Elsinore, Inc.                  Nevada                          8741         88-0357131
Riviera Gaming Management of Colorado Inc.               Colorado                   7993, 7999         86-0874635

         The address, including zip code, and telephone number, including area code, of the principal offices of the additional registrants listed above (the "Additional Registrants") is: 2901 Las Vegas Boulevard South, Las Vegas, Nevada 89109; the telephone number at that address is (702) 734-5110.

                   SUBJECT TO COMPLETION, DATED SEPTEMBER 10, 1997
PROSPECTUS
                                OFFER TO EXCHANGE
                        10% First Mortgage Notes due 2004
                               for all outstanding
                        10% First Mortgage Notes due 2004
                                       of
                          RIVIERA HOLDINGS CORPORATION
                   THE EXCHANGE OFFER WILL EXPIRE AT ___ P.M.,
              ______ TIME, ON _____________, 1997, UNLESS EXTENDED

                                 ---------------

       Information  contained  herein  is  subject  to  completion  or amendment. A registration statement relating to these securities has been filed with the securities and exchange commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

     Riviera Holdings Corporation, a Nevada corporation (the "Company"), hereby offers to exchange an aggregate principal amount of up to $175,000,000 of its 10% First Mortgage Notes due 2004 (the "New Notes") for a like principal amount of its 10% First Mortgage Notes due 2004 (the "Existing Notes") outstanding on the date hereof upon the terms and subject to the conditions set forth in this Prospectus and in the accompanying letter of transmittal (the "Letter of Transmittal" and, together with this Prospectus, the "Exchange Offer"). The New Notes and the Existing Notes are hereinafter collectively referred to as the "Notes." The terms of the New Notes are identical in all material respects to those of the Existing Notes, except that (i) the exchange will have been registered under the Securities Act of 1933, as amended (the "Securities Act"), and hence the New Notes will not bear legends restricting the transfer thereof, and (ii) holders of the New Notes will not be entitled to certain rights of holders of the Existing Notes under the Registration Rights Agreement (as defined), which rights will terminate upon the consummation of the Exchange Offer. The New Notes will be issued pursuant to, and will be entitled to the benefits of, the Indenture (as defined) governing the Existing Notes.

     The New Notes will bear interest from and including the date of consummation of the Exchange Offer. Interest on the New Notes will be payable semi-annually on February 15 and August 15 of each year, commencing February 15, 1998. Additionally, interest on the New Notes will accrue from the last interest payment date on which interest was paid on the Existing Notes surrendered in exchange therefor or, if no interest has been paid on the Existing Notes, from the date of original issue of the Existing Notes. Holders whose Existing Notes are accepted for exchange will be deemed to have waived the right to receive any interest accrued on the Existing Notes.

     The New Notes will mature on August 15, 2004. The New Notes will be redeemable at the option of the Company, in whole or in part, on or after August 15, 2001, at the redemption prices set forth herein, plus accrued and unpaid interest, if any, to the date of redemption. Upon a Change of Control (as defined), subject to certain exceptions relating to the Merger (as defined), the Company will be required to offer to repurchase all of the outstanding New Notes at 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date of repurchase.

     The New Notes will be senior secured obligations of the Company and will rank pari passu in right of payment with all senior indebtedness of the Company and senior in right of payment to all subordinated indebtedness of the Company. The New Notes will be unconditionally guaranteed by existing and future
Restricted Subsidiaries (as defined) of the Company (the "Subsidiary Guarantees"). The Subsidiary Guarantees will be senior secured obligations of each Restricted Subsidiary and will rank pari passu in right of payment with all senior indebtedness of such Restricted Subsidiary. The obligations under the New Notes and the Subsidiary Guarantees will be secured by a first priority security interest, subject to Permitted Liens (as defined) and certain exclusions, in the land and improvements comprising the Riviera Hotel & Casino, furnitures, fixtures and equipment (excluding Gaming Equipment (as defined)), contract rights, trademarks and certain other personal property (excluding inventory and accounts receivable) and a pledge of all of the capital stock of the Restricted Subsidiaries. See "Capitalization."

     The New Notes are being offered hereunder in order to satisfy certain obligations of the Company and the Guarantors (as defined) contained in the Registration Rights Agreement, dated as of August 13, 1997 (the "Registration Rights Agreement") by and between the Company, the Guarantors, and Jefferies & Company, Inc. and Ladenberg Thalmann & Co. Inc. (the "Initial Purchasers") with respect to the initial sale of the Existing Notes.

     The Company will not receive any proceeds from the Exchange Offer. The Company will pay all the expenses incident to the Exchange Offer. Tenders of Existing Notes pursuant to the Exchange Offer may be withdrawn at any time prior to the Expiration Date (as defined) for the Exchange Offer. In the event the Company terminates the Exchange Offer and does not accept for exchange any Existing Notes with respect to the Exchange Offer, the Company will promptly return such Existing Notes to the holders thereof. See "The Exchange Offer."

                                                   (Continued on following page)

                                 ---------------

      See "Risk Factors" commencing on page 10 for a discussion of certain matters that should be considered by prospective investors in the Notes.

                                ---------------

 NONE OF THE NEVADA GAMING COMMISSION, THE NEVADA STATE GAMING CONTROL BOARD OR
  ANY OTHER GAMING AUTHORITY HAS PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
         OFFERING CIRCULAR OR THE INVESTMENT MERITS OF THE NOTES OFFERED
             HEREBY. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
     EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE ACCURACY OR
      ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A
                               CRIMINAL OFFENSE.

                                 ---------------

The date of this Prospectus is              , 1997

     The Company is offering the New Notes in reliance on certain interpretive letters issued by the staff of the Securities and Exchange Commission (the "Commission") to third parties in unrelated transactions. Based on such interpretive letters, the Company is of the view that the New Notes issued pursuant to this Exchange Offer in exchange for Existing Notes may be offered for resale, resold and otherwise transferred by a holder thereof (other than (i) a broker-dealer who purchases such New Notes directly from the Company to resell pursuant to Rule 144A or any other available exemption under the Securities Act or (ii) a person that is an affiliate of the Company within the meaning of Rule 405 under the Securities Act), without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that the holder is acquiring the New Notes in the ordinary course of its business and is not participating, and had no arrangement or understanding with any person to participate, in the distribution of the New Notes. Holders of Existing Notes wishing to accept the Exchange Offer must represent to the Company, as required by the Registration Rights Agreement, that such conditions have been met. Each broker-dealer that receives the New Notes for its own account in exchange for the Existing Notes, where such Existing Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. The Company believes that none of the registered holders of the Existing Notes is an affiliate (as such term is defined in Rule 405 under the Securities Act) of the Company.

     Prior to the Exchange Offer, there has been no public market for the Existing Notes. If a market for the New Notes should develop, such New Notes could trade at a discount from their principal amount. The Company currently does not intend to list the New Notes on any securities exchange or to seek approval for quotation through any automated quotation system, and no active public market for the New Notes is currently anticipated. There can be no assurance that an active public market for the New Notes will develop. See "Risk Factors--Absence of Public Market for the Notes."

     Each broker-dealer that receives New Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. The Letter of Transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of New Notes received in exchange for Existing Notes where such Existing Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. The Company has indicated its intention to make this Prospectus (as it may be amended or supplemented) available to any broker-dealer for use in connection with any such resale for a period of one year following the Effective Date (as defined). See "Plan of Distribution."

     The Exchange Offer is not conditioned upon any minimum principal amount of Existing Notes being tendered for exchange pursuant to the Exchange Offer.

         THE EXCHANGE OFFER IS NOT BEING MADE TO, NOR WILL THE COMPANY ACCEPT SURRENDERS FOR EXCHANGE FROM, HOLDERS OF EXISTING NOTES IN ANY JURISDICTION IN WHICH THE EXCHANGE OFFER OR THE ACCEPTANCE THEREOF WOULD NOT BE IN COMPLIANCE WITH THE SECURITIES OR BLUE SKY LAWS OF SUCH JURISDICTION.

                              AVAILABLE INFORMATION

         The Company has filed with the Commission a Registration Statement on Form S-4 under the Securities Act with respect to the New Notes offered hereby (the "Registration Statement"). As permitted by the rules and regulations of the Commission, this Prospectus omits certain information, exhibits and undertakings contained in the Registration Statement. For further information with respect to the Company and the New Notes offered hereby, reference is made to the Registration Statement, including the exhibits thereto and the financial statements, notes and schedules filed as a part thereof. The Company is subject to the information requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files periodic reports, proxy statements and other information with the Commission. Such reports, proxy statements and other information filed by the Company with the Commission can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, NW, Washington, D.C. 20549, and at the Commission's Regional Offices at 7 World Trade Center, New York, New York 10048 and Citicorp Center, 500 Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material can be obtained upon written request addressed to the Commission, Public Reference Section, 450 Fifth Street, NW, Washington, D.C. 20549, at prescribed rates. The Commission also maintains a Web site at http://www.sec.gov that contains reports and other information regarding registrants that file electronically with the Commission. In addition, material filed by the Company may be inspected at the offices of the American Stock Exchange at 86 Trinity Place, New York, New York 10006. Statements contained in this Prospectus as to the contents of any contract or other document are not necessarily complete, and in each instance reference is made to the copy of such contract or document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference.

         In the event that the Company ceases to be subject to the informational requirements of the Exchange Act, the Company has agreed that, so long as any Notes remain outstanding, it will file with the Commission (but only if the Commission at such time is accepting such voluntary filings) and distribute to holders of the Notes, copies of the financial information that would have been contained in such annual reports and quarterly reports, including management's discussion and analysis of financial condition and results of operations, that would have been required to be filed with the Commission pursuant to the Exchange Act. The Company will also furnish such other reports as it may determine or as may be required by law.

                                 ---------------

         This Prospectus includes "forward-looking statements" within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. All statements other than statements of historical facts included in this Prospectus, including, without limitation, the statements under "Summary," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business" and located elsewhere herein regarding industry prospects and the Company's financial position are forward-looking statements. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct. Important factors that could cause actual results to differ materially from the Company's expectations ("Cautionary Statements") are disclosed in the Prospectus, including, without limitation, in conjunction with the forward-looking statements in this Prospectus under "Risk Factors."

         All subsequent written and oral forward-looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by the Cautionary Statements.

                                     SUMMARY

         The following summary is qualified in its entirety by, and should be read in conjunction with, the more detailed information and financial statements (including notes thereto) included elsewhere in this Prospectus. Unless otherwise indicated or the context otherwise requires, references to the "Company" are to Riviera Holdings Corporation and its subsidiaries including Riviera Operating Corporation, a Nevada corporation ("ROC"). This Prospectus contains forward-looking information that involves risks and uncertainties, and such information is subject to the assumptions set forth in connection therewith and the information contained or incorporated by reference herein. Holders of Existing Notes should carefully consider the information set forth under the heading "Risk Factors."


                                   The Company

         The Company owns and operates the Riviera Hotel & Casino (the "Riviera") located on Las Vegas Boulevard (the "Strip") in Las Vegas, Nevada. Opened in 1955, the Riviera has developed a long-standing reputation for delivering high quality, traditional Las Vegas-style gaming and entertainment. The Riviera is situated on a 26-acre site, located across the Strip from Circus Circus and across Paradise Road from the Las Vegas Hilton and the Las Vegas Convention Center. The property features approximately 2,100 hotel rooms, including 169 suites, 105,000 square feet of casino space, one of the largest convention, meeting and banquet facilities in Las Vegas, four full-service restaurants, a large buffet, four showrooms, an entertainment lounge, 43 food and retail concessions and approximately 2,900 parking spaces. The casino contains approximately 1,300 slot machines, 50 gaming tables, a keno lounge and a 200-seat race and sports book. The Riviera offers one of the most extensive entertainment programs in Las Vegas, including the award winning show, Splash(R). The Company, through its gaming management subsidiary, also manages the Four Queens Hotel and Casino ("Four Queens") on Fremont Street in downtown Las Vegas.

         Since 1992, the Riviera's management team has achieved consistent growth in EBITDA (as defined) and profit margins. EBITDA has increased over 44% from $21.8 million in 1992 to $31.5 million in 1996 and EBITDA margins have improved from 15.1% to 19.2% over the same period. The Company achieved this growth through the implementation of a number of strategic initiatives that included (i) refocusing its marketing strategy from "high-rollers" to adult mid-level gaming customers, a niche that management believes has been underserved, (ii) focusing on conventioneers who pay higher room rates, causing Riviera's average daily room rate ("ADR") to increase from $47 in 1992 to $57 in 1996, (iii) aggressively marketing its hotel facilities resulting in occupancy rates growing from 90.6% in 1992 to 98.2% in 1996, (iv) emphasizing higher margin slot play which increased slot revenue by 33.0% from 1992 to 1996 and (v) investing approximately $47 million in capital improvements since 1992. Management believes that it has also improved the stability of EBITDA by providing a broad entertainment experience (1996 non-gaming revenues: 55% vs. 47% for other casinos on the Strip), focusing on conventioneers (approximately 30% of mid-week room nights pre-sold through June 1999) and developing a repeat and loyal customer base through proprietary database marketing.


                              Growth Opportunities

         The Company seeks to continue its growth in EBITDA and profits by maximizing the potential of the Riviera's prime Strip frontage and capitalizing on the proven strength of its management team by leveraging its talents across multiple properties. To achieve this goal, the Company is pursuing the following opportunities:

         Riviera Expansion. By the end of 1997, management expects to have completed the upgrade of the slot machines and refurbished all of the hotel rooms at the Riviera. To continue capitalizing on the Riviera's prime Strip frontage, the Company is developing the Nickel Plaza, a new 10,000 square-foot gaming area fronting the Strip complete with 350 slot machines, a bar, snack bar and souvenir shop, which is expected to be completed by December 1997. Nickel Plaza will be ideally positioned to attract the additional walk-in traffic from the 1,000 newly built rooms directly across the Strip at Circus Circus and the expansions of the Las Vegas Hilton and the Las Vegas Convention Center. Management expects Nickel Plaza will be developed for an estimated cost of $5 million. To maintain and enhance its core conventioneer customer base, the Company also plans to expand its convention center from 100,000 square feet to 158,000 square feet by constructing new state-of-the-art, multi-level, convention, meeting and banquet facilities. Construction is expected to commence in the fourth quarter of 1997 and be completed by the end of the third quarter of 1998. Management believes this expansion, which is estimated to cost approximately $15 million, will further solidify the Riviera as one of the premier convention sites in Las Vegas. In addition, the Company owns approximately six acres of contiguous property which is available for future expansion.

         The Black Hawk Project. As part of the Company's strategy to diversify its revenue base and leverage both the Riviera name and its management team, the Company pursues development opportunities in both established and emerging gaming markets. The Company has acquired for $15 million what management believes to be the premier gaming site in Colorado. The Company intends to use this site to construct one of the largest gaming facilities in the adjacent gaming cities of Black Hawk and Central City, Colorado (the "Black Hawk Project"). The Black Hawk Project is expected to feature 1,000 slot machines, 14 table games, a 500 space covered parking garage and entertainment and food service amenities. Management believes this market has attractive fundamentals, including (i) gaming currently limited to Black Hawk/Central City and Cripple Creek in Colorado, (ii) consistent gaming revenue growth since 1992 to over $300 million in 1996, (iii) slot machine dominated market due to statutory limited stakes, (iv) one hour drive from central Denver and (v) approximately 2.3 million adults residing within 100 miles of Black Hawk. Management believes that the proposed Riviera facility will be highly successful due to the following attributes: (i) premier location: it will be the first gaming site encountered when arriving from Denver, (ii) size and quality: it will be one of the largest casinos in the market complete with restaurant and entertainment options and
(iii) superior parking: it will have onsite, covered self-parking, which is critical in this market where parking is currently extremely limited. The Black Hawk Project is an attractive investment opportunity that allows the Company to create a multi-jurisdictional gaming company. The Company currently estimates that total costs for completion of the Black Hawk Project will be approximately $55 million, $15 million of which was provided by the net proceeds of the sale of the Existing Notes to purchase the Black Hawk Land (as defined), and the remainder of which will be derived from a combination of third party financing and additional investment by the Company, including up to an additional $10 million of the net proceeds from the sale of the Existing Notes. Site clearance work will begin in the fall of 1997, with the opening of the casino scheduled for the spring of 1999.

         Casino/Hotel Management Contracts. The Company believes that there is increasing demand for the services of skilled gaming and hospitality professionals. In order to capitalize on management's reputation and experience as successful casino operators, the Company formed Riviera Gaming Management, Inc. ("RGM") for the primary purpose of obtaining casino management contracts with casinos/hotels in Nevada and other jurisdictions. Since August 1996, RGM has managed the Four Queens located adjacent to the Golden Nugget on Fremont Street in downtown Las Vegas. Under the Four Queens management contract, RGM receives a guaranteed minimum management fee plus additional compensation based on EBITDA improvement of the Four Queens, and warrants to purchase 20% (on a fully diluted basis) of the common stock of the Four Queens' parent, Elsinore Corporation ("Elsinore"). Such management contract provides significant revenues and upside equity potential with minimal additional overhead and capital expenditure. Under RGM, Four Queens' EBITDA improved by more than 40% in the twelve months ended June 30, 1997, compared to the same period in 1996 and generated approximately $0.9 million in management fees for the Company. Management is continually evaluating opportunities to manage other casinos/hotels.

         The Company's principal executive offices are located at 2901 Las Vegas Boulevard South, Las Vegas, Nevada 89109, and its telephone number is (702) 734-5110.


                               The Proposed Merger

         The Company intends to execute in the near future an Agreement and Plan of Merger (the "Merger Agreement") among the Company and certain entities controlled by Allen E. Paulson, a California businessman, pursuant to which one of such entities would be merged with and into the Company (the "Merger"). The closing of the Merger would be subject to a number of conditions, including (i) approval by the affirmative vote of the holders of at least 60% of all issued and outstanding shares of Common Stock, par value $.001 per share (the "Common Stock"), of the Company (excluding the shares of Common Stock owned by Mr. Paulson or his affiliates) at a meeting scheduled to be held this fall, (ii) Mr. Paulson's licensure by the Nevada Gaming Authorities (as defined), (iii) the absence of any regulation, judgment or other law that prohibits the consummation of the Merger or would prohibit or limit the Company's ownership or control of a material portion of the Company's business or assets following the Merger, and
(iv) the absence of any material adverse change in the Company's cumulative EBITDA for the period commencing on April 1, 1997 through and including the most recent month prior to such closing for which the Company's financial statements are available. The Company expects that the holders of approximately 56% of the Company's Common Stock will enter into an option and voting agreement simultaneously with the execution of the Merger Agreement and agree to vote for the Merger. The terms of the Merger Agreement are currently being negotiated. Accordingly, there can be no assurance that the Merger Agreement or such option and voting agreement will be executed or that the Merger will be consummated.


                                The Transactions

         The Existing Notes were issued on August 13, 1997. The net proceeds from the sale of the Existing Notes were approximately $165.8 million, a portion of which were used as follows: (i) $109.8 million was used to defease the Company's 11% First Mortgage Notes due 2002 (the "11% First Mortgage Notes"),
(ii) $4.5 million was used to retire the Company's Class 13/14 Unsecured Promissory Note (the "Unsecured Note") and (iii) $7.0 million was used to pay fees and expenses relating to the foregoing as well as the sale of the Existing Notes. In addition, the Company has used $15 million of the net proceeds to acquire the Black Hawk Land. The Company also intends to use the remaining net proceeds from the sale of the Existing Notes to fund the development of Nickel Plaza and the expansion of the convention center, and, if necessary, to provide additional financing for the Black Hawk Project. To the extent that the additional proceeds are not used for the development of the Black Hawk Project, the unused proceeds will be used for the Company's general business purposes. The issuance and sale of the Existing Notes and the application of the net proceeds therefrom, including the payment of related transaction fees and expenses and the defeasance of the 11% First Mortgage Notes are collectively referred to herein as the "Transactions."

                               The Exchange Offer

Securities Offered............................   Up to  $175.0  million  aggregate  principal  amount  of 10%  First
                                                 Mortgage  Notes due 2004.  The terms of the New Notes and  Existing
                                                 Notes are  identical in all material  respects,  except for certain transfer  restrictions  and  registration  rights  relating  to the
                                                 Existing Notes.

The Exchange Offer............................   The New Notes are being  offered in exchange  for a like  principal amount of Existing  Notes.  Existing Notes may be exchanged only in integral  multiples  of $1,000.  The  issuance  of the New Notes is intended to satisfy  obligations  of the Company  contained  in the
                                                 Registration Rights Agreement.

Expiration Date; Withdrawal Tender............   The Exchange  Offer will expire at  _____p.m.  _________  time,  on
                                                 ________,  1997,  or such  later  date  and time to which it may be extended by the Company.  The tender of Existing  Notes pursuant to the  Exchange  Offer  may be  withdrawn  at any  time  prior to the
                                                 Expiration  Date.  Any Existing Notes not accepted for exchange for any  reason  will be  returned  without  expense  to the  tendering holder thereof as promptly as  practicable  after the expiration or termination of the Exchange Offer.

Accrued Interest on the New Notes
  and the Existing Notes......................   The New Notes will bear  interest  from and  including  the date of consummation of the Exchange Offer.  Additionally,  interest on the
                                                 New Notes will accrue from the last interest  payment date on which interest was paid on the  Existing  Notes  surrendered  in exchange therefor or, if no interest  has been paid on the  Existing  Notes, from the date of  original  issue of the  Existing  Notes.  Holders whose  Existing  Notes are accepted for exchange  will be deemed to have  waived  the right to  receive  any  interest  accrued  on the
                                                 Existing Notes.

Certain Conditions to the
Exchange Offer................................   The Company's  obligation  to accept for exchange,  or to issue New
                                                 Notes in exchange  for,  any  Existing  Notes is subject to certain customary  conditions  relating to compliance  with any  applicable
                                                 law  or  any  applicable   interpretation   by  the  staff  of  the
                                                 Commission,  the receipt of any applicable  governmental  approvals and the absence of any actions or proceedings  of any  governmental agency  or  court  which  could  materially  impair  the  Company's ability to consummate  the Exchange  Offer.  The Company  currently expects that each of the  conditions  will be satisfied and that no
                                                 waivers  will  be  necessary.   See  "The  Exchange  Offer--Certain
                                                 Conditions to the Exchange Offer."

                                       4


Procedures for Tendering
Existing Notes................................   Each holder of Existing  Notes wishing to accept the Exchange Offer must  complete,  sign and  date the  Letter  of  Transmittal,  or a facsimile  thereof,  in accordance with the instructions  contained herein and therein,  and mail or  otherwise  deliver such Letter of
                                                 Transmittal,  or such facsimile,  together with such Existing Notes and any other  required  documentation,  to the Exchange  Agent (as
                                                 defined)  at  the  address  set  forth   herein.   Subject  to  the
                                                 satisfaction  or waiver of the  conditions  to the Exchange  Offer, the Company will accept for  exchange  any and all  Existing  Notes which are  properly  tendered  in the  Exchange  Offer prior to the
                                                 Expiration   Date.   See  "The   Exchange   Offer--Procedures   for
                                                 Tendering Existing Notes."

Special Procedures for
Beneficial Owners.............................   Any  beneficial  owner whose  Existing  Notes are registered in the name of a broker,  dealer,  commercial bank, trust company or other nominee  and who  wishes  to  tender  such  Existing  Notes  in the
                                                 Exchange Offer should contact such  registered  holder promptly and instruct  such  registered  holder  to  tender  on such  beneficial owner's behalf.  See "The Exchange Offer --Procedures for Tendering
                                                 Existing  Notes."  If such  bene-ficial  owner  wishes to tender on such owner's own behalf,  such owner must,  prior to completing and executing the Letter of  Transmittal  and  delivering  such owner's
                                                 Existing Notes,  either make  appropriate  arrangements to register ownership  of the  Existing  Notes in such owner's name or obtain a properly  completed  bond power  from the  registered  holder.  The transfer of  registered  ownership may take  considerable  time and may not be able to be completed prior to the Expiration Date.

Guaranteed Delivery Procedures................   Holders of Existing  Notes who wish to tender their  Existing Notes and whose  Existing  Notes  are not  immediately  available  or who cannot deliver their Existing  Notes,  the Letter of Transmittal or any other  document  required by the Letter of  Transmittal  to the
                                                 Exchange  Agent prior to the  Expiration  Date,  must tender  their
                                                 Existing Notes according to the guaranteed  delivery procedures set forth in "The Exchange Offer--Guaranteed Delivery Procedures."

Withdrawal Rights.............................   Tenders of  Existing  Notes may be  withdrawn  at any time prior to
                                                 the  Expiration  Date.  See  "The  Exchange   Offer--Withdrawal  of
                                                 Tenders."

Certain Federal Income Tax
Considerations................................   For a  discussion  of certain  federal  income  tax  considerations relating to the exchange of the Notes,  see "Certain Federal Income
                                                 Tax Considerations."

                                       5

Use of Proceeds...............................   The Company will not receive any proceeds from the Exchange Offer.

Exchange Agent................................   Norwest Bank Minnesota,  N.A. (the "Exchange  Agent") is serving as the Exchange Agent in connection with Exchange Offer.

    Consequences of Exchanging Existing Notes Pursuant to the Exchange Offer

         Based on certain interpretive letters issued by the staff of the Commission to third parties in unrelated transactions, the Company is of the view that the New Notes issued pursuant to this Exchange Offer in exchange for Existing Notes may be offered for resale, resold and otherwise transferred by a holder thereof (other than (i) a broker-dealer who purchases such New Notes directly from the Company to resell pursuant to Rule 144A or any other available exemption under the Securities Act or (ii) a person that is an affiliate of the Company within the meaning of Rule 405 under the Securities Act), without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that the holder is acquiring the New Notes in the ordinary course of its business and is not participating, and had no arrangement or understanding with any person to participate, in the distribution of the New Notes. Holders of Existing Notes wishing to accept the Exchange Offer must represent to the Company, as required by the Registration Rights Agreement, that such conditions have been met. Each broker-dealer that receives the New Notes for its own account in exchange for the Existing Notes, where such Existing
Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. The Letter of Transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of New Notes received in exchange for Existing Notes where such Existing Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. The Company has indicated its intention to make this Prospectus (as it may be amended or supplemented) available to any broker-dealer for use in connection with any such resale for a period of one year following the date the Registration Statement is declared effective by the Commission (the "Effective Date"). See "Plan of Distribution."

         In addition, to comply with the securities laws of certain jurisdictions, if applicable, the New Notes may not be offered or sold unless they have been registered or qualified for sale in such jurisdictions or in compliance with an available exemption from registration or qualification. The Company has agreed, pursuant to the Registration Rights Agreement and subject to certain specified limitations therein, to register or qualify the New Notes for offer or sale under the securities or blue sky laws of such jurisdictions as are necessary to permit consummation of the Exhcange Offer. If a holder of Existing Notes does not exchange such Existing Notes for New Notes pursuant to the Exchange Offer, such Existing Notes will continue to be subject to the restrictions on transfer contained in the legend thereon. In general, the Existing Notes may not be offered or sold, unless registered under the Securities Act, except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. Holders of Existing Notes do not have any appraisal or dissenters' rights under Nevada
Corporation Law in connection with the Exchange Offer. See "The Exchange Offer--Consequences of Failure to Exchange; Resales of New Notes."

         The Existing Notes are currently eligible for trading in the Private Offerings, Resales and Trading through Automated Linkages ("PORTAL") market. Following commencement of the Exchange Offer but prior to its consummation, the Existing Notes may continue to be traded in the PORTAL market. Following consummation of the Exchange Offer, the New Notes will not be eligible for PORTAL trading.

                                  The New Notes

         The terms of the New Notes are identical in all material respects to the Existing Notes, except for certain transfer restrictions and registration rights relating to the Existing Notes.

Securities Offered............................   Up  to $175.0 million in aggregate  principal amount of  10%  First
                                                 Mortgage Notes due 2004.

Maturity Date.................................   August 15, 2004.

Interest......................................   The New  Notes  will  bear  interest  at a rate  of 10% per  annum, payable  semi-annually  on  February 15 and August 15 of each year, commencing February 15, 1998.

Ranking.......................................   The New Notes will be senior  secured  obligations  of the  Company and will rank pari passu in right of payment  with any existing and future  senior  indebtedness  of the Company and senior in right of payment to any existing and future subordinated indebtedness of the
                                                 Company.  At June 30, 1997, after giving effect to the Transactions and the redemption of the 11% First Mortgage Notes, the Company and its  subsidiaries  would have had outstanding  senior  indebtedness
                                                 (including the Notes) of approximately $173.9 million.

Guarantees....................................   The New Notes will be  unconditionally  guaranteed  by all existing and future  Restricted  Subsidiaries  (as  defined) of the Company, which will not  initially  include  Riviera  Black  Hawk,  Inc.,  a
                                                 Colorado  corporation that owns the Black Hawk Land and is expected
                                                 to  hold  any  required   Colorado  gaming  licenses  ("Black  Hawk
                                                 Operating  Company").  See  "Description of Notes--  Security." The
                                                 Subsidiary  Guarantees  will be senior  secured  obligations of the respective  Restricted  Subsidiaries  and will rank  pari  passu in right of  payment  to all  senior  indebtedness  of the  Restricted
                                                 Subsidiaries. At June 30, 1997, Black Hawk Operating Company had no
                                                 assets, liabilities or operations and separate financial statements of  the  Guarantors  have  therefore  not  been  included  in  this
                                                 Prospectus.

Security......................................   The New Notes and the  Subsidiary  Guarantees  will be secured by a first priority  security  interest,  subject to Permitted Liens, in the land and improvements  comprising the Riviera (provided that up to six  undeveloped  acres  of the land  may be  released  from the mortgage for purpose of future developments),  furnitures, fixtures
                                                 and  equipment  (excluding  Gaming  Equipment),   contract  rights,
                                                 trademarks,   and  certain  other  personal   property   (excluding
                                                 inventory  and  accounts   receivable)  and,  subject  to  required
                                                 approvals,  a pledge of all of the capital stock of the  Restricted
                                                 Subsidiaries. See "Description of Notes-- Security."

                                       7


Optional Redemption...........................   The New Notes will be redeemable  at the option of the Company,  in whole or in part,  on or after August 15, 2001,  at the  redemption prices set forth herein, plus accrued and unpaid interest,  if any, to the date of  redemption.  The  Company  will have the  option to redeem the New Notes at any time to  maintain  or obtain any Gaming
                                                 License (as defined) under any applicable  Gaming Law (as defined).
                                                 Notwithstanding  the  foregoing,  at any time or from  time to time prior to August 15,  2000,  the Company may redeem up to  one-third of the  aggregate  principal  amount  of the New  Notes  originally issued at a redemption  price equal to 110% of the principal amount thereof  plus accrued and unpaid  interest,  if any, to the date of redemption  with the net proceeds of an offering of common stock of
                                                 the  Company,   provided  that  at  least  $116.7  million  of  the
                                                 aggregate  principal  amount  of the New Notes  remain  outstanding immediately  thereafter.  See  "Description  of  Notes --  Optional
                                                 Redemption."

Mandatory Redemption..........................   None.

Change of Control.............................   Upon the  occurrence of a Change of Control  (except as a result of the Merger),  the Company  will be required to offer to  repurchase all of the  outstanding  New Notes at 101% of the principal  amount thereof,  together with accrued and unpaid interest, if any, to the date of repurchase.  See  "Description of Notes-- Repurchase at the
                                                 Option of Holders."

Certain Covenants.............................   The Indenture  relating to the Notes  contains  certain  covenants, including  covenants which limit the ability of the Company and its
                                                 Restricted  Subsidiaries,  subject to certain  exceptions,  to: (i)
                                                 incur additional  indebtedness and issue preferred stock;  (ii) pay dividends  or  other  distributions,  repurchase  capital  stock or other equity  interests or subordinated  indebtedness;  (iii) enter into certain  transactions  with  affiliates;  (iv) create  certain liens;  (v) sell  certain  assets;  and  (vi)  enter  into  certain mergers  and  consolidations.  See "Description  of  Notes--Certain
                                                 Covenants."

         For a more detailed discussion of the terms of the New Notes, see "Description of Notes."

                                  Risk Factors

         Holders of Existing Notes should carefully consider all of the information set forth in this Prospectus and, in particular, should evaluate the specific factors under "Risk Factors" beginning on page 10 in connection with the Exchange Offer.

                      Summary Financial and Operating Data

         The summary historical financial data set forth below have been derived from the audited financial statements of the Company and, prior to the Company's emergence from bankruptcy in June 1993, the Hotel and Casino Division of Riviera, Inc., the Company's predecessor, for the fiscal year ended December 31, 1992, each of the three fiscal years in the period ended December 31, 1996 and the fiscal years ended June 30, 1993 and December 31, 1993. The results for the three months and six months ended June 30, 1996 and 1997 and as of June 30, 1997 are derived from the unaudited financial statements and notes thereto of the Company and, in the opinion of management, reflect all adjustments, consisting of only normal recurring adjustments, necessary to present fairly information set forth therein. The results for the three months and six months ended June 30, 1996 and 1997 are not necessarily indicative of the results expected for any other interim period or for the full year. The pro forma data set forth below gives effect to the Transactions had they occurred at the beginning of the relevant period. The following information should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the financial statements and notes thereto included elsewhere in this Prospectus.

                             Year     Six Months Ended Year Ended                                 Six Months        Three Months
                            Ended    -----------------  Dec. 31,    Years Ended December 31,     Ended June 30,     Ended June 30,
                           Dec. 31,  June 30,  Dec. 31,   1993    ----------------------------  ----------------  ----------------
                             1992      1993     1993    Combined    1994      1995      1996     1996      1997     1996     1997
                           --------  --------  -------  --------  --------  --------  --------  -------  -------  -------  -------
                          (Pre-      (Pre-     (Suc-
                           decessor)  decessor) cessor)
                                                        (Dollars in Thousands except Operating Data
Income Statement Data:
  Net revenues............ $144,502   $72,702  $76,221  $148,923  $153,921  $151,145  $164,409  $83,273  $80,103  $41,552  $40,622
  Income (loss) from
  operations..............  (76,608)(1) 8,260    8,767    17,027    19,919    20,980    23,281   12,525   10,855    5,984    5,774
  Net income..............  (80,905)(1) 5,628    2,607     8,235     4,790     6,344     8,440    4,616    3,003    2,145    2,019
Other Data:
  EBITDA(2)...............  $21,843   $10,882  $11,166   $22,048   $25,593   $27,791   $31,493  $16,387  $15,865   $7,958   $8,352
  EBITDA margin...........     15.1%     15.0%    14.6%     14.8%     16.6%     18.4%     19.2%    19.7%    19.8%    19.2%    20.6%
  Cash flows from
    operating activities..  $13,130    $8,517    $ 766   $ 9,283   $16,372   $16,740   $18,290   $8,033   $8,434   $  978   $  397
  Cash flows used in
    investing activities..   (2,073)   (1,478)  (4,307)   (5,785)  (10,439)   (8,218)  (13,017)  (2,560)  (7,984)  (1,973)  (3,171)
  Cash flows used in
    financing activities..     (729)   (2,311)  (4,658)   (6,969)   (2,696)   (2,983)   (1,488)  (1,352)    (572)    (809)    (634)
  Depreciation &
    amortization..........   13,230     2,622    2,399     5,021     5,674     6,811     8,212    3,862    5,010    1,974    2,578
  Ratio of earnings to
    fixed charges.........       --(3)   2.99x(3) 1.41x     1.89x     1.60x     1.78x     2.06x    2.15x    1.76x    2.07x    2.01x
  Capital expenditures....   $2,477    $1,478   $4,307   $ 5,785   $ 8,933   $ 7,836   $14,923   $5,259   $6,885   $3,025   $2,644
Pro Forma Data:
  EBITDA/net interest
  expense(4)..............       --(4)     --(4)    --(4)     --(4)    1.4x      1.6x      1.9x     2.0x     1.9x     1.9x     2.0x
  Net debt/EBITDA(5)......       --(5)     --(5)    --(5)     --(5)    5.7       5.0       4.2      4.0      4.2      4.1      3.9
Operating Data:
  Average occupancy
    rate(6)...............     90.6%     92.4%    95.0%     93.7%     97.5%     97.0%     98.2%    99.0%    98.2%    99.2%    99.2%
  Average daily room
    rate (ADR)............   $47.00     $51.63   $49.33    $50.42    $47.51    $54.69    $57.09   $59.03   $59.37   $56.83   $59.65
  Number of slot
    machines(7)...........    1,218      1,218    1,207     1,207     1,203     1,226     1,312    1,312    1,308    1,312    1,308
  Number of gaming
    tables(7).............       74         70       70        70        56        56        55       55       52       55       52

                                                 As of December 31,                       As of June 30, 1997
                                ----------------------------------------------------  -----------------------
                                    1992      1993       1994       1995      1996    Historical  As Adjusted(8)
                                --- -----  ----------- --------  ---------  --------  ----------- --------------
                              (Predecessor)(Successor)
Balance Sheet Data:
  Cash and cash equivalents...    $16,659    $21,387    $16,423   $21,962    $25,747    $ 25,625   $ 77,308(9)
  Total assets................    145,631    143,704    151,925   157,931    167,665     168,074    226,757
  Long term debt, including
  current portion.............    133,255    112,677    110,489   107,822    105,878     105,305    173,855
  Stockholders' equity........   (114,358)     5,148     19,938    26,282     35,251      38,508     35,574

(1) Includes a recognized  loss on the  permanent  impairment  of assets  during the  bankruptcy  in  the amount of $85,000,000 to record the fair market value of the property and equipment.
(2) EBITDA consists of earnings before interest, income taxes, depreciation and amortization. While EBITDA should not be construed as a substitute for operating  income or a better indicator of liquidity than cash flow from operating  activities,  which are determined in accordance with generally accepted accounting  principles ("GAAP"),  it is included herein to provide additional information  with  respect to the ability of the  Company to meet its future debt  service,  capital  expenditure  and working capital requirements. Although EBITDA is not necessarily a measure of the Company's ability to fund its cash needs, management believes that certain investors find EBITDA to be a useful tool for measuring the ability of the Company to service its debt.
(3) The ratio for fiscal 1992 has been  omitted  because  earnings  were not  sufficient  to cover  fixed  charges.  The  coverage deficiency was $80,905  ($101,882 if interest was not stayed).  If interest would have been accrued on the  pre-bankruptcy  or other  unsecured  debt for the six months ended June 30, 1993  earnings  would have been  inadequate to cover fixed charges by
    $1,937.  For the purpose of  computing  the ratio of earnings to fixed  charges,  "earnings"  consist  of income  before fixed charges  and  income  taxes,  adjusted  to exclude  interest  capitalized,  and "fixed  charges"  consist  of  interest  cost, amortizations of debt expense, amortization of bond discount and capitalized interest.
(4) Net interest  expense  represents pro forma total interest expense  (excluding  amortization of debt issue costs in connection with the Transactions) less interest income as if the Transactions had occurred at the beginning of each period presented. Pro forma  numbers  for those fiscal years  prior  to  and  including  the  bankruptcy of  the Company's predecessor have not been presented.
(5) Net debt  represents  total debt, as adjusted to reflect the proceeds from the  Transactions,  less  historical  cash and cash equivalents for the dates presented and excess cash from the proceeds of the  Transactions.  Uses an annualized EBITDA for the three months and six months ended June 30, 1996 and 1997.  Pro forma  numbers for those fiscal years  prior  to and  including the bankruptcy of the Company's predecessor have not been presented.
(6) Based on available  rooms.
(7) Number of licensed slot machines and gaming tables at period end.
(8) As adjusted for the Transactions. See "--Transactions," "Capitalization" and "Use of Proceeds."
(9) Includes $15,000 designated for purchase of the Black Hawk Land and $20,000 designated for the development of Nickel Plaza and the expansion of the convention center. See "Use of Proceeds."

                                  RISK FACTORS

         Holders of Existing Notes should give careful consideration to the specific factors set forth below and the other information set forth herein in connection with the Exchange Offer. The Risk Factors set forth below are generally applicable to the New Notes as well as the Existing Notes.

Significant Leverage; Ability to Service Debt

         The Company is highly leveraged. At June 30, 1997, after giving effect to the Transactions and the redemption of the 11% First Mortgage Notes, the Company's debt would have been $173.9 million. See "Description of Certain Indebtedness."

         The Company's high degree of leverage could have important consequences to the Holders, including, without limitation: (i) a substantial portion of the Company's cash flow from operations will be dedicated to servicing its debt;
(ii) the covenants contained in the Company's debt documents impose certain restrictions on the Company which, among other things, will limit its ability to borrow additional funds; (iii) the Company's ability to obtain additional financing in the future for working capital, capital expenditures, acquisitions, general corporate purposes or other purposes may be impaired; and (iv) the Company's level of debt may limit the Company's flexibility in reacting to changes in its business environment.

         The Company is a holding company and its ability to make interest and principal payments on its obligations, including the Notes, will depend on the future operating performance of its subsidiaries, which will be affected by general economic conditions and financial, business and other factors, many of which are beyond their control. The ability of the Company's subsidiaries to make distributions to the Company is also subject to the gaming laws of Nevada (which place limits on the amount of funds that may be transferred to the Company and may require prior or subsequent approval for any such payments) and other restrictions that may be imposed by gaming authorities on licensed enterprises. Furthermore, it is expected that third party financing for the Black Hawk Project will restrict the ability of such project to make distributions to the Company. See "-- The Black Hawk Project." There can be no assurance that the subsidiaries will be able to, or will be permitted to, pay to the Company amounts necessary to enable the Company to make required principal and interest payments on the Notes. If the Company cannot generate sufficient cash flow from operations in the future to service its debt, it may be required to refinance all or a portion of such debt (including the Notes), sell assets or obtain additional financing. There can be no assurance that any of these financing strategies could be effected on terms satisfactory to the Company.

Failure to Exchange Existing Notes

         The New Notes will be issued in exchange for Existing Notes only after timely receipt by the Exchange Agent of such Existing Notes, a properly completed and duly executed Letter of Transmittal and all other required documents. Therefore, holders of Existing Notes desiring to tender such Existing Notes in exchange for New Notes should allow sufficient time to ensure timely delivery. Neither the Exchange Agent nor the Company is under any duty to give notification of defects or irregularities with respect to tenders of Existing Notes for exchange. Existing Notes that are not tendered or are tendered but not accepted will, following consummation of the Exchange Offer, continue to be subject to the existing restrictions upon transfer thereof. In addition, any holder of Existing Notes who tenders in the Exchange Offer for the purpose of participating in a distribution of the New Notes will be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction. Each broker-dealer that receives New Notes for its own account in exchange for Existing Notes, where such Existing Notes were acquired by such broker-dealer as a result of market-making activities or any other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. See "Plan of Distribution." To the extent that Existing Notes are tendered and accepted in the Exchange Offer, the trading market for untendered and tendered but unaccepted Existing Notes could be adversely affected. See "The Exchange Offer."

Competition

         Intense competition exists among companies in the gaming industry, many of which have significantly greater resources than the Company. The Riviera faces competition from all other casinos and hotels in the Las Vegas area. Management believes that the Riviera's most direct competition comes from certain large casino/hotels located on or near the Strip which offer amenities and marketing programs similar to those offered by the Riviera.

         Las Vegas gaming square footage and room capacity are continuing to grow and are expected to continue to increase significantly during the next several years. Since January 1, 1996 approximately 4,700 new hotel rooms opened. As of December 31, 1996 there were over 9,200 hotel rooms under construction (which combined constitutes a 14.7% increase in the number of hotel and motel rooms in Las Vegas) and the Las Vegas Convention and Visitors Authority estimates that approximately 60,000 additional hotel rooms are proposed for construction. Existing and future expansions, additions and enhancements to existing properties and construction of new properties by the Company's competitors could divert additional business from the Company's facilities. There can be no assurance that the Company will compete successfully in the Las Vegas market in the future.

         Compared to the first five months ended May 31, 1996, during the first five months of 1997, available rooms in the Las Vegas market increased by 11.8%, while total room nights occupied increased by only 8.2%. This has had the effect of intensifying competition, resulting in declining occupancy and average room rates throughout the Las Vegas market. Although the Company was able to increase its room rates nominally which offset a less than 1% decline in occupancy, there is no certainty that the Company can continue to maintain its present level of room revenue considering the competitive situation.

         Intense competition also characterizes the Black Hawk/Central City, Colorado market. There are approximately 31 casinos currently operating in this market in addition to casinos located in Cripple Creek. Several new development projects and expansion plans have been announced, including construction of a casino by a joint venture between Jacobs Entertainment, Ltd. and the owner/operator of Gilpin Hotel Casino and a casino on property adjacent to the Black Hawk Land (as defined) by a joint venture between Casino America and Nevada Gold. Colorado does not limit the total number of gaming licenses available for issuance in Colorado and there are no minimum facility size requirements. The Company believes that many Colorado casinos may not be operating profitably. A number of Colorado casinos have ceased operations, and others have either filed for bankruptcy protection, closed temporarily or reduced the number of their employees.

         In May 1997, the Colorado Legislature passed a bill mandating the installation of a minimum of 500 video lottery terminals at each licensed horse and greyhound racetrack then located in Colorado Springs, Pueblo, Byers, Loveland, Commerce City and Arapahoe County. The Governor of Colorado vetoed the bill on June 4, 1997 labeling it as a "back-door expansion of gambling." There is no reason, however, to believe that there will not be renewed efforts to pass similar legislation during the 1998 or subsequent legislative sessions.

         The Company also competes, to some extent, with casinos in other states, riverboat and Native American gaming ventures, state-sponsored lotteries, on- and off-track wagering, card parlors and other forms of legalized gaming in the United States, as well as with gaming on cruise ships and international gaming operations. In addition, certain states have recently legalized or are considering legalizing casino gaming in specific geographical areas within those states. Any future development of casinos, lotteries or other forms of gaming in other states, particularly areas close to Nevada, such as California, could have a material adverse effect on the Company's results of operations. For a more comprehensive discussion of competitive factors affecting the Company's operations, see "Business -- Competition."

         The current business of the Company is entirely dependent on gaming in Las Vegas. The Riviera derives a substantial percentage of its business from tourists, principally from Southern California and the southwestern United States. Weakness in the economy of Southern California has in the past and could in the future adversely affect the financial results of the Company. Until the Black Hawk Casino opens, the Company's operations will be primarily dependent upon the results of operations achieved by the Riviera on the Las Vegas Strip. Any significant disruption in operations at the Riviera would have a material adverse effect on the Company.

Uncertainties of Future Developments

         While the Company intends to expand its business by managing additional gaming properties and acquiring and developing new gaming properties, there is no assurance that it will be able to do so or that such projects will become operational within the time frames and budgets contemplated by management. Construction projects, such as the proposed Nickel Plaza project and convention center expansion at the Riviera and the Black Hawk Project, entail significant development and construction risks, including, but not limited to, cost overruns, delay in receipt of governmental approvals, shortages of materials or skilled labor, unforeseen engineering or environmental problems, work stoppages, weather interference, unanticipated cost increases and regulatory problems, any of which, if they occurred, could delay construction or result in substantial cost increases to the Company. Budget overruns and delays with respect to expansion and development projects could have a material adverse impact on the Company's results of operations. In addition, with respect to the Nickel Plaza and the convention center projects, the Company does not have final construction contracts. Further, to the extent that the Company is successful in its expansion strategy, it will face the inherent risks associated with managing an increased number of properties. The necessity of key employees to focus their attention on various planned expansion projects may reduce the amount of time they can devote to core operations of the Company.

The Black Hawk Project

         Limitation on Distribution. The Company currently estimates that total costs for completion of the Black Hawk Project will be approximately $55 million, $15 million of which was provided by the net proceeds of the sale of the Existing Notes to purchase a certain parcel of real property in Black Hawk, Colorado (the "Black Hawk Land"), and the remainder of which will be derived from a combination of third party financing and additional investment by the Company, including up to an additional $10 million of the net proceeds from the sale of the Existing Notes. There is no assurance that such third party financing will be obtained on terms satisfactory to the Company. In addition, such financing, if and when obtained, will likely be subject to various conditions, including restrictions on Black Hawk Operating Company's ability to make distributions to the Company out of cash flow from the operations at Black Hawk (which are expected to commence in 1999), other covenant restrictions, and approval by relevant gaming authorities. The Company expects that the amount of cash flow available for distributions to it from its operations in Black Hawk, which are expected to commence in 1999, will be limited until any project financing is repaid in its entirety.

         Completion of the Black Hawk Project. Completion of the Black Hawk Project is subject to obtaining bonded fixed price construction and completion contracts, obtaining regulatory approvals for the

Black Hawk Project and obtaining adequate third party financing for the Black Hawk Project. There can be no assurance that these conditions to the Black Hawk Project can be satisfied on terms satisfactory to the Company.

         Licensing Requirements. The Black Hawk Project will be contingent upon, among other things, the Company's Colorado subsidiary's receipt of all required licenses, permits and authorizations under Colorado law. The scope of the approvals required for a project of this nature is extensive, including, without limitation, state and local land-use permits, building and zoning permits, health and safety permits and gaming and liquor licenses. There can be no assurance that the Company's Colorado subsidiary will receive the necessary permits, licenses and approvals for the Black Hawk Project, or that such permits, licenses and approvals will be obtained within the anticipated time frame. Unexpected changes or concessions required by local, state or federal regulatory authorities could involve significant additional costs and delay or prevent the scheduled openings of the facilities.

         Access to Black Hawk/Central City. The cities of Black Hawk and Central City (adjacent to each other) are located in the Colorado Rocky Mountains and are serviced by winding mountain roads that require extremely cautious driving, particularly in bad weather. These roads have tunnels that are subject to closure. Congestion on the roads leading to Black Hawk and Central City is not uncommon during the peak summer season, holidays and other times of year and may discourage potential customers from traveling to the casinos. In addition, concerns about the overall availability of convenient parking in Black Hawk and Central City may discourage some potential customers. Further, Black Hawk and Central City have experienced unanticipated demands for their municipal systems, including water and sewage treatment facilities. Increased levels of activity in the area may exacerbate old or pose new municipal and environmental problems, the costs of which could be borne by the gaming industry generally and in part by the Company specifically.

         Environmental Considerations. The Black Hawk Project site is located in a 400-square mile area that was designated in 1983 by the United States Environmental Protection Agency (the "EPA") as a National Priorities List area under the Comprehensive Environmental Response, Compensation and Liability Act, as a result of hazardous substance contamination in the soil, groundwater and surface water caused by historical mining activity in the area. Within this broad area, EPA has identified several areas of contamination from historical mining activity, including draining mines and mine dumps, as the Clear Creek/Central City Superfund Site. The EPA can require owners or operators of property to remediate hazardous substance contamination or to reimburse costs incurred by the government in connection with such remediation. Although several remedial actions have occurred on property in the vicinity of the parcels on which the Black Hawk Project will be built, EPA has not identified contamination on or from the Black Hawk Project site which requires remediation, and does not consider the Black Hawk Project to be part of the Clear Creek/Central City Superfund Site. Nevertheless, there can be no assurance that EPA or the State of Colorado might not require remediation for contaminated soil uncovered during excavation or construction, or for contaminated in the groundwater on the property or elsewhere in the area, which sampling has disclosed. In addition, the handling of contaminated soil and groundwater can increase construction costs significantly.

Dependence on Key Personnel

         The ability of the Company to operate successfully is dependent, in part, upon the continued services of certain of its executive personnel. The loss of one or more of such executive officers, the inability to attract or retain key employees in the future could have a material adverse effect on the Company. In addition, the necessity of key employees to focus their attention on various planned expansion projects may reduce the amount of time they can devote to core operations of the Company. The Company has an employment agreement only with Mr. William L. Westerman, the Chairman of the Board, President, and Chief Executive Officer of the Company. The term of Mr. Westerman's employment agreement with the Company is scheduled to expire on December 31, 1998. However, it will automatically be extended unless the Company gives three months notice or Mr. Westerman gives six months notice to terminate. Mr. Westerman's contract is also subject to earlier termination upon occurrence of certain events. See "Management -- Employment Agreements." There can be no assurance that a suitable replacement for Mr. Westerman could be found in the event of a termination of his employment. A shortage of skilled management-level employees currently exists in the gaming industry which may make it difficult and expensive to attract and retain qualified employees. Regulation

         The Company's business is subject to comprehensive and stringent government regulation. In addition, there have been in the past and are currently a number of regulatory and tax proposals which could adversely affect the gaming industry and the Company. See "Business -- Regulation and Licensing."

         The Company's gaming operations, and the ownership of securities in the Company, are subject to extensive regulation by the Nevada Gaming Authorities (as defined). The Nevada Gaming Authorities have broad authority with respect to licensing and registration of entities and individuals involved in gaming operations, including certain holders of the Company's outstanding voting securities. The Nevada Gaming Authorities may, among other things, revoke the license of any entity licensed as a gaming corporation or the registration of any entity registered as a holding company of a gaming corporation, and they may also revoke the license of any individual licensed as an officer, director, control person or stockholder of a licensed or registered entity. If the gaming licenses of the Company were revoked for any reason, the Nevada Gaming Authorities could require the closing of the Riviera which would result in a material adverse effect on the business of the Company.

         In addition, any future public offering of debt or equity securities by the Company, including the Exchange Offer and any offering the securities or proceeds of which are intended to be used to pay for construction of, or to acquire an interest in, any gaming facilities in Nevada, to finance the gaming operations of an affiliated company or to retire or extend obligations incurred for any such purposes, requires the prior approval of the Nevada Gaming Commission (the "Nevada Commission") upon the recommendation of the Nevada State Gaming Control Board (the "Nevada Board").

         Each holder of the Notes shall be deemed to have agreed (to the extent permitted by law) that if a relevant gaming authority determines that a holder or beneficial owner of Notes must be found suitable under applicable law (whether as a result of a foreclosure of the Company's casino or for any other reason), and if such holder or beneficial owner is not found suitable, such holder shall, upon the request of the Company, dispose of such holder's Notes within 30 days after receipt of such request or such earlier date as may be ordered by the relevant gaming authority. The Company also will have the right to call for the redemption of Notes held by any holder who is not found suitable at a price equal to 100% of the principal amount thereof, plus accrued and unpaid interest and liquidated damages, if any, thereon to the date of redemption or such earlier date as may be required by the relevant gaming authority or applicable law. Although the Existing Notes are currently listed for trading on the PORTAL markets, the New Notes will be new securities for which there will be no established market and the price at which a holder of New Notes may be required to dispose of such holder's New Notes cannot be predicted. See "-- Absence of Public Trading Market," "Business -- Regulation and Licensing" and "Description of Notes -- Optional Redemption."

         On August 3, 1996, President Clinton signed a bill creating a nine-member National Gambling Impact Study Commission to study the economic and social impact of gaming and report its findings to Congress and the President within two years after the first meeting of the commission. The commission could recommend changes in state or federal gaming policies. The President, House Speaker and Senate Majority Leader have each selected three of the commission's members and the commission held its first meeting in June 1997. Additional federal regulation of the gaming industry could occur as a result of investigations or hearings by the committee, which could have a material adverse effect on the Company.

         The Company's plan to manage additional gaming properties and to acquire and develop new gaming properties, including the Black Hawk Project, will require many permits, licenses and approvals. These could include, without limitation, gaming approvals, liquor licenses, state and local land-use permits, governmental easement and flood plain requirements, building and zoning permits, set back, access and building height waivers or approvals, and architectural (historic district) restrictions. Unexpected changes or concessions required by local, state or federal regulatory authorities could involve significant additional costs and delay or prevent the scheduled openings of the facilities.

Ability to Realize on Collateral

         The New Notes are secured by a first priority security interest, subject to Permitted Liens and certain exclusions, in the land and improvements comprising the Riviera, furniture, fixtures and equipment (excluding Gaming Equipment), contract rights, trademarks and certain other personal property (excluding inventory and accounts receivable) and, subject to approval by the Nevada Commission, a pledge of all of the capital stock of the Restricted Subsidiaries. There can be no assurance that, if an Event of Default (as defined) occurs with respect to the Notes and the indebtedness evidenced by the Notes is accelerated and the Company fails to make the required payments, the liquidation of the collateral will produce proceeds in an amount sufficient to pay the principal of or accrued and unpaid interest, if any, or any other sums due and payable, on the New Notes.

         The pledge of the stock of a corporation which holds a gaming license issued by the Nevada Commission (a "Corporate Licensee"), such as ROC or Riviera Gaming Management-Elsinore, Inc. ("RGME"), or of a corporation which is registered as an intermediary company (an "Intermediary Company"), such as ROC or RGM, is void without the prior approval of the Nevada Commission. Approval by the Nevada Commission of the pledge of stock of ROC, RGM and RGME has not yet been obtained, and there can be no assurance as to when such approval may be obtained. An approval to pledge the stock of a Corporate Licensee or Intermediary Company does not constitute approval to foreclose on such pledge. Separate approval is required to foreclose on a pledge of stock of a Corporate Licensee or Intermediary Company and such approval requires the licensing of the indenture trustee unless such requirement is waived upon the application of the indenture trustee. In addition, restrictions on the transfer of equity securities issued by a Corporate Licensee or Intermediary Company, and agreements not to encumber such securities, are ineffective unless approved in advance by the Nevada Commission upon the recommendation of the Nevada Board.

         In the event of a foreclosure of the mortgage on the land located at the Riviera, the purchaser or operator of the facility would be required to be licensed to operate the facility under Nevada gaming laws and regulations promulgated thereunder, and if the Trustee purchases the Riviera at a foreclosure sale and thereafter is unable or chooses not to sell that part of Riviera constituting the casino, the Trustee would be required to retain an entity licensed under the Nevada gaming laws in order to conduct gaming operations in the facility and the holders of the Notes may be required to be investigated and licensed or found suitable. Because potential bidders who wish to operate the facility as a casino must satisfy such requirements, the number of potential bidders in a foreclosure sale could be less than in foreclosure of other types of facilities, and such requirements may delay the sale of, and may adversely affect the sales price obtained for, the casinos. The ability to take possession and dispose of the collateral securing the Notes upon acceleration is likely to be significantly impaired or delayed by applicable bankruptcy law if a bankruptcy were to be commenced by or against the entity which owns such collateral prior to the Trustee's taking of possession or disposition of the collateral securing the Notes. See "Regulation."

Subsidiary Guarantees

         The New Notes are guaranteed on a senior secured basis by the Guarantors (as defined). Enforcement of the Subsidiary Guarantees against any existing or future Guarantors would be subject to certain defenses available to guarantors generally, and would also be subject to certain defenses available to the Company regarding enforcement of the Notes, including, without limitation, the right to force the Trustee to exercise its remedies under the Collateral Documents prior to commencement of any action on the Subsidiary Guarantees. The Guarantors have waived all such defenses to the extent they may legally do so. Black Hawk Operating Company will not initially be a Guarantor of the Notes. See "Description of Notes - Security." At June 30, 1997 of the Guarantors, Black Hawk Operating Company had no assets, liabilities or operations and therefore separate financial statements of the Guarantors have not been included in this Prospectus.

Fraudulent Transfer Considerations

         The ability of the holders of the New Notes or the Trustee to enforce the Subsidiary Guarantees or realize on the collateral may be limited by certain fraudulent conveyance laws. Various fraudulent conveyance and avoidance laws have been enacted for the protection of creditors and may be utilized by a court of competent jurisdiction to avoid the security interest in the collateral granted to the Trustee by the Company or any Guarantor (as defined herein), or to subordinate the obligations of the Company under the Notes or the Subsidiary Guarantees of any Guarantor. The requirements for establishing a fraudulent conveyance or avoidance transfer vary depending on the law of the jurisdiction which is being applied. Generally, if under federal and certain state statutes in a bankruptcy, reorganization, rehabilitation or similar proceeding in respect of the Company or a Guarantor, or in a lawsuit by or on behalf of creditors against the Company or a Guarantor, a court were to find that (i) the Company or a Guarantor, as the case may be, incurred indebtedness in connection with the Notes (including the Subsidiary Guarantees) or granted security interests in the collateral with the intent of hindering, delaying or defrauding current or future creditors of the Company or the Guarantor, as the case may be, or (ii) the Company or a Guarantor, as the case may be, received less than reasonably equivalent value or fair consideration for incurring the indebtedness in connection with the Notes (including the Subsidiary Guarantees) or for granting security interests in the collateral and the Company or such Guarantor, as the case may be, (a) was insolvent at the time of the incurrence of the indebtedness in connection with the Notes (including the Subsidiary Guarantees) or the granting of security interests in the collateral, (b) was rendered insolvent by reason of incurring the indebtedness in connection with the Notes (including the Subsidiary Guarantees) or the granting of security interests in the collateral,
(c) was engaged or about to engage in a business or transaction for which its assets constituted unreasonably small capital or (d) intended to incur, or believed that it would incur, debts beyond its ability to pay such debts as they matured (as all of the foregoing terms are defined in or interpreted under the applicable fraudulent conveyance or revocatory statutes), such court could, subject to applicable statutes of limitation, with respect to the Company, or the Guarantor, as the case may be, avoid in whole or in part the obligations of the Company or such Guarantor in connection with the Notes (including the Subsidiary Guarantees) or the security interests granted in the collateral and/or subordinate claims with respect to the Notes (including Subsidiary Guarantees) to some or all other debts of the

Company or the Guarantors, as applicable. There can be no assurance that there would be sufficient amounts to pay the New Notes and the Subsidiary Guarantees together with all other debts of the Company or such Guarantors, as applicable, if such security interests in the collateral were avoided. Similarly, if the obligations of the Company or the Guarantors or the security interests securing them were subordinated, there can be no assurance that after payment of the other debts of the Company or the Guarantors, there would be sufficient assets to pay such subordinated claims with respect to the Notes and the Subsidiary Guarantees.

         The measures of insolvency for purposes of the foregoing will vary depending upon the law of the jurisdiction which is being applied in any such proceeding. Generally, however, an entity will be considered insolvent if the sum of its respective debts was greater than the fair saleable value of all of its property at a fair valuation or if the present fair saleable value of its assets is less than the amount that will be required to pay its probable liability on its existing debts, as they become absolute and matured.

         If certain bankruptcy or insolvency proceedings were initiated by or against the Company or any Guarantor within 90 days (or, possibly, one year) after any payment by the Company or such Guarantor with respect to the Notes or a Subsidiary Guarantee, respectively, or if the Company or such Guarantor anticipated becoming insolvent, all or a portion of such payment could be avoided as a preferential transfer under federal bankruptcy or applicable state insolvency law, and the recipient of such payment could be required to return such payment. In addition, the timing of any pledges of the capital stock of certain of the Company's future subsidiaries may result in treatment of such pledges as preferential transfers under applicable bankruptcy or state insolvency law and, if so treated, could be set aside by a court.

Absence of Public Trading Market

         The Existing Notes are currently eligible for trading in the PORTAL market. The New Notes are a new issue of securities for which there is currently no established trading market. The Company does not intend to list the New Notes on any national securities exchange or to seek the admission thereof to trading in the National Association of Securities Dealer Automated Quotation System. The Initial Purchasers have advised the Company that they currently intend to make a market in the New Notes. However, the Initial Purchasers are not obligated to do so and any market making may be discontinued at any time without notice. There can be no assurance as to the development of any market or the liquidity of any market that may develop for the New Notes.

Control by a Single Stockholder

         If the Merger occurs, Mr. Allen E. Paulson will indirectly own all of the outstanding capital stock of the Company. As the beneficial owner of 100% of the outstanding shares of Common Stock, Mr. Paulson would control all of the voting power of the Company and would be able to exercise significant influence over the affairs of the Company. There can be no assurance that the Merger will be consummated. See "The Proposed Merger."

                                 USE OF PROCEEDS

         The Company will not receive any proceeds from the Exchange Offer. The proceeds to the Company from the sale of the Existing Notes, after deducting selling commissions and net related fees and expenses, were approximately $172.8 million, of which the Company has used approximately $109.8 million to defease the 11% First Mortgage Notes, approximately $4.5 million to repay the Unsecured Note and approximately $7.0 million to pay fees and expenses relating to the foregoing and the sale of the Existing Notes. In addition, the Company has used $15 million of the net proceeds to acquire the Black Hawk Land. The Company intends to use the remaining net proceeds to fund the development of the Nickel Plaza and the expansion of the convention center, and, if necessary, to provide additional financing for the Black Hawk Project. To the extent that the additional proceeds are not used for the development of the Black Hawk Project, the unused proceeds will be used for the Company's general business purposes. Pending use in the Company's business, the net proceeds from the sale of the Existing Notes have been invested in investment grade, short-term interest bearing securities or money market funds, and the New Notes will have a security interest in such proceeds.

         The following table sets forth the estimated sources and uses of funds assuming the sale of the Existing Notes had been consummated on June 30, 1997.

                  Sources of Funds                                            Uses of Funds
                  ----------------                                            -------------
                                               (Dollars in millions)
10% First Mortgage Notes due 2004........     $ 172.8   Defease 11%
                                                        First Mortgage Notes(1)....................    $    109.8
                                                        Purchase Black Hawk Land(2)................          15.0
                                                        Expansion of convention center(3)..........          15.0
                                                        Development of Nickel Plaza(3).............           5.0
                                                        Excess Cash................................          16.5
                                                        Repay Unsecured Note(4)....................           4.5
                                                        Fees and expenses..........................           7.0
                                              -------                                                  ----------
          Total Sources.................      $ 172.8         Total Uses...........................    $   172.8
                                              =======                                                  =========

- ----------
(1) The 11% First Mortgage Notes mature on December 31, 2002 and bear interest at a fixed rate of 11% per annum. The funds required to defease of the 11% First Mortgage Notes were deposited into an account with the trustee of the 11% First Mortgage Notes and will be held until June 1, 1998 upon which date the 11% First Mortgage Notes will be redeemed by the trustee at 104.3125% of the outstanding principal amount.
(2) Site clearance work in connection with the construction of a casino in Black Hawk, Colorado will begin in the fall of 1997, with the opening of the casino scheduled for the spring of 1999. The Company's initial investment includes the purchase of the Black Hawk Land for $15 million. The Company estimates that total costs for completion of the Black Hawk Project will be approximately $55 million, $15 million of which was provided by the net proceeds of the sale of the Existing Notes to purchase the Black Hawk Land, and the remainder of which will be derived from a combination of third party financing and additional investment by the Company, including up to an additional $10 million of the net proceeds from the sale of the Existing Notes. To the extent that the additional proceeds are not used for the development of the Black Hawk Project, the unused proceeds will be used for the Company's general business purposes. See "Business -- Growth Opportunities -- The Black Hawk Project."
(3) See "Business -- Growth Opportunities." The amounts shown for the development of Nickel Plaza and the expansion of the convention center are estimates, and the actual use of funds for such projects may be higher or lower. In addition, a portion of the amount shown may be reallocated to the Black Hawk Project if capital needs so require.
(4) The Company used a portion of the net proceeds to repay the Unsecured Note, which was payable in semi-annual installments of $500,000 to $750,000, and was discounted on the Company's books at 12% to a carrying value of $4.3 million as of June 30, 1997. See "Description of Certain Indebtedness."

                                 CAPITALIZATION

         The following table sets forth at June 30, 1997 (i) the capitalization of the Company and (ii) the capitalization of the Company as adjusted to give effect to the Transactions (including the redemption of the 11% First Mortgage Notes). This table should be read in conjunction with the consolidated financial statements of the Company and the related notes thereto, which are included elsewhere in this Prospectus.

                                                                                                June 30, 1997
                                                                                       ---------------------------
                                                                                        Historical     As Adjusted
                                                                                        ----------     -----------
                                                                                         (Dollars in thousands)
Cash and cash equivalents.......................................................       $    25,625     $  77,308(1)
                                                                                       ===========     =========
Short term debt, including current portion of long term debt(4).................       $     1,119     $     288
                                                                                       ===========     =========
Long term debt, less current portion:
  Revolving Credit Facility(2)..................................................       $        --     $      --
  11% First Mortgage Notes(3)...................................................           100,000            --
  10% First Mortgage Notes due 2004.............................................                --       172,848
  Unsecured Note(4).............................................................             3,467            --
  Capitalized lease obligations and other indebtedness..........................               719           719
                                                                                       -----------     ---------
          Total long term debt, less current portion............................           104,186       173,567
Stockholders' equity(5).........................................................            38,508        35,574
                                                                                       -----------     ---------
          Total capitalization..................................................       $   142,694     $ 209,141
                                                                                       ===========     =========

- ----------

(1) Includes $15.0 million used to purchase the Black Hawk Land and $20.0 million designated for the development of Nickel Plaza and expansion of the convention center. See "Business -- Growth Opportunities."

(2) The Company maintains a $15.0 million unsecured Revolving Credit Facility. See "Description of Certain Indebtedness." The Revolving Credit Facility bears interest at prime plus 0.5% or LIBOR plus 2.9%. No amounts were outstanding under the Revolving Credit Facility at June 30, 1997. As a result of the sale of the Existing Notes, the Company does not meet the conditions for borrowing availability and will not be able to borrow under the facility unless its terms are renegotiated.

(3) On August 13, 1997, the Company defeased the 11% First Mortgage Notes. The funds required to defease the 11% First Mortgage Notes were deposited into an account with the trustee for the 11% First Mortgage Notes and will be held until June 1, 1998 upon which date the 11% First Mortgage Notes will be redeemed by the trustee at 104.3125% of the outstanding principal amount.

(4) The current portion of the Unsecured Note as of June 30, 1997 was $0.8 million and reflected in short term debt. The Company used $4.5 million of the net proceeds from the sale of the Existing Notes to retire the Unsecured Note. See "Use of Proceeds" and "Description of Certain Indebtedness."

(5) Stockholders' equity is adjusted to reflect the extraordinary charges that will be recorded by the Company upon the redemption of the 11% First Mortgage Notes and the repayment of the Unsecured Note.


                SELECTED HISTORICAL FINANCIAL AND OPERATING DATA

         The selected financial data as of December 31, 1992, 1993, 1994, 1995 and 1996 and for the year ended December 31, 1992, the six months ended June 30, 1993 and December 31, 1993 and the years ended December 31, 1994, 1995 and 1996 have been derived from the audited financial statements of the Company and, prior to the Company's emergence from bankruptcy in June 1993, the Hotel and Casino Division of Riviera, Inc., the Company's predecessor. The results for and as of the three months and six months ended June 30, 1996 and 1997 are derived from the unaudited financial statements and notes thereto of the Company and, in the opinion of management, reflect all adjustments, consisting of normal recurring adjustments, necessary to present fairly information set forth therein. The results for the three months and six months ended June 30, 1996 and 1997 are not necessarily indicative of the results expected for any other interim period or for the full year. The following information should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the financial statements and notes thereto included elsewhere in this Prospectus.

                                   Year Ended       Six Months Ended
                                   Year Ended    -------------------------                  Years Ended December 31,
                                    Dec. 31       June 30,      Dec. 31,    Combined     ------------------------------
                                      1992          1993          1993        1993 (1)     1994        1995       1996
                                  -------------  ------------- ----------- ------------  --------   ---------  --------
                                  (Predecessor)  (Predecessor) (Successor)
                                                      (Dollars in thousands, except Operating Data)
   Income Statement Data:
     Revenues:
       Casino....................   $ 75,975      $  38,073     $  41,158    $  79,231   $  82,060  $  77,337  $  80,384
       Rooms.....................     33,474         17,614        17,808       35,422      35,422     39,848     41,835
       Food and beverage.........     22,557         11,656        11,760       23,416      22,961     21,895     22,641
       Entertainment.............     19,046          8,059         8,422       16,481      16,945     14,423     20,883
       Other.....................      8,369          4,116         4,230        8,346       9,390      9,515     11,293
                                    --------      ---------     ---------    ---------   ---------  ---------  ---------
                                     159,421         79,518        83,378      162,896     166,778    163,018    177,036
       Less promotional
         allowances..............     14,919          6,816         7,157       13,973      12,857     11,873     12,627
                                    --------      ---------     ---------    ---------   ---------  ---------  ---------
       Net revenues..............    144,502         72,702        76,221      148,923     153,921    151,145    164,409
                                    --------      ---------     ---------    ---------   ---------  ---------  ---------
     Costs and expenses:
       Casino....................     46,892         24,559        25,533       50,092      48,826     45,325     47,509
       Rooms.....................     16,233          8,339         8,456       16,795      17,594     18,787     18,834
       Food and beverage.........     15,592          7,427         7,796       15,223      15,588     15,768     15,916
       Entertainment.............     15,152          7,051         7,897       14,948      13,982     10,329     15,290
       Other.....................      3,256          1,737         1,839        3,576       3,516      3,527      3,913
       Selling, general and
         administrative..........     25,534         12,707        13,534       26,241      28,822     29,618     31,454
       Decpreciation and
         amortization                 13,230          2,622         2,399        5,021       5,674      6,811      8,212
       Loss on permanent
         impairment of assets(2).     85,221             --            --           --          --         --         --
                                    --------      ---------     ---------    ---------   ---------  ---------  ---------
       Total costs and expenses..    221,110         64,442        67,454      131,896     134,002    130,165    141,128
                                    --------      ---------     ---------    ---------   ---------  ---------  ---------
     Income (loss) from
       operations................    (76,608)         8,260         8,767       17,027      19,919     20,980     23,281
     Interest expense, net(3)....        434          2,632         6,160        8,792      12,254     11,304     10,918
     Other (income) expense, net.         --             --            --           --          --         --       (505)
     Reorganization items(4)....       (3,863)(4)        --            --           --          --         --         --
     Provision for income taxes..         --             --            --           --       2,875      3,332      4,428
                                    --------      ---------     ---------    ---------   ---------  ---------  ---------
     Net income (loss)...........    (80,905)         5,628         2,607    $   8,235   $   4,790  $   6,344  $   8,440
                                    ========      =========     =========    =========   =========  =========  =========
   Other Data:
     EBITDA(5)...................     21,843      $  10,882     $  11,166    $  22,048   $  25,593  $  27,791  $  31,493
     EBITDA margin...............       15.1%          15.0%         14.6%        14.8%       16.6%      18.4%      19.2%
      Cash flows from operating
       activities................     13,130          8,517           766        9,283      16,372     16,740     18,290
     Cash flows used in
       investing activities......     (2,073)        (1,478)       (4,307)      (5,785)    (10,439)    (8,218)   (13,017)
     Cash flows used in
       financing activities             (729)        (2,311)       (4,658)      (6,969)     (2,696)    (2,983)    (1,488)
     Ratio of earnings to fixed
       charges(6)................         --(6)        2.99x(6)      1.41x        1.89x       1.60x      1.78x      2.06x
     Capital expenditures........   $  2,477      $   1,478     $   4,307    $   5,785   $   8,933  $   7,836  $  14,923
   Operating Data:
     Average occupancy rate(7)...       90.6%          92.4%         95.0%        93.7%       97.5%      97.0%      98.2%
     Average daily room rate
      (ADR)......................   $  47.00     $    51.63     $   49.33    $   50.42   $    47.51 $    54.69 $    57.09
     Number of slot machines(8)..      1,218          1,218         1,207        1,207        1,203      1,226      1,312
     Number of gaming tables(8)..         74             70            70           70           56         56         55



                                                        As of December 31,
                                    --------------------------------------------------------
                                       1992        1993        1994        1995       1996
                                     --------   ---------    ---------   --------    -------
                                   (Predecessor)(Successor)
Balance Sheet Data:
  Cash and cash equivalents.....     $16,659      $21,387    $  16,423   $ 21,962    $ 25,747
  Total assets..................     145,631      143,704      151,925    157,931     167,665
  Long term debt, including
  current portion...............     133,255      112,677      110,489    107,822     105,878
  Stockholders' equity..........    (114,358)      15,148       19,938     26,282      35,251

                                                     Six Months                 Three Months
                                                   Ended June 30,              Ended June 30,
                                              ---------------------       ----------------------
                                               1996           1997          1996          1997
                                               ----           ----          ----          ----
                                                (Dollars in thousands, except Operating Data)
   Income Statement Data:
     Revenues:
       Casino............................     $40,382        $38,134      $ 20,217       $19,332
       Rooms.............................      21,771         21,424        10,514        10,930
       Food and beverage.................      12,043         11,248         6,215         5,787
       Entertainment.....................      11,247         10,759         5,493         5,327
       Other.............................       4,752          5,241         2,398         2,670
                                              -------        -------      --------       -------
                                               90,195         86,806        44,837        44,046
       Less promotional allowances.......       6,922          6,703         3,285         3,424
                                              -------        -------      --------       -------
       Net revenues......................      83,273         80,103        41,552        40,622
                                              -------        -------      --------       -------
     Costs and expenses:
       Casino............................      24,472         22,187        12,066        10,930
       Rooms.............................       9,365          9,166         4,701         4,574
       Food and beverage.................       8,089          8,002         4,163         4,015
       Entertainment.....................       7,907          7,571         3,927         3,790
       Other.............................       1,451          1,473           738           797
       Selling, general and
         administrative..................      15,602         15,839         7,999         8,164
       Depreciation and amortization.....       3,862          5,010         1,974         2,578
                                              -------        -------      --------       -------
       Total costs and expenses..........      70,748         69,248        35,568        34,848
                                              -------        -------      --------       -------
     Income from operations..............      12,525         10,855         5,984         5,774
     Interest expense, net(3)............       5,507          5,420         2,723         2,702
     Other (income) expense, net.........          --            850            --            --
     Provision for income taxes..........       2,402          1,582         1,116         1,053
                                              -------        -------      --------       -------
     Net income..........................     $ 4,616        $ 3,003      $  2,145       $ 2,019
                                              =======        =======      ========       =======
   Other Data:
     EBITDA(5)...........................     $16,387        $15,865      $  7,958       $ 8,352
     EBITDA margin.......................        19.7%           19.8%        19.2%         20.6%
     Cash flow from operating activities.     $ 8,033        $ 8,434      $    978       $   397
     Cash flows used in investing              (2,560)        (7,984)       (1,973)       (3,171)
   activities............................
     Cash flows used in financing              (1,352)          (572)         (809)         (634)
   activities............................
     Ratio of earnings to fixed charges(6)       2.15x         1.76x          2.07x         2.01x
     Capital expenditures................     $ 5,259        $ 6,885      $  3,025       $ 2,644
   Operating Data:
     Average occupancy rate(7)...........        99.0%          98.2%         99.2%          99.2%
     Average daily room rate (ADR).......     $ 59.03        $ 59.37      $  56.83       $ 59.65
     Number of slot machines(8)..........       1,312          1,308         1,312         1,308
     Number of gaming tables(8)..........          55             52            55            52

                                                     As of June 30,
                                                 --------------------
                                                    1996       1997
                                                    ----       ----
Balance Sheet Data:
  Cash and cash equivalents..................    $  26,083   $ 25,625
  Total assets...............................      161,482    168,074
  Long term debt, including current portion..      105,541    105,305
  Stockholders' equity.......................       31,070     38,508

- ----------

(1) As the Company emerged from bankruptcy in June 1993,  operating  results presented for 1993 reflect the combined operating results of the Company and its predecessor.
(2) Includes a recognized  loss on the permanent  impairment of assets during the bankruptcy of the Company's predecessor to record the fair market value of the property and equipment.
(3) Interest  expense is presented net of interest  income.  1993 results reflect no accrual of interest on debt through June 1993. If accrued, interest expense on these obligations would have  totaled  $21,400 and $10,400 for the year ended  December 31, 1992 and the six months ended June 30, 1993, respectively.
(4) Represents costs incurred in connection with the bankruptcy of the Company's predecessor.
(5) EBITDA consists of earnings before interest,  income taxes,  depreciation and amortization.
    While  EBITDA  should not be construed as a  substitute  for  operating  income or a better indicator of liquidity  than cash flow from operating  activities,  which are determined in accordance with GAAP, it is included herein to provide additional  information with respect to the ability of the  Company to meet its future debt  service,  capital  expenditure  and working capital requirements. Although EBITDA is not necessarily a measure of the Company's ability to fund its cash needs,  management  believes that certain investors find EBITDA to be a useful tool for measuring the ability of the Company to service its debt.
(6) The ratio for fiscal 1992 has been omitted  because  earnings were not  sufficient to cover fixed charges.  The coverage  deficiency was $80,905 ($101,882 if interest was not stayed).
    If interest would have been accrued on the  pre-bankruptcy  or other unsecured debt for the six months ended June 30, 1993 earnings  would have been  inadequate to cover fixed charges by $1,937. For the purpose of computing the ratio of earnings to fixed charges,  "earnings"
    consist of income  before  fixed  charges and income  taxes,  adjusted to exclude  interest capitalized,  and "fixed charges" consist of interest cost,  amortizations of debt expense, amortization of bond discount and capitalized interest.
(7) Based on available rooms.
(8) Number of licensed slot machines and gaming tables at period end.


                       RATIO OF EARNINGS TO FIXED CHARGES
                             (Dollars in Thousands)


                                                                         Years Ended           Six Months Ended      Three Months
                                        Six Months Ended                 December 31,               June 30,         Ended June 30,
                             Year Ended -----------------           -------------------------  ------------------  -----------------
                              Dec. 31   June 30,  Dec. 31, Combined
                              1993(2)     1993     1993     1993     1994     1995     1996      1996      1997      1996     1997
                             --------   -------   ------   ------   ------   ------   -------   ------    ------    ------   ------
                             (Pre-     (Pre
                             decessor) decessor)
Earnings:
Pre-tax income (loss)......  $(80,905)  $ 5,628   $2,607   $8,235   $7,665   $9,676   $12,868   $7,018    $4,585    $3,261   $3,072
Fixed charges(1)...........       434     2,832    6,382    9,214   12,764   12,453    12,085    6,100     6,043     3,039    3,030
Less:  capitalized
         interest..........         0         0        0        0        0        0         0        0         0         0        0
                             --------   -------   ------   ------   ------   ------   -------   ------    ------    ------   ------
Earnings available for
  fixed charges............   (80,471)    8,460    8,989   17,449   20,429   22,129    24,953   13,118    10,628     6,300    6,102
                             --------   -------   ------   ------   ------   ------   -------   ------    ------    ------   ------
Ratio of earnings to
  fixed charges............        --(2)   2.99x(3) 1.41x    1.89x    1.60x    1.78x     2.06x    2.15x     1.76x     2.07x    2.01x

(1)  Includes interest expense, amortization of debt expense, amortization of bond discount and capitalized interest.

(2)  Earnings are  inadequate to cover fixed charges by $80,905  ($101,882  if interest was not stayed) for the year ended December 31, 1992.

(3)  If interest would have been accrued on the  pre-bankruptcy or other unsecured debt for the six months ended June 30, 1993, earnings would have been inadequate to cover fixed charges by $1,937.

                MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                       CONDITION AND RESULTS OF OPERATIONS

General

         The current management team successfully guided the Company through its emergence from bankruptcy in June 1993. Since 1992, the Riviera's management team has achieved consistent growth in EBITDA and profit margins. EBITDA increased over 44% from $21.8 million in 1992 to $31.5 million in 1996 and EBITDA margins improved from 15.1% to 19.2% over the same period. The Company achieved this growth through the implementation of a number of strategic initiatives that included (i) refocusing its marketing strategy from "high-rollers" to adult mid-level gaming customers, a niche that management believes has been underserved, (ii) focusing on conventioneers who pay higher room rates, causing Riviera's ADR to increase from $47 in 1992 to $57 in 1996,
(iii) aggressively marketing its hotel facilities resulting in occupancy rates growing from 90.6% in 1992 to 98.2% in 1996, (iv) emphasizing higher margin slot play which increased slot revenue by 33.0% from 1992 to 1996 and (v) investing approximately $47 million in capital improvements since 1992. Management believes that it has also improved the stability of EBITDA by providing a broad entertainment experience (1996 non-gaming revenues: 55% vs. 47% for other casinos on the Strip), focusing on conventioneers (approximately 30% of mid-week room nights pre-sold through June 1999) and developing a repeat and loyal customer base through proprietary database marketing.

Results of Operations

         The following table sets forth certain of the Company's operating information for the years ended December 31, 1994, 1995, and 1996 and for the three months and six months ended June 30, 1996 and 1997. Revenues and promotional allowances are shown as a percentage of net revenues. Departmental costs are shown as a percentage of departmental revenues. All other percentages are based on net revenues.

                                                   Years Ended                  Six Months              Three Months
                                                  December 31,                Ended June 30,           Ended June 30,
                                     ------------------------------------ ----------------------  -------------------
                                         1994         1995       1996         1996        1997        1996         1997
                                     ------------ ----------- ----------  ----------   ---------- -----------  --------
Revenues:
  Casino.................................  53.3%       51.2%      48.9%       48.5%        47.6%      48.7%        47.6%
  Rooms..................................  23.0        26.4       25.4        26.1         26.8       25.3         26.9
  Food and beverage......................  14.9        14.5       13.8        14.5         14.0       15.0         14.2
  Entertainment..........................  11.0         9.5       12.7        13.5         13.4       13.2         13.1
  Other..................................   6.1         6.3        6.9         5.7          6.6        5.8          6.6
  Less promotional allowances............  (8.3)       (7.9)      (7.7)       (8.3)        (8.4)      (8.0)        (8.4)
                                         ------   ---------   --------     -------      -------    -------      -------
     Net revenues........................ 100.0       100.0      100.0       100.0        100.0      100.0        100.0
Costs and Expenses:
  Casino (1).............................  59.5        58.6       59.1        60.6         58.2       59.7         56.5
  Rooms (1)..............................  49.7        47.1       45.0        43.0         42.8       44.7         41.8
  Food and beverage (1)..................  67.9        72.0       70.3        67.2         71.1       67.0         69.4
  Entertainment (1)......................  82.5        71.6       73.2        70.3         70.4       71.5         71.1
  Other (1)..............................  37.4        37.1       34.6        30.5         28.1       30.8         29.9
  Selling, general and                     18.7        19.6       19.1        18.7         19.8       19.3         20.1
administrative...........................
  Depreciation and amortization..........   3.7         4.5        5.0         4.6          6.3        4.8          6.3
                                         ------   ---------    -------     -------      -------    -------      -------
Total costs and expenses.................  87.1        86.1       85.8        85.0         86.4       85.6         85.8
                                         ------   ---------    -------     -------      -------    -------      -------
Income from operations...................  12.9        13.9       14.2        15.0         13.6       14.4         14.2
Interest expense, net....................   8.0         7.5        6.7         6.6          6.8        6.6          6.7
Other (income) expense, net..............   0.0         0.0       (0.3)        0.0          1.1        0.0          0.0
                                         ------   ---------    -------     -------      -------    -------      -------
Income before provision for income
  taxes..................................   4.9         6.4        7.8         8.4          5.7        7.8          7.5
Provision for income taxes...............   1.9         2.2        2.7         2.9          2.0        2.7          2.6
                                         ------   ---------    -------     -------      -------    -------      -------
Net income...............................   3.0         4.2        5.1         5.5          3.7        5.1          4.9
                                         ------   ---------    -------     -------      -------    -------      -------
EBITDA margin............................  16.6%       18.4%      19.2%       19.7%        19.8%      19.2%        20.6%

- ----------
(1)  Shown as a percentage of corresponding departmental revenue.

         The following discussion and analysis should be read in conjunction with the consolidated financial statements and the related notes thereto appearing elsewhere in this Prospectus.

Three Months Ended June 30, 1997 Compared to Three Months Ended June 30, 1996

         Revenues. Net revenues decreased by approximately $900,000, or 2.2%, from $41.5 million for the three months ended June 30, 1996 to $40.6 million for the three months ended June 30, 1997.

         Casino revenues decreased by approximately $900,000, or 4.5%, from $20.2 million during 1996 to $19.3 million during 1997 due to a general softness in the gaming market in Las Vegas. Slot revenues decreased approximately $800,000 due to a decrease in the hold percent from 6.5% to 6.1% on comparable coin-in volumes due to competitive pressures. Although the table games drop was down approximately $3.2 million, or 11.0%, the table games win percentage increased 4.1%, which resulted in an increase in table games revenues of $658,000. The increase was primarily attributable to implementation of a more conservative games management policy which eliminated three times odds on Craps and single-deck Black Jack. Race book revenues decreased $520,000 due to the elimination of rebates (to selected high volume customers) under revised agreements between the casinos and the Nevada Pari Mutuel Association.

         Room revenues increased by approximately $400,000, or 4.0%, from $10.5 million during 1996 to $10.9 million during 1997 as a result of an increase of $2.82 in average room rate from $56.83 in 1996 to $59.65 in 1997. Hotel occupancy remained at 99.2% for both years.

         Food and beverage revenues decreased approximately $400,000, or 6.5%, from $6.2 million during 1996 to $5.8 million during 1997 due to reduced complimentary beverage in the casino and lower food covers in the restaurants.

         Entertainment revenues decreased by approximately $200,000, or 3.6%, from $5.5 million during 1996 to $5.3 million during 1997 due to a decrease in covers in the Splash(R) production show and a decrease in the average ticket price resulting from discounts to maintain volume.

         Other revenues increased by approximately $300,000, or 12.5%, from $2.4 million during 1996 to $2.7 million during 1997 due primarily to the management fees for operating the Four Queens in downtown Las Vegas beginning in August 1996.

         Promotional allowances increased by approximately $100,000, or 3.0%, from $3.3 million during 1996 to $3.4 million during 1997 due to increased room complimentaries of $200,000 offered in connection with the June gaming tournaments which were partially offset by lower food and beverage complimentaries of $100,000.

         Direct Costs and Expenses of Operating Departments. Total direct costs and expenses of operating departments decreased by approximately $1.5 million, or 5.9%, from $25.6 million for the three months ended June 30, 1996 to $24.1 million for the three months ended June 30, 1997.

         Casino expenses decreased by approximately $1.2 million, or 9.9%, from $12.1 million during 1996 to $10.9 million during 1997 due to a corresponding decrease in casino revenues. Casino expenses as a percent of casino revenue decreased from 59.7% to 56.5%, primarily due to a 13.4% decrease in marketing expenses in 1997. Management is reviewing the competition and may increase marketing expenditures somewhat to drive additional revenues. However, the Company does not intend to significantly discount its gaming product or substantially increase its promotional allowances.

         Room costs decreased by approximately $100,000, or 2.1%, from $4.7 million during the 1996 period to $4.6 million during the 1997 period and room costs as a percentage of room revenue decreased from 44.7% in 1996 to 41.8% in 1997 because costs charged to the casino department for promotional allowances increased.

         Food and beverage costs decreased by approximately $200,000, or 4.8%, from $4.2 million in 1996 to $4.0 million in 1997. However, food and beverage costs as a percentage of revenues increased from 67.0% in 1996 to 69.4% in 1997 due to a decrease in cost allocations to casino expenses for promotional allowances.

         Entertainment costs decreased by approximately $100,000, or 2.6%, from $3.9 million in 1996 to $3.8 million in 1997 as a direct result of the lower revenues in all shows. Entertainment expense as a percentage of entertainment revenues fell slightly from 71.5% in 1996 to 71.1% in 1997.

         Other expenses as a percentage of revenues decreased from 30.8% in 1996 to 29.9% in 1997 because of the limited costs associated with management fee revenues from the RGM (Four Queens) contract.

         Other Operating Expenses. Selling, general and administrative expenses increased by approximately $200,000, or 2.5%, from $8.0 million for the three months ended June 30, 1996 to $8.2 million for the three months ended June 30, 1997. As a percentage of total net revenues, selling, general and administrative expenses increased from 19.3% during the 1996 period to 20.1% during the 1997 period as fixed costs represented a higher percentage of a lower revenue base in the 1997 period.

         Depreciation and amortization increased by approximately $600,000, or 30.0%, from $2.0 million in 1996 to $2.6 million in 1997 and from 4.8% to 6.3% of net revenues due to capital expenditures amounting to $16.5 million in the twelve months ended June 30, 1997.

         Other Income (Expense). Interest expense and interest income remained relatively constant in both years at $2.7 million and 6.6% and 6.7% of net revenues.

         Net Income. As a result of the factors discussed above, net income decreased by approximately $100,000, or 4.8%, from $2.1 million during the three months ended June 30, 1996 to $2.0 million during the three months ended June 30, 1997.

         EBITDA. EBITDA increased by approximately $400,000, or 5.0%, from $8.0 million during the three months ended June 30, 1996 to $8.4 million during the three months ended June 30, 1997. During the same periods, EBITDA margin increased from 19.2% to 20.6% of net revenues. It is significant that the improvement of EBITDA was accomplished despite the decrease in net revenues.

Six Months Ended June 30, 1997 Compared to Six Months Ended June 30, 1996

         Revenues. Net revenues decreased by approximately $3.2 million, or 3.8%, from $83.3 million for the six months ended June 30, 1996 to $80.1 million for the six months ended June 30, 1997.

         Casino revenues decreased by approximately $2.3 million, or 5.7%, from $40.4 million during 1996 to $38.1 million during 1997 due to a general softness in the gaming market in Las Vegas. Slot revenues decreased approximately $1.4 million due to a decrease in hold percent on comparable casino volumes in response to competitive pressures. Although the table games drop was down approximately $9.4 million, or 15.1%, the win percentage increased 3.4%, which resulted in an increase in table games revenues of approximately $500,000. The increase was primarily attributable to implementation of a more conservative games management policy which eliminated three times odds on Craps and single-deck Black Jack. Race book revenues decreased approximately $850,000 due to the elimination of rebates (to selected high volume customers) under revised agreements between the casinos and the Nevada Pari Mutuel Association.

         Room revenues decreased by approximately $400,000, or 1.8%, from $21.8 million during 1996 to $21.4 million during 1997 due primarily to a decrease in room nights available for sale of 5,000 in 1997 as a result of remodeling projects. Hotel occupancy remained relatively constant at 99.0% in 1997 as compared to 98.2% in 1996 (based on available rooms). The average room rate increased $0.34, or 0.5%, from $59.03 to $59.37, recovering from first quarter 1997 when the average room rate had fallen $2.15 because of the shift of a major convention from the first quarter of 1997 to the second quarter.

         Food and beverage revenues decreased approximately $800,000, or 6.6%, from $12.0 million during 1996 to $11.2 million during 1997 primarily due to reduced complimentary beverage in the casino as well as lower food covers in the restaurants.

         Entertainment revenues decreased by approximately $400,000, or 3.6%, from $11.2 million during 1996 to $10.8 million during 1997 due to a 5.9% decrease in covers in the Splash(R) production show and a decrease in the average ticket price resulting from discounts to maintain volume.

         Other revenues increased by approximately $500,000, or 10.6%, from $4.7 million during 1996 to $5.2 million during 1997 primarily due to the management fees for operating the Four Queens in downtown Las Vegas beginning in August 1996.

         Promotional allowances decreased by approximately $200,000, or 2.9%, from $6.9 million during 1996 to $6.7 million during 1997 due to lower food and beverage complimentaries of $450,000 which were partially offset by increased room complimentaries of $250,000.

         Direct Costs and Expenses of Operating Departments. Total direct costs and expenses of operating departments decreased by approximately $2.9 million, or 5.7%, from $51.3 million for the six months ended June 30, 1996 to $48.4 million for the six months ended June 30, 1997.

         Casino expenses decreased by approximately $2.3 million, or 9.4%, from $24.5 million during 1996 to $22.2 million during 1997 due to a corresponding decrease in casino revenues. Casino expenses as a percent of casino revenue decreased from 60.6% to 58.2%, primarily due to a 14.4% decrease in marketing expenses in 1997.

         Room costs decreased by approximately $200,000, or 2.1%, from $9.4 million during the 1996 period to $9.2 million during the 1997 period and room costs as a percentage of room revenue decreased from 43.0% in 1996 to 42.8% in 1997 because of increased costs charged to the casino department for promotional allowances.

         Food and beverage costs were relatively flat for 1997 compared to 1996, however, food and beverage costs as a percentage of revenues increased from 67.2% in 1996 to 71.1% in 1997 because the costs charged to the casino department for promotional allowances decreased substantially.

         Entertainment costs decreased by approximately $300,000, or 3.8%, from $7.9 million in 1996 to $7.6 million in 1997 due to fewer concerts and special events in 1997 and the lower payments to the

Splash(R) producer. Entertainment expense as a percentage of entertainment revenues remained flat at 70.3% for 1996 and 1997.

         Other expenses as a percentage of revenues decreased from 30.5% in 1996 to 28.1% in 1997 because of the limited costs associated with management fee revenues from the RGM (Four Queens) contract.

         Other Operating Expenses. Selling, general and administrative expenses increased by approximately $200,000, or 1.5%, from $15.6 million for the six months ended June 30, 1996 to $15.8 million for the six months ended June 30, 1997. As a percentage of total net revenues, selling, general and administrative expenses increased from 18.7% during the 1996 period to 19.8% during the 1997 period as a result of the spreading of fixed costs over a lower revenue base in the 1997 period.

         Depreciation and amortization increased by approximately $1.1 million, or 28.2%, from $3.9 million in 1996 to $5.0 million in 1997 and from 4.6% to 6.3% of net revenues due to the significant capital expenditures in the twelve months ended June 30, 1997.

         Other Income (Expense). Interest expense and interest income remained relatively constant in both years. During the first quarter of 1997 the Company filed an updated registration statement with the Securities and Exchange Commission for a secondary offering of 1.75 million shares by the Company and
1.25 million shares by existing stockholders. The Company withdrew its offering due to market conditions and, as a result, wrote off costs totaling $850,000 in 1997.

         Net Income. As a result of the factors discussed above, net income decreased by approximately $1.6 million, or 34.9%, from $4.6 million during the six months ended June 30, 1996 to $3.0 million during the six months ended June 30, 1997.

         EBITDA. EBITDA decreased by approximately $500,000, or 3.0%, from $16.4 million during the six months ended June 30, 1996 to $15.9 million during the six months ended June 30, 1997. However, during the same periods, EBITDA margin increased from 19.7% to 19.8% of net revenues. This increase was accomplished in spite of the 3.8% decrease in net revenues.

Fiscal 1996 Compared to Fiscal 1995

         Revenues. Net revenues increased by approximately $13.3 million, or 8.8%, from $151.1 million in 1995 to $164.4 million in 1996. Casino revenues increased by approximately $3.0 million, or 3.9%, from $77.3 million in 1995 to $80.4 million in 1996 due primarily to a $2.9 million, or 5.4%, increase in slot revenues as a result of an increase in promotional activities directed at slot players. Room revenues increased by approximately $2.0 million, or 5.0%, from $39.8 million in 1995 to $41.8 million in 1996 as a result of an increase in hotel occupancy from 97.0% to 98.2% (based on available rooms) and an increase in average room rate of $2.40, or 4.4%. Food and beverage revenues increased approximately $700,000, or 3.4%, from $21.9 million in 1995 to $22.6 million in 1996 due to additional covers in the bars and restaurants. Entertainment revenues increased by approximately $6.5 million, or 44.8%, from $14.4 million in 1995 to $20.9 million in 1996. This was principally due to the reopening of Splash(R), a variety show which had been closed during the first half of 1995 for show revisions and theater remodeling. Other revenues increased by approximately $1.8 million, or 18.7%, from $9.5 million in 1995 to $11.3 million in 1996 due primarily to a refund of $576,000 from a union health and welfare trust fund for reduced premiums and general increases in other revenues such as telephone, gift shops and box office commissions. In addition, the Company received management fees of approximately $400,000 for operating the Four Queens in downtown Las Vegas beginning in August 1996. Promotional allowances increased by approximately $700,000, or 6.4%, from $11.9 million in 1995 to $12.6 million in 1996 due to additional complimentary show tickets for Splash(R) and an increase in complimentaries associated with casino and slot marketing programs.

         Direct Costs and Expenses of Operating Departments. Total direct costs and expenses of operating departments increased by approximately $7.7 million, or 8.2%, from $93.7 million in 1995 to $101.5 million in 1996. Casino expenses increased by approximately $2.2 million, or 4.8%, from $45.3 million in 1995 to $47.5 million in 1996 due to a corresponding increase in casino revenues and casino expenses as a percent of casino revenues increased from 58.6% to 59.1%, primarily due to increased entertainment promotional allowances upon the reopening of Splash(R) on June 23, 1995. Room costs were mostly flat for 1996 compared to 1995, however, room costs as a percentage of room revenues decreased from 47.1% in 1995 to 45.0% in 1996 as room revenues increased while room costs remained relatively constant. Food and beverage costs increased by approximately $150,000, or 0.9%, from $15.8 million in 1995 to $15.9 million in 1996 resulting from a corresponding increase in revenues. Food and beverage costs as a percentage of food and beverage revenues decreased from 72.0% in 1995 to 70.3% in 1996 because food and beverage revenue increased while payroll and other costs remained relatively constant. Entertainment costs increased by approximately $5.0 million, or 48.0%, from $10.3 million in 1995 to $15.3 million in 1996, due to the additional expenses associated with operating Splash(R) for a full year in 1996. Entertainment expenses as a percentage of entertainment revenues increased from 71.6% in 1995 to 73.2% in 1996 due to a revision in the Splash(R) producer's agreement. Other expenses increased by approximately $400,000, or 10.9%, from $3.5 million to $3.9 million due to a corresponding increase in other revenues.

         Other Operating Expenses. Selling, general and administrative expenses increased by approximately $1.8 million, or 6.2%, from $29.6 million in 1995 to $31.5 million in 1996 due to increased incentive plan costs required to retain personnel in the competitive gaming environment. As a percentage of total net revenues, selling, general and administrative expenses decreased from 19.6% in 1995 to 19.1% in 1996 as a result of lower general marketing expenses and the spreading of fixed costs over a larger revenue base in 1996. Depreciation and amortization increased by approximately $1.4 million, or 20.6%, from $6.8 million in 1995 to $8.2 million in 1996.

         Other Income (Expense). Interest expense decreased by approximately $400,000, or 3.0%, from $12.5 million in 1995 to $12.1 million in 1996 while interest income remained constant at $1.1 million in 1995 and 1996. This was due to a reduction in average debt outstanding, an increase in average cash balances and a decrease in the investment yield in 1996. Other income increased by $505,000 due to a gain on the final payment of certain unsecured notes in the fourth quarter of 1996 offset by a loss due to the change in terms of one of the Company's notes.

         Net Income. As a result of the factors discussed above, net income increased by approximately $2.1 million, or 33.0%, from $6.3 million in 1995 to $8.4 million in 1996. The effective income tax rate was 34.4% for 1995 and 1996.

         EBITDA. EBITDA increased by approximately $3.7 million, or 13.3%, from $27.8 million in 1995 to $31.5 million in 1996. During the same periods, EBITDA margin increased from 18.4% to 19.2% of net revenues.

Fiscal 1995 Compared to Fiscal 1994

         Revenues. Net revenues decreased by approximately $2.8 million, or 1.8%, from $153.9 million in 1994 to $151.1 million in 1995. Casino revenues decreased by approximately $4.7 million, or 5.8%, from

$82.1 million in 1994 to $77.3 million in 1995 which was largely due to an approximately $5.9 million, or 22.9%, decrease in table game revenues as a result of reduced "high-roller" play and the elimination of unprofitable marketing programs offset by an approximately $1.3 million, or 2.8%, increase in slot machine revenues. Room revenues increased by approximately $4.4 million, or 12.5%, from $35.4 million in 1994 to $39.8 million in 1995 due to a slight decrease in occupancy offset by an increase of $7.18 in the average room rate. Food and beverage revenues decreased approximately $1.1 million, or 4.6%, from $23.0 million in 1994 to $21.9 million in 1995, principally due to reduced covers resulting from the decline in customer traffic as a result of Splash(R) being closed for six months in 1995 compared to one month in 1994. Entertainment revenues decreased by approximately $2.5 million, or 14.9%, from $16.9 million in 1994 to $14.4 million in 1995 due primarily to the closure of Splash(R) from November 1994 to June 1995. Other revenues increased by approximately $125,000, or 1.3%, from $9.4 million in 1994 to $9.5 million in 1995. Promotional allowances decreased by approximately $1.0 million, or 7.7%, from $12.9 million in 1994 to $11.9 million in 1995, primarily due to the elimination of certain marketing programs.

         Direct Costs and Expenses of Operating Departments. Total direct costs and expenses of operating departments decreased by approximately $5.8 million, or 5.8%, from $99.5 million in 1994 to $93.7 million in 1995. Casino expenses decreased by approximately $3.5 million, or 7.2%, from $48.8 million in 1994 to $45.3 million in 1995 due to a corresponding decrease in casino revenues. Casino expenses as a percentage of casino revenues decreased from 59.5% in 1994 to 58.6% in 1995 due to reduced complimentaries. Room costs increased by approximately $1.2 million, or 6.8%, from $17.6 million in 1994 to $18.8 million in 1995, principally due to the payment of higher credit card and travel agent commissions associated with the increase in room revenues. Room costs as a percentage of room revenues decreased from 49.7% in 1994 to 47.1% in 1995 as a result of certain fixed costs being allocated over a larger revenue base. Food and beverage costs increased by approximately $180,000, or 1.2%, from $15.6 million in 1994 to $15.8 million in 1995. As a percentage of food and beverage revenues, costs increased from 67.9% in 1994 to 72.0% in 1995 because certain fixed costs could not be reduced commensurate with the reduction of revenue. Entertainment costs decreased by approximately $3.7 million, or 26.1%, from $14.0 million in 1994 to $10.3 million in 1995 due to Splash(R) being closed during the first half of 1995. Entertainment costs as a percentage of entertainment revenues decreased from 82.5% in 1994 to 71.6% in 1995 due to better contract terms with the producer of Splash(R). Other expenses remained constant at $3.5 million in 1995.

         Other Operating Expenses. Selling, general and administrative expenses increased by approximately $800,000, or 2.8%, from $28.8 million in 1994 to $29.6 million in 1995. As a percentage of total net revenues, selling, general and administrative expenses increased from 18.7% in 1994 to 19.6% in 1995 due to increases in payroll and maintenance offset by a decrease in workers' compensation insurance expense resulting from the Company becoming self-insured and a decrease in the provision for bad debts as a result of stricter credit policies during 1995. Depreciation and amortization increased by approximately $1.1 million, or 20.0%, from $5.7 million in 1994 to $6.8 million in 1995.

         Other Income (Expense). Interest expense decreased by approximately $311,000, or 2.4%, from $12.8 million in 1994 to $12.5 million in 1995, while interest income more than doubled from approximately $510,000 to $1.1 million. This was due to a reduction in average debt outstanding and an increase in average cash balances, respectively, during 1995 compared to 1994.

         Net Income. As a result of the factors discussed above, net income increased by approximately $1.6 million, or 32.4%, from $4.8 million in 1994 to $6.3 million in 1995. The effective income tax rate for 1995 was 34.4% compared to 37.5% for 1994.

         EBITDA. EBITDA increased by approximately $2.2 million, or 8.6%, from $25.6 million in 1994 to $27.8 million in 1995. During the same periods, EBITDA margin increased from 16.6% to 18.4% of net revenues.

Liquidity and Capital Resources

         The Company had cash and cash equivalents of $25.6 million at June 30, 1997, which was consistent with balances at December 31, 1996. For the six months ended June 30, 1997, the Company's net cash provided by operating activities was $8.4 million compared to $8.0 million for the six months ended June 30, 1996. EBITDA for the six months ended June 30, 1997 and the year ended December 31, 1996 was $15.9 million and $31.5 million, respectively, which was adequate to cover the Company's debt service and capital expenditures. Management believes that sufficient EBITDA will be available to cover the Company's debt service and enable investment in budgeted capital expenditures for the next 12 months.

         In February 1997, the Company entered into a $15.0 million, five-year reducing revolving line of credit collateralized by certain furniture, fixtures and equipment (the "Revolving Credit Facility"). The revolving line of credit bears interest at prime plus 0.5% or LIBOR plus 2.9%. The Company has not utilized this line of credit. As a result of the sale of the Existing Notes, the Company has ceased to meet such conditions for borrowing availability. The Company intends to renegotiate the conditions to borrowing under the Revolving Credit Facility or secure a replacement facility. There can be no assurance however, that such renegotiation or replacement will be successful.

         The Company has made significant capital expenditures to upgrade its facilities, investing approximately $47 million in capital improvements since 1992. By the end of 1997, management expects to have completed the upgrade of the slot machines and refurbished all of the hotel rooms at the Riviera. Capital expenditures totaled approximately $8.9 million in 1994, $7.8 million in 1995, $14.9 million in 1996 and $6.9 million for the six months ended June 30, 1997. Management has budgeted approximately $14.1 million for the remaining six months of 1997, including $5.0 million for Nickel Plaza and $1.4 million expansion of the convention center and $4.0 million to complete the upgrade of its slot machines and refurbish its rooms. Management has budgeted approximately $23.5 million for 1998, including $13.5 million for the expansion of the convention center. The Company expects to finance the development of the Nickel Plaza and expansion of the convention center in part from the net proceeds of the sale of the Existing Notes. Management also has budgeted $55 million for the Black Hawk Project. The Company currently estimates that total costs for completion of the Black Hawk Project will be approximately $55 million, $15 million of which was provided by the net proceeds of the sale of the Existing Notes to purchase the Black Hawk Land, and the remainder of which will be derived from a combination of third party financing and additional investment by the Company, including up to an additional $10 million of the net proceeds from the sale of the Existing Notes. Site clearance work will begin in the fall of 1997, with the opening of the casino scheduled for the spring of 1999. See "Use of Proceeds" and "Business
- -- Growth Opportunities."

Forward Looking Statements

         The Private Securities Litigation Reform Act of 1995 provides a "safe harbor" for certain forward-looking statements. Certain matters discussed in this filing could be characterized as forward-looking statements such as statements relating to plans for future expansion, as well as other capital spending, financing sources and effects of regulation and competition. Such forward-looking statements involve important risks and uncertainties that could cause actual results to differ materially from those expressed in such forward-looking statements.

Recently Adopted Accounting Standards

         During 1996 the Company adopted the provisions of Statement of Financial Accounting Standards No. 121 ("SFAS 121") Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of. SFAS 121 requires that long-lived assets and certain identifiable intangibles be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. The adoption of SFAS 121 had no impact on the financial statements of the Company.

         In October 1995, the Financial Accounting Standards Board ("FASB") issued the Statement of Financial Accounting Standards No. 123 ("SFAS 123") Accounting for Stock-Based Compensation which establishes financial accounting and reporting standards for stock-based employee compensation plans and for transactions in which an entity issues its equity instruments to acquire goods or services from non-employees. The Company continues to account for stock-based compensation arrangements in accordance with Accounting Principles Board No. 25, "Accounting for Stock Issued to Employees" and therefore the adoption of SFAS 123 had no effect on the financial position or results of operations of the Company. The Company has provided the pro forma and other additional disclosures about stock-based employee compensation plans in its 1996 consolidated financial statements as required by SFAS 123.

Recently Issued Accounting Standards

         The FASB recently issued Statement of Accounting Standards No. 128, Earnings Per Share. This statement establishes standards for computing and presenting earnings per share and is effective for financial statements issued for periods ending after December 15, 1997. Earlier application of this statement is not permitted and upon adoption requires restatement (as applicable) of all prior-period earnings per share data presented. Management believes that the implementation of this standard will not have a material impact on earnings per share.

         In addition, the FASB issued Statement of Financial Accounting Standards No. 129, Disclosure of Information about Capital Structure in February 1997. This statement establishes standards for disclosing information about an entity's capital structure. Management intends to comply with the disclosure requirements of this statement which are effective for periods ending after December 15, 1997.

         On June 30, 1997, the FASB issued Statement of Financial Accounting Standards No. 130, Reporting Comprehensive Income. This statement requires companies to classify items of other comprehensive income by their nature in a financial statement and display the accumulated balance of other comprehensive income separately from retained earnings and additional paid-in capital in the equity section of a statement of financial position, and is effective for financial statements issued for fiscal years beginning after December 15, 1997. Management does not believe this new FASB will have a material impact on their financial statements.

         On June 30, 1997, the FASB issued Statement of Financial Accounting Standards No. 131, Disclosure About Segments of an Enterprise and Related Information. This Statement establishes additional standards for segment reporting in the financial statements and is effective for fiscal years beginning after December 15, 1997. Management has not determined the effect of this statement on its financial statement disclosure.

                               THE EXCHANGE OFFER

Purpose of the Exchange Offer

         The Existing Notes were sold by the Company on August 13, 1997 (the "Closing Date") to the Initial Purchasers pursuant to the Purchase Agreement. The Initial Purchasers subsequently resold the Existing Notes to qualified institutional buyers in reliance on Rule 144A under the Securities Act and a limited number of institutional accredited investors within the meaning of Rule 501(a)(1), (2), (3) or (7) under the Securities Act. As a condition to the sale of the Existing Notes, the Company and the Restricted Subsidiaries were required to enter into the Registration Rights Agreement. Pursuant to the Registration Rights Agreement, the Company agreed that, unless the Exchange Offer is not permitted by applicable law or Commission policy, it would (i) file with the Commission a Registration Statement under the Securities Act with respect to the New Notes within 60 days after the Closing Date, (ii) use its best efforts to cause such Registration Statement to become effective under the Securities Act within 120 days after the Closing Date and (iii) upon effectiveness of the Registration Statement, to commence the Exchange Offer, maintain the effectiveness of the Registration Statement for at least 20 business days (or a longer period if required by law) and deliver to the Exchange Agent New Notes in the same aggregate principal amount as the Existing Notes that were tendered by holders thereof pursuant to the Exchange Offer. A copy of the Registration Rights Agreement has been filed as an exhibit to the Registration Statement of which this Prospectus is a part. The Exchange Offer is intended to satisfy certain of the Company's and the Restricted Subsidiaries' obligations under the Registration Rights Agreement and the Purchase Agreement.

         The terms of the New Notes are identical in all material respects to those of the Existing Notes, except that (i) the exchange will have been registered under the Securities Act and hence the New Notes will not bear legends restricting the transfer thereof, and (ii) holders of the New Notes will not be entitled to certain rights of holders of the Existing Notes under the Registration Rights Agreement, which rights will terminate upon the consummation of the Exchange Offer. The New Notes will be issued pursuant to, and will be entitled to the benefits of, the Indenture governing the Existing Notes.

Terms Of The Exchange Offer; Period For Tendering Existing Notes

         Upon the terms and subject to the conditions set forth in this Prospectus and in the accompanying Letter of Transmittal (which together constitute the Exchange Offer), the Company will accept for exchange Existing Notes which are properly tendered on or prior to the Expiration Date and not withdrawn as permitted below. As used herein, the term "Expiration Date" means _____ p.m., _______time, on ______, 1997; provided, however, that if the Company has extended the period of time for which the Exchange Offer is open, term "Expiration Date" means the latest time and date to which the Exchange Offer is extended.

         As of the date of this Prospectus, $169.7 million aggregate principal amount of the Existing Notes are outstanding and registered in the name of Cede & Co., as nominee for the Depository Trust Company (the "Depositary") and $5.3 million aggregate principal amount of the Existing Notes are registered in the names of certain accredited institutional investors who hold such notes in certificated form. Only a registered holder of the Existing Notes (or such holder's legal representative or attorney-in-fact) as reflected on the records of the Trustee under the Indenture may participate in the Exchange Offer. There will be no fixed record date for determining registered holders of the Existing Notes entitled to participate in the Exchange Offer. The Existing Notes may be tendered only in integral multiples of $1,000. This Prospectus, together with the Letter of Transmittal, is first being sent on or about _______, 1997 to all holders of Existing Notes known to the Company. The Company's obligation to accept Existing Notes for exchange pursuant to the Exchange Offer is subject to certain conditions as set forth under "-- Certain Conditions to the Exchange Offer" below.

         The Company shall be deemed to have accepted validly tendered Existing Notes when, as and if the Company has given oral or written notice thereof to the Exchange Agent. The Exchange Agent will act as agent for the tendering holders of Existing Notes for the purposes of receiving the New Notes from the Company.

         The Company expressly reserves the right, at any time or from time to time, to extend the period of time during which the Exchange Offer is open, and thereby delay acceptance for any exchange of any Existing Notes, by giving notice of such extension to the Exchange Agent and the holders thereof. During any such extension, all Existing Notes previously tendered will remain subject to the Exchange Offer and may be accepted for exchange by the Company. Any Existing Notes not accepted for exchange for any reason will be returned without expense to the tendering holder thereof as promptly as practicable after the expiration or termination of the Exchange Offer.

         The Company reserves the right, in its sole discretion, (i) to delay accepting any Existing Notes, (ii) to extend the Exchange Offer, or (iii) if any conditions set forth below under "The Exchange Offer-- Certain Conditions to the Exchange Offer" shall not have been satisfied, to terminate the Exchange Offer by giving oral or written notice of such delay, extension or termination to the Exchange Agent. Any such delay in acceptance, extension, termination or amendment will be followed as promptly as practicable by oral or written notice thereof to the registered holders. If the Exchange Offer is amended in a manner determined by the Company to constitute a material change, the Company will promptly disclose such amendment by means of a prospectus supplement that will be distributed to the registered holders, and the Company will extend the Exchange Offer for a period of five to 10 business days, depending upon the significance of the amendment and the manner of disclosure to the registered holders, if the Exchange Offer would otherwise expire during such five to 10 business day period.

         Holders of Existing Notes do not have any appraisal or dissenters' rights under the Nevada Corporation Law in connection with the Exchange Offer. The Company intends to conduct the Exchange Offer in accordance with the provisions of the Registration Rights Agreement and the applicable requirements of the Securities Act, the Exchange Act and the rules and regulations of the Commission thereunder.

Procedures For Tendering Existing Notes

          Only a registered holder of Existing Notes may tender such Existing Notes in the Exchange Offer. To tender in the Exchange Offer, a holder must complete, sign and date the Letter of Transmittal, or facsimile thereof, have the signatures thereon guaranteed if required by the Letter of Transmittal, and mail or otherwise deliver such Letter of Transmittal or such facsimile to the Exchange Agent at the address set forth below under "The Exchange Offer--Exchange Agent" for receipt prior to the Expiration Date. In addition, either (i) certificates for such Existing Notes must be received by the Exchange Agent along with the Letter of Transmittal, or (ii) a timely confirmation of a book-entry transfer (a "Book-Entry Confirmation") of such Existing Notes, if such procedure is available, into the Exchange Agent's account at the Depositary pursuant to the procedure for book-entry transfer described below, must be received by the Exchange Agent prior to the Expiration Date, or (iii) the holder must comply with the guaranteed delivery procedures described below.

         The tender by a holder which is not withdrawn prior to the Expiration Date will constitute an agreement between such holder and the Company in accordance with the terms and subject to the conditions set forth in herein and in the Letter of Transmittal.

         THE METHOD OF DELIVERY OF EXISTING NOTES AND THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS TO THE EXCHANGE AGENT IS AT THE ELECTION AND RISK OF THE HOLDER. INSTEAD OF DELIVERY BY MAIL, IT IS RECOMMENDED THAT HOLDERS USE AN OVERNIGHT OR HAND DELIVERY SERVICE, PROPERLY INSURED. IN ALL CASES,
SUFFICIENT TIME SHOULD BE ALLOWED TO ASSURE DELIVERY TO THE EXCHANGE AGENT BEFORE THE EXPIRATION DATE. NO LETTER OF TRANSMITTAL OR EXISTING NOTES SHOULD BE SENT TO THE COMPANY. HOLDERS MAY REQUEST THEIR RESPECTIVE BROKERS, DEALERS, COMMERCIAL BANKS, TRUST COMPANIES OR NOMINEES TO EFFECT THE ABOVE TRANSACTIONS FOR SUCH HOLDERS.

         Any beneficial owner(s) of the Existing Notes whose Existing Notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender should contact the registered holder promptly and instruct such registered holder to tender on such beneficial owner's behalf. If such beneficial owner wishes to tender on such owner's own behalf, such owner must, prior to completing and executing the Letter of Transmittal and delivering such owner's Existing Notes, either make appropriate arrangements to register ownership of the Existing Notes in such owner's name or obtain a properly completed bond power from the registered holder. The transfer of registered ownership may take considerable time.

         Signatures on a Letter of Transmittal or a notice of withdrawal described below (see "The Exchange Offer--Withdrawal of Tenders"), as the case may be, must be guaranteed by an Eligible Institution (as defined below) unless the Existing Notes tendered pursuant thereto are tendered (i) by a registered holder who has not completed the box entitled "Special Delivery Instructions" on the Letter of Transmittal or (ii) for the account of an Eligible Institution. In the event that signatures on a Letter of Transmittal or a notice of withdrawal, as the case may be, are required to be guaranteed, such guarantee must be made by a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc. a commercial bank or trust company having an office or correspondent in the United States or an "eligible guarantor institution" within the meaning of Rule 17Ad-15 under the Exchange Act which is a member of one of the recognized signature guarantee programs identified in the Letter of Transmittal (an "Eligible Institution").

         If the Letter of Transmittal is signed by a person other than the registered holder of any Existing Notes listed therein, such Existing Notes must be endorsed or accompanied by a properly completed bond power, signed by such registered holder as such registered holder's name appears on such Existing Notes.

         If the Letter of Transmittal or any Existing Notes or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing, and unless waived by the Company, evidence satisfactory to the Company of their authority to so act must be submitted with the Letter of Transmittal.

         The Exchange Agent and the Depositary have confirmed that any financial institution that is a participant in the Depositary's system may utilize the Depositary's Automated Tender Offer Program to tender Existing Notes.

         All questions as to the validity, form, eligibility (including time of receipt), acceptance and withdrawal of tendered Existing Notes will be determined by the Company in its sole discretion, which determination will be final and binding. The Company reserves the absolute right to reject any and all Existing Notes not properly tendered or any Existing Notes the Company's acceptance of which would, in the opinion of counsel for the Company, be unlawful. The Company also reserves the right to waive any defects, irregularities or conditions of tender as to particular Existing Notes. The Company's interpretation of the terms and conditions of the Exchange Offer (including the instructions in the Letter of Transmittal) will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of Existing Notes must be cured within such time as the Company shall determine. Although the Company intends to notify holders of defects or irregularities with respect to tenders of Existing Notes, neither the Company, the Exchange Agent nor any other person shall incur any liability for failure to give such notification. Tenders of Existing Notes will not be deemed to have been made until such defects or irregularities have been cured or waived.

         While the Company has no present plan to acquire any Existing Notes which are not tendered in the Exchange Offer or to file a registration statement to permit resales of any Existing Notes which are not tendered pursuant to the Exchange Offer, the Company reserves the right in its sole discretion to purchase or make offers for any Existing Notes that remain outstanding subsequent to the Expiration Date or, as set forth below under "--Certain Conditions to the Exchange Offer," to terminate the Exchange Offer and, to the extent permitted by applicable law, purchase Existing Notes in the open market, in privately negotiated transactions or otherwise. The terms of any such purchases or offers could differ from the terms of the Exchange Offer.

         By tendering, each holder will represent to the Company that, among other things, (i) the New Notes to be acquired by the holder of the Existing Notes in connection with the Exchange Offer are being acquired by the holder in the ordinary course of business of the holder, (ii) the holder has no arrangement or understanding with any person to participate in the distribution of New Notes, (iii) the holder acknowledges and agrees that any person who is a broker-dealer registered under the Exchange Act or is participating in the Exchange Offer for the purposes of distributing the New Notes must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction of the New Notes acquired by such person and cannot rely on the position of the staff of the Commission set forth in certain no-action letters, (iv) the holder understands that a secondary resale transaction described in clause (iii) above and any resales of New Notes obtained by such holder in exchange for Existing Notes acquired by such holder directly from the Company should be covered by an effective registration statement containing the selling securityholder information required by Item 507 or Item 508, as applicable, of Regulation S-K of the Commission, and (v) the holder is not an "affiliate," as defined in Rule 405 of the Securities Act, of the Company. If the holder is a broker-dealer that will receive New Notes for its own account in exchange for Existing Notes that were acquired as a result of market-making activities or other trading activities, the holder is required to acknowledge in the Letter of Transmittal that it will deliver a prospectus in connection with any resale of such New Notes; however, by so acknowledging and by delivering a prospectus, the holder will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

Return of Existing Notes

         If any tendered Existing Notes are not accepted for any reason set forth in the terms and conditions of the Exchange Offer or if Existing Notes are withdrawn or are submitted for a greater principal amount than the holders desire to exchange, such unaccepted, withdrawn or non-exchanged Existing Notes will be returned without expense to the tendering holder thereof (or, in the case of Existing Notes tendered by book-entry transfer into the Exchange Agent's account at the Depositary pursuant to the book-entry transfer procedures described below, such Existing Notes will be credited to an account maintained with the Depositary) as promptly as practicable.

Book-Entry Transfer

         The Exchange Agent will make a request to establish an account with respect to the Existing Notes at the Depositary for purposes of the Exchange Offer within two business days after the date of this Prospectus, and any financial institution that is a participant in the Depositary's systems may make book-entry delivery of Existing Notes by causing the Depositary to transfer such Existing Notes into the Exchange Agent's account at the Depositary in accordance with the Depositary's procedures for transfer. However, although delivery of Existing Notes may be effected through book-entry transfer at the Depositary, the Letter of Transmittal or facsimile thereof, with any required signature guarantees and any other required documents, must, in any case, be transmitted to and received by the Exchange Agent at the address set forth below under "The Exchange Offer--Exchange Agent" on or prior to the Expiration Date or pursuant to the guaranteed delivery procedures described below.

Guaranteed Delivery Procedures

         Holders who wish to tender their Existing Notes and (i) whose Existing Notes are not immediately available or (ii) who cannot deliver their Existing Notes, the Letter of Transmittal or any other required documents to the Exchange Agent prior to the Expiration Date, may effect a tender if:

                  (a)  The tender is made through an Eligible Institution;

                  (b) Prior to the Expiration Date, the Exchange Agent receives from such Eligible Institution a properly completed and duly executed Notice of Guaranteed Delivery substantially in the form provided by the Company (by facsimile transmission, mail or hand delivery) setting forth the name and address of the holder, the certificate number(s) of such Existing Notes and the principal amount of Existing Notes tendered, stating that the tender is being made thereby and guaranteeing that, within five New York Stock Exchange trading days after the Expiration Date, the Letter of Transmittal (or a facsimile thereof) together with the certificate(s) representing the Existing Notes in proper form for transfer or a Book-Entry Confirmation, as the case may be, and any other documents required by the Letter of Transmittal will be deposited by the Eligible Institution with the Exchange Agent; and

                  (c) Such properly executed Letter of Transmittal (or facsimile thereof), as well as the certificate(s) representing all tendered Existing Notes in proper form for transfer and all other documents required by the Letter of Transmittal are received by the Exchange Agent within five New York Stock Exchange trading days after the Expiration Date.

         Upon request to the Exchange Agent, a Notice of Guaranteed Delivery will be sent to holders who wish to tender their Existing Notes according to the guaranteed delivery procedures set forth above.

Withdrawal of Tenders

         Except as otherwise provided herein, tenders of Existing Notes may be withdrawn at any time prior to the Expiration Date.

         To withdraw a tender of Existing Notes in the Exchange Offer, a written or facsimile transmission notice of withdrawal must be received by the Exchange Agent at its address set forth herein prior to the Expiration Date. Any such notice of withdrawal must (i) specify the name of the person having deposited the Existing Notes to be withdrawn (the "Depositor"), (ii) identify the Existing Notes to be withdrawn (including the certificate number or numbers and aggregate principal amount of such Existing Notes), and (iii) be signed by the holder in the same manner as the original signature on the Letter of Transmittal by which such Existing Notes were tendered (including any required signature guarantees). All questions as to the validity, form and eligibility (including time of receipt) of such notices will be determined by the Company in its sole discretion, whose determination shall be final and binding on all parties. Any Existing Notes so withdrawn will be deemed not to have been validly tendered for purposes of the Exchange Offer and no New Notes will be issued with respect thereto unless the Existing Notes so withdrawn are validly retendered. Properly withdrawn Existing Notes may be retendered by following one of the procedures described above under "The Exchange Offer--Procedures for Tendering" at any time prior to the Expiration Date.

Certain Conditions To The Exchange Offer

         Notwithstanding any other provision of the Exchange Offer, the Company shall not be required to accept for exchange, or to issue New Notes in exchange for, any Existing Notes and may terminate or amend the Exchange Offer if at any time before the acceptance of such Existing Notes for exchange or the exchange of New Notes for such Existing Notes, the Company determines that the Exchange Offer violates applicable law, rule or regulation, any applicable interpretation of the staff of the Commission or any order of any governmental agency or court of competent jurisdiction.

         The foregoing conditions are for the sole benefit of the Company and may be asserted by the Company regardless of the circumstances giving rise to any such condition or may be waived by the Company in whole or in part at any time and from time to time in its reasonable discretion. The failure by the Company at any time to exercise any of the foregoing rights shall not be deemed a waiver of such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time.

         In  addition,  the Company  will not accept for  exchange  any Existing
Notes tendered, and no New Notes will be issued in exchange for any such Existing Notes, if at such time any stop order shall be threatened or in effect with respect to the Registration Statement of which this Prospectus constitutes a part or the qualification of the Indenture under the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act"). In any such event the Company is required to use every reasonable effort to obtain the withdrawal of any stop order at the earliest possible time.

Exchange Agent

         Norwest Bank Minnesota, N.A. has been appointed as the Exchange Agent for the Exchange Offer. All executed Letters of Transmittal should be directed to the Exchange Agent at one of the addresses set forth below. Questions and requests for assistance, requests for additional copies of this Prospectus or of the Letter of Transmittal and requests for Notices of Guaranteed Delivery should be directed to the Exchange Agent addressed as follows:


          By Hand:                    By Registered or Certified Mail:             By Overnight Courier:

Northwest Bank Minnesota, N.A.          Norwest Bank Minnesota, N.A.           Norwest Bank Minnesota, N.A.
Northstar East Building                 Corporate Trust Operations             Corporate Trust Services
608 Second Avenue South                 P.O. Box 1517                          Sixth and Marquette Avenue
12th Floor                              Minneapolis, MN  55480-1517            Minneapolis, MN  55479-0113
Corporate Trust Services
Minneapolis, MN
                                                By Facsimile:

                                               (612) 667-4927
                                             Confirm by Telephone:

                                               (612) 667-9764

         Delivery other than as set forth above will not constitute a valid delivery.

Fees and Expenses

         The expenses of soliciting tenders will be borne by the Company. The principal solicitation is being made by mail; however, additional solicitation may be made by facsimile, telephone or in person by officers and regular employees of the Company and its affiliates.

         The Company has not retained any dealer-manager in connection with the Exchange Offer and will not make any payments to brokers, dealers or others soliciting acceptances of the Exchange Offer. The Company, however, will pay the Exchange Agent reasonable and customary fees for its services and will reimburse it for its reasonable out-of-pocket expenses in connection therewith.

         The cash expenses to be incurred in connection with the Exchange Offer will be paid by the Company and are estimated in the aggregate to be approximately $150,000. Such expenses include registration fees, fees and expenses of the Exchange Agent and Trustee, accounting and legal fees and printing costs, among others.

         The Company will pay all transfer taxes, if any, applicable to the exchange of Existing Notes pursuant to the Exchange Offer. If, however, a transfer tax is imposed for any reason other than the exchange of the Existing Notes pursuant to the Exchange Offer, then the amount of any such transfer taxes (whether imposed on the registered holder or any other persons) will be payable by the tendering holder. If satisfactory evidence of payment of such taxes or exemption therefrom is not submitted with the Letter of Transmittal, the amount of such transfer taxes will be billed directly to such tendering holder.

Accounting Treatment

         The New Notes will be recorded at the same carrying value as the Existing Notes, which is the principal amount as reflected in the Company's accounting records on the date of the exchange.

Accordingly, no gain or loss for accounting purposes will be recognized. The debt issuance costs will be capitalized for accounting purposes and will be amortized over the term of the debt.

Consequences Of Failure To Exchange; Resales Of New Notes

         Participation in the Exchange Offer is voluntary. Holders of the Existing Notes are urged to consult their financial and tax advisors in making their own decisions on what action to take.

         The Existing Notes which are not exchanged for the New Notes pursuant to the Exchange Offer will remain restricted securities. Accordingly, such Existing Notes may be resold only (i) to a person whom the seller reasonably believes is a qualified institutional buyer (as defined in Rule 144A under the Securities Act) in a transaction meeting the requirements of Rule 144A, (ii) in a transaction meeting the requirements of Rule 144 under the Securities Act,
(iii) outside the United States to a foreign person in a transaction meeting the requirements of Rule 904 under the Securities Act or (iv) in accordance with another exemption from the registration requirements of the Securities Act (and based upon an opinion of counsel if the Company so requests), (v) to the Company or (vi) pursuant to an effective registration statement and, in each case, in accordance with any applicable securities laws of any state of the United States or any other applicable jurisdiction

         With respect to the New Notes, based upon an interpretation by the staff of the Commission set forth in certain no-action letters issued to third parties, the Company believes that a holder (other than (i) a broker-dealer who purchases such New Notes directly from the Company to resell pursuant to Rule 144A or any other available exemption under the Securities Act or (ii) any such holder which is an "affiliate" of the Company within the meaning of Rule 405 under the Securities Act) who exchanges the Existing Notes for the New Notes in the ordinary course of business and who is not participating, does not intend to participate, and has no arrangement with any person to participate, in the distribution of the New Notes, will be allowed to resell the New Notes to the public without further registration under the Securities Act and without delivering to the purchasers of the New Notes a prospectus that satisfies the requirements of Section 10 of the Securities Act. However, if any holder acquires the New Notes in the Exchange Offer for the purpose of distributing or participating in the distribution of the New Notes or is a broker-dealer, such holder cannot rely on the position of the staff of the Commission enumerated in certain no-action letters issued to third parties and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction, unless an exemption from registration is otherwise available. Each broker-dealer that receives New Notes for its own account in exchange for Existing Notes, where such Existing Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. The Letter of Transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of New Notes received in exchange for Existing Notes where such Existing Notes were acquired by such broker-dealer as a result of market-making or other trading activities. Pursuant to the Registration Rights Agreement, the Company has agreed to make this Prospectus, as it may be amended or supplemented from time to time, available to broker-dealers for use in connection with any resale for a period of one year following the Effective Date. See "Plan of Distribution."

                    CERTAIN FEDERAL INCOME TAX CONSIDERATIONS

         The following discussion summarizes the material United States federal income tax consequences of the Exchange Offer to a holder of Existing Notes that is an individual citizen or resident of the United States or a United

States corporation that purchased the Existing Notes pursuant to their original issue (a "U.S. Holder"). It is based on the Internal Revenue Code of 1986, as amended to the date hereof (the "Code"), existing and proposed Treasury regulations, and judicial and administrative determinations, all of which are subject to change at any time, possibly on a retroactive basis. The following relates only to the Existing Notes, and the New Notes received therefor, that are held as "capital assets" within the meaning of Section 1221 of the Code by U.S. Holders. It does not discuss state, local, or foreign tax consequences, nor does it discuss tax consequences to subsequent purchasers (persons who did not purchase the Existing Notes pursuant to their original issue ), or to categories of holders that are subject to special rules, such as foreign persons, tax-exempt organizations, insurance companies, banks, and dealers in stocks and securities. Tax consequences may vary depending on the particular status of an investor. No rulings will be sought from the Internal Revenue Service with respect to the federal income tax consequences of the Exchange Offer.

         In the opinion of Dechert Price & Rhoads, counsel to the Company, (a) the exchange of Notes pursuant to the Exchange Offer should not be a taxable event for a U.S. Holder as set forth below under the caption "-- The Exchange Offer", and (b) the summary of the United States federal income tax consequences to a U.S. Holder that appears below under the captions "--Stated Interest", "--Sale, Exchange or Retirement of the Notes" and "--Backup Withholding" is accurate in all material respects.

         THIS SECTION DOES NOT PURPORT TO DEAL WITH ALL ASPECTS OF FEDERAL INCOME TAXATION THAT MAY BE RELEVANT TO AN INVESTOR'S DECISION TO EXCHANGE EXISTING NOTES FOR NEW NOTES. EACH INVESTOR SHOULD CONSULT WITH ITS OWN TAX ADVISOR CONCERNING THE APPLICATION OF THE FEDERAL INCOME TAX LAWS AND OTHER TAX LAWS TO ITS PARTICULAR SITUATION BEFORE DETERMINING WHETHER TO EXCHANGE EXISTING NOTES FOR NEW NOTES.

The Exchange Offer

         In the opinion of Dechert Price & Rhoads, counsel to the Company, the exchange of Existing Notes pursuant to the Exchange Offer should be treated as a continuation of the corresponding Existing Notes because the terms of the New Notes are not materially different from the terms of the Existing Notes, and accordingly (i) such exchange should not constitute a taxable event to a U.S. Holder, (ii) no gain or loss should be realized by a U.S. Holder upon receipt of a New Note, (iii) the holding period of the New Note should include the holding period of the Existing Note exchanged therefor and (iv) the adjusted tax basis of the New Note should be the same as the adjusted tax basis of the Existing Note exchanged therefor immediately before the exchange.

Stated Interest

         Stated interest on a Note will be taxable to a U.S. Holder as ordinary interest income at the time that such interest accrues or is received, in accordance with the U.S. Holder's regular method of accounting for federal income tax purposes. The Notes are not considered to have been issued with original issue discount for federal income tax purposes.

Sale, Exchange or Retirement of the Notes

         A U.S. Holder's tax basis in a Note generally will be its cost. A U.S. Holder generally will recognize gain or loss on the sale, exchange or retirement of a Note in an amount equal to the difference between the amount realized on the sale, exchange or retirement and the tax basis of the Note. Gain or loss recognized on the sale, exchange or retirement of a Note (excluding amounts received in respect of accrued interest, which will be taxable as ordinary interest income) generally will be capital gain or loss. A U.S. Holder who is an individual or other person not taxable as a corporation for federal income tax purposes who has held a Note for more than 18 months is subject to a maximum rate of tax 28% on any capital gain recognized upon its disposition. Gain recognized by a noncorporate U.S. Holder who has held a Note for 12 months or less may be taxed at ordinary income rates. Capital losses of noncorporate U.S. Holders in excess of capital gains may be offset against ordinary income up to $3000; excess capital losses may be carried forward to subsequent years. Capital gains of a U.S. Holder taxable as a corporation for federal income tax purposes is classified as long or short term depending upon whether the Note has been held for more than 12 months.

Backup Withholding

         Under certain circumstances, a U.S. Holder of a Note may be subject to "backup withholding" at a 31% rate with respect to payments of interest thereon or the gross proceeds from the disposition thereof. This withholding generally applies if the U.S. Holder fails to furnish his or her social security number or other taxpayer identification number in the specified manner and in certain, other circumstances. Any amount withheld from a payment to a U.S. Holder under the backup withholding rules is allowable as a credit against such U.S. Holder's federal income tax liability provided that the required information is furnished to the IRS. Corporations and certain Other entities described in the Code and Treasury regulations are exempt from backup withholding if their exempt status is properly established.

                                    BUSINESS

General

         The Company owns and operates the Riviera located on the Strip in Las Vegas, Nevada. Opened in 1955, the Riviera has developed a long-standing reputation for delivering high quality, traditional Las Vegas-style gaming and entertainment. The Riviera is situated on a 26-acre site, located across the Strip from Circus Circus and across Paradise Road from the Las Vegas Hilton and the Las Vegas Convention Center. The property features approximately 2,100 hotel rooms, including 169 suites, 105,000 square feet of casino space, one of the largest convention, meeting and banquet facilities in Las Vegas, four full-service restaurants, a large buffet, four showrooms, an entertainment lounge, 43 food and retail concessions and approximately 2,900 parking spaces. The casino contains approximately 1,300 slot machines, 50 gaming tables, a keno lounge and a 200-seat race and sports book. The Riviera offers one of the most extensive entertainment programs in Las Vegas, including the award winning show, Splash(R). The Company, through its gaming management subsidiary, also manages the Four Queens on Fremont Street in downtown Las Vegas.

         Since 1992, the Riviera's management team has achieved consistent growth in EBITDA and profit margins. EBITDA has increased over 44% from $21.8 million in 1992 to $31.5 million in 1996 and EBITDA margins have improved from 15.1% to 19.2% over the same period. The Company achieved this growth through the implementation of a number of strategic initiatives that included (i) refocusing its marketing strategy from "high-rollers" to adult mid-level gaming customers, a niche that management believes has been underserved, (ii) focusing on conventioneers who pay higher room rates, causing Riviera's ADR to increase from $47 in 1992 to $57 in 1996, (iii) aggressively marketing its hotel facilities resulting in occupancy rates growing from 90.6% in 1992 to 98.2% in 1996, (iv) emphasizing higher margin slot play which increased slot revenue by 33.0% from 1992 to 1996 and (v) investing approximately $47 million in capital improvements since 1992. Management believes that it has also improved the stability of EBITDA by providing a broad entertainment experience (1996 non-gaming revenues: 55% vs. 47% for other casinos on the Strip), focusing on conventioneers (approximately 30% of mid-week room nights pre-sold through June
1999) and developing a repeat and loyal customer base through proprietary database marketing.

Growth Opportunities

         The Company seeks to continue its growth in EBITDA and profits by maximizing the potential of the Riviera's prime Strip frontage and capitalizing on the proven strength of its management team by leveraging its talents across multiple properties. To achieve this goal, the Company is pursuing the following opportunities:

         Riviera Expansion. By the end of 1997, management expects to have completed the upgrade of the slot machines and refurbished all of the hotel rooms at the Riviera. To continue capitalizing on the Riviera's prime Strip frontage, the Company is developing the Nickel Plaza, a new 10,000 square-foot gaming area fronting the Strip complete with 350 slot machines, a bar, snack bar and souvenir shop, which is expected to be completed by December 1997. Nickel Plaza will be ideally positioned to attract the additional walk-in traffic from the newly built 1,000 rooms directly across the Strip at Circus Circus and the expansions of the Las Vegas Hilton and the Las Vegas Convention Center. Management expects Nickel Plaza will be developed for an estimated cost of $5 million. To maintain and enhance its core conventioneer customer base, the Company also plans to expand its convention center from 100,000 square feet to 158,000 square feet by constructing new state-of-the-art, multi-level, convention, meeting and banquet facilities. Construction is expected to commence in the fourth quarter of 1997 and be completed by the end of the third quarter of 1998. Management believes this expansion, which is estimated to cost approximately $15 million, will further solidify the Riviera as one of the premier convention sites in Las Vegas. In addition, the Company owns approximately six acres of contiguous property which is available for future expansion.

         The Black Hawk Project. As part of the Company's strategy to diversify its revenue base and leverage both the Riviera name and its management team, the Company pursues development opportunities in both established and emerging gaming markets. The Company has acquired for $15 million what management believes to be the premier gaming site in Colorado. The Company intends to use this site to construct one of the largest gaming facilities in the adjacent gaming cities of Black Hawk and Central City, Colorado. The Black Hawk Project is expected to feature 1,000 slot machines, 14 table games, a 500 space covered parking garage and entertainment and food service amenities. Management believes this market has attractive fundamentals, including (i) gaming limited to Black Hawk/Central City and Cripple Creek in Colorado, (ii) consistent gaming revenue growth since 1992 to over $300 million in 1996, (iii) slot machine dominated market due to statutory limited stakes, (iv) one hour drive from central Denver and (v) approximately 2.3 million adults residing within 100 miles of Black Hawk. Management believes that the proposed Riviera facility will be highly successful due to the following attributes: (i) premier location: it will be the first gaming site encountered when arriving from Denver, (ii) size and quality: it will be one of the largest casinos in the market complete with restaurant and entertainment options and (iii) superior parking: it will have on-site, covered self-parking, which is critical in this market where parking is currently extremely limited. The Black Hawk Project is an attractive investment opportunity that allows the Company to create a multi-jurisdictional gaming company. The Company currently estimates that total costs for completion of the Black Hawk Project will be approximately $55 million, $15 million of which was provided by the net proceeds of the sale of the Existing Notes to purchase the Black Hawk Land, and the remainder of which will be derived from a combination of third party financing and additional investment by the Company, including up to an additional $10 million of the net proceeds from the sale of the Existing Notes. Site clearance work in connection with the construction of the casino will begin in the fall of 1997, with the opening of the casino scheduled for the spring of 1999.

         Casino/Hotel Management Contracts. The Company believes that there is increasing demand for the services of skilled gaming and hospitality professionals. In order to capitalize on management's reputation and experience as successful casino operators, the Company formed RGM for the primary purpose of obtaining casino management contracts with casinos/hotels in Nevada and other jurisdictions. Since August 1996, RGM has managed the Four Queens located adjacent to the Golden Nugget on Fremont Street in downtown Las Vegas. Under the Four Queens management contract, RGM receives a guaranteed minimum management fee plus additional compensation based on EBITDA improvement of the Four Queens, and warrants to purchase 20% (on a fully diluted basis) of the common stock of the Four Queens' parent, Elsinore. Such management contract provides significant revenues and upside equity potential with minimal additional overhead and capital expenditure. Under RGM, Four Queens' EBITDA improved by more than 40% in the twelve months ended June 30, 1997, compared to the same period in 1996 and generated approximately $0.9 million in management fees for the Company.
Management   is   continually   evaluating   opportunities   to   manage   other
casinos/hotels.

The Riviera

         The Riviera is located on the corner of the Strip and Riviera Drive, across from Circus Circus. The back of the 26-acre property fronts Paradise Road across from the Las Vegas Hilton and the Las Vegas Convention Center. The Riviera is strategically located to take advantage of the high tourist traffic along the Strip as well as the increasing number of convention customers that use the Las Vegas Convention Center.

         The Company is continuing an extensive capital investment program, including completion of the upgrade of its slot machines and refurbishment of all of its hotel rooms by the end of 1997. When the Company acquired the Riviera on June 30, 1993, it embarked on a refurbishing and upgrading program and will have invested approximately $50 million in such efforts by the end of 1997. Between July 1, 1993 and December 31, 1997, the Company will have spent $21.6 million refurbishing its 2,100 rooms, including installation of a card key entry system and new telephone computer switch equipment and other similar upgrades; $8.7 million upgrading its slot machines so that they can be competitive with slot machines of other Las Vegas Strip casinos and reducing the average age of the equipment to less than three years; $2.6 million remodeling bars, restaurants and convention banquet areas; $1.3 million remodeling the show rooms and upgrading light and sound equipment; $10.7 million upgrading the life safety, heating and cooling and other back of the house support systems; and $4.6 million upgrading its computer systems, including casino rating software, slot tracking systems and payroll management systems, all with the objective of controlling costs and enhancing customer service.

         Gaming. The Riviera has 105,000 square feet of casino space. The casino currently has approximately 1,300 slot machines and 50 gaming tables, including blackjack, craps, roulette, pai gow poker, Caribbean Stud(R) poker, baccarat, Let It Ride(R) and poker. The casino also includes a keno lounge and a 200-seat race and sportS book.

         Gaming operations at the Riviera are continually updated to respond to both changing market conditions and customer demand in an effort to attract new customers and encourage repeat customer business through player tracking and database management. The Company maintains a slot players club, through which members receive special promotions and targeted mailings. New and innovative slot and table games have been introduced based on customer feedback. Management devotes substantial time and attention to the type, location and player activity of all its slot machines. The Company is continuing an extensive capital investment program for the upgrade of its slot machines which is expected to be completed by the end of 1997.

         The current management team has made an effort to redirect its business away from high-stakes wagerers in favor of focusing on highly profitable, less volatile mid-level gaming customers consistent with its focused marketing efforts. In order to effectively pursue this strategy, management has made several strategic changes including reconfiguring the casino space to improve the flow of customer traffic, installing new slot machines and bill acceptors, reducing the number of gaming tables and de-emphasizing baccarat. In addition, management implemented stricter credit policies and reduced baccarat table limits. As a result, the percentage of table game dollar volume represented by credit play declined from approximately 24% in 1993 to 15% in 1996. Also, in 1996, revenues from slots and tables were approximately 70% and 30%, respectively, as compared to 55% and 45%, respectively, in 1992. Because the extension of credit is not necessary for success with mid-level gaming customers, losses on uncollectible and discounted receivables have declined significantly. Receivables from casino operations declined from approximately $2.9 million at December 31, 1993 to approximately $2.3 million at December 31, 1996 and the allowance for bad debts and discounts from casino operations declined from approximately $800,000 to $400,000 during the same period. These reductions have resulted primarily from the imposition of stricter credit standards.

         The Company currently has detailed plans to further capitalize on the Riviera's prime Strip frontage and proximity to the Las Vegas Convention Center through additional development and expansion on the existing 26-acre site. To attract walk-in traffic from the nearby hotel casinos and motels (Circus Circus, Westward Ho, Stardust, Sahara, El Rancho) which have more than 10,000 rooms, the Company is in the process of developing a 10,000 square-foot "Nickel Plaza" on the corner of Las Vegas Boulevard and Riviera Boulevard at the crosswalk from Circus Circus and the local Strip bus stop at an estimated cost of about $5 million. The facility will contain 350 slot machines, a bar, snack bar and souvenir shop. Food and beverage items will be priced very attractively and promoted extensively. Dramatic signage and lighting effects compatible with the property's existing facade facing Las Vegas Boulevard will create a "must see" effect for passersby on both sides of Las Vegas Boulevard. The Company believes that the nickel player represents the most rapidly growing segment of the Las Vegas gaming market and is frequently neglected by the Company's major competitors who focus their slot products on higher denominations. Two-thirds of the devices in Nickel Plaza will be nickel machines. The Company has received Clark County Planning Commission approval, is finalizing detailed drawings for bids and expects to start construction in September 1997 with a completion date of December 31, 1997.

         Hotel. The Riviera's hotel is comprised of five hotel towers with approximately 2,100 rooms, including 169 suites. Built in 1955 as part of the original casino/hotel, the nine-story North Tower features 391 rooms and 11 suites. In 1967, the 12-story South Tower was built with 147 rooms and 31 suites. Another 220 rooms and 72 suites, including penthouse suites, were added to the property through the construction of the 17-story Monte Carlo Tower in 1974. In 1977, the six-story San Remo Tower added 243 rooms and six suites to the south side of the resort. The most recent phase of hotel expansion was completed in 1988 upon the opening of the 930 room, 49 suite, 24-story Monaco Tower. The Company is currently refurbishing all of its rooms, with approximately 1,800 completed through June 1997 and the balance expected to be completed by the end of 1997 for an additional $2.5 million. Despite the significant increase in rooms on the Strip in the last three years, management believes that the Riviera has attained room occupancy rates that are among the highest on the Strip with 97.5% for 1994, 97.0% for 1995, and 98.2% for 1996 (based on available rooms). The average occupancy rate for the Strip was 91.4% in 1996. Room revenue has increased from $35.4 million in 1993 to $41.8 million in 1996, an increase of 18.1%. Management believes that this performance can be attributed to its targeted and coordinated marketing strategy, particularly its focus on conventioneers.

         Restaurants. The quality, value and variety of food services are critical to attracting Las Vegas visitors. The Riviera offers four bars and five restaurants and serves an average of approximately 5,000 meals per day, including banquets and room service. The following table outlines, for each restaurant, the type of service provided and total seating capacity:

                                                                      Seating
Name                                   Type                          Capacity
- ----                                   ----                          --------

Kady's............................     Coffee Shop                        290
Kristofer's.......................     Steak and Seafood                  162
Rik' Shaw.........................     Chinese                            124
Ristorante Italian................     Italian                            126
World's Fare Buffet...............     All-you-can-eat                    432
                                                                   ----------
               Total.............................................       1,134
                                                                   ==========

         In addition, the Riviera has a food court operated by a third party under a long-term lease with 200 seats and several branded, popular fast-food restaurants, including Burger King(R), Panda Express(R), Pizza Hut(R) and "TCBY"(R).

         Convention Center. The Riviera features 100,000 square feet of convention, meeting and banquet space. The convention center is one of the largest in Las Vegas and is an important feature that attracts customers. The facility can be reconfigured for multiple meetings of small groups or large gatherings of up to 5,000 people. The Riviera hosts approximately 150 conventions per year. As of June 30, 1997, convention related advance bookings of rooms totaled approximately 446,000 for 1998 and 1999, which includes 331,000 definite bookings and 115,000 tentative bookings. On average, approximately 25% of the rooms are occupied for conventions.

         The Company intends to increase its emphasis on the convention segment of its business and the Clark County Planning Commission has recently approved the expansion of the Company's convention facility. In 1998, the Company plans to expand its convention center from 100,000 to 158,000 square feet by constructing new state-of-the-art, multi-level, convention, meeting and banquet facilities. The new facility will feature 46,000 square feet of exhibit space, 10 breakout meeting rooms totaling 7,200 square feet and 20 sky box/hospitality suites totaling 17,200 square feet. Overlooking the exhibit floor, the sky box/hospitality suites will range from 540 to 1,300 square feet and can be interconnected to accommodate larger groups. All units will have two tiers of 12 theater seats and the 1,300 square-foot boxes will be equipped with wet bars and private restrooms. The new convention/entertainment facility will have a total concert seating capacity of 5,700 and will be able to accommodate up to 2,500 for sit-down banquets. Other features will include a portable stage, ceiling tech booth, entertainer dressing rooms with full baths and an approximately 200 space underground parking facility with elevator access to all floors. The new addition will connect to the existing convention facility and the main hotel buildings by a covered walkway.

         Combined with the existing convention facility, the Riviera will offer convention and meeting planners 90,640 square feet of exhibit space, 19 breakout rooms with a total of 21,000 square feet, an additional 17,200 square feet in the 20 interconnecting sky box/hospitality suites and a 15,000 square-foot foyer with two registration desks, a business center and connecting offices, and a full-service banquet kitchen. In addition to the new 192 space underground parking facility, the convention facility will have direct access to a 1,600 space covered parking garage. The Company expects the expanded convention center to be one of the premier convention facilities in Las Vegas, ideally positioned to take advantage of the growing convention business.

         The new facility will generate increased banquet, rental and entertainment revenue. In addition, the Company believes that with the expanded state-of-the-art facilities, hotel room nights occupied by conventioneers will increase as a percentage of total room nights. This will increase ADR since convention rates are considerably more than those for all other occupancy segments. The Company's architect is currently finalizing drawings for permitting and bidding. Construction will commence in the fourth quarter of 1997 and will be completed in the third quarter of 1998.

         Entertainment and Other. The Riviera has one of the most extensive entertainment programs in Las Vegas, offering four different regularly scheduled shows and special appearances by headline entertainers in concert. The four in-house productions are regularly updated. In November 1994, the award winning Splash(R) production was closed in order to revise the show and remodel the showroom for the new Splash(R), which opened on June 23, 1995. The readers of the Las Vegas Review Journal recently voted The Riviera Comedy Club(SM) the number one comedy club in Las Vegas and Crazy Girls cast the most beautiful showgirls in Las Vegas. A summary of the shows and times is outlined below:

                                                                                                          Seating
Show                    Type                             Performance Times                               Capacity
- ----                    ----                             -----------------                               --------

Splash(R)               Variety show                     Twice a night, seven nights per week                950
An Evening at           Female impersonation             Twice a night, five nights per week; three          575
La Cage(R)                                                 times on Wednesday
Crazy Girls             Adult-oriented production        Twice a night, five nights per week;                410
                                                         three times a night on Saturday
The Riviera             Stand-up comedy                  Twice a night, five nights per week; three          350
Comedy ClubSM                                            times a night on Friday & Saturday

         Other entertainment includes the 200-seat Le Bistro entertainment lounge located in the casino which offers live performances six times per night. In addition, the Riviera sponsors special events, such as the Las Vegas Bowl football game, and presents major concerts such as the Beach Boys, the Pointer Sisters, Drew Carey and the Doobie Brothers.

         Entertainment revenues have increased from $16.5 million in 1993 to $20.9 million in 1996, a 26.7% increase. Management believes that this increase is attributable to the increasing popularity of the in-house productions.

Future Expansions

         Future plans for the development of the Riviera include development of an approximately 60,000 square-foot domed shopping center and entertainment complex to be constructed directly over the casino and containing stores and entertainment that will appeal to the Riviera's main target audience, adults aged 45 to 65. The exit from the complex will be by an escalator which will deliver patrons to the casino. The Company expects to find partners to finance, develop and operate the entertainment attraction and retail stores.

         The Company also has approximately six acres of its existing 26-acre site available for additional development. The Company is exploring a number of options in order to make the best use of this valuable land, including a joint venture for the development of a time-share condominium tower. The Company expects it would contribute up to 6 acres of land to such a joint venture and a third party would construct and sell time-share units and arrange financing. Management believes that additional rooms adjacent to the Las Vegas Convention Center would be particularly attractive to business customers and would provide a base for additional casinos customers. The development of a time-share tower or parking facility would require additional financing and, in the case of the time-share tower, a joint venture partner, none of which the Company has in place at the time.

Marketing Strategy

         Since 1992, the Riviera's management team implemented numerous programs, aimed at repositioning the Riviera and refocusing its marketing efforts. Such initiatives included targeting California and the southwestern United States and emphasizing mid-level gaming customers, particularly slot players, as opposed to "high rollers." Management believes that adult mid-level gaming customers are underserved. Management reconfigured the casino space to improve the flow of customer traffic, installed new slot machines and bill acceptors, reduced the number of gaming tables and de-emphasized baccarat. In addition, management reduced credit limits, outsourced the Company's sports book and shifted to parimutuel horse wagering, thereby decreasing the volatility of gaming revenues. Also, improved hotel marketing efforts resulted in one of the highest room occupancy rates on the Strip.

         The Riviera will continue to emphasize marketing programs that appeal to slot and mid-level table game customers with a focus on creating repeat customers and increasing walk-in traffic. In addition, a key marketing focus is maintaining and expanding Riviera's core conventioneer customer base. In developing its overall marketing programs, the Company conducts extensive, ongoing research of its target customers' preferences through written surveys, one-on-one interviews and focus groups.

         Emphasize Slot Play. Management instituted a number of initiatives at the Riviera to increase slot play, including the replacement of old slot machines, the installation of bill acceptors and the addition of slot hosts. The Company's strategy is to continue to increase slot play through marketing programs and other improvements, including (i) completion of the Company's slot upgrade program in the third quarter of

1997, (ii) addition of new signage, (iii) promotion of the Riviera Player's Club, (iv) sponsorship of slot tournaments, (v) creation of promotional programs and (vi) marketing of the "World's Loosest Corner of Slots" and "$40 for $20" slot promotions.

         One of the Company's most successful permanent promotions is its "$40 for $20" slot promotion which attracts slot players to the casino. The promotion offers $40 of slot play on certain promotional machines for $20 cash. If the customer does not win a jackpot of at least $40, a prize with a retail value of at least $20 is awarded. While the Riviera's competitors' promotions normally result in a cost (loss) to the casino department, this innovative program has a positive EBITDA (exclusive of ancillary slot play) which is used to offset other marketing costs, including "free pulls," drawings, advertising and general marketing. The sign-up counter and the promotion machines are located near an entrance to the casino and often draw long lines of patrons. The Company has introduced this promotion at the Four Queens and has been approached to license this promotion to other casinos as well, which it may do in the future. Another successful promotion is the "World's Loosest Corner of Slots" which is an area of the casino that contains banks of slot machines with the guaranteed highest payback percentages of any similar machines in Las Vegas. Like the "$40 for $20" slot promotion, the "World's Loosest Corner of Slots" is located near an entrance to the casino to attract walk-in traffic. These promotions have produced significant income from both repeat and walk-in customers within the Riviera's targeted market segments.

         Create Repeat Customers. Generating customer loyalty is a critical component of management's business strategy as retaining customers is less expensive than attracting new ones. The Company has developed a focused and coordinated marketing program intended to develop a loyal customer base which emphasizes (i) providing a high level of service to its customers to ensure an enjoyable experience while at the Riviera, (ii) responding to customer surveys and (iii) focusing marketing efforts and promotional programs on customers with positive gaming profiles. The Company uses its research data to tailor promotional offers to the specific tastes of targeted customers. All slot and table players are encouraged to join the Riviera Player's Club and to fill out surveys that provide the Riviera with personal information and preferences and tracks their level of play. Members of the Riviera Player's Club earn bonus points based upon their level of play, redeemable for free gifts, complimentary services or cash rebates. Promotional offers are made to qualifying customers through direct mail and telemarketing. The Company designs promotional offers targeted at certain mid-level gaming patrons that are expected to provide significant revenues based upon their historical gaming patterns. The Company contacts these customers through a combination of direct mail and telemarketing by an in-house marketing staff and independent representatives located in major cities. The Riviera uses a proprietary database which is linked to its player tracking system to help identify customers' requirements and preferences; thereby allowing the Riviera to customize promotions to attract repeat visitors. The Company offers customers personalized service, credit availability and access to a variety of complimentary or reduced-rate room, dinner and entertainment reservations. Management uses a specialized multi-tiered marketing approach to attract customers in each of its major market segments. Slot and table game tournaments and special events are designed for specific levels of play. Utilizing its proprietary database the Company's marketing department then targets and invites the customers most appropriate for the customized events. In addition, the Company hosts an array of special events, including slot and table tournaments, designed to attract customers for an extended stay. Management has found that this individualized marketing approach has provided significant revenues and profitable repeat business.

         Provide Extensive Entertainment Options. The Company focuses on attracting its guests through a range of entertainment opportunities. The Riviera has one of the most extensive entertainment programs in Las Vegas with four different regularly scheduled shows and special appearances by headline entertainers. In addition to providing a positive impact on the Company's profitability, the shows attract additional gaming revenue. Surveys indicate that approximately 80% of the show patrons come from outside the hotel and approximately 66% of these individuals gamble at the Riviera before or after the shows. In addition, the Riviera offers a variety of quality dining options, a range of accommodations from deluxe rooms to penthouse suites, a 75,000 square-foot pool area with an olympic-size swimming pool, tennis courts, fitness center, spa and 43 retail outlets located throughout the property. The Company believes that it offers a value-oriented experience by providing a variety of hotel rooms, restaurants and entertainment, with some of Las Vegas' most popular shows, all at reasonable prices.

         Attract Walk-In Traffic. The Company seeks to maximize the number of people who patronize the Riviera that are not guests in the hotel by capitalizing on Riviera's prime Strip location, convention center proximity and the Riviera's several popular in-house productions. The Riviera is well situated on the Las Vegas Strip near Circus Circus, The Stardust Hotel & Casino, the Westward Ho Casino & Hotel, the Las Vegas Hilton and the Las Vegas Convention Center. Management strives to attract customers from those facilities, as well as capitalize on the growth in Las Vegas visitors in general, with the goal of increasing walk-in traffic by (i) providing a variety of quality, value-priced entertainment and dining options, (ii) promoting the "World's Loosest Corner of Slots" and "$40 for $20" slot promotions, and placing them near the entrances to the casino, (iii) upgrading the exterior of the Riviera including painting, lighting and landscaping and (iv) developing the Nickel Plaza.

         Focus on Convention Customers. This market segment consists of two groups: (i) those trade organizations and groups that hold their events in the banquet and meeting space provided by a single hotel and (ii) those attending city-wide events, usually held at the Las Vegas Convention Center. The Riviera targets convention business because it typically provides patrons willing to pay higher room rates and provides certain advance planning benefits, since conventions are usually booked two years in advance of the event date. The Riviera has 100,000 square feet of exhibit, meeting and banquet space (one of the largest convention facilities provided by a casino/hotel in Las Vegas), making it attractive to large groups. Management focuses its marketing efforts on conventions whose participants have the most active gaming profile and higher room rate, banquet and function spending habits. The Riviera also benefits from its proximity to the Las Vegas Convention Center which makes it attractive to city-wide conventioneers looking to avoid the congestion that occurs during a major convention, particularly at the south end of the Strip. The Riviera currently has 251 conventions scheduled through June 1999 to use the Riviera's convention facilities. Management believes that its plans to further develop the Riviera's convention center will attract significant additional convention business. After completion of its expanded convention center to 158,000 square feet at the end of the third quarter of 1998, the Company believes its competitive position in the market for convention space and the corresponding hotel room occupancy by convention attendees will be significantly increased.

         The Company focuses its marketing efforts in the southwestern United States during the spring and summer months and in the midwestern United States during the fall and winter months to effectively capitalize on the vacation patterns of the Riviera's target customers in those markets. Marketing efforts in California are consistent throughout the year reflecting the constant flow of California residents to Las Vegas. Management has found that many of its customers use tour and travel "package" options to reduce the cost of travel, lodging and entertainment. These packages are produced by wholesale operators and travel agents and emphasize mid-week stays. Tour and travel patrons often book at off-peak periods enabling the Company to maintain occupancy rates at the highest levels throughout the year. Management has developed specialized marketing programs and cultivated relationships with wholesale operators, travel agents and major domestic air carriers to expand this market. The Company's four largest tour and travel operators, including America West Vacations, currently account for approximately 524 room bookings per night. The Company has successfully converted many tour and travel customers who meet the Company's target customer profile into repeat customers.

Riviera Gaming Management

         In order to capitalize on management's expertise and reputation as successful operators of casino properties, the Company formed RGM, a wholly owned subsidiary of the Company, for the primary purpose of obtaining casino management contracts in Nevada and other jurisdictions. RGM provides services such as assisting new venue licensee applicants in designing and planning their gaming operations and managing the start-up of new gaming operations. These services include casino design, equipment selection, employee recruitment and training, control and accounting systems and marketing programs. Management believes that management contracts provide high margin income with limited additional overhead and little or no capital expenditure requirements. Management is continually evaluating opportunities to manage other casinos/hotels. The Company's objective is to obtain the right to a substantial equity position in projects it would manage as part of the compensation for its services.

         Four Queens Management Agreement. Since August 1996, RGM has been operating the Four Queens located adjacent to the Golden Nugget on Fremont Street in downtown Las Vegas under an interim management agreement for a fee of $83,333 per month. A long-term management agreement with Elsinore, the owner of the Four Queens, went into effect on February 28, 1997, the effective date of the Chapter 11 plan of reorganization of Elsinore.

         The term of the management agreement is approximately 40 months, subject to earlier termination or extension. Either party may terminate if cumulative EBITDA for the first two fiscal years is less than $12.8 million. The term can be extended by an additional 24 months at RGM's option, if cumulative EBITDA for the three fiscal years of the term is at least $19.2 million. RGM will be paid a fee of 25% of any increase in annual EBITDA over $4.0 million, subject to a $1.0 million minimum fee, payable in equal monthly installments. RGM has received warrants to purchase 1,125,000 shares of common stock of Elsinore, exercisable during the term or extended term of the management agreement at an exercise price of $1.00 per share. If the proposed acquisition of Elsinore by an affiliate of Mr. Allen E. Paulson is consummated (see "The Proposed Merger -- The Elsinore Transaction"), the Company would receive $2,430,000 (i.e., the spread between the per share warrant price and the per share merger price multiplied by 1,125,000).

         Either party can terminate the management agreement if (i) substantially all the Four Queens' assets are sold, (ii) the Four Queens is merged or (iii) a majority of the Four Queens' or Elsinore's shares are sold. Upon such termination, RGM will receive a $2.0 million termination bonus minus any amount realized or realizable upon exercise of the warrants.

Las Vegas Market

         Las Vegas is one of the largest and fastest growing entertainment markets in the country. According to the Las Vegas Convention and Visitors Authority (the "LVCVA"), the number of visitors traveling to Las Vegas has increased at a steady and significant rate for the last eleven years from 15.2 million in 1986 to 29.6 million in 1996, a compound annual growth rate of 6.9%. Clark County gaming has continued to be a strong and growing business with Clark County gaming revenues increasing at a compound annual growth rate of 9.2% from $2.4 billion in 1986 to $5.8 billion in 1996.

         The Riviera targets the large and expanding Las Vegas tourist and gaming market. Las Vegas is the largest city in Nevada, with a local population in excess of one million, and is Nevada's principal tourist center. Gaming and tourism are the major attractions, complemented by warm weather and the availability of many year-round recreational activities. Although Las Vegas' principal markets are the western region of the United States, most significantly Southern California and Arizona, Las Vegas also serves as a destination resort for visitors from all over the world. A significant percentage of visitors originate from Latin America and Pacific Rim countries such as Japan, Taiwan, Hong Kong and Singapore.

         Historically, Las Vegas has had one of the strongest hotel markets in the country. The number of hotel and motel rooms in Las Vegas has increased by over 40% from approximately 67,000 at the end of 1989 to 95,000 at the end of 1996, giving Las Vegas the most hotel and motel rooms of any metropolitan area in the country. Despite this significant increase in the supply of rooms, the Las Vegas hotel occupancy rate exceeded 91% for each of 1993, 1994, 1995 and 1996. Since January 1, 1996, approximately 4,700 new hotel rooms opened and as of December 31, 1996, there were over 9,200 hotel rooms under construction (which combined constitutes a 14.7% increase in the number of hotel and motel rooms in Las Vegas) and the LVCVA estimated that approximately 60,000 additional hotel rooms were proposed for construction. However, the Company believes that many of these projects will not materialize. The new rooms under construction are primarily being designed to attract the high end gaming and convention customers, and based on construction costs will be priced at rates well above those which have been or can be charged by the Riviera based on the investment in its facility.

         The Company believes that the growth in the Las Vegas market has been enhanced as a result of (i) a dedicated program by the LVCVA and major Las Vegas casino/hotels to promote Las Vegas as a major convention site, (ii) the increased capacity of McCarran Airport and (iii) the introduction of large themed "must see" destination resorts in Las Vegas. In 1987, approximately 1.7 million people attended conventions in Las Vegas and generated approximately $1.2 billion of non-gaming economic impact. In 1996, the number of convention delegates had increased to 3.3 million with approximately $3.9 billion of non-gaming economic impact. According to the LVCVA, Las Vegas was the largest convention market in the country in 1996.

         During the past five years, McCarran Airport has expanded its facilities to accommodate the increased number of airlines and passengers which it services. The number of passengers traveling through McCarran Airport has increased from approximately 15.6 million in 1987 to 30.5 million in 1996. Construction is currently underway on numerous roadway enhancements to improve access to the airport. The airport has additional long-term expansion plans underway which will provide additional runways, three new satellite concourses, 60 additional gates and other facilities.

         See "Risk Factors -- Competition" for a discussion of competition in the Las Vegas gaming market.

The Black Hawk Project

         The Company has acquired for $15 million what management believes to be the premier gaming site in Black Hawk, Colorado. See "Risk Factors -- The Black Hawk Project." The property is currently the closest gaming site to Denver and is the first site encountered when traveling from Denver to Black Hawk/Central City. The Black Hawk/Central City market primarily serves the metropolitan Denver area and is approximately an hour drive and 40 miles west of central Denver.

         Located on South Main Street, the property is located directly in front of the Colorado Central Station, owned by Anchor Gaming, which management believes is the most successful casino in Colorado due to its location, size and availability of parking. Unlike many other sites, the Riviera development site is level and has a relatively broad footprint, which is expected to provide significant cost and time savings in construction relative to other projects in the market and can accommodate a large Las Vegas-style casino on one floor.

         The development  site comprises  71,000 square feet,  zoned for gaming.
The casino building is expected to be approximately 62,000 square feet and include approximately 1,000 slot machines and 14 table games. In addition, the facility will provide entertainment, food and beverage service and will incorporate an attached covered parking facility for 500 vehicles. The Company believes that the Black Hawk Project could be expanded beyond its currently permitted scope based on zoning waivers granted to other casino developers.

         The Company currently estimates that total costs for completion of the Black Hawk Project will be approximately $55 million, $15 million of which was provided by the net proceeds of the sale of the Existing Notes to purchase the Black Hawk Land, and the remainder of which will be derived from a combination of third party financing and additional investment by the Company, including up to an additional $10 million of the net proceeds from the sale of the Existing Notes. Site clearance work in connection with the construction of the casino is scheduled to begin in the fall of 1997, with the opening of the casino scheduled for the spring of 1999. See "Risk Factors -- Competition" and "Risk Factors -- The Black Hawk Project" for a discussion of the risk factors involved in investing in the Black Hawk Project.

         Black Hawk Operating Company will not initially be a Guarantor of the Notes. See "Description of Notes - Security." At June 30, 1997, Black Hawk Operating Company had no assets or liabilities and therefore separate financial statements have not been included in this Prospectus.

Colorado Market

         In November 1990, the state of Colorado approved limited stakes gaming ($5.00 or less per wager) in two historic gold mining areas, Black Hawk/Central City and Cripple Creek. Because of the $5.00 maximum bet, the casinos in Colorado emphasize gaming machine play. Black Hawk and Central City are contiguous, with Black Hawk being closer to Denver, and are located approximately 40 miles west of Denver and 10 miles north of Interstate 70, the main highway connecting Denver to many of Colorado's major ski resorts. Cripple Creek is located approximately 45 miles from Colorado Springs and 75 miles from Pueblo. Casinos located in the Black Hawk/Central City area serve primarily the residents of Denver and Boulder, Colorado and surrounding communities. Approximately three million people live within a 100-mile radius of the Black Hawk/Central City area.

         The following table sets forth statistical information relating to the growth of the Black Hawk/Central City market compiled from data published by the Colorado Department of Revenue:


                                                                                     Years Ended December 31,
                                                                          -------------------------------------------
                                                                           1993        1994       1995        1996
                                                                           ----        ----       ----        ----
Aggregate Gaming Revenues (Dollars in
  millions).......................................................        $   182   $    243     $    291  $     309
Revenue Per Slot Machine Per Day..................................             70         80           85         93
Average Number of Slot Machines...................................          6,922      7,705        8,636      8,446
Average Number of Casinos in Operation............................             36         34           32         33

         See "Risk Factors -- Competition" for a discussion of competition in the Colorado gaming market.

Employees and Labor Relations

         As of June 30, 1997, the Riviera employed approximately 2,100 persons and had collective bargaining contracts with eight unions covering approximately 1,300 of such employees including food and beverage employees, rooms department employees, carpenters, engineers, stage hands, musicians, electricians, painters and teamsters. The Company's agreements with the Southern Nevada Culinary and Bartenders Union and Stage Hands Union, which cover the majority of the Company's unionized employees, were renegotiated in 1994 and expired on May 31, 1997 and June 1, 1997, respectively. The Riviera, along with the other Las Vegas hotels are currently negotiating with these unions and anticipate that new contracts will be agreed upon by September 1997. The Culinary and Bartenders Union is currently concentrating on its negotiations with the larger gaming companies and is expected to intensify its negotiations with the Riviera after preliminary agreements have been reached with the larger gaming companies. The Stage Hands Union's negotiations are proceeding at a steady pace and agreement on details of the contract is anticipated during the summer of 1997. The
Teamsters, Operating Engineers, Carpenters, Painters and Electricians Unions' collective bargaining agreements were renewed in 1995 and generally expire in or after 1998. The Musicians Union's collective bargaining agreement expires on September 21, 1999. Although unions have been active in Las Vegas, management considers its employee relations to be satisfactory. There can be no assurance, however, that new agreements will be reached without union action or will be on terms satisfactory to the Company.

Regulation and Licensing

         Nevada Gaming Regulations. The ownership and operation of casino gaming facilities in Nevada are subject to: (i) The Nevada Gaming Control Act and the regulations promulgated thereunder (collectively the "Nevada Act") and (ii) various local ordinances and regulations. The Company's gaming operations are subject to the licensing and regulatory control of the Nevada Commission, the Nevada Board, the Clark County Liquor and Gaming Licensing Board (the "Clark County Board") and the City of Las Vegas. The Nevada Commission, the Nevada Board, the Clark County Board and the City of Las Vegas are collectively referred to as the "Nevada Gaming Authorities."

         The laws, regulations and supervisory procedures of the Nevada Gaming Authorities are based upon declarations of public policy which are concerned with, among other things: (i) the prevention of unsavory or unsuitable persons from having a direct or indirect involvement with gaming at any time and in any capacity; (ii) the establishment and maintenance of responsible accounting practices and procedures; (iii) the maintenance of effective controls over the financial practices of licensees, including the establishment of minimum procedures for internal fiscal affairs and the safeguarding of assets and revenues, providing reliable record keeping and requiring the filing of periodic reports with the Nevada Gaming Authorities; (iv) the prevention of cheating and fraudulent practices; and (v) providing a source of state and local revenues through taxation and licensing fees. Change in such laws, regulations and procedures could have an adverse effect on the Company's gaming operations.

         ROC is required to be licensed by the Nevada Gaming Authorities. The gaming license held by ROC requires the periodic payment of fees and taxes and is not transferable. ROC is also licensed as a manufacturer and distributor of gaming devices. Such licenses also require the periodic payment of fees and are not transferable. The Company is registered by the Nevada Commission as a publicly traded corporation (a "Registered Corporation") and has been found suitable to own the stock of ROC. ROC is also registered by the Nevada commission as an Intermediary Company and has been found suitable to own the stock of RGM which has been registered by the Nevada Commission as an Intermediary Company and has been found suitable to own the stock of RGME. RGME has been licensed as the manager of the Four Queens and such license is not transferable. ROC and RGME are each a Corporate Licensee (collectively, the "Corporate Licensees") under the terms of the Nevada Act. As a Registered Corporation, the Company is required periodically to submit detailed financial and operating reports to the Nevada Commission and to furnish any other information which the Nevada Commission may require. No person may become a stockholder of, or receive any percentage of profits from, the Corporate Licensees without first obtaining licenses and approvals from the Nevada Gaming Authorities. The Company, ROC, RGM and RGME have obtained from the Nevada Gaming Authorities the various registrations, approvals, permits, findings of suitability and licenses required in order to engage in gaming activities and manufacturing and distribution activities in Nevada.

         All gaming devices that are manufactured, sold or distributed for use or play in Nevada, or for distribution outside of Nevada, must be manufactured by licensed manufacturers, distributed or sold by licensed distributors and approved by the Nevada Commission. The approval process includes rigorous testing by the Nevada Board, a field trial and a determination as to whether the gaming device meets strict technical standards that are set forth in the regulations of the Nevada Gaming Authorities. Associated equipment must be administratively approved by the Chairman of the Nevada Board before it is distributed for use in Nevada.

         The Nevada Gaming Authorities may investigate any individual who has a material relationship to, or material involvement with, the Company, ROC, RGM or RGME in order to determine whether such individual is suitable or should be licensed as a business associate of a gaming licensee. Officers, directors and certain key employees of ROC and RGME must file applications with the Nevada Gaming Authorities and may be required to be licensed or found suitable by the Nevada Gaming Authorities. Officers, directors and key employees of the Company and RGM who are actively and directly involved in the gaming activities of ROC or RGME may be required to be licensed or found suitable by the Nevada Gaming Authorities. The Nevada Gaming Authorities may deny an application for licensing for any cause which they deem reasonable. A finding of suitability is comparable to licensing, and both require submission of detailed personal and financial information followed by a thorough investigation. The applicant for licensing or a finding of suitability must pay all the costs of the investigation. Any change in a corporate position by a licensed person must be reported to the Nevada Gaming Authorities and, in addition to their authority to deny an application for a finding of suitability or licensure, the Nevada Gaming Authorities have jurisdiction to disapprove a change in a corporate position.

         If the Nevada Gaming Authorities were to find an officer, director or key employee unsuitable for licensing or unsuitable to continue having a relationship with the Company, ROC, RGM or RGME the companies involved would have to sever all relationships with such person. In addition, the Nevada Commission may require the Company, ROC, RGM or RGME to terminate the employment of any person who refuses to file appropriate applications. Determinations of suitability or of questions pertaining to licensing are not subject to judicial review in Nevada.

         The Company, ROC and RGME are required to submit detailed financial and operating reports to the Nevada Commission. Substantially all material loans, leases, sales of securities and similar financing transactions by ROC must be reported to or approved by the Nevada Commission.

         If it were determined that the Nevada Act was violated by ROC or RGME, the gaming licenses they hold could be limited, conditioned, suspended or revoked, subject to compliance with certain statutory and regulatory procedures. In addition, the Company, ROC, RGM and RGME and the persons involved could be subject to substantial fines for each separate violation of the Nevada Act at the discretion of the Nevada Commission. Further, a supervisor could be appointed by the Nevada Commission to operate the casino and, under certain circumstances, earnings generated during the supervisor's appointment (except for reasonable rental value of the casino) could be forfeited to the State of Nevada. Limitation, conditioning or suspension of the gaming licenses of ROC or RGME or the appointment of a supervisor could (and revocation of any gaming license would) materially adversely affect the Company's gaming operations.

         Any beneficial holder of the Company's voting securities, regardless of the number of shares owned, may be required to file an application, be investigated, and have his suitability as a beneficial holder of the Company's voting securities determined if the Nevada Commission has reason to believe that such ownership would otherwise be inconsistent with the declared policies of the State of Nevada. The applicant must pay all costs of investigation incurred by the Nevada Gaming Authorities in conducting any such investigation.

         The Nevada Act requires any person who acquires more than 5% of a Registered Corporation's voting securities to report the acquisition to the Nevada Commission. The Nevada Act requires that beneficial owners of more than 10% of a Registered Corporation's voting securities apply to the Nevada Commission for a finding of suitability within thirty days after the Chairman of the Nevada Board mails the written notice requiring such filing. Under certain circumstances, an "institutional investor," as defined in the Nevada Act, which acquires more than 10%, but not more than 15%, of a Registered Corporation's voting securities may apply to the Nevada Commission for a waiver of such finding of suitability if such institutional investor holds the voting securities for investment purposes only. An institutional investor shall not be deemed to hold voting securities for investment purposes unless the voting securities were acquired and are held in the ordinary course of business as an institutional investor and not for the purpose of causing, directly or indirectly, the election of a majority of the members of the board of directors of the Registered Corporation, any change in the corporate charter, bylaws, management, policies or operations of the Registered Corporation, or any of its gaming affiliates, or any other action which the Nevada Commission finds to be inconsistent with holding the Registered Corporation's voting securities for investment purposes only. Activities which are deemed to be consistent with holding voting securities for investment purposes only include: (i) voting on all matters voted on by stockholders; (ii) making financial and other inquiries of management of the type normally made by securities analysts for informational purposes and not to cause a change in its management, policies or operations; and (iii) such other activities as the Nevada Commission may determine to be consistent with such investment intent. If the beneficial holder of voting securities who must be found suitable is a corporation, partnership or trust, it must submit detailed business and financial information including a list of beneficial owners. The applicant is required to pay all costs of investigation.

         Any person who fails or refuses to apply for a finding of suitability or a license within thirty days after being ordered to do so by the Nevada Commission or the Chairman of the Nevada Board, may be found unsuitable. The same restrictions apply to a record owner if the record owner, after request, fails to identify the beneficial owner. Any stockholder found unsuitable and who holds, directly or indirectly, any beneficial ownership of the common stock beyond such period of time as may be prescribed by the Nevada Commission may be guilty of a criminal offense. The Company is subject to disciplinary action if, after it receives notice that a person is unsuitable to be a stockholder or to have any other relationship with the Company, ROC, RGM or RGME, the Company (i) pays that person any dividend or interest upon voting securities of the Company,
(ii) allows that person to exercise, directly or indirectly, any voting right conferred through securities held by that person, (iii) pays remuneration in any form to that person for services rendered or otherwise, or (iv) fails to pursue all lawful efforts to require such unsuitable person to relinquish his voting securities including, if necessary, the immediate purchase of said voting securities for cash at fair market value. Additionally, the Clark County Board has the authority to approve all persons owning or controlling the stock of any corporation controlling a gaming licensee.

         The Nevada Commission may, in its discretion, require the holder of any debt security of a Registered Corporation such as the 11% First Mortgage Notes, the Existing Notes or the New Notes to file applications, be investigated and be found suitable to own the debt security of a Registered Corporation, if it has reason to believe that such ownership would be inconsistent with the declared policies of the State of Nevada. If the Nevada Commission determines that a person is unsuitable to own such security, then pursuant to the Nevada Act, the Registered Corporation can be sanctioned, including the loss of its approvals, if without the prior approval of the Nevada Commission, it: (i) pays to the unsuitable person any dividend, interest, or any distribution whatsoever; (ii) recognizes any voting right by such unsuitable person in connection with such securities; (iii) pays the unsuitable person remuneration in any form; or (iv) makes any payment to the unsuitable person by way of principal, redemption, conversion, exchange, liquidation, or similar transaction.

         The Company is required to maintain a current stock ledger in Nevada which may be examined by the Nevada Gaming Authorities at any time. If any securities are held in trust by an agent or by a nominee, the record holder may be required to disclose the identity of the beneficial owner to the Nevada Gaming Authorities. A failure to make such disclosure may be grounds for finding the record holder unsuitable. The Company is also required to render maximum assistance in determining the identity of the beneficial owner. The Nevada Commission has the power to require the Company's stock certificates to bear a legend indicating that the securities are subject to the Nevada Act. However, to date, the Nevada Commission has not imposed such a requirement on the Company.

         The Company may not make a public offering of its securities without the prior approval of the Nevada Commission if the securities or proceeds therefrom are intended to be used to construct, acquire or finance gaming facilities in Nevada, or to retire or extend obligations incurred for such purposes. The Exchange Offer will constitute a public offering (as defined in the Nevada Act) and will require the prior approval of the Nevada Commission upon the recommendation of the Nevada Board. In addition, (i) a Corporate Licensee may not guarantee a security issued by a Registered Corporation pursuant to a public offering, or hypothecate its assets to secure the payment or performance of the obligations evidenced by such a security, without the prior approval of the Nevada Commission, (ii) the pledge of the stock of a Corporate Licensee or Intermediary Company ("Stock Pledge"), such as ROC, RGM and RGME, is void without the prior approval of the Nevada Commission, and (iii) restrictions upon the transfer of an equity security issued by a Corporate Licensee, or Intermediary Company and agreements not to encumber such securities (collectively, "Stock Restrictions") are ineffective without the prior approval of the Nevada Commission. The Stock Pledge and the Stock Restrictions in respect of the Notes require the prior approval of the Nevada Commission to be effective. In connection with the approval of the Exchange Offer, the Subsidiary Guaranty of ROC, RGM & RGME, the hypothecation of the assets of ROC and RGME, the Stock Pledge and the Stock Restrictions will also require the prior approval of the Nevada Commission. An approval of the Stock Pledge, if granted, will not constitute approval to foreclose on the Stock Pledge. Separate approval will be required to foreclose on the Stock Pledge and such approval will require the licensing of the Trustee unless such requirement is waived upon the application of the Trustee. Approval of a public offering does not constitute a finding, recommendation or approval by the Nevada Commission or the Nevada Board as to the accuracy or adequacy of the prospectus or the investment merits of the securities offered. Any representation to the contrary is unlawful.

         Changes in control of the Company through merger, consolidation, stock or asset acquisitions, management or consulting agreements, or any act or conduct by a person whereby he obtains control, may not occur without the prior approval of the Nevada Commission. Entities seeking to acquire control of a Registered Corporation must satisfy the Nevada Board and Nevada Commission in a variety of stringent standards prior to assuming control of such Registered Corporation. The Nevada Commission may also require controlling stockholders, officers, directors and other persons having a material relationship or involvement with the entity proposing to acquire control, to be investigated and licensed as part of the approval process relating to the transaction.

         The Nevada legislature has declared that some corporate acquisitions opposed by management, repurchases of voting securities and corporate defense tactics affecting Nevada corporate gaming Licensees, and Registered Corporations that are affiliated with those operations, may be injurious to stable and productive corporate gaming. The Nevada Commission has established regulations to ameliorate the potentially adverse effects of these business practices upon Nevada's gaming industry and to further Nevada's policy to: (i) assure the financial stability of corporate gaming Licensees and their affiliates; (ii) preserve the beneficial aspects of conducting business in the corporate form; and (iii) promote a neutral environment for the orderly governance of corporate affairs. Approvals are, in certain circumstances, required from the Nevada Commission before the Registered Corporation can make exceptional repurchases of voting securities above the current market price thereof and before a corporate acquisition opposed by management can be consummated. The Nevada Act also requires prior approval of a plan of recapitalization proposed by the Registered Corporation's Board of Directors in response to a tender offer made directly to the Registered Corporation's stockholders for the purposes of acquiring control of the Registered Corporation.

         License fees and taxes, computed in various ways depending on the type of gaming or activity involved, are payable to the State of Nevada and to the County in which the ROC's and RGME's operations are conducted. Depending upon the particular fee or tax involved, these fees and taxes are payable either monthly, quarterly or annually and are based upon either: (i) a percentage of the gross revenues received; (ii) the number of gaming devices operated; or
(iii) the number of table games operated. A casino entertainment tax is also paid by casino operations where entertainment is furnished in connection with the selling of food, refreshments or merchandise. Nevada Licensees that hold a license to manufacture and distribute slot machines and gaming devices, such as ROC, also pay certain fees and taxes to the State of Nevada.

         Any person who is licensed, required to be licensed, registered, required to be registered, or is under common control with such persons (collectively, "Licensees"), and who proposes to become involved in a gaming venture outside of Nevada, is required to deposit with the Nevada Board, and thereafter maintain, a revolving fund in the amount of $10,000 to pay the expenses of investigation by the Nevada Board of their participation in such foreign gaming. The revolving fund is subject to increase or decrease in the discretion of the Nevada Commission. Thereafter, Licensees are required to comply with certain reporting requirements imposed by the Nevada Act. Licensees are also subject to disciplinary action by the Nevada Commission if they knowingly violate any laws of the foreign jurisdiction pertaining to the foreign gaming operation, fail to conduct the foreign gaming operation in accordance with the standards of honesty and integrity required of Nevada gaming operations, engage in activities that are harmful to the State of Nevada or its ability to collect gaming taxes and fees, or employ a person in the foreign operation who has been denied a license or finding of suitability in Nevada on the ground of personal unsuitability.

         Other Nevada Regulation. The sale of alcoholic beverages at the Riviera is subject to licensing, control and regulation by the Clark County Board. All licenses are revocable and are not transferable. The Clark County Board has full power to limit, condition, suspend or revoke any such license, and any such disciplinary action could (and revocation would) have a material adverse affect upon the operations of ROC.

         Colorado Gaming Regulation. Pursuant to an amendment to the Colorado Constitution (the "Colorado Amendment"), limited stakes gaming became lawful in the cities of Central City, Black Hawk and Cripple Creek on October 1, 1991. The Colorado Amendment defines limited stakes gaming as the use of slot machines and the card games of blackjack and poker, with a maximum single bet of five dollars.

         Limited stakes gaming is confined to the commercial districts of these cities as defined by Central City on October 7, 1981, by Black Hawk on May 4, 1978, and by Cripple Creek on December 3, 1973. In addition, the Colorado Amendment restricts limited stakes gaming to structures that conform to the architectural styles and designs that were common to the areas prior to World War I, and which conform to the requirements of applicable city ordinances regardless of the age of the structures. The Colorado Amendment provides that no more than 35% of the square footage of any building and no more than 50% of any one floor of any building may be used for limited stakes gaming. The Colorado Amendment prohibits limited stakes gaming between the hours of 2:00 a.m. and 8:00 a.m., and allows limited stakes gaming to occur in establishments licensed to sell alcoholic beverages.

         Further, the Colorado Amendment provides that, in addition to any other applicable license fees, up to a maximum of 40% of the Adjusted Gross Proceeds ("AGP") of limited stakes gaming operations may be payable by a licensee for conducting limited stakes gaming. Such percentage is to be established by the Colorado Limited Gaming Control Commission (the "Colorado Commission") per the Colorado Limited Gaming Act of 1991 (the "Colorado Act").

         The Colorado legislature promulgated the Colorado Act to implement the provisions of the Colorado Amendment. The Colorado Act became effective on June 4, 1991 and has been amended subsequently.

         The Colorado Act declares public policy on limited stakes gaming to be that: (i) the success of limited stakes gaming is dependent upon public confidence and trust that licensed limited stakes gaming is conducted honestly and competitively; the rights of the creditors of licensees are protected; gaming is free from criminal and corruptive elements; (ii) public confidence and trust can be maintained only by strict regulation of all persons, locations, practices, associations and activities related to the operation of licensed gaming establishments and the manufacture or distribution of gaming devices and equipment; (iii) all establishments where limited stakes gaming is conducted and where gambling devices are operated and all manufacturers, sellers and distributors of certain gambling devices and equipment must be licensed, controlled and assisted to protect the inhabitants of the state to foster the stability and success of limited stakes gaming and to preserve the economy and free competition in Colorado; and (iv) no applicant for a license or other approval has any right to a license or to the granting of the approval sought.

         The Colorado Act subjects the ownership and operation of limited stakes gaming facilities in Colorado to extensive regulation by the Colorado Commission and prohibits persons under the age of 21 from participating in limited stakes gaming. No limited stakes gaming may be conducted in Colorado unless all appropriate gaming licenses are approved by and obtained from the Colorado Commission. The Colorado Commission has full and exclusive authority to promulgate, and has promulgated, rules and regulations governing the licensing, conducting and operating of limited stakes gaming (the "Colorado Regulations"). Such authority does not require any approval by or delegation of authority from the Colorado Department of Revenue (the "Colorado Revenue Department"). The Colorado Act also created the Division of Gaming within the Colorado Revenue Department to license, implement, regulate and supervise the conduct of limited stakes gaming in Colorado, supervised and administered by the Director of the Division of Gaming ("Division Director").

         The Colorado Commission may issue: (i) slot machine manufacturer or distributor, (ii) operator, (iii) retail gaming, (iv) support and (v) key employee gaming licenses. The first three licenses require annual renewal by the Colorado Commission. Support and key employee licenses are issued for two year periods and are renewable by the Division Director. The Colorado Commission has broad discretion to condition, suspend for up to six months, revoke, limit or restrict a license at any time and also has the authority to impose fines.

         An applicant for a gaming license must complete comprehensive application forms, pay required fees and provide all information required by the Colorado Commission and the Division of Gaming. Prior to licensure, applicants must satisfy the Colorado Commission that they are suitable for licensing. Applicants have the burden of proving their qualifications and must pay the full cost of any background investigations. There is no limit on the cost of such background investigations.

         Gaming employees must hold either a support or key employee license. Every retail gaming licensee must have a key employee licensee in charge of all limited stakes gaming activities when limited stakes gaming is being conducted. The Colorado Commission may determine that a gaming employee is a key employee and, require that such person apply for a key employee license.

         A retail gaming license is required for all persons conducting limited stakes gaming on their premises. In addition, an operator license is required for all persons who engage in the business of placing and operating slot machines on the premises of a retailer. However, a retailer is not required to hold an operator license. No person may have an ownership interest in more than three retail licenses. A slot machine manufacturer or distributor license is required for all persons who manufacture, import or distribute slot machines in Colorado.

         The Colorado Act requires that every officer, director, and stockholder of private corporations or equivalent office or ownership holders for non-corporate applicants, and every officer, director or stockholder holding either a 5% or greater interest or controlling interest of a publicly traded corporation or owners of an applicant or licensee shall be a person of good moral character and submit to a full background investigation conducted by the Division of Gaming and the Colorado Commission. The Colorado Commission may require any person having an interest in a license to undergo a full background investigation and pay such costs in the same manner as an applicant.

         Persons found unsuitable by the Colorado Commission may be required immediately to terminate any interest, association or agreement with or relationship to a licensee. A finding of unsuitability with respect to any officer, director, employee, associate, lender or beneficial owner of a licensee or applicant also may jeopardize the licensee's license or the applicant's application. A license approval may be conditioned upon the termination of any relationship with unsuitable persons.

         An applicant or licensee must report to the Division of Gaming or Colorado Commission all leases not later than 30 days after the effective date of the lease. Also, an applicant or a licensee, upon the request of the Colorado Commission or the Division Director, must submit copies of all written gaming contracts and summaries of all oral gaming contracts to which it is or intends to become a party. The Division Director or the Colorado Commission may require changes in the lease or gaming contract before an application is approved or participation in such agreement is allowed or may require termination of the lease or gaming contract.

         The Colorado Act and the Colorado Regulations require licensees to maintain detailed records that account for all business transactions. Records must be furnished upon demand to the Colorado Commission, the Division of Gaming and other law enforcement authorities. The Colorado Regulations also establish extensive playing procedures and rules of play for poker, blackjack and slot machines. Retail gaming licensees must adopt comprehensive internal control procedures. Such procedures must be approved in advance by the Division of Gaming and include the areas of accounting, surveillance, security, cashier operations, key control and fill and drop procedures, among others. No gaming devices may be used in limited stakes gaming without the approval of the Division Director or the Colorado Commission.

         Licensees have a continuing duty to immediately report to the Division of Gaming the name, date of birth and social security number of all persons who obtain an ownership, financial or equity interest in the licensee of five (5) percent or greater, or who have the ability to control the licensee, or who have the ability to exercise significant influence over the licensee, or who loan any money or other thing of value to the licensee. Licensees must report to the Division of Gaming all licenses, and all applications for licenses, in foreign jurisdictions.

         With limited exceptions applicable to licensees that are publicly traded entities, no person may sell, lease, purchase, convey or acquire any interest in a retail gaming or operator license or business without the prior approval of the Colorado Commission.

         All agreements, contracts, leases, or arrangements in violation of the Colorado Act or the Colorado Regulations are void and unenforceable.

         The Colorado Amendment requires an annual tax of as much as 40% on the AGP from limited stakes gaming. Effective October 1 of each year, the Colorado Commission establishes the gaming tax for the following 12 months. Currently, the gaming tax on AGP is: 2% on the first $2 million of AGP; 4% on AGP from $2 million to $4 million; 14% on AGP from $4 million to $5 million; 18% on AGP from $5 million to $10 million; and 20% on AGP over $10 million.

         The Colorado Commission requires all gaming licensees to pay an annual device fee for each slot machine, blackjack table and poker table of $75. The municipality of Black Hawk assesses an annual device fee of $750 per device. There is no statutory limit on state or city device fees, which may be increased at the discretion of the Colorado Commission or the city. In addition, a business improvement fee of as much as $102 per device and a transportation authority device fee of $77 per device also may apply depending upon the location of the licensed premises in Black Hawk. The current annual business improvement fee is $89.04.

         Black Hawk also imposes taxes and fees on other aspects of the businesses of gaming licensees, such as parking, alcoholic beverage licenses and other municipal taxes and fees. Significant increases in these fees and taxes, or the imposition of new taxes and fees, may occur.

         Violation of the Colorado Act or any of the Colorado Regulations is a criminal offense. Gaming licensees violating the Colorado Act or the Colorado Regulations may, in addition to being subject to fines, suspension for as long as six months or revocation of the gaming license, commit a class 1 misdemeanor which may result in incarceration or fines or both.

         The sale of alcoholic beverages in gaming establishments is subject to strict licensing, control and regulation by state and local authorities and requires a liquor license. Alcoholic beverage licenses are revocable and non-transferable. State and local licensing authorities have full power to limit, condition, suspend for as long as six months or revoke any such licenses. Violation of state alcoholic beverage laws may constitute a criminal offense resulting in incarceration or fines or both.

         There are various classes of retail liquor licenses under the Colorado Liquor Code. A gaming licensee may sell malt, vinous or spirituous liquors only by the individual drink for consumption on the premises. Even though a retail gaming licensee may be various any classes of retail liquor licenses such gaming licensee may only hold liquor licenses of the same class. An application for an alcoholic beverage license in Colorado requires notice, posting and a public hearing before the local liquor licensing authority prior to approval of the same. The Colorado Department of Revenue's Liquor Enforcement Division must also approve the application.

         The Colorado Commission has enacted Rule 4.5, which imposes requirements on publicly traded corporations holding gaming licenses in Colorado and on gaming licensees owned directly or indirectly by a publicly traded corporation whether through a subsidiary or intermediary company. The term "publicly traded corporation" includes corporations, firms, limited liability companies, trusts, partnerships and other forms of business organizations even if created under the laws of a foreign country. Such requirements shall automatically apply to any ownership interest held by a publicly traded corporation, holding company or intermediary company thereof, where such ownership interest directly or indirectly is, or will be upon approval of the Colorado Commission, 5% or more of the entire licensee. In any event, if the Colorado Commission determines that a publicly traded corporation, or a subsidiary, intermediary company or holding company has the actual ability to exercise influence over a licensee, regardless of the percentage of ownership possessed by said entity, the Colorado Commission may require that entity to comply with the disclosure regulations contained in Rule 4.5.

         Under Rule 4.5, gaming licensees, affiliated companies and controlling persons commencing a public offering of voting securities must notify the Colorado Commission within 10 days of the initial filing of a registration statement with the Securities and Exchange Commission. Licensed publicly traded corporations are also required to send proxy statements to the Division of Gaming within 5 days after distribution of such statement. Licensees to whom Rule 4.5 applies must include in their articles of organization or similar charter documents provisions that: restrict the rights of the licensees to issue voting interests or securities except in accordance with the Colorado Act and the Colorado Regulations; limit the rights of persons to transfer voting interests or securities of licensees except in accordance with the Colorado Act and the Colorado Regulations; and provide that holders of voting interests or securities of licensees found unsuitable by the Colorado Commission may, within 60 days of such finding of unsuitability, be required to sell their interests or securities back to the issuer at the lesser of the cash equivalent of the holders' investment or the market price as of the date of the finding of unsuitability. Alternatively, the holders may, within 60 days after the finding of unsuitability, transfer the voting interests or securities to a suitable person (as determined by the Colorado Commission). Until the voting interests or securities are held by suitable persons, the issuer may not pay dividends or interest, the securities may not be voted, they may not be included in the voting or securities of the issuer, and the issuer may not pay any remuneration in any form to the holders of the securities.

         Pursuant to Rule 4.5, persons who acquire direct or indirect beneficial ownership of (i) 5% or more of any class of voting securities of a publicly traded corporation required to include in its articles of organization the Rule
4.5 charter language provisions, or (ii) 5% or more of the beneficial interest in a gaming licensee directly or indirectly through any class of voting securities of any holding company or intermediary company of a licensee (all such persons hereinafter referred to as "qualifying persons"), shall notify the Division of Gaming within 10 days of such acquisition, are required to submit all requested information and are subject to a finding of suitability as required by the Division of Gaming or the Colorado Commission. Licensees also must notify any qualifying persons of these requirements. A qualifying person whose interests equal 10% or more must apply to the Colorado Commission for a finding of suitability within 45 days after acquiring such securities. Licensees must also notify any qualifying persons of these requirements. Whether or not notified, qualifying persons are responsible for complying with these requirements.

         A qualifying person who is an institutional investor under Rule 4.5 and who individually or in association with others, acquires, directly or indirectly, the beneficial ownership of 15% or more of any class of voting securities must apply to the Colorado Commission for a finding of suitability within 45 days after acquiring such interests. A qualifying person who is an institutional investor and whose interests equal 10%, but less than 15%, may not be required to apply for suitability, provided such person fulfills reporting requirements required by the Colorado Regulations.

         Pursuant to Rule 4.5, persons found unsuitable by the Colorado Commission must be removed from any position as an officer, director, or employee of a licensee, or from a holding or intermediary company. Such unsuitable persons also are prohibited from any beneficial ownership of the voting securities of any such entities. Licensees, or affiliated entities of licensees, are subject to sanctions for paying dividends or distributions to persons found unsuitable by the Colorado Commission, or for recognizing voting rights of, or paying a salary or any remuneration for services to, unsuitable persons. Licensees or their affiliated entities also may be sanctioned for failing to pursue efforts to require unsuitable persons to relinquish their interests. The Colorado Commission may determine that anyone with a material relationship to, or material involvement with, a licensee or an affiliated company must apply for a finding of suitability or must apply for a key employee license.

         Currently, no gaming or liquor licenses in Colorado have been obtained in connection with the Black Hawk Project. Application has been made for a gaming license and application for a liquor license is expected to be made in the near future.

Federal Registration

         ROC is required to annually file with the Attorney General of the United States in connection with the sales, distribution, or operations of slot machines. All requisite filings for the present year have been made.

Legal Proceedings

         The Company is a party to several routine lawsuits both as plaintiff and as defendant arising from the normal operations of a hotel. Management does not believe that the outcome of such litigation, in the aggregate, will have a material adverse effect on the financial position or results of operations of the Company.

                               THE PROPOSED MERGER

Agreement and Plan of Merger

         Pursuant to the terms and subject to the conditions of the Merger Agreement, the Company would become a wholly owned subsidiary of R&E Gaming Corp., a Delaware corporation controlled by Mr. Paulson ("Gaming"), and ROC would continue its existence as a wholly owned subsidiary of the Company.

         Also, pursuant to the Merger Agreement, each share of Common Stock that is issued and outstanding immediately prior to the Effective Time (as defined in the Merger Agreement) (other than shares of Common Stock owned by Gaming or its subsidiary or which are held in the treasury of the Company or any of its subsidiaries, which shares shall be canceled without payment) will be converted into the right to receive the Merger Consideration (as defined below).

         The Merger Agreement defines "Merger Consideration" as $15.00 in cash per share of Common Stock, plus an amount of additional consideration (the "Additional Consideration") equal to the daily portion on the accrual on $15.00 at 7% compounded annually, accruing from June 1, 1997 to the Effective Time; provided that the Merger Consideration to be paid to each Option Seller (as defined in the Merger Agreement) will be reduced by an amount of Additional Consideration paid to such Option Seller pursuant to the terms and subject to the conditions of the Option Agreement (as defined below).

         The obligations of the Company, Gaming, and its subsidiary to consummate the Merger are subject to, among other things, satisfaction or waiver on or prior to the Effective Time of the following conditions: (i) any waiting period applicable to the consummation of the Merger under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, shall have expired or been terminated, and no action shall have been instituted by the Department of Justice or Federal Trade Commission challenging or seeking to enjoin the consummation of the Merger, (ii) the Merger Agreement shall have been approved and adopted by the affirmative vote of the holders of at least sixty percent of all of the issued and outstanding shares of Common Stock (excluding the shares of Common Stock owned by Gaming, its subsidiary and Mr. Paulson), (iii) there shall not have been any statute, rule, regulation, judgment, order or injunction promulgated, entered, enforced, enacted or issued applicable to the Merger by any governmental entity which, including without limitation, prohibits the consummation of the Merger, and (iv) other than the filing of the articles of merger in accordance with the Nevada Corporation Law, all licenses, permits, registrations, authorizations, consents, waivers, orders or other approvals required to be obtained, and all filings, notices or declarations required to be made by Gaming, its subsidiary, Mr. Paulson and the Company in order to consummate the Merger and continue the Company's business as conducted prior to the Effective Time shall have been obtained or made.

         The obligations of Gaming and its subsidiary to consummate the Merger are subject to, among other things, satisfaction on or prior to the Effective Time of, the following additional conditions: (i) the Company shall have performed in all material respects all of its obligations under the Merger Agreement required to be performed by it and, subject to certain exceptions, the representations and warranties of the Company contained in the Merger Agreement shall be true and correct in all material respects as of the date of the Merger Agreement and at and as of the Effective Time as if made at and as of such time,
(ii) the actual Consolidated EBITDA (as defined in the Merger Agreement) as reflected in the consolidated statement of operations of the Company for the period from April 1, 1997 to the month for which the Company's financial statements are then available shall not have declined by 7.5% or more when compared to the Projected Results (as defined in the Merger Agreement) for such period, (iii) the Option Agreement shall have been entered into concurrently with the execution of the Merger Agreement, and the Option Agreement shall be in full force and effect and the Option Sellers shall have complied in all respects with the terms thereof, (iv) Mr. Paulson shall not have become deceased or Disabled (as defined in the Merger Agreement), and (v) Gaming shall have received certain documents as Gaming may reasonably request.

         The obligations of the Company to consummate the Merger are subject to, among other things, the satisfaction on or prior to the Effective Time of the following additional conditions: (i) each of Gaming and its subsidiary shall have performed in all material respects all of its obligations under the Merger Agreement and, subject to certain exceptions, the representations and warranties of Gaming and its subsidiary contained in the Merger Agreement shall be true and correct in all respects as of the date of the Merger Agreement and at and as of the Effective Time, (ii) Gaming shall have in cash, or immediately available funds, an amount equal to the aggregate Merger Consideration, and (iii) the Company shall have received certain documents as the Company may reasonably request.

         It is anticipated that the owner of Gaming will offer key employees of the Company the opportunity to participate in the continued growth of the corporation which survives the Merger. Although no definitive plan has yet been formulated, it is possible that certain key employees might receive a type of equity participation in lieu of receiving the amount contemplated to be paid to them under the Merger Agreement on their present options in cash at the Effective Time.

         If the Merger does not occur by April 1, 1998, subject to extension until June 1, 1998, under certain circumstances, the Merger Agreement will terminate. The terms of the Merger Agreement are currently being negotiated. Accordingly, there can be no assurance that the Merger Agreement will be executed or that the Merger will be consummated.

Option and Voting Agreement

         Contemporaneously with the execution and delivery of the Merger Agreement, Gaming, Morgens, Waterfall, Vintiadis & Company, Inc. ("Morgens Waterfall"), on behalf of certain investment accounts, Stein Roe & Farnham, Incorporated ("Stein Roe"), on behalf of certain investment accounts, and Sun Life Insurance Company, a Nevada corporation ("Sun Life," and together with Morgens Waterfall and Stein Roe, the "Sellers") intend to enter into an option and voting agreement (the "Option Agreement"). Pursuant to the terms and subject to the conditions of the Option Agreement, each Seller would grant Gaming an irrevocable option to purchase (the "Purchase Option") all the shares of Common Stock owned by such Seller. Upon exercise of the Purchase Option, Gaming would pay to each of the Sellers an aggregate amount equal to $15 per share, subject to certain adjustments under the Option Agreement. An aggregate amount of $43,374,600 would be payable as follows: (i) $19,088,400 to Morgens Waterfall,
(ii) $12,857,400 to Stein Roe and (iii) $11,428,800 to Sun Life, in addition to any accrued but unpaid interest payments required under the Option Agreement.

         In addition, each Seller would agree and covenant with Gaming that at any meeting of stockholders of the Company called to vote upon the Merger and the Merger Agreement or in any other circumstances upon which a vote, consent or other approval with respect to the Merger and the Merger Agreement is sought, such Seller would cause its shares of Common Stock to be present for quorum purposes and to vote (or caused to be voted) its shares of Common Stock in favor of the terms thereof and each of the other transactions contemplated by the Merger Agreement.

         The obligations of each of the Sellers under the Option Agreement would be subject to, among other things, satisfaction or, in certain cases, waiver, on the Closing Date (as defined in the Option

Agreement) of the following conditions: (i) no temporary restraining order or preliminary or permanent injunction of any court or administrative agency of competent jurisdiction prohibiting the transactions contemplated by the Option Agreement shall be in effect, (ii) all approvals shall have been obtained and shall not have expired or been rescinded, (iii) subject to certain exceptions, the representations and warranties of Gaming in the Option Agreement shall be true and correct in all material respects on and as of the Closing Date, as though made on and as of the Closing Date, and (iv) Gaming shall have performed all obligations required to be performed by it under the Option Agreement on or prior to the Closing Date.

         The terms of the Option Agreement are currently being negotiated. Accordingly, there can be no assurance that the Option Agreement will be executed.

The Elsinore Transaction

         The Company has been advised that substantially concurrently with the execution of the Merger Agreement, affiliates of Gaming and its subsidiary intend to execute an agreement to purchase the outstanding common stock of Elsinore, the primary asset of which is the Four Queens. Based upon reports filed pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange Act"), as of April 1, 1997, Morgens Waterfall, one of the majority stockholders, beneficially owned approximately 94.3% of the common stock of Elsinore.

         The  terms  of  such   agreement   are  currently   being   negotiated.
Accordingly, there can be no assurance that such agreement will be executed.

                                   MANAGEMENT

Executive Officers & Directors

         The executive officers and directors of the Company and ROC are as follows:


Name                             Age                                  Position
- ----                             ---                                  --------

William L. Westerman              66   Chairman of the Board and Chief Executive Officer of the Company and
                                       ROC, and President of the Company
Duane R. Krohn                    51   Treasurer of the Company and Vice President of
                                       Finance and Treasurer of ROC
John A. Wishon, Esq.              52   Vice President and General Counsel of ROC, Secretary of the Company and
                                       ROC
Michael L. Falba                  55   Vice President of Casino Operations of ROC
Jerome P. Grippe                  55   Vice President of Operations of ROC
Martin R. Gross                   40   Vice President of Hotel Marketing of ROC
Ronald P. Johnson                 49   Vice President of Gaming Operations of ROC
Robert E. Nickels, Sr.            67   Vice President of Administration of ROC
Robert A. Vannucci                50   Vice President of Marketing and Entertainment of ROC
Robert R. Barengo                 55   Director of the Company and ROC
William Friedman                  55   Director of the Company and ROC
Philip P. Hannifin                62   Director of the Company and ROC

         William L. Westerman assumed the positions referred to above in February, 1993. Mr. Westerman was a consultant to Riviera, Inc. from July 1, 1991 until he was appointed Chairman of the Board and Chief Executive Officer of Riviera, Inc. on January 1, 1992. From 1973 to June 30, 1991, Mr. Westerman was President and Chief Executive Officer of Cellu-Craft Inc., a manufacturer of flexible packaging primarily for food products. Alusuisse, a multi-national aluminum and chemical company, acquired Cellu-Craft on June 30, 1989. On January 1, 1990, Mr. Westerman was appointed President of Alusuisse Flexible Packaging (Alusuisse's wholly-owned U.S. subsidiary engaged in the manufacture of flexible packaging for food and pharmaceutical products). Additionally, Mr. Westerman was named a member of the team responsible for all of Alusuisse multinational packaging operations with annual sales volume in excess of $1 billion. Mr. Westerman resigned from all his positions with Alusuisse on June 30, 1991.

         Duane R. Krohn, CPA, assumed the position of Treasurer of the Company and ROC on June 30, 1993 and was elected Vice President of Finance of ROC on April 26, 1994. Mr. Krohn was initially employed by Riviera, Inc. in April 1990, as Director of Corporate Finance and served as Vice President-Finance from March 1992 to June 30, 1993. Mr. Krohn served as Chief Financial Officer of Imperial Palace, Inc. (a casino/hotel operator in Las Vegas) from February 1987 to March 1990. Prior to 1987, Mr. Krohn was Chief Financial Officer of the Mint and the Dunes in Las Vegas, Nevada, and Bally's Park Place in Atlantic City, New Jersey.

         John A. Wishon, Esq. was elected Secretary of the Company and ROC, and General Counsel of ROC in September 1994, and was elected Vice President of ROC in November 1996. Mr. Wishon was initially employed by ROC as a Marketing Analyst in February 1994. From January 1992 to February 1994, Mr. Wishon was a legal and management consultant to Gold River Gambling Hall & Resort, the Bicycle Club Casino, and Tierra del Sol Casino Resort. From October 1990 to January 1992, Mr. Wishon served as Vice President of Hotel Operations and later as Vice President of Administration and Legal Affairs at the Sands Hotel Casino in Las Vegas. Prior to December, 1988, Mr. Wishon served as General Manager of the Airtel Plaza and Westwood Plaza Hotels in Los Angeles, California. From 1976 until

1988, Mr. Wishon was Senior Vice President of the Hotel del Coronado Corporation and held the positions of Resident Manager and General Counsel. Mr. Wishon is a member of the Nevada and California Bars, has practiced law with emphasis on real estate and contract law and has been employed in law enforcement.

         Michael L. Falba was elected Vice President of Casino Operations of ROC on April 26, 1994. Mr. Falba became Director of Casino Operations of ROC on June 30, 1993. Mr. Falba was employed by the Riviera, Inc. from March 1989 until November 1991 as Assistant Casino Manager, and from November 1991 to June 30, 1993 as Vice President of Casino Operations.

         Jerome P. Grippe was elected Vice President of Operations of ROC on April 26, 1994. Mr. Grippe became Director of Operations of ROC on June 30, 1993. Mr. Grippe was Assistant to the Chairman of the Board of Riviera, Inc. from July 1990 until May 1993. Mr. Grippe had served in the United States Army from 1964 until his retirement as a Colonel in July 1990.

         Martin R. Gross was elected Vice President of Hotel Marketing of ROC on April 26, 1994. Mr. Gross became Director of Hotel Marketing of ROC on June 30, 1993. Mr. Gross was Vice President-Hotel Marketing of Riviera, Inc. from April 1992 until June 30, 1993. Mr. Gross was Vice President-Marketing and Sales for Alexis Park Resort Hotel (a 500-suite non-gaming resort) in Las Vegas from August 1988 until April 1992. From 1980 to 1988, Mr. Gross held key marketing positions with the Mirage and MGM Grand hotels. On August 12, 1996, concurrent with RGM taking over the management of the Four Queens, Mr. Gross assumed the responsibilities of Acting General Manager of the Four Queens and in February of 1997, Mr. Gross became General Manager of the Four Queens. Mr. Gross remains an officer and employee of ROC.

         Ronald P. Johnson became Vice President of Gaming Operations of ROC in September 1994. Mr. Johnson became Director of Slots of ROC on June 30, 1993 and was elected Vice President of Slot Operations and Marketing on April 26, 1994. Mr. Johnson was Vice President-Slot Operations and Marketing of Riviera, Inc. from April 1991 until June 30, 1993. Mr. Johnson was Vice President-Slot Operations for Sands Hotel and Casino Inc. from September 1989 until he joined Riviera, Inc. From September 1986 until September 1989, Mr. Johnson was Assistant Slot Manager at Bally's Grand Las Vegas.

         Robert E. Nickels, Sr. was elected Vice President of Administration of ROC on June 30, 1993. From March 1992 until June 30, 1993 Mr. Nickels was Vice President-Administration of Riviera, Inc. From November 1991 to February 1992 Mr. Nickels was a self-employed business consultant. From March 1979 to April 1986, Mr. Nickels was Director of Internal Audit for MGM-Reno. From April 1986 to November 1991, Mr. Nickels served as Vice President of Administration at Bally's Reno and Las Vegas.

         Robert A. Vannucci was elected Vice President of Marketing and Entertainment of ROC on April 26, 1994. Mr. Vannucci had been Director of Marketing of ROC since July 19, 1993. Mr. Vannucci was Senior Vice President of Marketing and Operations at the Sands Casino Hotel in Las Vegas from April 1991 to February 1993. Mr. Vannucci was Vice President and General Manager of Fitzgerald's Las Vegas (a casino/hotel operator) from 1988 to January 1991. In July 1993, Robert Vannucci filed for personal bankruptcy protection under Chapter 13 of the Bankruptcy Code. Pursuant to his bankruptcy plan, Mr. Vannucci has made 100% repayment to all creditors.

         Robert R. Barengo has been a Director of the Company and ROC since February, 1993. Mr. Barengo was a consultant to Riviera, Inc. from January 1993 until June 30, 1993. Since 1972, Mr. Barengo has been engaged in the private practice of law in Reno, Nevada. From 1978 to 1983, Mr.

Barengo was Speaker Pro Tempore and Speaker of the Nevada Assembly. From October 1992 to May 1996, Mr. Barengo was a director and 10% stockholder of Leroy's Horse & Sports Place, Inc. ("Leroy's"). In May 1996, Leroy's became a wholly owned subsidiary of American Wagering, Inc. ("AWI"), a publicly held corporation listed on NASDAQ. Since May 1996, Mr. Barengo has been a director of AWI and currently owns 7% of the outstanding stock of AWI. Since 1993, Mr. Barengo has been the President and the sole stockholder of Silver State Disseminators Company, a company licensed by Nevada gaming authorities to disseminate racing information in the State of Nevada and Chairman of the Nevada Dairy Commission.

         William Friedman has been a Director of the Company and ROC since February 1993. Mr. Friedman was a consultant to Riviera, Inc. from January 1993 until June 30, 1993. During 1989 and 1990, Mr. Friedman was President and General Manager of the Las Vegas Casino Division of United Gaming Inc., the largest slot route operator in Nevada. In 1988 and 1989, Mr. Friedman was Chief Executive Officer and Executive Vice President of Rio Suite Hotel & Casino, Inc. (formerly MarCor Resorts. Inc.) and President and General Manager of Rio Suite Hotel & Casino in Las Vegas.

         Philip P. Hannifin has been a Director of the Company and ROC since February 1993. Mr. Hannifin was a consultant to Riviera, Inc. from January 1993 until June 30, 1993. Mr. Hannifin was a Director from 1986 to 1995 and an Executive Vice President of Fitzgerald's Reno, Inc. (a casino/hotel operator) since 1991. From 1987 to 1990, Mr. Hannifin was a Director and Executive Vice President of MGM Grand Inc. (a casino/hotel operator). From January 1971 to September 1977, Mr. Hannifin was Chairman of the Nevada Gaming Control Board.

         Officers of each of the Company and ROC serve at the discretion of their respective Boards of Directors and are also subject to the licensing requirements of the Gaming Commission.

Director Compensation and Arrangements

         Each of Messrs. Barengo, Friedman and Hannifin is paid an annual fee of $50,000 for services as a director of the Company and ROC. Each director is also reimbursed for expenses incurred in connection with attendance at meetings of the Board of Directors. Mr. Hannifin was granted options to purchase 24,000 shares in 1993, 12,000 shares in 1994 and none in 1995 and 1996. On March 5, 1996 the Board of Directors adopted a Nonqualified Stock Option Plan for Non-Employee Directors (the "Directors' Option Plan"), which was approved by the stockholders on May 10, 1996. Under the Directors' Option Plan, each individual elected, re-elected or continuing as a non-employee director will automatically receive a non-qualified stock option for 2,000 shares of Common Stock, with an option exercise price equal to the fair market value of the Common Stock on the date of grant. 50,000 shares have been reserved for issuance under the Directors' Option Plan. Options to purchase 2,000 shares at an exercise price of $13.25 were granted to each of Messrs. Barengo and Friedman on May 10, 1996 under the Directors' Option Plan. In addition, options to purchase 2,000 shares at an exercise price of $13.50 were granted to each of Messrs. Barengo, Friedman and Hannifin on May 27, 1997 under the Director's Option Plan. Directors who are also officers or employees of the Company or ROC do not receive any additional compensation for services as a director. Currently, Mr. Westerman is the only such director. The Board of Directors has granted the members of the Compensation Committee the right to elect to receive all or part of their annual fees in the form of the Company's Common Stock in a number of shares having a fair market value equal to the cash compensation subject to such election pursuant to the Company's Compensation Plan for Directors serving on the Compensation Committee. Of the 50,000 shares reserved for issuance under this plan, 3,103 shares have been issued to Mr. Barengo for his director's fees in 1996.

Compensation of Executive Officers

         The following table sets forth a summary of the compensation paid by the Company in the years ended December 31, 1994, 1995 and 1996, to the Chief Executive Officer of the Company and ROC, and to the Company's four most highly compensated executive officers who received over $100,000 in compensation during 1996 from the Company (collectively, the "Named Executive Officers").

                                            Summary Compensation Table

Name and                                                                         Other Annual         All Other
Principal Position                       Year     Salary            Bonus       Compensation       Compensation(1)
- ------------------                     ------- -----------   ----------------- -------------      ----------------
William L. Westerman                     1996  $   400,000   $  1,213,969(2)     $    441,375(3)      $   1,566
  Chairman of the Board and              1995      375,000          855,961           431,315(3)          1,630
  Chief Executive Officer of             1994      350,000          592,379           389,040(3)          1,630
  the Company and ROC

Ronald P. Johnson                        1996      170,961          100,000             6,875               791
  Vice President of Gaming               1995      155,840           70,000             8,529               772
  Operations of ROC                      1994      131,813           50,000             5,446               497

Martin R. Gross                          1996      148,653          100,000             6,875               536
  Vice President of Hotel                1995      140,049           70,000             8,079               541
  Marketing of ROC                       1994      125,302           50,000             5,316               442

Robert Vannucci                          1996      145,961          100,000             6,875               536
  Vice President of                      1995      130,569           70,000             6,879               541
  Marketing and                          1994      110,852           50,000             2,717               365
  Entertainment of ROC

Jerome P. Grippe                         1996      118,653          100,000             6,873               408
  Vice President of                      1995      108,950           70,000             7,115               442
  Operations of ROC                      1994      103,654           50,000             4,646               398

- ------------------

(1) Includes premiums paid by the Company for excess life insurance.

(2) Includes $614,000 of Mr. Westerman's 1996 Incentive Bonus which was credited to his retirement account pursuant to his employment agreement.

(3) Includes contributions to Mr. Westerman's retirement account of $425,000 in 1996, $400,000 in 1995 and $375,000 in 1994 (See "--Employment Agreements").

Option Grants

         The number of shares available for purchase under the Company's 1993 Employee Stock Option Plan, as amended (the "Stock Option Plan") is 1,000,000 (as adjusted pursuant to antidilution provisions). Options for an aggregate of 774,000 shares have been granted under the Stock Option Plan. During the Company's 1996 fiscal year, options covering a total of 410,000 shares of Common Stock were granted under the Stock Option Plan.

         The following table sets forth certain information regarding options granted during the fiscal year ended December 31, 1996 to the Named Executive
Officers:

                        Option Grants In Last Fiscal Year

                                Individual Grants

                                                                                          Potential Realizable Value
                                                                                            at Assumed Annual Rates
                                  Number of                                                     of Stock Price
                                 Securities   Percent of Total                                   Appreciation
                                 Underlying   Options Granted      Exercise                     for Options Term(1)
                                   Options      to Employees      Price Per  Expiration   -----------------------------
                                   Granted     in Fiscal Year       Share        Date          5%              10%
                                 ----------   ----------------   ----------   --------    ----------     --------------

William L. Westerman.......         320,000          78.05%      $  13.625    11/20/06    $2,741,981     $   6,948,717
Ronald P. Johnson..........           7,000           1.71          13.625    11/20/06        59,981           152,003
Martin R. Gross............           7,000           1.71          13.625    11/20/06        59,981           152,003
Robert Vannucci............           7,000           1.71          13.625    11/20/06        59,981           152,003
Jerome P. Grippe...........           7,000           1.71          13.625    11/20/06        59,981           152,003
- -------------

(1) "Potential Realizable Value" is based on the difference between the potential market value of shares issuable (based upon assumed 5% and 10% appreciation rates) upon exercise of such options and the exercise price of such options. The values disclosed are not intended to be, and should not be interpreted as, representations or projections of future value of the Company's stock or of the stock price.


Option Exercises and Year-End Options Values

         The following table presents at June 30, 1997 the value of unexercised in-the-money options held by the Named Executive Officers. No options have ever been exercised.

                                                                     Number of               Value of Unexercised,
                                                                  Unexercised Options        In-The-Money Options
                                                            ---------------------------  ----------------------------
Name                                                            Vested      Not Vested       Vested        Not Vested
- ----                                                        ------------- -------------  -------------   ------------
William L. Westerman..................................          245,000       255,000      $1,679,376    $   148,125
Ronald P. Johnson.....................................           18,250         6,750         167,938         14,813
Martin R. Gross.......................................           18,250         6,750         167,938         14,813
Robert Vannucci.......................................           18,250         6,750         167,938         14,813
Jerome P. Grippe......................................   .       18,250         6,750         167,938         14,813

Employment Agreements

         William L. Westerman serves as Chairman of the Board, President and Chief Executive Officer of the Company, and as Chairman of the Board and Chief Executive Officer of ROC.

         Under Mr. Westerman's existing employment agreement with the Company which was last amended on November 21, 1996 and approved by the stockholders of the Company on May 8, 1997, the term of Mr. Westerman's employment will expire on December 31, 1998 and Mr. Westerman's employment will be automatically renewed for successive one-year terms unless the Company gives Mr. Westerman 90 days written notice or Mr. Westerman gives the Company 180 days notice. Mr. Westerman's base compensation is $600,000.

         Under the employment agreement, Mr. Westerman is entitled to participate in the Company's Senior Management Compensation Plan or such other executive bonus plan as shall be established by the Company's Board of Directors (collectively the "Plan"). If at least 80% of targeted net income, as defined by the Plan, is met, Mr. Westerman shall be entitled to receive a bonus under the Plan expressed as a percentage of his $600,000 base salary depending on the percentage of targeted net income realized by the Company in a particular year, with a maximum bonus of $900,000.

         The employment agreement provides that the Company fund a retirement account for Mr. Westerman. Pursuant to the employment agreement, an aggregate of $2,924,000 had been credited to the retirement account from its inception through January 1, 1997. Under the employment agreement, each year that Mr. Westerman continues to be employed, an amount equal to Mr. Westerman's base salary for that year will be credited to the account on January 1 of that year and in the event that Mr. Westerman is no longer employed by the Company (except for termination for cause, in which case Mr. Westerman would forfeit all rights to monies in the retirement account), Mr. Westerman will be entitled to receive the amount in the retirement account as of the date he ceases to be employed by the Company in 20 quarterly installments. Pursuant to the employment agreement, the retirement account was credited with $79,027 on April 1, 1997, $85,672 on July 1, 1997 and shall be credited with additional amounts on the first day of each succeeding calendar quarter equal to the product of (i) the Company's average borrowing cost for the immediately preceding fiscal year, as determined by the Company's chief financial officer and (ii) the average outstanding balance in the retirement account during the preceding calendar quarter. In the event of Mr. Westerman's death, an amount equal to the applicable federal estate tax (now 60%) on the retirement account will be pre-paid prior to the date or dates such taxes are due.

         The Company retains beneficial ownership of all monies in the retirement account, which monies are earmarked to pay Mr. Westerman's retirement benefits. However, upon (i) the vote of a majority of the outstanding shares of Common Stock approving a "Change of Control" (as defined below), (ii) the occurrence of a Change of Control without Mr. Westerman's consent, (iii) a breach by the Company of a material term of the employment Agreement or (iv) the expiration or earlier termination of the term of the employment agreement for any reason other than cause, Mr. Westerman may require the Company to establish a "Rabbi Trust" for the benefit of Mr. Westerman and to fund such trust with an amount of cash equal to the amount then credited to the retirement account, including any amount to be credited to the retirement account upon a Change of Control discussed below.

         The employment agreement provides that Mr. Westerman will receive the same life, health and disability benefits offered to other key executives of the Company and ROC, will be reimbursed for all business expenses and will be entitled to four weeks vacation per year.

         Under the employment agreement, Mr. Westerman will be entitled to rights exercisable upon a "Change of Control." A "Change of Control" is defined generally as transactions involving (i) a sale of substantially all of the assets of the Company, (ii) a merger, sale or other transaction resulting in holders of Common Stock immediately prior to such transaction holding less than a majority in voting interest to elect the directors of the Company or any other surviving entity, (iii) any person that held less than 10% of the Common Stock acquiring a majority in voting interest to elect the directors of the Company or
(iv) any person acquiring 50% or more of voting power to elect directors of the Company or any surviving entity or acquiror of substantially all of the assets of the Company. Under the employment agreement, a Change of Control without Mr. Westerman's consent is a special event of default entitling Mr. Westerman, upon at least 90 days prior notice to the Company, to terminate his employment with the Company and to (i) have an amount equal to one year of base salary credited to his retirement account and (ii) 100% vesting of stock options held by him. With respect to the Merger, Mr. Westerman and Mr. Paulson are negotiating Mr. Westerman's waiver of his rights under the "Change of Control" provisions of the
employment   agreement
and amending the agreement with respect to the establishment of a "Rabbi Trust" for the benefit of Mr. Westerman upon notice by Mr. Westerman at any time and crediting Mr. Westerman's retirement account with an amount equal to one year's base salary in the event the Company terminates his employment or does not renew his employment agreement for any successive one year term.

Termination Fee Agreements

         ROC is a party to termination fee agreements with certain significant employees pursuant to which each such employee is entitled to receive one year's salary and benefits if his or her employment with ROC is terminated without cause within one year of a change of control (as defined in the termination fee agreements) of the Company or ROC. The estimated total amount that would be payable under all such agreements is approximately $1.4 million in salaries and $425,000 in benefits as of June 30, 1997.

Stay Bonus Agreements

         ROC is a party to stay bonus agreements with certain significant employees pursuant to which each such employee is entitled to receive one year's salary (less the amount of any incentive bonus paid in 1997 for 1996) in the event there is a change of control (as defined in the stay bonus agreements) of the Company. The agreements expire on December 31, 1997. The estimated total amount that would be payable under all such agreements is approximately $352,000 if the Merger is consummated prior to December 31, 1997. If the Merger is not consummated in 1997, the Company intends to renew the stay bonus agreements for these employees in which case, upon a change of control, each such employee would be entitled to receive one year's salary less the amount of any incentive bonus paid in 1998 for 1997.

                            OWNERSHIP OF THE COMPANY

         The Common Stock is traded on the American Stock Exchange. The following table sets forth certain information regarding the beneficial ownership of the Common Stock as of June 30, 1997 by (i) each person who, to the knowledge of the Company, beneficially owns more than 5% of the outstanding Common Stock, (ii) the directors and certain officers of the Company and (iii) all directors and officers of the Company and ROC as a group. Except as indicated, each person listed below has sole voting and investment power with respect to the shares set forth opposite such person's name.

                                                                                      Shares Beneficially
                                                                                             Owned
                                                                                ----------------------------
           Name                                                                     Number        Percentage
           ----                                                                 --------------  ------------
           William L. Westerman(1)(7).........................................        329,200         6.4%
           Ronald P. Johnson(1)(7)............................................         30,250         *
           Martin R. Gross(1)(7)..............................................         19,250         *
           Robert Vannucci(1)(7)..............................................         18,850         *
           Jerome P. Grippe(1)(7).............................................         19,250         *
           Robert R. Barengo(1)(7)............................................          4,380         *
           William M. Friedman(1)(7)..........................................            400         *
           Philip P. Hannifin(1)(7)...........................................         33,000         *
           Keyport Life Insurance Co.(2)(8)...................................        857,160        17.4
           Sun America Life Insurance Company(3)(8)...........................        761,920        15.5
           Morgens Entities:(4)(8)
             Betje Partners...................................................         29,360         *
             Morgens Waterfall Income Partners................................         43,920         *
             MWV Employee Retirement Plan Group Trust.........................          7,760         *
             Phoenix Partners.................................................         79,440         1.6
             Restart Partners, L.P............................................        282,000         5.7
             Restart Partners II, L.P.........................................        440,600         9.0
             Restart Partners III, L.P........................................        298,600         6.1
             The Common Fund..................................................         90,880         1.9
                                                                                -------------        ----
                     Total Morgens Entities...................................      1,272,560        25.9
           Restructuring Capital Associates, L.P.(5)..........................        398,240         8.1
           Allen E. Paulson(6)................................................        463,655         9.4
           All executive officers and directors as a group
             (12 persons)(1)(7)...............................................        521,480         9.8

- ------------

 *  Less than 1%.

(1) The address for each director and officer of the Company or ROC is c/o Riviera Holdings Corporation, 2901 Las Vegas Boulevard South, Las Vegas, Nevada 89109.

(2) The address for Keyport Life Insurance Company ("Keyport") is 125 High Street, Boston, Massachusetts 02110. Stein Roe, an affiliate of Keyport, is Keyport's investment advisor, and, as such, has the power and authority to direct the disposition of the securities, and accordingly, could be deemed to be a "beneficial" owner within the meaning of Rule 13d-3 of the Exchange Act. Stein Roe, however, disclaims actual beneficial ownership of such securities.

(3) The address for Sun Life is One Sun America Center, Century City, California 90067.

(4) The address for Morgens Waterfall is 10 East 50th Street, New York, New York 10022. Morgens Waterfall or its principals are either investment advisors to, or trustees or general partners of, the eight entities listed in the above table ("Morgens Entities") that are the owners of Common Stock. Morgens Waterfall or its principals have the power and authority to direct the disposition of these securities and, accordingly, could be deemed to be "beneficial" owners within the meaning of Rule 13d-3 of the Exchange Act. Each of Morgens Waterfall, its principals and the Morgens Entities, however, disclaims beneficial ownership with respect to any securities not actually beneficially owned by it.

(5) The address for Restructuring Capital Associates, L.P. is 450 Park Avenue, New York, New York 10022.

(6) The address for Mr. Paulson is Del Mar Country Club, 6001 Clubhouse Drive, Rancho Santa Fe, California 92067.

(7) Includes vested portion of options to purchase shares of Common Stock granted pursuant to the Stock Option Plan and Nonqualified Stock Option Plan for Non-Employee Directors.

(8) If the Option Agreement is executed, Morgens Waterfall, Sun Life and Stein Roe, Keyport's investment advisor, would vote their shares in favor of the Merger Agreement and the Merger under the Option Agreement. See "The Proposed Merger."

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

         Robert R. Barengo was formerly a director and 10% stockholder of Leroy's. In May 1996, Leroy's became a wholly owned subsidiary of AWI, a publicly held corporation listed on NASDAQ. Mr. Barengo is currently a director of AWI and owns 7% of the outstanding stock of AWI, which leases approximately 12,000 square feet of the Riviera casino floor. AWI is the operator of the Riviera's sports book operations. This lease was assumed by the Company from Riviera, Inc. and is still in effect. The lease provides for rental payments based upon the monthly and annual revenues derived by AWI from the location. From January 1, 1996 through December 31, 1996, AWI paid aggregate rent to ROC of $168,705 and $88,600 from January 1, 1997 through June 30, 1997. The Company believes that the terms of the lease with AWI are at least as favorable to the Company and ROC as could have been obtained from unaffiliated third parties and are at least as favorable as terms obtained by other casino/hotels in Las Vegas. AWI also owns Howard Johnson Hotel & Casino located at the intersection of Tropicana Avenue and Interstate 15 in Las Vegas, Nevada. The hotel's operations include an International House of Pancakes restaurant, on-site food and beverage sales, 150 guest rooms (no suites) and approximately 53 gaming machines. The Company believes that this casino/hotel's operations are not competitive with the Riviera.

         From August 1996 until February 1997, RGM, a wholly owned subsidiary of the Company, has been operating the Four Queens located adjacent to the Golden Nugget on Fremont Street in downtown Las Vegas under an interim management agreement for a fee of $83,333 per month. The long-term management agreement with Elsinore, the owner of the Four Queens, went into effect on February 28, 1997, the effective date of the Chapter 11 plan of reorganization of Elsinore. The Morgens Entities, beneficial owners of approximately 25.9% of the Common Stock of the Company, own over 90% of the common stock of Elsinore. The Company believes that the terms of the management agreement are no less favorable to the Company than if the Company had negotiated with an independent third party.

         The term of the management agreement is approximately 40 months, subject to earlier termination or extension. Either party may terminate if EBITDA for the first two fiscal years is less than $12.8 million. The term can be extended by an additional 24 months at RGM's option, if cumulative EBITDA for the three fiscal years of the term is at least $19.2 million. RGM will be paid a fee of 25% of any increase in annual EBITDA over $4.0 million, subject to a $1.0 million minimum fee, payable in equal monthly installments. RGM has received warrants to purchase 1,125,000 shares of common stock of Elsinore, exercisable during the term or extended term of the management agreement at an exercise price of $1.00 per share. If the proposed acquisition of Elsinore by an affiliate of Allen E. Paulson is consummated (see "The Proposed Merger -- The Elsinore Transaction"), the Company would receive approximately $2,430,000 (i.e., the spread between the per share warrant price and the per share merger price multiplied by 1,125,000). To facilitate RGM's performance of the management agreement, Mr. William L. Westerman is the sole Director, President and Treasurer of the Four Queens. He receives no compensation and has been licensed by the Nevada Gaming Commission to hold these positions.

         Either party can terminate the management agreement if (i) substantially all the Four Queens' assets are sold, (ii) the Four Queens is merged or (iii) a majority of the Four Queens' or Elsinore's shares are sold. Upon such termination, RGM will receive a $2.0 million termination bonus minus any amount realized or realizable upon exercise of the warrants.

         Since June 23, 1997 Mr. Westerman has been a Director of Darling International, Inc., a publicly held company. Morgens Waterfall entities own 46.13% of the stock of Darling International, Inc. which is primarily in the business of processing animal and bakery waste by-products.

                       DESCRIPTION OF CERTAIN INDEBTEDNESS

         The following is a summary of certain indebtedness of the Company and ROC which will be outstanding following consummation of the Transactions. To the extent such summary contains descriptions of the Revolving Credit Facility and other loan documents, such descriptions do not purport to be complete and are qualified in their entirety by reference to such documents, which are available upon request from the Company.

Revolving Credit Facility

         The revolving credit facility (the "Revolving Credit Facility") was established as of February 28, 1997 on behalf of the Company and ROC pursuant to agreements among the Company, ROC and U.S. Bank of Nevada, as lender ("USBN"). The Revolving Credit Facility provides for borrowings of up to $15,000,000, which amount is reduced on a quarterly basis, commencing April 1998. The Revolving Credit Facility matures on January 1, 2002, unless accelerated earlier by USBN upon an event of default. Interest on outstanding principal under the Revolving Credit Facility accrues at either the prime rate plus .50% per annum or LIBOR plus 2.90% per annum, at the Company's option. Funds under the Revolving Credit Facility could be used by the Company to acquire gaming and other equipment when and as needed. Availability of loans under the Revolving Credit Facility is subject to compliance by the Company and ROC with certain conditions precedent, including the maintenance of certain financial ratios. As a result of the sale of the Existing Notes, the Company has ceased to meet such conditions for borrowing availability. The Company intends to renegotiate the conditions to borrowing under the Revolving Credit Facility or secure a replacement facility. There can be no assurance however, that such renegotiation or replacement will be successful.

Unsecured Note

         The Company issued a Class 13/14 Unsecured Promissory Note (the "Unsecured Note") on June 30, 1993. As of June 30, 1997, the outstanding principal balance of the Unsecured Note was $5.6 million, which was discounted at 12% to have a $4.3 million balance sheet carrying value. The Company retired the Unsecured Note by paying $4.5 million out of the proceeds of the sale of the Existing Notes. See "Use of Proceeds."

                              DESCRIPTION OF NOTES

General

         The Existing Notes were issued pursuant to an Indenture (the "Indenture"), dated as of August 13, 1997, between the Company and Norwest Bank Minnesota, N.A. as trustee (the "Trustee") in a private transaction that is not subject to the registration requirements of the Securities Act. See "Notice to Investors." The terms of the indenture apply to the Existing Notes and to the New Notes to be issued in exchange therefor pursuant to the Exchange Offer (all such Notes being referred to herein collectively as the "Notes"). The terms of the Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act"). The Notes are subject to all such terms, and Holders of the Notes are referred to the Indenture and the Trust Indenture Act for a statement thereof. The following summary of certain provisions of the Indenture, the Collateral Documents (as defined) and the Registration Rights Agreement between the Company and the Initial Purchasers (the "Registration Rights Agreement") does not purport to be complete and is qualified in its entirety by reference to the Indenture, the Collateral Documents and the Registration Rights Agreement, including the definitions therein of certain terms used below. Copies of the proposed form of Indenture, the Collateral Documents and the Registration Rights Agreement will be made available as set forth below under "-- Additional Information." The definitions of certain terms used in the following summary are set forth below under "-- Certain Definitions." For purposes of this summary, the term "Company" refers to Riviera Holdings Corporation and not to any of its Subsidiaries.

         The Notes will be senior secured obligations of the Company and will rank senior in right of payment to all existing and future subordinated Indebtedness of the Company and pari passu in right of payment with all existing and future senior Indebtedness of the Company, including borrowings under the Revolving Credit Facility. As of June 30, 1997, after giving effect to the Transactions and the redemption of the 11% First Mortgage Notes, the total senior Indebtedness of the Company (including the Notes) would have been approximately $173.9 million. The Notes will be guaranteed (the "Subsidiary Guarantees") on a senior secured basis by each of the Company's existing and future Restricted Subsidiaries. The Notes and the Subsidiary Guarantees will be secured by the Collateral as set forth below under "-- Security."

Principal, Maturity and Interest

         The Notes will be limited in aggregate principal amount to $175.0 million and will mature on August 15, 2004. Interest on the Notes will accrue at the rate of 10% per annum and will be payable semi-annually in arrears on February 15 and August 15, commencing on February 15, 1998, to Holders of record on the immediately preceding February 1 and August 1 Interest on the Notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from the date of original issuance. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months. Principal, premium, if any, interest and Liquidated Damages, if any, on the Notes will be payable at the office or agency of the Company maintained for such purpose within the City and State of New York or, at the option of the Company, payment of interest and Liquidated Damages, if any, may be made by check mailed to the Holders at their respective addresses set forth in the register of Holders of the Notes; provided that all payments of principal, premium, interest and Liquidated Damages, if any, with respect to the Notes, the Holders of which have given wire transfer instructions to the Company, will be required to be made by wire transfer of immediately available funds to the accounts specified by the Holders thereof. Until otherwise designated by the Company, the Company's office or agency in New York will be the office of the Trustee maintained for such purpose. The Notes will be issued in denominations of $1,000 and integral multiples thereof.

Security

         The  Notes  and  the  Subsidiary  Guarantees  will  be  secured  by the
Collateral (as defined below) owned by the Company or any Guarantor, respectively, whether now owned or hereafter acquired. "Collateral" means, subject to Permitted Liens, (i) a first mortgage lien on the Riviera property in Las Vegas, Nevada, including all improvements thereon, provided, that up to six undeveloped acres of the Riviera property located adjacent to the Riviera hotel-casino (the "Six Acre Tracts") may be released without consideration from the mortgage for purposes of future development; (ii) a first priority lien on FF&E, excluding Gaming Equipment, of the Company and all existing and future Restricted Subsidiaries; (iii) a first priority lien on certain contract rights and other general intangibles, trademarks, trade names and other personal property of the Company and all existing and future Restricted Subsidiaries, and licenses and permits entered into by, or granted to, the Company or any Guarantor, in each case to the extent permitted by applicable gaming and other laws, but not including inventory, accounts receivables, or Gaming Licenses;
(iv) subject to approval of Nevada Gaming Authorities, a pledge of the Capital Stock of all existing and future Guarantors and other Subsidiaries directly owned by the Company or such Guarantors; and (v) until the Net Proceeds of the sale of the Existing Notes are applied in accordance with the provisions set forth in the Prospectus under "Use of Proceeds," a lien on the bank account into which such Net Proceeds have been deposited.

         The Company and the Guarantors will enter into security agreements, mortgages, deeds of trust, certain other collateral assignment agreements and pledge agreements (collectively, the "Collateral Documents") that will provide for the grant of a security interest in or pledge of the Collateral to the Trustee, as collateral agent (in such capacity, the "Collateral Agent") for the Holders of the Notes. Such pledges and security interests will secure the payment and performance when due of all of the Obligations of the Company and the Guarantors under the Indenture, the Notes, the Subsidiary Guarantees and the Collateral Documents.

         The Company has used $15.0 million of the net proceeds of the Existing Notes to purchase the Black Hawk Land (and the Company may contribute additional cash amounts to the development of the Black Hawk Project in accordance with the terms of the covenant entitled "Restricted Payments"). The Black Hawk Land was purchased by or contributed to Black Hawk Operating Company. The Indenture will allow Black Hawk Operating Company to incur Indebtedness, and to create Liens on the purchased or contributed land, only in respect of third-party financing for the Black Hawk Project ("Permitted Black Hawk Debt"). The Indenture will not restrict Black Hawk Operating Company's ability to create Liens on equipment, receivables or other personal property. Holders of Notes will have no mortgage or other security interest in the land or potential improvements relating to the Black Hawk Project, except as set forth below. Under certain circumstances if and when the inclusion of Black Hawk Operating Company as a Restricted Subsidiary would result in an increase in the Fixed Charge Coverage Ratio of the Company, provided that no Default or Event of Default shall have occurred and be continuing and provided that a Default or Event of Default would not thereby be created, Black Hawk Operating Company (i) automatically will become and remain a Restricted Subsidiary, and (ii) will execute a Subsidiary Guarantee and such Collateral Documents as are necessary to create and convey a perfected first priority Lien on the Black Hawk Land and other Collateral (subject to Permitted Liens) held by such Restricted Subsidiary; provided, that no such Subsidiary Guarantee shall be executed, and no such Lien shall be created or conveyed with respect to the Black Hawk Land or other real or personal property owned by Black Hawk Operating Company, if the execution, creation or conveyance thereof would violate or conflict with any law or the provisions of any Permitted Black Hawk Debt outstanding at the time of such conversion. Notwithstanding the foregoing, if the execution, creation or conveyance thereof would satisfy the conditions in the preceding sentence but for any filing with or approval of any Gaming Authority or other regulatory entity, the Company shall use, and shall cause Black Hawk Operating Company to use, its best efforts to make all such required filings and obtain all such required approvals in order to permit such execution, creation and conveyance. See "Certain Covenants -- Additional Subsidiary Guarantees." See "Certain Covenants -- Additional Subsidiary Guarantees."

         So long as no Event of Default shall have occurred and be continuing, and subject to certain terms and conditions in the Indenture and the Collateral Documents, the Company and its Restricted Subsidiaries will be entitled to receive all cash dividends, interest and other payments made upon or with respect to the Capital Stock pledged by them and to exercise any voting and other consensual rights pertaining to the Collateral pledged by them. Upon the occurrence and during the continuance of an Event of Default, and subject to the prior approval of Nevada Gaming Authorities, (a) all rights of the Company and its Restricted Subsidiaries to exercise such voting or other consensual rights will cease, and all such rights will become vested in the Collateral Agent, which, to the extent permitted by law, will have the sole right to exercise such voting and other consensual rights and (b) all rights of the Company and its Restricted Subsidiaries to receive all cash dividends, interest and other payments made upon or with respect to the pledged Collateral will cease and such cash dividends, interest and other payments will be paid to the Collateral Agent, and (c) the Collateral Agent may sell the pledged Collateral or any part thereof in accordance with the terms of the Collateral Documents. All funds distributed under the Collateral Documents and received by the Collateral Agent for the benefit of the Holders of the Notes will be distributed by the Collateral Agent in accordance with the provisions of the Indenture.

         Under the terms of the Collateral Documents, the Collateral Agent will determine the circumstances and manner in which the Collateral shall be disposed of, including, but not limited to, the determination of whether to release all or any portion of the Collateral from the Liens created by the Collateral Documents and whether to foreclose on the pledged Collateral following an Event of Default. Moreover, upon the full and final payment and performance of all Obligations of the Company under the Indenture and the Notes, the Collateral Documents will terminate and the Collateral will be released. In addition, in the event that Collateral is sold and the Net Proceeds are applied in accordance with the terms of the covenant entitled "Asset Sales," the Collateral Agent will release the Liens in favor of the Collateral Agent in the assets sold; provided that in no event shall the Riviera property, or any improvements thereon (except for the Six-Acre Tracts) be sold or released from such Lien, and provided further, that the Collateral Agent will have received from the Company an Officers' Certificate that such Net Proceeds have been or will be so applied, and after giving effect to such sale, no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof.

    Certain Gaming Law Limitations

         The Trustee's ability to foreclose upon the Collateral will be limited by relevant gaming laws, which generally require that persons who own or operate a casino or own equity securities of a gaming licensee (including capital stock) or purchase, possess or sell gaming equipment hold a valid gaming license. No person can hold a license in the States of Nevada or Colorado unless the person is found qualified or suitable by the relevant Gaming Authorities. In order for the Trustee or a purchaser at or after foreclosure to be found qualified or suitable, such Gaming Authorities would have discretionary authority to require the Trustee, any or all of the Holders of the Notes or any such purchaser to file applications, be investigated and be found qualified or suitable as an owner or operator of gaming establishments. The applicant for qualification, a finding of suitability or licensing must pay filing fees as well as all costs of such investigation to determine suitability to hold a gaming license or interest. If the Trustee is unable or chooses not to qualify, be found suitable, or licensed to own, operate or sell such assets, it would have to retain or sell to an entity licensed to operate or sell such assets. In addition, in any foreclosure sale or subsequent resale by the Trustee, licensing requirements under the relevant gaming laws may limit the number of potential bidders and may delay any sale, either of which events would have an adverse effect on the sale price of the Collateral. Moreover, the gaming industry could become subject to different or additional regulations during the term of the Notes, which could further adversely affect the practical rights and remedies of the Trustee. Therefore, the practical value of realizing on the Collateral may, without the appropriate approvals, be limited.

    Certain Bankruptcy Limitations

         The right of the Trustee to repossess and dispose of the Collateral upon the occurrence of an Event of Default is likely to be significantly impaired by applicable bankruptcy law if a bankruptcy proceeding were to be commenced by or against the Company or a Guarantor prior to the Trustee having repossessed and disposed of the Collateral. Under the Bankruptcy Code, a secured creditor such as the Trustee is prohibited from repossessing its security from a debtor in a bankruptcy case, or from disposing of security repossessed from such debtor, without bankruptcy court approval. Moreover, the Bankruptcy Code permits the debtor to continue to retain and to use collateral (and the proceeds, products, offspring, rents or profits of such collateral) even though the debtor is in default under the applicable debt instruments, provided that the secured creditor is given "adequate protection." The meaning of the term "adequate protection" may vary according to circumstances, but it is intended in general to protect the value of the secured creditor's interest in the collateral and may include, if approved by the court, cash payments or the granting of additional security for any diminution in the value of the collateral as a result of the stay of repossession or the disposition or any use of the collateral by the debtor during the pendency of the bankruptcy case. The court has broad discretionary powers in all these matters, including the valuation of the Collateral. In addition, since the enforcement of the Lien of the Trustee in cash, deposit accounts and cash equivalents may be limited in a bankruptcy proceeding, the Holders of the Notes may not have any consent rights with respect to the use of those funds by the Company or any of its Subsidiaries during the pendency of the proceeding. In view of these considerations, it is impossible to predict how long payments under the Notes could be delayed following commencement of a bankruptcy case, whether or when the Trustee could repossess or dispose of the Collateral or whether or to what extent Holders of the Notes would be compensated for any delay in payment or loss of value of the Collateral.

    Subsidiary Guarantees

         The Company's payment obligations under the Notes will be jointly and severally guaranteed by the Guarantors, which consist of all of the Company's present and future Restricted Subsidiaries, except for three immaterial Subsidiaries that will be dissolved following issuance of the Notes. The Subsidiary Guarantees will provide that the obligations of each Guarantor under its Subsidiary Guarantee will be limited so as not to constitute a fraudulent conveyance under applicable law. See "Risk Factors -- Fraudulent Transfer Considerations."

         The Indenture will provide that no Guarantor may consolidate with or merge with or into (whether or not such Guarantor is the surviving Person), another corporation, Person or entity whether or not affiliated with such Guarantor (other than any other Guarantor or the Company) unless (i) subject to the provisions of the following paragraph, the Person formed by or surviving any such consolidation or merger (if other than such Guarantor, any other Guarantor or the Company) assumes all the obligations of such Guarantor pursuant to a supplemental indenture and appropriate Collateral Documents in form and substance reasonably satisfactory to the Trustee, under the Notes, the Indenture and the Collateral Documents; (ii) immediately after giving effect to such transaction, no Default or Event of Default exists; (iii) such Guarantor, or any Person formed by or surviving any such consolidation or merger, would have Consolidated Net Worth (immediately after giving effect to such transaction but without giving effect to purchase accounting adjustments), equal to or greater than the Consolidated Net Worth of such Guarantor immediately preceding the transaction; (iv) the Company would be permitted by virtue of the Company's


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

pro forma Fixed Charge Coverage Ratio, immediately after giving effect to such transaction, to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the covenant described below under the caption "-- Incurrence of Indebtedness and Issuance of Preferred Stock," and
(v) such transaction would not result in the loss or suspension or material impairment of any Gaming License (unless a replacement Gaming License is effective prior to or simultaneously with such loss, suspension or material impairment).

         The Indenture will provide that in the event of a sale or other disposition of all of the assets of any Guarantor (other than ROC), by way of merger, consolidation or otherwise, or a sale or other disposition of all of the Capital Stock of any Guarantor (other than ROC), then such Guarantor (in the event of a sale or other disposition, by way of such a merger, consolidation or otherwise, of all of the capital stock of such Guarantor) or the corporation acquiring the property (in the event of a sale or other disposition of all of the assets of such Guarantor) will be released and relieved of any obligations under its Subsidiary Guarantee and any Liens in favor of the Collateral Agent upon the Collateral owned by such Guarantor will be released; provided that (i) immediately after giving effect to such transaction, no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof and (ii) the Net Proceeds of such sale or other disposition are applied in accordance with the applicable provisions of the Indenture. See "Repurchase at the Option of Holders -- Asset Sales."

         The Indenture will further provide that in the event that a Guarantor that is a Restricted Subsidiary is properly designated as an Unrestricted Subsidiary in accordance with the Indenture, then such Guarantor will be released and relieved of any obligations under its Subsidiary Guarantee, and any Liens in favor of the Collateral Agent upon the Collateral owned by such Guarantor will be released.

Optional Redemption

         The Notes will not be redeemable at the Company's option prior to August 15, 2001. Thereafter, the Notes will be subject to redemption at any time at the option of the Company, in whole or in part, upon not less than 30 nor more than 60 days' notice, at the redemption prices (expressed as percentages of principal amount) set forth below plus accrued and unpaid interest and Liquidated Damages, if any, thereon to the applicable redemption date, if redeemed during the twelve-month period beginning on August 15 of the years indicated below:

                Year                                                Percentage
                ----                                              -------------
                2001............................................     105.000%
                2002............................................     102.500%
                2003 and thereafter.............................     100.000%

         Notwithstanding the foregoing or any other provisions of the Indenture, if any Gaming Authority requires that a Holder or beneficial owner of the Notes must be licensed, qualified or found suitable under any applicable Gaming Law in order to maintain any or obtain any applied-for Gaming License or franchise of the Company or any of its Subsidiaries under any applicable Gaming Law, and such Holder or beneficial owner fails to apply for a license, qualification or finding of suitability within 30 days after being requested to do so by such Gaming Authority (or such lesser period that may be required by such Gaming Authority or Gaming Law) or if such Holder or beneficial owner is not so licensed, qualified or found suitable by such Gaming Authority (a "Disqualified Holder"), the Company shall have the right, at its option, (i) to require such Disqualified Holder or beneficial owner to dispose of such Disqualified Holder's or beneficial owner's Notes within 30 days of notice of such finding by the applicable Gaming Authority that such Disqualified Holder or beneficial owner will not be licensed, qualified or found suitable as directed by such Gaming Authority (or such earlier date as may be required by the applicable Gaming Authority or Gaming Law) or (ii) to call for redemption of the Notes of such Holder or beneficial owner at a redemption price equal to the lesser of 100% of the principal amount thereof or the price at which the Holder or beneficial owner acquired such Notes together with, in either case, accrued and unpaid interest and Liquidated Damages, if any, thereon to the earlier of the date of redemption or the date of the finding of unsuitability by such Gaming Authority, which may be less than 30 days following the notice of redemption if so ordered by such Gaming Authority. In connection with any such redemption, and except as otherwise may be required by a Gaming Authority, the Company will comply with the procedures contained in the Indenture for redemption of the Notes. Immediately upon a determination of unsuitability, the Disqualified Holder shall have no further rights whatsoever with respect to the Notes (i) to exercise, directly or indirectly, through any trustee, nominee or any other Person or entity, any right conferred by the Notes or (ii) to receive any interest or any other distribution or payment with respect to the Notes, or any remuneration in any form from the Company for services rendered or otherwise, except the redemption price of the Notes. Under the Indenture, the Company is not required to pay or reimburse any Holder or beneficial owner of Notes who is required to apply for such license, qualification or finding of suitability for the costs of such application including investigatory costs. Such expenses will, therefore, be the obligation of such Holder or beneficial owner. See "Risk Factors -- Regulation."

         Notwithstanding the foregoing, during the period commencing upon issuance of the Notes and ending on August 15, 2000, the Company may redeem up to one-third of the principal amount of Notes at a redemption price of 110.0% of the principal amount thereof, plus accrued and unpaid interest and Liquidated Damages thereon, if any, to the redemption date, with the net cash proceeds of an offering of common stock of the Company; provided that at least $116.7 million in aggregate principal amount of Notes remain outstanding immediately after the occurrence of such redemption; and provided further, that the call for such redemption shall occur within 30 days of the date of the closing of such offering.

Selection and Notice

         If less than all of the Notes are to be redeemed at any time, selection of the Notes for redemption will be made by the Trustee in compliance with the requirements of the principal national securities exchange, if any, on which the Notes are listed, or, if the Notes are not so listed, on a pro rata basis, by lot or by such method as the Trustee shall deem fair and appropriate; provided that no Notes of $1,000 or less shall be redeemed in part. Notices of redemption shall be mailed by first class mail at least 30 but not more than 60 days before the redemption date to each Holder of the Notes to be redeemed at its registered address. Notices of redemption may not be conditional. If any Note is to be redeemed in part only, the notice of redemption that relates to such Note shall state the portion of the principal amount thereof to be redeemed. A new Note in principal amount equal to the unredeemed portion thereof will be issued in the name of the Holder thereof upon cancellation of the original Note. Notes called for redemption become due on the date fixed for redemption. On and after the redemption date, interest ceases to accrue on the Notes or portions of them called for redemption.

Mandatory Redemption

         Except as set forth below under "Repurchase at the Option of Holders," the Company is not required to make mandatory redemption, purchase or sinking fund payments with respect to the Notes.

Repurchase at the Option of Holders

    Change of Control

         Upon the occurrence of a Change of Control, each Holder of Notes will have the right to require the Company to repurchase all or any part (equal to $1,000 or an integral multiple thereof) of such Holder's Notes pursuant to the offer described below (the "Change of Control Offer") at an offer price in cash equal to 101% of the aggregate principal amount thereof plus accrued and unpaid interest and Liquidated Damages thereon, if any, to the date of purchase (the "Change of Control Payment"). Within 30 days following any Change of Control, the Company will mail a notice to each Holder describing the transaction or transactions that constitute the Change of Control and offering to repurchase Notes on the date specified in such notice, which date shall be no earlier than 30 days and no later than 60 days from the date such notice is mailed (the "Change of Control Payment Date"), pursuant to the procedures required by the Indenture and described in such notice.

         On the Change of Control Payment Date, the Company will, to the extent lawful, (1) accept for payment all Notes or portions thereof properly tendered pursuant to the Change of Control Offer, (2) deposit with the Paying Agent an amount equal to the Change of Control Payment in respect of all Notes or portions thereof so tendered and (3) deliver or cause to be delivered to the Trustee the Notes so accepted together with an Officers' Certificate stating the aggregate principal amount of Notes or portions thereof being purchased by the Company. The Paying Agent will promptly mail to each Holder of Notes so tendered the Change of Control Payment for such Notes, and the Trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each Holder a new Note equal in principal amount to any unpurchased portion of the Notes surrendered, if any; provided that each such new Note will be in a principal amount of $1,000 or an integral multiple thereof. The Company will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

         The Change of Control provisions described above will be applicable whether or not any other provisions of the Indenture are applicable. Except as described above with respect to a Change of Control, the Indenture does not contain provisions that permit the Holders of the Notes to require that the Company repurchase or redeem the Notes in the event of a takeover, recapitalization or similar transaction.

         The Company's Revolving Credit Facility contains prohibitions of certain events that would constitute a Change of Control. In addition, the exercise by the Holders of Notes of their right to require the Company to repurchase the Notes could cause a default under such other senior indebtedness, even if the Change of Control itself does not, due to the financial effect of such repurchases on the Company. Finally, the Company's ability to pay cash to the Holders of Notes upon a repurchase may be limited by the Company's then existing financial resources.

         The Company will not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Indenture applicable to a Change of Control Offer made by the Company and purchases all Notes validly tendered and not withdrawn under such Change of Control Offer.

         The definition of Change of Control includes a phrase relating to the sale, lease, transfer, conveyance or other disposition of "all or substantially all" of the assets of the Company and its Restricted Subsidiaries taken as a whole. Although there is a developing body of case law interpreting the phrase "substantially all," there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a Holder of Notes to require the Company to repurchase such Notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of the assets of the Company and its Restricted Subsidiaries taken as a whole to another Person or group may be uncertain.

    Asset Sales

         The Indenture will provide that the Company will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless
(i) the Company (or the Restricted Subsidiary, as the case may be) receives consideration at the time of such Asset Sale at least equal to the fair market value (evidenced by a resolution of the Board of Directors set forth in an Officers' Certificate delivered to the Trustee) of the assets or Equity Interests issued or sold or otherwise disposed of and (ii) at least 80% of the consideration therefor received by the Company or such Restricted Subsidiary is in the form of cash; provided that the amount of (x) any liabilities (as shown on the Company's or such Restricted Subsidiary's most recent balance sheet), of the Company or any Restricted Subsidiary (other than contingent liabilities and liabilities that are by their terms subordinated to the Notes or any guarantee thereof) that are assumed by the transferee of any such assets and (y) any securities, notes or other obligations received by the Company or any such Restricted Subsidiary from such transferee that, within 30 days of such receipt, are converted by the Company or such Restricted Subsidiary into cash (to the extent of the cash received), will be deemed to be cash for purposes of this provision.

         Within 360 days after the receipt of any Net Proceeds from an Asset Sale or Event of Loss, the Company may apply such Net Proceeds to the acquisition  of an  interest  in  another  business,  the  making  of a  capital expenditure, cost of construction or real property improvements or the acquisition of other assets, in each case, in the same line of business as the Permitted Businesses. Any Net Proceeds received from the sale of assets that do not constitute Collateral may be applied also to the repayment of any senior debt secured by such assets. Pending the final application of any such Net Proceeds, the Company may temporarily reduce the Revolving Credit Facility or otherwise invest such Net Proceeds in any manner that is not prohibited by the Indenture. Any Net Proceeds from Asset Sales that are not applied or invested as provided in the first two sentences of this paragraph will be deemed to constitute "Excess Proceeds." Within fifteen days of each date on which when the aggregate amount of Excess Proceeds exceeds $5.0 million, the Company will be required to commence an offer to all Holders of Notes (an "Asset Sale Offer") to purchase the maximum principal amount of Notes that may be purchased out of the Excess Proceeds, at an offer price in cash in an amount equal to 100% of the principal amount thereof plus accrued and unpaid interest and Liquidated Damages, if any, thereon, to the date of purchase, in accordance with the procedures set forth in the Indenture. To the extent that the aggregate amount of Notes tendered pursuant to an Asset Sale Offer is less than the Excess Proceeds, the Company may use any remaining Excess Proceeds for general corporate purposes. If the aggregate principal amount of Notes surrendered by Holders thereof exceeds the amount of Excess Proceeds, the Trustee will select the Notes to be purchased on a pro rata basis. Upon completion of such offer to purchase, the amount of Excess Proceeds will be reset at zero.

    Conduct of Offers

         Any Change of Control Offer or Asset Sale Offer will remain open for a period of 20 business days, and the purchase date thereunder will not be more than 60 days after the commencement of the applicable offer. Notwithstanding any other provisions of the Indenture, any Change of Control Offer or Asset Sale Offer will be conducted in compliance with applicable regulations under the federal securities laws, including Rule 14e-1 under the Exchange Act.

Certain Covenants

    Restricted Payments

         The Indenture will provide that the Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly: (i) declare or pay any dividend or make any other payment or distribution on account of the Company's or any of its Restricted Subsidiaries' Equity Interests or to the direct or indirect holders of the Company's or any of its Restricted Subsidiaries' Equity Interests in their capacity as such (other than payments, dividends or distributions payable in Equity Interests (other than Disqualified Stock) of the Company or payments, dividends or distributions payable to the Company or any Restricted Subsidiary); (ii) purchase, redeem or otherwise acquire or retire for value any Equity Interests of the Company or any Restricted Subsidiary (other than any such Equity Interests owned by the Company or any Restricted Subsidiary); (iii) make any payment on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value any Indebtedness that is subordinated to the Notes, except for payment of interest when due or principal at Stated Maturity; or (iv) make any Restricted Investment (all such payments and other actions set forth in clauses (i) through (iv) above being collectively referred to as "Restricted Payments"), unless, at the time of and after giving effect to such Restricted Payment:

                  (a) no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof; and

                  (b) the Company would, at the time of such Restricted Payment and after giving pro forma effect thereto (in the case of a Restricted Investment, as if such Restricted Investment had been made at the beginning of the applicable four-quarter period), have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described above under caption "-- Incurrence of Indebtedness and Issuance of Preferred Stock"; and

                  (c) such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by the Company and its Restricted Subsidiaries after the date of the Indenture (excluding Restricted Payments permitted by clauses (ii) through (xi) of the next succeeding paragraph), is less than the sum of (i) 50% of the Consolidated Net Income of the Company for the period (taken as one accounting period) from the beginning of the first fiscal quarter commencing after the date of the Indenture to the end of the Company's most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (or, if such Consolidated Net Income for such period is a deficit, less 100% of such deficit), plus (ii) 100% of the aggregate net cash proceeds received by the Company from the issue or sale since the date of the Indenture of Equity Interests of the Company (other than Disqualified Stock) or of Disqualified Stock or debt securities of the Company that have been converted into such Equity Interests (other than Equity Interests (or Disqualified Stock or convertible debt securities) sold to a Subsidiary of the Company and other than Disqualified Stock or convertible debt securities that have been converted into Disqualified Stock), plus (iii) to the extent that any Restricted Investment that was made after the date of the Indenture is sold for cash or otherwise liquidated or repaid for cash, the lesser of (A) the cash return of capital with respect to such Restricted Investment (less the cost of disposition, if any) and (B) the initial amount of such Restricted Investment, plus (iv) 50% of any dividends received by the Company or a Wholly Owned Restricted Subsidiary after the date of the Indenture from an Unrestricted Subsidiary of the Company, to the extent that such dividends were not otherwise included in Consolidated Net Income for such period.

         The foregoing provisions will not prohibit (i) the payment of any dividend within 60 days after the date of declaration thereof, if at said date of declaration such payment would have complied with the provisions of the Indenture; (ii) the redemption, repurchase, retirement, defeasance or other acquisition of any subordinated Indebtedness of the Company or a Restricted Subsidiary or Equity Interests of the Company in exchange for, or out of the net cash proceeds of the substantially concurrent sale (other than to a Subsidiary of the Company) of, other Equity Interests of the Company (other than any Disqualified Stock); provided that the amount of any such net cash proceeds that are utilized for any such redemption, repurchase, retirement, defeasance or other acquisition shall be excluded from clause (c) (ii) of the preceding paragraph; (iii) the redemption, repurchase, retirement, defeasance or other acquisition of subordinated Indebtedness of the Company or a Restricted Subsidiary or Disqualified Stock of the Company, in either case in exchange for or with the net cash proceeds from an incurrence of Permitted Refinancing Indebtedness or from the issuance of Disqualified Stock; (iv) the redemption, repurchase, retirement, defeasance or other acquisition, substantially concurrently with the consummation of the sale of the Existing Notes, of subordinated Indebtedness of the Company or a Restricted Subsidiary with Net Proceeds of the sale of the Existing Notes; (v) the repurchase, redemption or other acquisition or retirement for value of any Equity Interests of the Company or any Restricted Subsidiary of the Company held by any employee of the Company (or any of its Restricted Subsidiaries); provided that the aggregate price paid for all such repurchased, redeemed, acquired or retired Equity Interests under this clause (v) will not exceed $1.0 million in any calendar year, provided further that commencing the second full calendar year following the date of the Indenture, the aggregate price that may be so paid shall be increased by any amount of such $1.0 million that was not used for the repurchase of Equity Interests in the immediately preceding calendar year; (vi) loans or advances to employees of the Company or its Restricted Subsidiaries; provided that all such loans and advances will not exceed $1.0 million in any twelve-month period;
(vii) payment of dividends on preferred stock of the Company that was permitted to be issued pursuant to the Indenture; (viii) the repurchase, redemption or other acquisition or retirement for value of any Equity Interests of the Company held by any member of the Company's management, in connection with the Merger and provided that the aggregate price paid for all such repurchased, redeemed, acquired or retired Equity Interests under this clause (viii) will not exceed $6.0 million; (ix) Restricted Investments in an aggregate amount, taken together since the date of the Indenture, of not more than $10,000,000 (it being understood that if any Restricted Investment acquired with a Restricted Payment after the date of original issuance of the Notes pursuant to this clause (ix) is sold, transferred or otherwise conveyed to any person other than the Company or a Restricted Subsidiary, the portion of the net cash proceeds or fair market value of securities or properties paid to the Company and its Restricted Subsidiaries in connection with such sale, transfer or conveyance that relates or corresponds to the repayment or return of the original cost of such a Restricted Investment will replenish or increase the amount of Restricted Investments permitted to be made pursuant to this clause (ix), so that up to $10,000,000 of Restricted Investments may be outstanding under this clause (ix) at any given time); (x) following the Merger, distributions, loans or payments from the Company or its Restricted Subsidiaries to the Company's direct parent corporation pursuant to intercompany Indebtedness, intercompany tax sharing agreements (so long as the distributions, loans or payments thereunder by the Company and its Subsidiaries shall not exceed the amount of taxes the Company would be required to pay if it were the filing person for all applicable taxes, and other intercompany payments for the purpose of enabling the parent corporation to perform accounting, legal, corporate reporting and administrative functions (including, without limitation, amounts necessary to pay fees and expenses in connection with the Merger); and (xi) additional Restricted Payments in an aggregate amount, taken together since the date of the Indenture, of not more than $5,000,000; provided that with respect to the actions described in clauses (i), (v), (vii), (viii), (ix) and (xi), no Default or Event of Default shall have occurred and be continuing, or would occur as a consequence of such actions.

         The Board of Directors may designate any Restricted Subsidiary to be an Unrestricted Subsidiary if such designation would not cause a Default; provided that in no event shall the business currently operated by ROC or RGM be transferred to or held by an Unrestricted Subsidiary, and provided, further that following any conversion of Black Hawk Operating Company to a Restricted Subsidiary pursuant to the provisions described above under "-- Security," in no event shall the Black Hawk Project or related business thereafter operated by Black Hawk Operating Company be transferred to or held by an Unrestricted Subsidiary. For purposes of making such determination, all outstanding Investments by the Company and its Restricted Subsidiaries (except to the extent repaid in cash) in the Subsidiary so designated will be deemed to be Restricted Payments at the time of such designation and will reduce the amount available for Restricted Payments under the first paragraph of this covenant. All such outstanding Investments will be deemed to constitute Investments in an amount equal to the greatest of (x) the net book value of such Investments at the time of such designation, (y) the fair market value of such Investments at the time of such designation and (z) the original fair market value of such Investments at the time they were made. Such designation will only be permitted if such Restricted Payment would be permitted at such time and if such Restricted Subsidiary otherwise meets the definition of an Unrestricted Subsidiary.

         The amount of all Restricted Payments (other than cash) will be the fair market value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued by the Company or such Subsidiary, as the case may be, pursuant to the Restricted Payment. The fair market value of any non-cash Restricted Payment shall be determined by the Board of Directors whose resolution with respect thereto shall be delivered to the Trustee, such determination to be based upon an opinion or appraisal issued by an accounting, appraisal or investment banking firm of national standing if such fair market value exceeds $5.0 million. Not later than the date of making any Restricted Payment, the Company shall deliver to the Trustee an Officers' Certificate stating that such Restricted Payment is permitted and setting forth the basis upon which the calculations required by the covenant "Restricted
Payments" were computed, together with a copy of any fairness opinion or appraisal required by the Indenture.

    Incurrence of Indebtedness and Issuance of Preferred Stock

         The Indenture will provide that following the issuance of the Notes and Subsidiary Guarantees, the Company will not, and will not permit any of its Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, "incur") any Indebtedness (including Acquired
Debt) and that the Company will not issue any Disqualified Stock and will not permit any Restricted Subsidiary to issue any shares of preferred stock; provided, however, that the Company or its Subsidiaries may incur Indebtedness (including Acquired Debt) and the Company may issue shares of Disqualified Stock if (i) the Fixed Charge Coverage Ratio for the Company's most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred or such stock is issued would have been at least equal to 2.00 to 1, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred, or the stock had been issued, as the case may be, at the beginning of such four-quarter period and (ii) except with respect to revolving credit Indebtedness, the Weighted Average Life to Maturity of such Indebtedness is greater than the remaining Weighted Average Life to Maturity of the Notes.

         The provisions of the first paragraph of this covenant will not apply to the incurrence of any of the following items of Indebtedness, so long as after giving effect to such incurrence, no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof (collectively, "Permitted Debt"):

                  (i) the incurrence of revolving credit Indebtedness and letters of credit (with letters of credit being deemed to have a principal amount equal to the maximum potential liability of the Company and its Subsidiaries thereunder) under the Revolving Credit Facility; provided that the aggregate principal amount outstanding under the Revolving Credit Facility after giving effect to such incurrence, including all Permitted Refinancing Indebtedness incurred to refund, refinance or replace any other Indebtedness incurred pursuant to this clause (i), does not exceed an amount equal to $20.0 million;

                  (ii) the incurrence by the Company or any of its Restricted Subsidiaries of Indebtedness represented by Capital Lease Obligations, mortgage financings or purchase money obligations, in each case incurred for the purpose of financing all or any part of the purchase price or cost of construction or improvement of property, plant or equipment (including slot machines and other gaming equipment) used in the business of the Company or such Restricted Subsidiary, in an aggregate principal amount not to exceed $15.0 million at any time outstanding;

                  (iii) the incurrence by the Company or any of its Subsidiaries of Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to refund, refinance or replace Indebtedness that was permitted by the Indenture to be incurred or was existing on the date of the Indenture;

                  (iv) the incurrence by the Company or any of its Subsidiaries of Hedging Obligations that are incurred for the purpose of fixing or hedging interest rate risk with respect to any floating rate Indebtedness that is permitted by the terms of this Indenture to be outstanding;

                  (v) the guarantee by the Company or any of the Guarantors of Indebtedness of the Company or a Restricted Subsidiary of the Company that was permitted to be incurred by another provision of this covenant;

                  (vi) the incurrence of additional Indebtedness in an aggregate principal amount (or accreted value, as applicable) at any time outstanding, including all Permitted Refinancing Indebtedness incurred to refund, refinance or replace any other Indebtedness incurred pursuant to this clause (vi), not to exceed $10.0 million;

                  (vii) the incurrence by the Company of additional Indebtedness that is subordinated to the Notes pursuant to customary subordination provisions, that has no mandatory obligation to pay principal on a date earlier than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Notes, and that is in an aggregate principal amount (or accreted value, as applicable) at any time outstanding, including all Permitted Refinancing Indebtedness incurred to refund, refinance or replace any other Indebtedness incurred pursuant to this clause (vii), not to exceed $10.0 million;

                  (viii) the incurrence by Black Hawk Operating Company of Permitted Black Hawk Debt;

                  (ix) the incurrence by the Company's Unrestricted Subsidiaries (other than Black Hawk Operating Company) of Non-Recourse Debt, provided, however, that if any such Indebtedness ceases to be Non- Recourse Debt, such event will be deemed to constitute an incurrence of Indebtedness by a Restricted Subsidiary of the Company; and provided, further, that any Permitted Black Hawk Debt outstanding at the time, if at all, that Black Hawk Operating Company becomes a Restricted Subsidiary pursuant to the provisions described above under "-- Security" shall not be deemed at such time to constitute an incurrence of Indebtedness for purposes of this covenant so long as such Indebtedness is taken into account in the calculation of the Fixed Charge Coverage Ratio of the Company as described above under "-- Security";

                  (x)  reimbursement  obligations  with  respect  to  letters of credit issued in the ordinary course of business, indemnifications, adjustments of purchase prices, performance bonds, appeal bonds, surety bonds, workers' compensation obligations, insurance obligations or bonds, completion guaranties and other similar bonds or obligations incurred in the ordinary course of business;

                  (xi) Indebtedness owed by (i) a Restricted Subsidiary to the Company or to another Restricted Subsidiary or (ii) the Company to a Restricted Subsidiary;

                  (xii) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently drawn against insufficient funds in the ordinary course of business;

                  (xiii) Indebtedness representing the balance deferred and unpaid of the purchase price of any property or services used in the ordinary course of the business of the Company and its Restricted Subsidiaries that would constitute ordinarily a trade payable to trade creditors;

                  (xiv) a bond or surety obligation posted in order to prevent the loss or material impairment of a Gaming License or as otherwise required by an order of any Gaming Authority, in each case to the extent required by applicable law and consistent in character and amount with customary industry practice; and

                  (xv) guarantees, "keep well" provisions or other evidences of credit support by the Company or its Restricted Subsidiaries of Permitted Black Hawk Debt, provided that the terms of such guarantees or other instruments shall not require or permit payments thereunder by the Company or its Restricted Subsidiaries in an amount greater than $5.0 million in any twelve-month period.

         For purposes of determining compliance with this covenant, in the event that an item of Indebtedness meets the criteria of more than one of the categories of Permitted Debt described in clauses (i) through (xv) above or is entitled to be incurred pursuant to the first paragraph of this covenant, the Company will, in its sole discretion, classify such item of Indebtedness in any manner that complies with this covenant and such item of Indebtedness will be treated as having been incurred pursuant to only one of such clauses or pursuant to the first paragraph hereof. Accrual of interest and the accretion of accreted value will not be deemed to be an incurrence of Indebtedness for purposes of this covenant.

    Liens

         The Indenture will provide that the Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, assume or suffer to exist any Lien on any asset now owned or hereafter acquired, or any income or profits therefrom or assign or convey any right to receive income therefrom, except Permitted Liens. So long as Black Hawk Operating Company is an Unrestricted

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

Subsidiary, the Indenture will allow Black Hawk Operating Company to create, incur, assume or suffer to exist (i) Liens (in addition to Permitted Liens) on the Black Hawk Land only in respect of Permitted Black Hawk Debt and (ii) Liens upon any other assets without restriction. See "-- Incurrence of Indebtedness and Issuance of Preferred Stock."

    Dividend and Other Payment Restrictions Affecting Subsidiaries

         The Indenture will provide that the Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any encumbrance or restriction on the ability of any Restricted Subsidiary to (i)(a) pay dividends or make any other distributions to the Company or any of its Restricted Subsidiaries (1) on its Capital Stock or (2) with respect to any other interest or participation in, or measured by, its profits, or (b) pay any indebtedness owed to the Company or any of its Restricted Subsidiaries, (ii) make loans or advances to the Company or any of its Restricted Subsidiaries or (iii) transfer any of its properties or assets to the Company or any of its Restricted Subsidiaries, except for such encumbrances or restrictions existing under or by reason of (a) the Indenture and the Notes, (b) Indebtedness outstanding upon the acquisition of a Subsidiary, or upon the conversion of Black Hawk Operating Company to a Restricted Subsidiary pursuant to the provisions described above under "-- Security," provided, that such Indebtedness was not incurred in connection with, or in contemplation of, such acquisition or conversion, and such encumbrance or restriction is not applicable to any Person or the property or assets of any Person other than the new Restricted Subsidiary, (c) a Permitted Lien, solely to the extent that such Lien limits the sale, disposition or transfer of the property which is the subject thereof, (d) applicable law,
(e) by reason of customary non-assignment, subletting and net worth provisions in leases entered into in the ordinary course of business and consistent with past practices, (f) purchase money obligations for property acquired in the ordinary course of business that impose restrictions of the nature described in clause (iii) above on the property so acquired, or (g) Permitted Refinancing Indebtedness, provided that the restrictions contained in the agreements governing such Permitted Refinancing Indebtedness are no more restrictive than those contained in the agreements governing the Indebtedness being refinanced.

    Merger, Consolidation or Sale of Assets

         The Indenture will provide that the Company may not consolidate or merge with or into (whether or not the Company is the surviving corporation), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets in one or more related transactions, to another corporation, Person or entity unless (i) the Company is the surviving corporation or the entity or the Person formed by or surviving any such consolidation or merger (if other than the Company) or to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made is a corporation organized or existing under the laws of the United States, any state thereof or the District of Columbia; (ii) the entity or Person formed by or surviving any such consolidation or merger (if other than the Company) or the entity or Person to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made assumes all the obligations of the Company under the Notes and the Indenture pursuant to a supplemental indenture in a form reasonably satisfactory to the Trustee; (iii) immediately after such transaction no Default or Event of Default exists; (iv) except in the case of a merger of the Company with or into a Wholly Owned Restricted Subsidiary of the Company, the Company or the entity or Person formed by or surviving any such consolidation or merger (if other than the Company), or to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made (A) will have Consolidated Net Worth immediately after the transaction equal to or greater than the Consolidated Net Worth of the Company immediately preceding the transaction and (B) will, at the time of such transaction and after giving pro forma effect thereto as if such transaction had occurred at the beginning of the applicable four-quarter period, be permitted to incur at least $1.00 of additional Indebtedness pursuant to

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the Fixed  Charge  Coverage  Ratio test set forth in the first  paragraph of the covenant described above under the caption "-- Incurrence of Indebtedness and Issuance of Preferred Stock", and (v) such transaction would not require any Holder or beneficial owner of Notes to obtain a Gaming License or be qualified or found suitable under the law of any applicable gaming jurisdiction; provided, that such Holder or beneficial owner would not have been required to obtain a Gaming License or be qualified or found suitable under the laws of any applicable gaming jurisdiction in the absence of such transaction. The foregoing provision will not prohibit the Merger.

    Transactions with Affiliates

         The Indenture will provide that the Company will not, and will not permit any of its Restricted Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate (each of the foregoing, an "Affiliate Transaction"), unless (i) such Affiliate Transaction is on terms that are no less favorable to the Company or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by the Company or such Restricted Subsidiary with an unrelated Person and (ii) the Company delivers to the Trustee (a) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $1.0 million, a resolution of the Board of Directors set forth in an Officers' Certificate certifying that such Affiliate Transaction complies with clause (i) above and that such Affiliate Transaction has been approved by a majority of the disinterested members of the Board of Directors and (b) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $5.0 million (except with respect to any Management Agreement, in which case the following requirement will not apply), an opinion as to the fairness to the Holders of such Affiliate Transaction from a financial point of view issued by an accounting, appraisal or investment banking firm of national standing; provided that (u) purchases of goods and services in the ordinary course of business, (v) any employment agreement entered into by the Company or any of its Restricted Subsidiaries in the ordinary course of business and consistent with the past practice of the Company or such Restricted Subsidiary, (w) registration rights agreements, existing on the date of the Indenture, (x) transactions between or among the Company and/or its Restricted Subsidiaries, (y) Restricted Payments that are permitted by the provisions of the Indenture described above under the caption "-- Restricted Payments," and (z) reasonable fees and compensation (including, without limitation, bonuses retirement plans and securities, stock options and stock ownership plans) paid or issued to and indemnity provided on behalf of, officers, directors, employees or consultants of the Company or any Restricted Subsidiary in the ordinary course of business, in each case, shall not be deemed Affiliate Transactions.

    Business Activities

         The Company will not, and will not permit any Restricted Subsidiary to, engage in any business other than Permitted Businesses, except to such extent as would not be material to the Company and its Restricted Subsidiaries taken as a whole.

    Use of Proceeds

         The Company and its Subsidiaries will apply the Net Proceeds from the sale of the Existing Notes in accordance with the disclosure set forth under the caption "Use of Proceeds."

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

    Additional Subsidiary Guarantees

         The Indenture will provide that if the Company or any of its Restricted Subsidiaries acquire or create another Subsidiary after the date of the
Indenture, then such newly acquired or created Subsidiary will execute a supplemental indenture setting forth its Subsidiary Guarantee, together with such Collateral Documents as are necessary to create and convey to the Trustee or other Collateral Agent, for the benefit of the Holders, a perfected first-priority Lien on all Collateral (subject to Permitted Liens) held by such Subsidiary, provided such Subsidiary shall have first obtained all approvals required, if any, by Gaming Authorities to execute the supplemental indenture and such Collateral Documents, and deliver an opinion of counsel, in accordance with the terms of the Indenture, except in either case for all Subsidiaries that have properly been designated as Unrestricted Subsidiaries in accordance with the Indenture for so long as they continue to constitute Unrestricted Subsidiaries. Upon any conversion of (i) Black Hawk Operating Company from an Unrestricted Subsidiary to a Restricted Subsidiary pursuant to the provisions described above under "-- Security," or (ii) any other Unrestricted Subsidiary to a Restricted Subsidiary pursuant to the definition below of "Unrestricted Subsidiary," the newly-created Restricted Subsidiary will also be subject to the requirements of the preceding sentence; provided, that no such Subsidiary Guarantee shall be executed, and no such Lien shall be created or conveyed with respect to the Black Hawk Land or other real or personal property owned by Black Hawk Operating Company, if the execution, creation or conveyance thereof would violate or conflict with any law or the provisions of any Permitted Black Hawk Debt outstanding at the time of such conversion. In addition, if the Company or any of its Restricted Subsidiaries acquires or creates another Subsidiary after the date of the Indenture, whether such acquired or newly-created Subsidiary is a Restricted Subsidiary or an Unrestricted Subsidiary, the Company or such Restricted Subsidiary that is the owner of Capital Stock of such Subsidiary shall execute a Pledge Agreement with respect to such Capital Stock, in substantially the same form as the Pledge Agreements executed as of the date of the Indenture, pledging to the Trustee or other Collateral Agent designated by the Trustee all of such Capital Stock owned by pledgor.

    Maintenance of Insurance

         The Indenture will provide that, from and at all times after the date of issuance of the Notes until the Notes have been paid in full, the Company and the Guarantors will, and will cause their Restricted Subsidiaries to, have and maintain in effect insurance with responsible carriers against such risks and in such amounts as is customarily carried by similar businesses with such deductibles, retentions, self insured amounts and coinsurance provisions as are customarily carried by similar businesses of similar size, including, without limitation, property and casualty.

    Reports

         The Indenture will provide that, whether or not required by the rules and regulations of the Securities and Exchange Commission (the "Commission"), so long as any Notes are outstanding, the Company will furnish to the Trustee and the Holders of Notes (i) all quarterly and annual financial information that would be required to be contained in a filing with the Commission on Forms 10-Q and 10-K if the Company were required to file such Forms that describe the financial condition and results of the Company and its consolidated Subsidiaries (showing in reasonable detail, either on the face of the financial statements or in the footnotes thereto and in "Management's Discussion and Analysis of Financial Condition and Results of Operations," the financial condition and results of operations of the Company and its Restricted Subsidiaries separate from the financial condition and results of operations of the Unrestricted Subsidiaries of the Company) and, with respect to the annual information only, a report thereon by the Company's certified independent accountants and (ii) all current reports that would be required to be filed with the Commission on Form 8-K if the Company were required to file such reports. In

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

addition, whether or not required by the rules and regulations of the Commission, the Company will file a copy of all such information and reports with the Commission for public availability (unless the Commission will not accept such a filing) and make such information available to securities analysts and prospective investors upon request. In addition, the Company and the Guarantors have agreed that, for so long as any Notes remain outstanding, they will furnish to the trustee and all Holders and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

Events of Default and Remedies

         The Indenture will provide that each of the following constitutes an Event of Default: (i) default for 30 days in the payment when due of interest on, or Liquidated Damages with respect to, the Notes; (ii) default in payment when due of the principal of or premium, if any, on the Notes; (iii) failure by the Company to comply with the provisions described under the captions "-- Change of Control" or "-- Merger, Consolidation or Sale of Assets"; (iv) failure by the Company for 60 days after notice to comply with any of its other agreements in the Indenture or the Notes; (v) default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by the Company or any of its Restricted Subsidiaries (or the payment of which is guaranteed by the Company or any of its Restricted Subsidiaries) whether such Indebtedness or guarantee now exists, or is created after the date of the Indenture, which default (a) is caused by a failure to pay principal of or premium, if any, or interest on such Indebtedness prior to the expiration of the grace period provided in such Indebtedness on the date of such default (a "Payment Default") or (b) results in the acceleration of such Indebtedness prior to its express maturity and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $5.0 million or more; (vi) failure by the Company or any of its Restricted Subsidiaries to pay final judgments aggregating in excess of $5.0 million, which judgments are not paid, discharged or stayed for a period of 60 days; (vii) breach by the Company or any Guarantor in any material respect of any representation or warranty set forth in the Collateral Documents, or default by the Company or any Guarantor in the performance of any covenant set forth in the Collateral Documents (in either case, continuing for 60 days after receiving notice of such breach), or repudiation by the Company or any Guarantor of its obligations under the Collateral Documents or the unenforceability of the Collateral Documents against the Company or any Guarantor for any reason; (viii) certain events of bankruptcy or insolvency with respect to the Company or any of its Restricted Subsidiaries; (ix) except as permitted by the Indenture, any Subsidiary Guarantee shall be held in any judicial proceeding to be unenforceable or invalid or shall cease for any reason to be in full force and effect or any Guarantor, or any Person acting on behalf of any Guarantor, shall deny or disaffirm its obligations under its Subsidiary Guarantee; and (x) under certain circumstances if a Gaming License of the Company is revoked or suspended, resulting in the cessation of operation of the Company's casino business for 90 days.

         If any Event of Default occurs and is continuing, the Trustee or the Holders of at least 25% in principal amount of the then outstanding Notes may declare all the Notes to be due and payable immediately. Notwithstanding the foregoing, in the case of an Event of Default arising from certain events of bankruptcy or insolvency, with respect to the Company, any Significant Subsidiary or any group of Subsidiaries that, taken together, would constitute a Significant Subsidiary, all outstanding Notes will become due and payable without further action or notice. Holders of the Notes may not enforce the Indenture or the Notes except as provided in the Indenture. Subject to certain limitations, Holders of a majority in principal amount of the then outstanding Notes may direct the Trustee in its exercise of any trust or power. The Trustee may withhold from Holders of the Notes notice of any continuing Default or

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

Event of Default (except a Default or Event of Default relating to the payment of principal or interest) if it determines that withholding notice is in their interest.

         In the case of any Event of Default occurring by reason of any willful action (or inaction) taken (or not taken) by or on behalf of the Company with the intention of avoiding payment of the premium that the Company would have had to pay if the Company then had elected to redeem the Notes pursuant to the optional redemption provisions of the Indenture, an equivalent premium shall also become and be immediately due and payable to the extent permitted by law upon the acceleration of the Notes. If an Event of Default occurs prior to August 15, 2001 by reason of any willful action (or inaction) taken (or not taken) by or on behalf of the Company with the intention of avoiding the prohibition on redemption of the Notes prior to August 15, 2001, then the premium specified in the Indenture shall also become immediately due and payable to the extent permitted by law upon the acceleration of the Notes.

         The Holders of a majority in aggregate principal amount of the Notes then outstanding by notice to the Trustee may on behalf of the Holders of all of the Notes waive any existing Default or Event of Default and its consequences under the Indenture except a continuing Default or Event of Default in the payment of interest on, or the principal of, the Notes.

         The Company is required to deliver to the Trustee annually a statement regarding compliance with the Indenture, and the Company is required upon becoming aware of any Default or Event of Default, to deliver to the Trustee a statement specifying such Default or Event of Default.

No Personal Liability of Directors, Officers, Employees and Stockholders

         No director, officer, employee, incorporator or stockholder of the Company, Subsidiary or Affiliate thereof, as such, shall have any liability for any obligations of the Company under the Notes, the Indenture or the Collateral Documents or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes. Such waiver may not be effective to waive liabilities under the federal securities laws and it is the view of the Commission that such a waiver is against public policy.

Legal Defeasance and Covenant Defeasance

         The Company may, at its option and at any time, elect to have all of its obligations discharged with respect to the outstanding Notes ("Legal Defeasance") except for (i) the rights of Holders of outstanding Notes to receive payments in respect of the principal of, premium, if any, and interest and Liquidated Damages on such Notes when such payments are due from the trust referred to below, (ii) the Company's obligations with respect to the Notes concerning issuing temporary Notes, registration of Notes, mutilated, destroyed, lost or stolen Notes and the maintenance of an office or agency for payment and money for security payments held in trust, (iii) the rights, powers, trusts, duties and immunities of the Trustee, and the Company's obligations in connection therewith and (iv) the Legal Defeasance provisions of the Indenture. In addition, the Company may, at its option and at any time, elect to have the obligations of the Company released with respect to certain material covenants that are described herein ("Covenant Defeasance") and thereafter any omission to comply with such obligations shall not constitute a Default or Event of Default with respect to the Notes. In the event Covenant Defeasance occurs, certain events (not including non-payment, bankruptcy, receivership, rehabilitation and insolvency events) described under "Events of Default" will no longer constitute an Event of Default with respect to the Notes.

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

         In order to exercise  either Legal  Defeasance or Covenant  Defeasance,
(i) the Company must irrevocably deposit with the Trustee, in trust, for the benefit of the Holders of the Notes, cash in U.S. dollars, non-callable Government Securities, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, premium, if any, and interest and Liquidated Damages on the outstanding Notes on the stated maturity or on the applicable redemption date, as the case may be, and the Company must specify whether the Notes are being defeased to maturity or to a particular redemption date; (ii) in the case of Legal Defeasance, the Company shall have delivered to the Trustee an opinion of counsel in the United States reasonably acceptable to the Trustee confirming that (A) the Company has received from, or there has been published by, the Internal Revenue Service a ruling or (B) since the date of the Indenture, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such opinion of counsel shall confirm that, the Holders of the outstanding Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred; (iii) in the case of Covenant Defeasance, the Company shall have delivered to the Trustee an opinion of counsel in the United States reasonably acceptable to the Trustee confirming that the Holders of the outstanding Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred; (iv) no Default or Event of Default shall have occurred and be continuing on the date of such deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit); (v) such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under any material agreement or instrument (other than the Indenture) to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound; (v) the Company must deliver to the Trustee an Officers' Certificate stating that the deposit was not made by the Company with the intent of preferring the Holders of Notes over the other creditors of the Company with the intent of defeating, hindering, delaying or defrauding creditors of the Company or others; and (vi) the Company must deliver to the Trustee an Officers' Certificate and an opinion of counsel, each stating, subject to certain factual assumptions and bankruptcy and insolvency exceptions that all conditions precedent provided for relating to the Legal Defeasance or the Covenant Defeasance have been complied with.

Transfer and Exchange

         A Holder may transfer or exchange Notes in accordance with the Indenture. The Registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and the Company may require a Holder to pay any taxes and fees required by law or permitted by the Indenture. The Company is not required to transfer or exchange any Note selected for redemption. Also, the Company is not required to transfer or exchange any Note for a period of 15 days before a selection of Notes to be redeemed.

         The registered Holder of a Note will be treated as the owner of it for all purposes.

Amendment, Supplement and Waiver

         Except as provided in the next two succeeding paragraphs, the Indenture or the Notes may be amended or supplemented with the consent of the Holders of at least a majority in principal amount of the Notes then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes), and any existing default or compliance with any provision of the Indenture or the Notes may be waived with the consent of the Holders of a majority in principal amount of the then

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outstanding Notes (including consents obtained in connection with a tender offer or exchange offer for Notes).

         Without the consent of each Holder affected, an amendment or waiver may not (with respect to any Notes held by a non-consenting Holder): (i) reduce the principal amount of Notes whose Holders must consent to an amendment, supplement or waiver, (ii) reduce the principal of or change the fixed maturity of any Note or alter the provisions with respect to the timing of, and payment with respect to, redemption of the Notes (other than provisions relating to the covenants described above under the caption "-- Repurchase at the Option of Holders" or "---Asset Sales"), (iii) reduce the rate of or change the time for payment of interest on any Note, (iv) waive a Default or Event of Default in the payment of principal of or premium, if any, or interest on the Notes (except a rescission of acceleration of the Notes by the Holders of at least a majority in aggregate principal amount of the Notes and a waiver of the payment default that resulted from such acceleration), (v) make any Note payable in money other than that stated in the Notes, (vi) make any change in the provisions of the Indenture relating to waivers of past Defaults or the rights of Holders of Notes to receive payments of principal of or premium, if any, or interest on the Notes,
(vii) waive a redemption payment with respect to any Note (other than a payment required by one of the covenants described above under the caption "-- Repurchase at the Option of Holders" or "--Asset Sales") or (viii) make any change in the foregoing amendment and waiver provisions.

         Notwithstanding the foregoing, without the consent of any Holder of Notes, the Company and the Trustee may amend or supplement the Indenture or the Notes to cure any ambiguity, defect or inconsistency, to provide for uncertificated Notes in addition to or in place of certificated Notes, to provide for the assumption of the Company's obligations to Holders of Notes in the case of a merger or consolidation, to make any change that would provide any additional rights or benefits to the Holders of Notes or that does not adversely affect the legal rights under the Indenture of any such Holder, to release Collateral that is permitted to be released under the Indenture, or to comply with requirements of the Commission in order to effect or maintain the qualification of the Indenture under the Trust Indenture Act.

Concerning the Trustee

         The Indenture provides that the Trustee may make loans to, accept deposits from, and perform services for, the Company and its affiliates, and may otherwise deal with the Company or its affiliates, as if it were not the Trustee. However, if the Trustee acquires any conflicting interest it must eliminate such conflict within 90 days, apply to the Commission for permission to continue or resign.

         The Holders of a majority in principal amount of the then outstanding Notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee, subject to certain exceptions. The Indenture provides that in case an Event of Default shall occur (which shall not be cured), the Trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any Holder of Notes, unless such Holder shall have offered to the Trustee security and indemnity satisfactory to it against any loss, liability or expense.

Additional Information

         Anyone who receives this Prospectus may obtain a copy of the Indenture, the Collateral Documents and Registration Rights Agreement without charge by writing to Riviera Holdings Corporation, 2901 Las Vegas Boulevard South, Las Vegas, Nevada 89109, Attention: Chief Financial Officer.

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Book-Entry, Delivery and Form

         Except as set forth in the next paragraph, the Notes to be resold as set forth herein will initially be issued in the form of one Global Note (the "Global Note"). The Global Note will be deposited on the date of the closing of the sale of the Notes offered hereby (the "Closing Date") with, or on behalf of, The Depository Trust Company (the "Depositary") and registered in the name of Cede & Co., as nominee of the Depositary (such nominee being referred to herein as the "Global Note Holder").

         Notes  that are  issued  as  described  below  under  "--  Certificated
Securities" will be issued in the form of registered definitive certificates (the "Certificated Securities"). Upon the transfer of Certificated Securities, such Certificated Securities may, unless the Global Note has previously been exchanged for Certificated Securities, be exchanged for an interest in the Global Note representing the principal amount of Notes being transferred.

         The Depositary is a limited-purpose trust company that was created to hold securities for its participating organizations (collectively, the "Participants" or the "Depositary's Participants") and to facilitate the clearance and settlement of transactions in such securities between Participants through electronic book-entry changes in accounts of its Participants. The Depositary's Participants include securities brokers and dealers (including the Initial Purchasers), banks and trust companies, clearing corporations and certain other organizations. Access to the Depositary's system is also available to other entities such as banks, brokers, dealers and trust companies (collectively, the "Indirect Participants" or the "Depositary's Indirect Participants") that clear through or maintain a custodial relationship with a Participant, either directly or indirectly. Persons who are not Participants may beneficially own securities held by or on behalf of the Depositary only thorough the Depositary's Participants or the Depositary's Indirect Participants.

         The Company expects that pursuant to procedures established by the Depositary (i) upon deposit of the Global Note, the Depositary will credit the accounts of Participants designated by the Initial Purchasers with portions of the principal amount of the Global Note and (ii) ownership of the Notes evidenced by the Global Note will be shown on, and the transfer of ownership thereof will be effected only through, records maintained by the Depositary (with respect to the interests of the Depositary's Participants), the Depositary's Participants and the Depositary's Indirect Participants. Prospective purchasers are advised that the laws of some states require that certain persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer Notes evidenced by the Global Note will be limited to such extent. For certain other restrictions on the transferability of the Notes, see "Notice to Investors."

         So long as the Global Note Holder is the registered owner of any Notes, the Global Note Holder will be considered the sole Holder under the Indenture of any Notes evidenced by the Global Note. Beneficial owners of Notes evidenced by the Global Note will not be considered the owners or Holders thereof under the Indenture for any purpose, including with respect to the giving of any directions, instructions or approvals to the Trustee thereunder. Neither the Company nor the Trustee will have any responsibility or liability for any aspect of the records of the Depositary or for maintaining, supervising or reviewing any records of the Depositary relating to the Notes.

         Payments in respect of the principal of, premium, if any, interest and Liquidated Damages, if any, on any Notes registered in the name of the Global Note Holder on the applicable record date will be payable by the Trustee to or at the direction of the Global Note Holder in its capacity as the registered Holder under the Indenture. Under the terms of the Indenture, the Company and the Trustee may treat the persons in whose names Notes, including the Global Note, are registered as the owners thereof for the

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purpose of receiving  such payments.  Consequently,  neither the Company nor the
Trustee has or will have any responsibility or liability for the payment of such amounts to beneficial owners of Notes. The Company believes, however, that it is currently the policy of the Depositary to immediately credit the accounts of the relevant Participants with such payments, in amounts proportionate to their respective holdings of beneficial interests in the relevant security as shown on the records of the Depositary. Payments by the Depositary's Participants and the Depositary's Indirect Participants to the beneficial owners of Notes will be governed by standing instructions and customary practice and will be the responsibility of the Depositary's Participants or the Depositary's Indirect Participants.

Certificated Securities

         Subject to certain conditions, any person having a beneficial interest in the Global Note may, upon request to the Trustee, exchange such beneficial interest for Notes in the form of Certificated Securities. Upon any such issuance, the Trustee is required to register such Certificated Securities in the name of, and cause the same to be delivered to, such person or persons (or the nominee of any thereof). All such certificated Notes would be subject to the legend requirements described herein under "Notice to Investors." In addition, if (i) the Company notifies the Trustee in writing that the Depositary is no longer willing or able to act as a depositary and the Company is unable to locate a qualified successor within 90 days or (ii) the Company, at its option, notifies the Trustee in writing that it elects to cause the issuance of Notes in the form of Certificated Securities under the Indenture, then, upon surrender by the Global Note Holder of its Global Note, Notes in such form will be issued to each person that the Global Note Holder and the Depositary identify as being the beneficial owner of the related Notes.

         Neither the Company nor the Trustee will be liable for any delay by the Global Note Holder or the Depositary in identifying the beneficial owners of Notes and the Company and the Trustee may conclusively rely on, and will be protected in relying on, instructions from the Global Note Holder or the Depositary for all purposes.

Same Day Settlement and Payment

         The Indenture will require that payments in respect of the Notes represented by the Global Note (including principal, premium, if any, interest and Liquidated Damages, if any) be made by wire transfer of immediately available funds to the accounts specified by the Global Note Holder. With respect to Certificated Securities, the Company will make all payments of principal, premium, if any, interest and Liquidated Damages, if any, by wire transfer of immediately available funds to the accounts specified by the Holders thereof or, if no such account is specified, by mailing a check to each such Holder's registered address. The Notes represented by the Global Note are expected to be eligible to trade in the PORTAL market and to trade in the Depositary's Same-Day Funds Settlement system, and any permitted secondary market trading activity in such Notes will, therefore, be required by the Depositary to be settled in immediately available funds. The Company expects that secondary trading in the Certificated Securities will also be settled in immediately available funds.

Registration Rights; Liquidated Damages

         The  Company  and  the  Initial   Purchasers   have  entered  into  the
Registration Rights Agreement. Pursuant to the Registration Rights Agreement, the Company has agreed to file with the Commission the Exchange Offer Registration Statement on the appropriate form under the Securities Act with respect to the New Notes. Upon the effectiveness of the Exchange Offer Registration Statement, the Company will offer to the Holders of Transfer
Restricted Securities pursuant to the Exchange Offer who are able to make certain representations the opportunity to exchange their Transfer Restricted Securities for New Notes. If

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(i)  the  Company  is not  required  to file  the  Exchange  Offer  Registration
Statement or permitted to consummate the Exchange Offer because the Exchange Offer is not permitted by applicable law or Commission policy or (ii) any Holder of Transfer Restricted Securities notifies the Company within 20 business days of the consummation of the Exchange Offer that (A) it is prohibited by law or Commission policy from participating in the Exchange Offer or (B) that it may not resell the New Notes acquired by it in the Exchange Offer to the public without delivering a prospectus and the prospectus contained in the Exchange Offer Registration Statement is not appropriate or available for such resales or
(C) that it is a broker-dealer and owns Existing Notes acquired directly from the Company or an affiliate of the Company, the Company will file with the Commission a Shelf Registration Statement to cover resales of all Transfer Restricted Securities by the Holders thereof who satisfy certain conditions
relating  to  the  provision  of  information  in  connection   with  the  Shelf
Registration Statement. The Company will use its best efforts to cause the applicable registration statement to be declared effective by the Commission on or prior to the 120th day following such filing. For purposes of the foregoing, "Transfer Restricted Securities" means each Note until the earliest to occur of
(a) the date on which such Series A Note is exchanged in the Exchange Offer and entitled to be resold to the public by the Holder thereof without complying with the prospectus delivery requirements of the Act, (b) the date on which such Series A Note has been effectively registered under the Act and disposed of in accordance with a Shelf Registration Statement and (c) the date on which such Series A Note is distributed to the public pursuant to Rule 144 under the Act or by a Broker-Dealer pursuant to the "Plan of Distribution" contemplated by the Exchange Offer Registration Statement (including delivery of the Prospectus contained herein).

         The Registration Rights Agreement provides that the Company and the Restricted Subsidiaries will (i) file an Exchange Offer Registration Statement with the Commission on or prior to 60 days after the Closing Date, (ii) use their best efforts to have the Exchange Offer Registration Statement declared effective by the Commission on or prior to 120 days after the Closing Date,
(iii) unless the Exchange Offer would not be permitted by applicable law or Commission policy, the Company will commence the Exchange Offer and use its best efforts to issue on or prior to 30 business days after the date on which the Exchange Offer Registration Statement was declared effective by the Commission, New Notes in exchange for all Notes tendered prior thereto in the Exchange Offer and (iv) if obligated to file the Shelf Registration Statement, the Company will file the Shelf Registration Statement with the Commission on or prior to 60 days after such filing obligation arises and use its best efforts to cause the Shelf Registration to be declared effective by the Commission on or prior to 120 days after such obligation arises. If (a) the Company fails to file any of the Registration Statements required by the Registration Rights Agreement on or before the date specified for such filing, (b) any of such Registration Statements is not declared effective by the Commission on or prior to the date specified for such effectiveness (the "Effectiveness Target Date"), or (c) the Company fails to consummate the Exchange Offer within 30 business days of the Effectiveness Target Date with respect to the Exchange Offer Registration Statement, or (d) the Shelf Registration Statement or the Exchange Offer
Registration Statement is declared effective but thereafter ceases to be effective or usable in connection with resales of Transfer Restricted Securities during the periods specified in the Registration Rights Agreement (each such event referred to in clauses (a) through (d) above a "Registration Default"), then the Company will pay Liquidated Damages to each Holder of Notes, with respect to the first 90-day period immediately following the occurrence of the first Registration Default in an amount equal to $.05 per week per $1,000 principal amount of Notes held by such Holder. The amount of the Liquidated Damages will increase by an additional $.05 per week per $1,000 principal amount of Notes with respect to each subsequent 90-day period until all Registration Defaults have been cured, up to a maximum amount of Liquidated Damages of $.50 per week per $1,000 principal amount of Notes. All accrued Liquidated Damages will be paid by the Company on each Damages Payment Date to the Global Note Holder by wire transfer of immediately available funds or by federal funds check and to Holders of Certificated Securities by wire transfer to the accounts specified by them or by mailing checks to their

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registered addresses if no such accounts have been specified. Following the cure of all Registration Defaults, the accrual of Liquidated Damages will cease.

         Holders of Notes will be required to make certain representations to the Company (as described in the Registration Rights Agreement) in order to participate in the Exchange Offer and will be required to deliver information to be used in connection with the Shelf Registration Statement and to provide comments on the Shelf Registration Statement within the time periods set forth in the Registration Rights Agreement in order to have their Notes included in the Shelf Registration Statement and benefit from the provisions regarding Liquidated Damages set forth above.

Certain Definitions

         Set forth below are certain defined terms used in the Indenture. Reference is made to the Indenture for a full disclosure of all such terms, as well as any other capitalized terms used herein for which no definition is provided.

         "Acquired Debt" means, with respect to any specified Person, (i) Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Subsidiary of such specified Person, including, without limitation, Indebtedness incurred in connection with, or in contemplation of, such other Person merging with or into or becoming a Subsidiary of such specified Person, and (ii) Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

         "Affiliate" of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, "control" (including, with correlative meanings, the terms "controlling," "controlled by" and "under common control with"), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise; provided that beneficial ownership of 10% or more of the voting securities of a Person shall be deemed to be control.

         "Asset Sale" means (i) the sale, lease, conveyance or other disposition by the Company or a Restricted Subsidiary of any assets or rights (including, without limitation, by way of a sale and leaseback) other than sales of assets (excluding capital assets) or rights in the ordinary course of business consistent with past practices (provided that the sale, lease, conveyance or other disposition of all or substantially all of the assets of the Company and its Restricted Subsidiaries taken as a whole will be governed by the provisions of the Indenture described above under the caption "-- Change of Control" and/or the provisions described above under the caption "-- Merger, Consolidation or Sale of Assets" and not by the provisions of the Asset Sale covenant), and (ii) the issuance of Equity Interests by the Company or any Restricted Subsidary, or the sale by the Company or any of its Restricted Subsidiaries of Equity Interests of any of the Company's Subsidiaries (other than directors' qualifying shares), in the case of either clause (i) or (ii), whether in a single transaction or a series of related transactions (a) that have a fair market value in excess of $1.0 million or (b) for net proceeds in excess of $1.0 million. Notwithstanding the foregoing: (i) a transfer of assets by the Company to a Restricted Subsidiary or by a Restricted Subsidiary to the Company or to another Restricted Subsidiary, (ii) an issuance of Equity Interests by a Restricted Subsidiary to the Company or to another Restricted Subsidiary, (iii) a Restricted Payment that is permitted by the covenant described above under the caption "-- Restricted Payments," (iv) the surrender or waiver of contract rights or the settlement, release or surrender of contract, tort or other claims of any kind, and (v) the grant in the ordinary course of business of any non-exclusive license of patents, trademarks, registrations therefor and other similar intellectual property, will not be deemed to be Asset Sales. In

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addition, no sale or disposition of the Riviera real property or any improvement thereon (except a sale or disposition of the Six Acre Tracts) shall be a permitted Asset Sale.

         "Attributable Debt" in respect of a sale and leaseback transaction means, at the time of determination, the present value (discounted at the rate of interest implicit in such transaction, determined in accordance with GAAP) of the obligation of the lessee for net rental payments during the remaining term of the lease included in such sale and leaseback transaction (including any period for which such lease has been extended or may, at the option of the lessor, be extended).

         "Black Hawk Land" means that certain 71,000 square foot parcel of real property in Black Hawk, Colorado which has been purchased by the Company as described in the Prospectus.

         "Black Hawk Project" means the pending project to develop, construct, equip, open and operate a casino, substantially as described in this Prospectus, which will be located on the Black Hawk Land. See "Business -- The Black Hawk Project."

         "Capital Lease Obligation" means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at such time be required to be capitalized on a balance sheet in accordance with GAAP.

         "Capital Stock" means (i) in the case of a corporation, corporate stock, (ii) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock, (iii) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited), and (iv) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

         "Cash Equivalents" means (i) United States dollars, (ii) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof having maturities of not more than twelve months from the date of acquisition, (iii) certificates of deposit and eurodollar time deposits with maturities of six months or less from the date of acquisition, bankers' acceptances with maturities not exceeding twelve months and overnight bank deposits, in each case with any domestic commercial bank having capital and surplus in excess of $500 million and a Keefe Bank Watch Rating of "B" or better, provided that any deposit accounts with balances at all times less than $250,000 individually or $1,000,000 in the aggregate need not meet such capital, surplus or rating requirements, (iv) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (ii) and (iii) above entered into with any financial institution meeting the qualifications specified in clause
(iii) above, (v) commercial paper having the highest rating obtainable from Moody's Investors Service, Inc. or Standard & Poor's Corporation and in each case maturing within twelve months after the date of acquisition, and (vi) money market funds, substantially all the assets of which comprise securities of the types described in clauses (ii) through (v) above.

         "Change of Control" means the occurrence of any of the following: (i) the sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the assets of the Company and its Restricted Subsidiaries taken as a whole to any "person" (as such term is used in Section 13(d)(3) of the Exchange Act) other than any Controlling Person or its Related Parties, (ii) the adoption of a plan relating to the liquidation or dissolution of the Company, (iii) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any "person" (as defined above), other than any Controlling Person and its Related Parties, becomes the "beneficial owner" (as such term is defined in Rule 13d-3 and

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Rule 13d-5 under the Exchange Act,  except that a person shall be deemed to have
"beneficial ownership" of all securities that such person has the right to acquire, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition), directly or indirectly, of more than 35% of the outstanding Voting Stock of the Company (measured by voting power rather than number of shares) and a greater percentage of the outstanding Voting Stock of the Company than the percentage of such Voting Stock beneficially owned by the Controlling Person and its Related Parties, holding the largest such percentage, (iv) the first day prior to the Merger, if any, on which a majority of the members of the Board of Directors of the Company are not Continuing Directors, or (v) the Company consolidates with, or merges with or into, any Person or sells, assigns, conveys, transfers, leases or otherwise disposes of all or substantially all of its assets to any Person, or any Person consolidates with, or merges with or into, the Company, in any such event pursuant to a transaction in which any of the outstanding Voting Stock of the Company is converted into or exchanged for cash, securities or other property, other than any such transaction where the Voting Stock of the Company outstanding immediately prior to such transaction is converted into or exchanged for Voting Stock (other than Disqualified Stock) of the surviving or transferee Person constituting a majority of the outstanding shares of such Voting Stock of such surviving or transferee Person (immediately after giving effect to such issuance). Notwithstanding the foregoing clauses (i) through (v), neither the consummation of the Merger nor any acquisition of Elsinore by the Company (whether effected by way of merger, stock or asset purchase, or otherwise) will constitute an event of "Change of Control."

         "Consolidated Cash Flow" means, with respect to any Person for any period, the Consolidated Net Income of such Person for such period plus (i) an amount equal to any extraordinary loss plus any net loss realized in connection with an Asset Sale (to the extent such losses were deducted in computing such Consolidated Net Income), plus (ii) provision for taxes based on income or profits of such Person and its Subsidiaries for such period, to the extent that such provision for taxes was included in computing such Consolidated Net Income, plus (iii) consolidated interest expense of such Person and its Subsidiaries for such period, whether paid or accrued and whether or not capitalized (including, without limitation, amortization of debt issuance costs and original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, imputed interest with respect to Attributable Debt, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers' acceptance financings, and net payments (if any) pursuant to Hedging Obligations), to the extent that any such expense was deducted in computing such Consolidated Net Income, plus (iv) depreciation, amortization (including amortization of goodwill and other intangibles but excluding amortization of prepaid cash expenses, other than pre-opening expenses, that were paid in a prior period) and other non-cash expenses (excluding any such non-cash expense to the extent that it represents an accrual of or reserve for cash expenses in any future period or amortization of a prepaid cash expense, other than preopening expenses, that was paid in a prior period) of such Person and its Subsidiaries for such period to the extent that such depreciation, amortization and other non-cash expenses were deducted in computing such Consolidated Net Income, plus (v) all expenses relating to the defeasance and redemption of the Company's Exiting First Mortgage Notes, including any redemption premium and the excess, if any, of the interest expense over interest income earned from the amounts deposited in trust for the defeasance to the extent such expenses were deducted in computed such Consolidated Net Income, minus (vi) non-cash items increasing such Consolidated Net Income for such period, in each case, on a consolidated basis and determined in accordance with GAAP. Notwithstanding the foregoing, the provision for taxes based on the income or profits of, and the depreciation and amortization and other non-cash charges of, a Subsidiary of the referent Person shall be added to Consolidated Net Income to compute Consolidated Cash Flow only to the extent (and in the same proportion) that the Net Income of such Subsidiary was included in calculating the Consolidated Net Income of such Person and only if a corresponding amount would be permitted at the date of determination

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to be dividended to the Company by such  Subsidiary  without prior  governmental
approval  (that  has  not  been  obtained),   and  without  direct  or  indirect
restriction   pursuant  to  the  terms  of  its  charter  and  all   agreements,
instruments, judgments, decrees, orders, statutes, rules and governmental regulations applicable to that Subsidiary or its stockholders.

         "Consolidated Net Income" means, with respect to any Person for any period, the aggregate of the Net Income of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP; provided that (i) the Net Income (but not loss) of any Person that is not a Subsidiary or that is accounted for by the equity method of accounting shall be included only to the extent of the amount of dividends or distributions paid in cash to the referent Person or a Wholly Owned Restricted Subsidiary thereof, (ii) the Net Income of any Restricted Subsidiary shall be excluded to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of that Net Income is not at the date of determination permitted without any prior governmental approval (that has not been obtained) or, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its stockholders, (iii) the Net Income of any Person acquired in a pooling of interests transaction for any period prior to the date of such acquisition shall be excluded, (iv) the cumulative effect of a change in accounting principles shall be excluded and (v) the Net Income of any Unrestricted Subsidiary will be excluded, whether or not distributed to the Company or one of its Subsidiaries.

         "Consolidated Net Worth" means, with respect to any Person as of any date, the sum of (i) the consolidated equity of the common stockholders of such Person and its consolidated Subsidiaries as of such date plus (ii) the respective amounts reported on such Person's balance sheet as of such date with respect to any series of preferred stock (other than Disqualified Stock), but only to the extent of any cash received by such Person upon issuance of such preferred stock, less (x) all write-ups (other than write-ups resulting from foreign currency translations and write-ups of tangible assets of a going concern business made within 12 months after the acquisition of such business) subsequent to the date of the Indenture in the book value of any asset owned by such Person or a consolidated Subsidiary of such Person, (y) all investments as of such date in unconsolidated Subsidiaries and in Persons that are not Subsidiaries (except, in each case, Permitted Investments), and (z) all unamortized debt discount and expense and unamortized deferred charges as of such date, all of the foregoing determined in accordance with GAAP.

         "Continuing Directors" means, as of any date of determination, any member of the Board of Directors of the Company who (i) was a member of such Board of Directors on the date of the Indenture or (ii) was nominated for election or elected to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such Board at the time of such nomination or election.

         "Controlling Person" means Mr. Allen Paulson, Morgens Waterfall or the "Morgens Entities" referred to in this Prospectus, Sun America Life Insurance Company, or Keyport Life Insurance Co.

         "Default" means any event that is or with the passage of time or the giving of notice or both would be an Event of Default.

         "Disqualified Stock" means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the Holder thereof, in whole or in part, on or prior to the date that is 91 days after the date on which the Notes mature.

         "Elsinore" means Elsinore Corporation, a Nevada corporation.

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

         "Equity Interests" means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

         "Event of Loss" means, with respect to any property or asset (tangible or intangible, real or personal) constituting Collateral owned by the Company or any Restricted Subsidiary, any of the following: (i) any loss, destruction or damage of such property or asset; (ii) any actual condemnation, seizure or taking by exercise of the power of eminent domain or otherwise of such property or asset, or confiscation of such property or asset or the requisition of the use of such property or asset; or (iii) any settlement in lieu of clause (ii) above, in the case of clause (i), (ii) or (iii), whether in a single event or a series of related events, which results in Net Proceeds in excess of $500,000.

         "Fixed Charges" means, with respect to any Person for any period, the sum, without duplication, of (i) the consolidated interest expense, of such Person and its Restricted Subsidiaries for such period, whether paid or accrued (excluding amortization of debt issuance costs and issuance discount in connection with the sale of the Existing Notes and costs of extinguishing Indebtedness to be repaid with the net proceeds of the sale of the Existing Notes, but including, without limitation, amortization of other debt issuance costs and original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, imputed interest with respect to Attributable Debt, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers' acceptance financings, and net payments (if any) pursuant to Hedging Obligations) and (ii) the consolidated interest expense of such Person and its Restricted Subsidiaries that was capitalized during such period, and (iii) any interest expense on Indebtedness of another Person that is Guaranteed by such Person or any of its Restricted Subsidiaries or secured by a Lien on assets of such Person or any of its Restricted Subsidiaries (whether or not such Guarantee or Lien is called upon) and (iv) the product of (a) all dividend payments, whether or not in cash, on any series of preferred stock of such Person or any of its Restricted Subsidiaries, other than dividend payments on Equity Interests payable solely in Equity Interests of the Company, times (b) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined federal, state and local statutory tax rate of such Person, expressed as a decimal, in each case, on a consolidated basis and in accordance with GAAP.

         "FF&E" means furnitures, fixtures and equipment.

         "Fixed Charge Coverage Ratio" means with respect to any Person for any period, the ratio of the Consolidated Cash Flow of such Person and its Restricted Subsidiaries for such period to the Fixed Charges of such Person or its Restricted Subsidiaries for such period. In the event that the Company or any of its Restricted Subsidiaries incurs, assumes, guarantees or redeems any Indebtedness (other than revolving credit borrowings) or issues preferred stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated but prior to the date on which the event for which the calculation of the Fixed Charge Coverage Ratio is made (the "Calculation Date"), then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect to such incurrence, assumption, Guarantee or redemption of Indebtedness, or such issuance or redemption of preferred stock, as if the same had occurred at the beginning of the applicable four-quarter reference period. In addition, for purposes of making the computation referred to above, (i) acquisitions that have been made by the Company or any of its Restricted Subsidiaries, including through mergers or consolidations and including any related financing transactions, during the four-quarter reference period or subsequent to such reference period and on or prior to the Calculation Date shall be given pro forma effect as though they had occurred on the first day of the four-quarter reference period and Consolidated Cash Flow for such reference period shall be calculated without giving effect to clause (iii) of the proviso set forth in the definition of Consolidated Net Income, and (ii) the Consolidated Cash Flow attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses disposed of prior to the Calculation Date, shall be excluded on a pro forma basis, and (iii) the Fixed Charges attributable to discontinued operations, as determined in accordance with

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GAAP, and operations or businesses  disposed of prior to the  Calculation  Date, shall be excluded on a pro forma basis, but only to the extent that the obligations giving rise to such Fixed Charges will not be obligations of the referent Person or any of its Restricted Subsidiaries following the Calculation Date.

         "GAAP" means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect on the date of the Indenture.

         "Gaming Authority" means any agency, authority, board, bureau, commission, department, office or instrumentality of any nature whatsoever of the United States of America or foreign government, any state, province or any city or other political subdivision, whether now or hereafter existing, or any officer or official thereof, including without limitation, the Nevada Commission, the Nevada Board, the Colorado Commission and any other agency with authority to regulate any gaming operation (or proposed gaming operation) owned, managed or operated by the Company or any of its Subsidiaries.

         "Gaming Equipment" means slot machines, gaming tables and other gaming devices, including, without limitation, gaming devices as defined in Nevada Revised Statutes Section 463.0155, and related equipment.

         "Gaming Law" means the gaming laws of any jurisdiction or jurisdictions to which the Company, any of its Subsidiaries or any of the Guarantors is, or may at any time after the date of the Indenture, be subject.

         "Gaming License" means every material license, franchise or other authorization required to own, lease, operate or otherwise conduct gaming activities  of  the  Company  or  any of  its  Subsidiaries,  including  without limitation all such licenses granted under the Nevada Gaming Act, the regulations promulgated pursuant thereto, and other applicable federal, state, foreign or local laws.

         "Guarantee" means a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner (including, without limitation, letters of credit and reimbursement agreements in respect thereof), of all or any part of any Indebtedness.

         "Guarantors" means each of (i) ROC, RGM, RGMC, and RGME and (ii) any other subsidiary that executes a Subsidiary Guarantee in accordance with the provisions of the Indenture, and their respective successors and assigns.

         "Hedging Obligations" means, with respect to any Person, the obligations of such Person under (i) interest rate swap agreements, interest rate cap agreements and interest rate collar agreements and (ii) other agreements or arrangements designed to protect such Person against fluctuations in interest rates.

         "Indebtedness" means, with respect to any Person, any indebtedness of such Person, whether or not contingent, in respect of borrowed money or evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof) or banker's acceptances or representing Capital Lease Obligations or the balance deferred and unpaid of the purchase price of any

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property or representing any Hedging  Obligations,  except any such balance that constitutes an accrued expense or trade payable, if and to the extent any of the foregoing indebtedness (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet of such Person prepared in accordance with GAAP, as well as all indebtedness of others secured by a Lien on any asset of such Person (whether or not such indebtedness is assumed by such Person) and, to the extent not otherwise included, the Guarantee by such Person of any indebtedness of any other Person but excluding the Company's 11% First Mortgage Notes and any guaranty by ROC of payment thereof. The amount of any Indebtedness outstanding as of any date shall be (i) the accreted value thereof, in the case of any Indebtedness that does not require current payments of interest, and (ii) the principal amount thereof, together with any interest thereon that is more than 30 days past due, in the case of any other Indebtedness.

         "Investments" means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the forms of direct or indirect loans (including guarantees of Indebtedness or other obligations), advances or capital contributions (excluding commission, travel and similar advances to officers and employees made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity
Interests or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP. Investments do not include amounts deposited in trust for employee benefit plans, and without limiting the generality of the foregoing, do not include amounts deposited by the Company in any "rabbi" trust for the benefit of executive officers or other employees of the Company. If the Company or any Subsidiary of the Company sells or otherwise disposes of any Equity Interests of any direct or indirect Restricted Subsidiary of the Company such that, after giving effect to any such sale or disposition, such Person is no longer a Subsidiary of the Company, the Company shall be deemed to have made an Investment on the date of any such sale or disposition equal to the fair market value of the Equity Interests of such Restricted Subsidiary not sold or disposed of in an amount determined as provided in the final paragraph of the covenant described above under the caption "-- Restricted Payments."

         "Lien" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law (including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction).

         "Management Agreement" means an agreement providing for the management by the Company or any of its Restricted Subsidiaries of a Person engaged in Permitted Businesses, provided that the only cash consideration payable thereunder shall be payable to the Company or a Restricted Subsidiary.

         "Merger" means the acquisition of the Company by one or more entities controlled by Mr. Allen Paulson.

         "Net Income" means, with respect to any Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of preferred stock dividends, excluding, however, (i) any net gain or loss, together with any related provision for taxes on such gain or loss, realized in connection with (a) any Asset Sale (including, without limitation, dispositions pursuant to sale and leaseback transactions) or (b) the disposition of any securities by such Person or any of its Restricted Subsidiaries or the extinguishment of any Indebtedness of such Person or any of its Restricted Subsidiaries and (ii) any extraordinary or nonrecurring net gain or loss, together with any related provision for taxes on such extraordinary or nonrecurring net gain or loss.

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

         "Net Proceeds" means the aggregate cash proceeds received by the Company or any of its Restricted Subsidiaries in respect of any Asset Sale or Event of Loss or in respect of the initial issuance and sale of the Notes (including, without limitation, any cash received upon the sale or other disposition of any non-cash consideration received in any Asset Sale or Event of Loss and insurance proceeds), net of the direct costs relating to such Asset Sale, Event of Loss or sale of Notes (including, without limitation, legal, accounting and investment banking fees, and sales commissions) and any relocation expenses incurred as a result thereof, taxes paid or payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements), amounts required to be applied to the repayment of Indebtedness (other than the Revolving Credit Facility) secured by a Lien on the asset or assets that were the subject of such Asset Sale and any reserve for adjustment in respect of the sale price of such asset or assets, or for liabilities retained by the Company or its Restricted Subsidiaries at the time of the Asset Sale, in each case established in accordance with GAAP.

         "Non-Recourse Debt" means Indebtedness as to which neither the Company nor any of its Restricted Subsidiaries (a) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness), (b) is directly or indirectly liable as a guarantor or otherwise), or (c) constitutes the lender.

         "Obligations"   means  any  principal,   interest,   penalties,   fees,
indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.

         "Permitted Businesses" means the lines of business engaged in by the Company and its Subsidiaries on the date of the Indenture, and all businesses related, complementary, or incidental thereto, including but not limited to gaming, lodging, entertainment and food and beverage service, retail store leasing and concessions, licensing products, services and trade names, and consulting with and managing third parties who are engaged in the foregoing and similar lines of businesses.

         "Permitted Investments" means (a) any Investment in the Company or in a Restricted Subsidiary of the Company that is a Guarantor; (b) any Investment in Cash Equivalents; (c) any Investment by the Company or any Restricted Subsidiary of the Company in a Person if as a result of such Investment (i) such Person becomes a Restricted Subsidiary of the Company and a Guarantor; or (ii) such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Company or a Restricted Subsidiary of the Company that is a Guarantor; (d) any Investment made as a result of the receipt of non-cash consideration from an Asset Sale that was made pursuant to and in compliance with the covenant described above under the caption "-- Repurchase at the Option of Holders -- Asset Sales"; (e) any acquisition of assets solely in exchange for the issuance of Equity Interests (other than Disqualified Stock) of the Company; (f) Hedging Obligations; (g) any Investment in the Black Hawk Project (or an alternative project as to which the Company is permitted to invest Net Proceeds of the sale of the Existing Notes pursuant to the covenant described under "Use of Proceeds") not to exceed $30.0 million; (h) any Investment in an entity formed for the purpose of developing the Six Acre Tracts not to exceed $5.0 million (plus the value of the underlying real property, if contributed to such entity); and (i) credit extensions to gaming customers.

         "Permitted Liens" means (i) Liens created or permitted by the Collateral Documents; (ii) Liens on Gaming Equipment, inventory and receivables securing Indebtedness that was permitted by the terms of the Indenture to be incurred; (iii) Liens in favor of the Company; (iv) Liens on property of a Person existing at the time such Person is merged into, consolidated with or acquired by the Company or any Subsidiary of the Company; provided that such Liens were in existence prior to the contemplation of such merger, consolidation or acquisition and do not extend to any assets other than those of the Person merged into, consolidated with or acquired by the Company; (v) Liens on property (other than the Black Hawk Land)

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existing at the time of acquisition  thereof by the Company or any Subsidiary of
the  Company,   provided  that  such  Liens  were  in  existence  prior  to  the contemplation of such acquisition and do not extend to any property other than the property acquired; (vi) Liens to secure the performance of statutory obligations, surety or appeal bonds, performance bonds or other obligations of a like nature incurred in the ordinary course of business; (vii) Liens to secure Indebtedness (including Capital Lease Obligations) permitted by clause (ii) of the third paragraph of the covenant entitled "Incurrence of Indebtedness and Issuance of Preferred Stock" (and any refinancing thereof) covering only the assets acquired, constructed or improved with such Indebtedness; (viii) Liens existing on the date of the Indenture; (ix) Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently conducted, provided that any reserve or other appropriate provision as shall be required in conformity with GAAP shall have been made therefor; (x) Liens incurred in the ordinary course of business of the Company or any Subsidiary of the Company with respect to obligations that do not exceed $5.0 million at any one time outstanding and that (a) are not incurred in connection with the borrowing of money or the obtaining of advances or credit (other than trade credit in the ordinary course of business) and (b) do not in the aggregate materially detract from the value of the property or materially impair the use thereof in the operation of business by the Company or such Subsidiary; (xi) Liens incurred in the ordinary course of business in respect of Hedging Obligations; (xii) Liens arising by reason of any judgment, decree or order of any court with respect to which the Company or any of its Restricted Subsidiaries is then in good faith diligently prosecuting an appeal or other proceedings for review, provided that the existence of such judgment, decree or order is not a Default or Event of Default under the Indenture and any reserve or other appropriate provision as shall be required in conformity with GAAP shall have been made therefor; (xiii) Liens securing the Permitted Black Hawk Debt in existence on the date, if any, on which Black Hawk Operating Company becomes a Restricted Subsidiary pursuant to the provisions described above under "Security"; (xiv) carriers' liens, warehousemen's liens, repairmen's liens, vendors' liens, and similar encumbrances, rights or restrictions on personal property, not in existence on the date of the Indenture and not interfering in any material respect with the ordinary conduct of the business of the Company or any of its Subsidiaries and not impairing in any material respect the value of the Collateral; (xv) leases, subleases, easements, licenses and rights of way not in existence on the date of the Indenture and not interfering in any material respect with the ordinary conduct of the business of the Company or any of its Subsidiaries and not impairing in any material respect the value of the Collateral; (xvi) mechanics' liens incurred in the ordinary course of business, provided that the same are being contested in good faith by appropriate proceedings and (if required) bonded in an amount sufficient to cover the amount of any such lien; (xvii) Liens securing Permitted Refinancing Indebtedness in compliance with the Indenture with respect to secured Indebtedness, provided that the Liens securing such Permitted Refinancing Indebtedness do not extend to any assets other than those that secured the Indebtedness refinanced; (xviii) with respect to any vessel included in the Collateral, certain maritime liens, including liens for crew's wages and salvage; and (xix) any extension, renewal, or replacement (or successive extensions, renewals or replacements) in whole or in part, of Liens described in clauses (i) through (xviii) above.

         "Permitted Refinancing Indebtedness" means any Indebtedness of the Company or any of its Subsidiaries issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund other Indebtedness of the Company or any of its Restricted Subsidiaries; provided that: (i) the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount of (or accreted value, if applicable), plus accrued interest on, the Indebtedness so extended, refinanced, renewed, replaced, defeased or refunded (plus the amount of reasonable expenses incurred in connection therewith); (ii) except for revolving credit Indebtedness, such Permitted Refinancing Indebtedness has no mandatory obligation to pay principal on a date earlier than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded; (iii) if the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded is subordinated in right of payment to the Notes, such Permitted Refinancing Indebtedness is subordinated in right of payment to the Notes on terms at least as favorable to the Holders of Notes as those contained in the documentation governing the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded; and (iv) such Indebtedness is incurred either by the Company, or by the Restricted Subsidiary who is the obligor on the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded.

         "pro forma" means, with respect to any calculation made or required to be made pursuant to the terms of the Indenture, a calculation in accordance with
Article 11 of Regulation S-X under the Securities Act of 1933, as amended, as interpreted by the Company's chief financial officer or Board of Directors in consultation with its independent certified public accountants.

         "Related Party" with respect to any Controlling Person means (a) any Affiliate, or spouse or immediate family member (in the case of an individual) of such Controlling Person, or (b) any trust, corporation, partnership or other entity, the beneficiaries, stockholders, partners, owners or Persons beneficially holding a majority interest of which consist of such Controlling Person and/or such other Persons referred to in the immediately preceding clause
(a), or (c) any trustee, executor or receiver appointed to manage or administer the assets of a Controlling Person who is an individual following the death of such individual.

         "Restricted Investment" means an Investment other than a Permitted Investment.

         "Restricted Subsidiary" of a Person means any Subsidiary of the referent Person that is not an Unrestricted Subsidiary.

         "Revolving Credit Facility" means the Revolving Line of Credit Loan Agreement, entered into on February 28, 1997 between the Company and the lender named therein, as the same may be further amended, modified, renewed, refunded, replaced or refinanced from time to time, including (i) any related notes, letters of credit, guarantees, collateral documents, instruments and agreements executed in connection therewith, and in each case as amended, modified, renewed, refunded, replaced or refinanced from time to time, and (ii) any notes, guarantees, collateral documents, instruments and agreements executed in connection with such amendments, modification, renewal, refunding, replacement or refinancing.

         "Significant Subsidiary" means any Restricted Subsidiary that would be a "significant subsidiary" as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such Regulation is in effect on the date hereof.

         "Stated Maturity" means, with respect to any installment of interest or principal on any series of Indebtedness, the date on which such payment of interest or principal was scheduled to be paid in the original documentation governing such Indebtedness, and shall not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.

         "Subsidiary" means, with respect to any Person, (i) any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person (or a combination thereof) and (ii) any partnership (a) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (b) the only general partners of which are such Person or of one or more Subsidiaries of such Person (or any combination thereof).

         "Unrestricted Subsidiary" means (i) any Subsidiary that is designated by the Board of Directors as an Unrestricted Subsidiary pursuant to a Board Resolution; but only to the extent that such Subsidiary: (a) has no Indebtedness other than Non-Recourse Debt; (b) is not party to any agreement, contract, arrangement or understanding with the Company or any Restricted Subsidiary of the Company unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to the Company or such Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of the Company; (c) is a Person with respect to which neither the Company nor any of its Restricted Subsidiaries has any direct or indirect obligation, except as permitted pursuant to clause (xv) under the caption "Certain Covenants---Incurrence of Indebtedness and Issuance of Preferred Stock," (x) to subscribe for additional Equity Interests or (y) to maintain or preserve such Person's financial condition or to cause such Person to achieve any specified levels of operating results; and (d) has not guaranteed or otherwise directly or indirectly provided credit support for any Indebtedness of the Company or any of its Restricted Subsidiaries. Any such designation by the Board of Directors shall be evidenced to the Trustee by filing with the Trustee a certified copy of the Board Resolution giving effect to such designation and an Officers' Certificate certifying that such designation complied with the foregoing conditions and was permitted by the covenant described above under the
caption  "Certain  Covenants   Restricted   Payments."  If,  at  any  time,  any
Unrestricted Subsidiary would fail to meet the foregoing requirements as an Unrestricted Subsidiary, it shall thereafter cease to be an Unrestricted Subsidiary for purposes of the Indenture and any Indebtedness of such Subsidiary shall be deemed to be incurred by a Restricted Subsidiary of the Company as of such date (and, if such Indebtedness is not permitted to be incurred as of such date under the covenant described under the caption "Incurrence of Indebtedness and Issuance of Preferred Stock," the Company shall be in default of such covenant). The Board of Directors of the Company may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that such designation shall be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary of the Company of any outstanding Indebtedness of such Unrestricted Subsidiary and such designation shall only be permitted if (i) such Indebtedness is permitted under the covenant described under the caption "Certain Covenants
- -- Incurrence of Indebtedness and Issuance of Preferred Stock," calculated on a pro forma basis as if such designation had occurred at the beginning of the four-quarter reference period, and (ii) no Default or Event of Default would be in existence following such designation.

         "Voting Stock" of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.

         "Weighted Average Life to Maturity" means, when applied to any Indebtedness at any date, the number of years obtained by dividing (i) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment, by (ii) the then outstanding principal amount of such Indebtedness.

         "Wholly Owned Restricted Subsidiary" of any Person means a Restricted Subsidiary of such Person all of the outstanding Capital Stock or other ownership interests of which (other than directors' qualifying shares) shall at the time be owned by such Person or by one or more Wholly Owned Restricted Subsidiaries of such Person.

                              PLAN OF DISTRIBUTION

         Each broker-dealer that receives New Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of New Notes received in exchange for Existing Notes where such Existing Notes were acquired as a result of market-making activities or other trading activities. The Company has agreed that, for a period of one year after the Effective Date, it will make this Prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale. In addition, until ______, 1997 (90 days after the date of this Prospectus), all dealers effecting transactions in the New Notes may be required to deliver a prospectus.

         The Company will not receive any proceeds from any sale of New Notes by broker-dealers. New Notes received by broker-dealers for their own account pursuant to the Exchange Offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the New Notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market price or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer or the purchasers of any such New Notes. Any broker-dealer that resells New Notes that were received by it for its own account pursuant to the Exchange Offer and any broker or dealer that participates in a distribution of such New Notes may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit on any such resale of New Notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The Letter of Transmittal states that, by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. For a period of one year after the Effective Date, the Company will promptly send additional copies of this Prospectus and any amendment or supplement to this Prospectus to any broker-dealer that requests such documents in the Letter of Transmittal. The Company has agreed to pay all expenses incident to the Exchange Offer (including the expenses of one counsel for the holders of the Existing Notes) other than commissions or concessions of any brokers or dealers and will indemnify the holders of the Existing Notes (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act.

         The Company has covenanted with the Initial Purchasers that it will file with the Commission an Exchange Offer Registration Statement under the Securities Act with respect to an issue of New Notes, will use its best efforts to cause the Exchange Offer Registration Statement to become effective under the Securities Act, will offer to the holders of the Notes who are not prohibited by law or policy of the Commission from participating in the Exchange Offer the opportunity to exchange their Notes for New Notes, which New Notes will be substantially identical in all respects to the Notes (except that the New Notes generally will not contain terms with respect to transfer restrictions). Under certain circumstances, the Company has agreed to file a Shelf Registration Statement and to use its best efforts to cause such Shelf Registration Statement to be declared effective. The Company, under certain circumstances, will be required to pay liquidated damages if the Company is not in compliance with certain of its obligations under the Registration Rights Agreement. See "Description of Notes -- Registration Rights; Liquidated Damages."

         Under a letter agreement dated July 14, 1997 between the Company and Jefferies & Company, Inc., the Company has agreed to engage Jefferies & Company, Inc. as exclusive financial advisor and sole placement agent to the Company for a period ending October 30, 1997 in connection with the structuring and consummation of project financing for the Company's Black Hawk Project ("Project Financing"). In consideration of the services rendered by Jefferies & Company, Inc. as exclusive financial advisor and sole placement agent in connection with the Project
Financing, the Company has agreed to pay to Jefferies & Company, Inc. a customary fee.

                                  LEGAL MATTERS

         The validity of the New Notes offered hereby will be passed upon for the Company by Dechert Price & Rhoads, New York, New York.

                                     EXPERTS

         The consolidated financial statements of Riviera Holdings Corporation and its subsidiaries as of December 31, 1995 and 1996 and for each of the three years in the period ended December 31, 1996 included in this Prospectus have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report appearing herein and elsewhere in the Registration Statement, and is included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

         The statements as to matters of law and legal conclusions concerning Nevada gaming laws included under the caption "Business -- Regulation and Licensing" have been prepared by Schreck Morris, Las Vegas, Nevada, Nevada gaming counsel for the Company. The statements as to matters of law and legal conclusions concerning Colorado gaming laws included under the caption "Business
- -- Regulation and Licensing" have been prepared by Holme Roberts & Owen LLP, Denver, Colorado, Colorado gaming counsel for the Company.

                          RIVIERA HOLDINGS CORPORATION

                                TABLE OF CONTENTS


                                                                           Page
                                                                           ----

Independent Auditors' Report............................................... F-2

Consolidated Balance Sheets as of December 31, 1995
   and 1996, and June 30, 1997 (unaudited)................................. F-3
Consolidated Statements of Operations for the Years
  Ended December 31, 1994, 1995 and 1996, and for the
  Six Months Ended June 30, 1996 and 1997 (unaudited)...................... F-4

Consolidated Statements of Stockholders' Equity for the
  Years Ended December 31, 1994, 1995 and 1996, and
  for the Six Months Ended June 30, 1997 (unaudited)....................... F-5

Consolidated Statements of Cash Flows for the Years
  Ended December 31, 1994, 1995 and 1996, and for
  the Six Months Ended June 30, 1996 and 1997 (unaudited).................. F-6

Notes to Consolidated Financial Statements................................. F-7

                          INDEPENDENT AUDITORS' REPORT


Riviera Holdings Corporation
d.b.a. Riviera Hotel & Casino
Las Vegas, Nevada

         We have audited the accompanying consolidated balance sheets of Riviera Holdings Corporation and subsidiaries (the "Company") d.b.a. Riviera Hotel & Casino as of December 31, 1995 and 1996, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the three years in the period ended December 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

         We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

         In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 1995 and 1996, and the results of their operations and their cash flows for each of the years in the period ended December 31, 1996, in conformity with generally accepted accounting principles.



DELOITTE & TOUCHE LLP

Las Vegas, Nevada
February 28, 1997

                          RIVIERA HOLDINGS CORPORATION

                           CONSOLIDATED BALANCE SHEETS
                        (in thousands, except share data)

                                     ASSETS

                                                                                    December 31,
                                                                            --------------------------     June 30,
                                                                                1995          1996           1997
                                                                            ------------  ------------     --------
                                                                                                          (unaudited)
CURRENT ASSETS:
  Cash and cash equivalents (Note 1)...................................      $    21,962    $   25,747    $   25,625
  Accounts receivable, net (Notes 1 and 2).............................            4,334         5,113         4,446
  Inventories (Note 1).................................................            2,186         3,039         2,792
  Prepaid expenses and other assets....................................            2,602         2,692         2,266
                                                                             -----------    ----------    ----------
     Total current assets..............................................           31,084        36,591        35,129
PROPERTY AND EQUIPMENT, NET
  (Notes 1, 3, 6 and 8)................................................          121,049       127,760       129,635
OTHER ASSETS...........................................................            4,759         2,853         3,102
RESTRICTED CASH FOR PERIODIC SLOT PAYMENTS
  (Notes 1 and 5)......................................................            1,039           461           208
                                                                            ------------    ----------    ----------
TOTAL ASSETS...........................................................     $    157,931    $  167,665    $  168,074
                                                                            ============    ==========    ==========
                      LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
  Current portion of long-term debt (Note 6)...........................      $     2,005    $    1,297    $    1,119
  Accounts payable (Notes 1 and 4).....................................            8,364         8,530         6,740
  Current income taxes payable (Note 7)................................               51           413           578
  Accrued expenses (Notes 1 and 4).....................................            9,640         9,757         8,462
                                                                            ------------    ----------    ----------
     Total current liabilities.........................................           20,060        19,997        16,899
                                                                            ------------    ----------    ----------
DEFERRED INCOME TAXES PAYABLE (Note 7).................................            3,023         4,626         4,884
                                                                            ------------    ----------    ----------
OTHER LONG-TERM LIABILITIES (Note 5)...................................            2,749         3,210         3,597
                                                                            ------------    ----------    ----------
LONG-TERM DEBT, NET OF CURRENT PORTION (Notes
   1 and 6)............................................................          105,817       104,581       104,186
                                                                            ------------    ----------    ----------
COMMITMENTS AND CONTINGENCIES (Notes 8, 9, 10, 11
  and 13)
STOCKHOLDERS' EQUITY: (Note 1)
Common stock ($.001 par value; 20,000,000 shares
  authorized; 4,800,000 shares at December 31, 1995,
  4,922,503 shares at December 31, 1996, and 4,914,080
  shares at June 30, 1997, issued and outstanding).....................                5             5             5
  Additional paid-in capital...........................................           12,537        13,919        13,828
  Notes receivable from Employee Stockholders..........................               --         (853)         (508)
  Retained earnings....................................................           13,740        22,180        25,183
                                                                            ------------    ----------    ----------
     Total stockholders' equity........................................           26,282        35,251        38,508
                                                                            ------------    ----------    ----------
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY.............................     $    157,931    $  167,665    $  168,074
                                                                            ============    ==========    ==========

                 See notes to consolidated financial statements.

                          RIVIERA HOLDINGS CORPORATION

                      CONSOLIDATED STATEMENTS OF OPERATIONS
                        (in thousands, except share data)


                                                                                  Six Months Ended             Three Months
                                             Years Ended December 31,                 June 30,                Ended June 30,
                                        ------------------------------------   -----------------------   ------------------------
                                            1994         1995         1996         1996         1997         1996       1997
                                        -----------  ----------   -----------  -----------   ----------   ----------  -----------
                                                                                     (unaudited)               (unaudited)
REVENUES: (Note 1)
  Casino................................ $  82,060     $ 77,337     $  80,384   $   40,382   $   38,134   $  20,217   $   19,332
  Rooms.................................     5,422       39,848        41,835       21,771       21,424      10,514       10,930
  Food and beverage.....................    22,961       21,895        22,641       12,043       11,248       6,215        5,787
  Entertainment.........................     6,945       14,423        20,883       11,247       10,759       5,493        5,327
  Other (Notes 8 and 10)................     9,390        9,515        11,293        4,752        5,241       2,398        2,670
                                         ---------   ----------     ---------  -----------   ----------   ---------  -----------
                                           166,778      163,018       177,036       90,195       86,806      44,837       44,046
  Less promotional allowances (Note 1)..    12,857       11,873        12,627        6,922        6,703       3,285        3,424
                                         ---------   ----------     ---------   ----------   ----------   ---------   ----------
          Net revenues..................   153,921      151,145       164,409       83,273       80,103      41,552       40,622
                                         ---------    ---------     ---------   ----------   ----------   ---------   ----------
COSTS AND EXPENSES: (Notes 1, 8,
   and 11)
   Direct costs and expenses of
     operating departments:
Casino..................................    48,826       45,325        47,509       24,472       22,187      12,066       10,930
     Rooms..............................    17,594       18,787        18,834        9,365        9,166       4,701        4,574
     Food and beverage..................    15,588       15,768        15,916        8,089        8,002       4,163        4,015
     Entertainment......................    13,982       10,329        15,290        7,907        7,571       3,927        3,790
     Other..............................     3,516        3,527         3,913        1,451        1,473         738          797
  Other operating expenses:
     Selling, general and
       administrative...................    28,822       29,618        31,454       15,602       15,839       7,999        8,164
     Depreciation and amortization......     5,674        6,811         8,212        3,862        5,010       1,974        2,578
                                           -------     --------     ---------   ----------   ----------   ---------   ----------
          Total costs and expenses......   134,002      130,165       141,128       70,748       69,248      35,568       34,848
                                           -------     --------     ---------   ----------   ----------   ---------   ----------
INCOME FROM OPERATIONS..................    19,919       20,980        23,281       12,525       10,855       5,984        5,774
                                           -------     --------     ---------   ----------   ----------   ---------   ----------
OTHER INCOME (EXPENSE):
  Interest expense (Notes 6 and 8)......   (12,764)     (12,453)      (12,085)      (6,100)      (6,043)     (3,039)      (3,030)
  Interest income.......................       510        1,149         1,167          593          623         316          328
  Other, net (Notes 6 and 13)...........                                  505                      (850)
                                           -------     --------     ---------   ----------   ----------   ---------   ----------
          Total other income
            (expense)...................   (12,254)     (11,304)      (10,413)      (5,507)      (6,270)     (2,723)      (2,702)
                                           -------     --------     ---------   ----------   ----------   ---------   ----------
INCOME BEFORE PROVISION FOR
  INCOME TAXES..........................     7,665        9,676        12,868        7,018        4,585       3,261        3,072
PROVISION FOR INCOME TAXES
  (Notes 1 and 7).......................     2,875        3,332         4,428        2,402        1,582       1,116        1,053
                                           -------     --------     ---------   ----------   ----------   ---------   ----------
NET INCOME..............................   $  ,790     $  6,344     $   8,440   $    4,616   $    3,003   $   2,145   $    2,019
                                           =======     ========     =========   ==========   ==========   =========   ==========
Weighted average common and common
  equivalent shares outstanding (Notes
  1 and 12).............................     4,800        5,040         5,177        5,109        5,212       5,132        5,208
                                           -------     --------     ---------   ----------   ----------   ---------   ----------
Net income per common and common
  equivalent shares (Notes 1 and 12)....   $  1.00     $   1.26     $   1.63    $     0.90   $     0.58   $    0.42   $    0.39
                                           =======     ========     ========    ==========   ==========   =========   =========

                                  See notes to consolidated financial statements.

                          RIVIERA HOLDINGS CORPORATION

                 CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
              For The Years Ended December 31, 1994, 1995, and 1996
             and For the Six Months Ended June 30, 1997 (Unaudited)
                        (in thousands, except share data)

                                                                                                          Notes
                                                                                                        Receivable
                                                                            Additional                    from
                                                    Shares       Common       Paid-in      Retained      Employee
                                                 Outstanding      Stock       Capital      Earnings    Stockholders        Total
                                                 -----------      -----       -------      --------    ------------      ----------

Balances, January 1, 1994......................    4,800,000     $    5     $  12,537    $    2,606             --       $   15,148
Net Income.....................................                                               4,790             --            4,790
                                                   ----------    ------     ---------    ----------     ----------       ----------
Balances, December 31, 1994....................     4,800,000         5        12,537         7,396             --           19,938
Net Income.....................................                                               6,344             --            6,344
                                                   ----------    ------     ---------    ----------     ----------       ----------
Balances, December 31, 1995....................     4,800,000         5        12,537        13,740             --           26,282
Stock Issued Under Employee Stock
  Purchase Plan................................       137,000        --         1,543            --     $   (1,383)             160
Collections of Stockholders' Receivables.......            --        --            --            --            332              332
Refunds on Employee Stock Purchases............       (17,600)       --          (198)           --            198
Director Compensation..........................         3,103        --            37            --             --               37
  Plan.........................................            --        --            --            --             --               --
Net Income.....................................            --        --            --         8,440                           8,440
                                                   ----------    ------     ---------    ----------     ----------       ----------
Balances, December 31, 1996....................     4,922,503         5        13,919        22,180           (853)          35,251
Stock Issued Under Employee Stock
  Purchase Plan (unaudited)....................         6,200        --            71            --            (71)              --
Collections of Stockholders' Receivables
  (unaudited)..................................            --        --            --            --            241              241
Refunds on Employee Stock Purchases
  (unaudited)..................................       (15,500)       --          (175)           --            175               --
Director Compensation Plan (unaudited).........           877        --            13            --             --               13
Net Income (unaudited).........................            --        --            --         3,003             --            3,003
                                                   ----------    ------     ---------    ----------     ----------       ----------
Balances, June 30, 1997 (unaudited)............     4,914,080    $    5     $  13,828    $   25,183     $     (508)      $   38,508
                                                    =========    ======     =========    ==========     ==========       ==========









                 See notes to consolidated financial statements.

                          RIVIERA HOLDINGS CORPORATION

                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (in thousands)

                                                                 Years Ended               Six Months Ended      Three Months Ended
                                                                December 31,                   June 30,               June 30,
                                                      -----------------------------     -------------------    --------------------
                                                        1994       1995      1996        1996        1997       1996        1997
                                                        ----       ----      ----        ----        ----       ----        ----
                                                                                            (unaudited)            (unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income........................................  $  4,790    $ 6,344   $ 8,440     $ 4,616    $  3,003    $ 2,145    $  2,019
  Adjustments to reconcile net income to net
    cash provided by operating activities:
    Depreciation and amortization...................     5,674      6,811     8,212       3,862       5,010      1,974       2,578
    Provision for bad debts.........................       991        478       524         240         (62)        97        (156)
    Provision for gaming discounts..................       133        143       232          14         (66)        --         (69)
    Write-off of secondary offering costs...........        --         --        --          --         850         --          --
    Gain on disposition of long-term debt,  net.....        --         --      (505)         --          --
    Interest expense................................    12,764     12,453    12,085       6,100       6,043      3,039       3,030
    Interest paid...................................   (13,052)   (12,489)  (12,072)     (6,120)     (5,634)    (5,979)     (5,610)
    Changes in operating assets and liabilities:
      Decrease (increase) in accounts receivable....    (1,116)       126    (1,535)        (81)        795        (31)         97
      Decrease (increase) in inventories............      (508)        86      (853)       (327)        247        152          23
      Decrease (increase) in prepaid expenses and
         other assets...............................      (310)      (212)      (90)       (830)        426       (935)        248
      Decrease in restricted cash for periodic
         slot payments..............................       591        318       578         253         253        253         253
      Increase (decrease) in accounts payable.......     1,064      1,033       166        (909)     (1,790)       268      (1,161)
      Increase (decrease) in accrued expenses.......     2,393        758       104          46      (1,704)       168      (1,184)
      Increase (decrease) in current income
         taxes payable..............................       573       (522)      362         (51)        165       (747)         97
      Increase in deferred income taxes payable.....     2,010      1,013     1,603       1,008         258        468          (4)
      Increase in non-qualified pension plan
         obligation to CEO upon retirement..........       375        400     1,039         212         640        106         235
                                                       -------    -------   -------     -------    --------    -------    --------
         Net cash provided by operating activities..    16,372     16,740    18,290       8,033       8,434        978         397
                                                       -------    -------   -------     -------    --------    -------    --------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Capital expenditures for property and equipment...    (8,933)    (7,836)  (14,923)     (5,259)     (6,885)    (3,025)     (2,644)
  Increase (decrease) in other assets...............    (1,506)      (382)    1,906       2,699      (1,099)     1,052        (527)
                                                       -------    -------   -------     -------    --------    -------    --------
         Net cash used in investing activities......   (10,439)    (8,218)  (13,017)     (2,560)     (7,984)    (1,973)     (3,171)
                                                       -------    -------   -------     -------    --------    -------    --------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Proceeds from long-term borrowings................       675        176       209          98          --         49          --
  Payments on long-term borrowings..................    (3,371)    (3,159)   (2,226)     (1,622)       (826)    (1,030)       (745)
  Proceeds from issuance of stock to employees
    and directors...................................        --         --       197          12         (91)        12         (23)
  Collections of notes receivable from employees....        --         --       332         160         345        160         134
                                                       -------    -------   -------     -------    --------    -------    --------
         Net cash used in financing activities......    (2,696)    (2,983)   (1,488)     (1,352)       (572)      (809)       (634)
                                                       -------    -------   -------     -------    --------    -------    --------
INCREASE IN CASH AND CASH EQUIVALENTS:..............     3,237      5,539     3,785       4,121        (122)   ($1,804)    ($3,408)
CASH AND CASH EQUIVALENTS, BEGINNING OF
  PERIOD:...........................................    13,186     16,423    21,962      21,962      25,747    $27,887    $ 29,033
                                                       -------    -------   -------     -------    --------    -------    --------
CASH AND CASH EQUIVALENTS, END OF
 PERIOD:............................................   $16,423    $21,962   $25,747     $26,083    $ 25,625    $26,083    $ 25,625
                                                       =======    =======   =======     =======    ========    =======    ========
SUPPLEMENTAL DISCLOSURE OF CASH FLOW
  INFORMATION
  Income taxes paid.................................   $   292    $ 2,852   $ 2,463     $ 2,032    $  1,160    $ 1,982    $    960
                                                       =======    =======   =======     =======    ========    =======    ========
SUPPLEMENTAL DISCLOSURE OF NON-CASH
  FINANCING  ACTIVITIES
  Stock issued to employees for notes receivable....        --         --   $ 1,383          --          --         --          --
                                                                            =======
  Non-cash reductions of long-term debt.............        --         --   $   845          --          --         --          --
                                                                            =======

                                     See notes to consolidated financial statements.

                          RIVIERA HOLDINGS CORPORATION

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.  Summary of Significant Accounting Policies

    Basis of Presentation

         Riviera Holdings Corporation (the "Company") and its wholly-owned subsidiary Riviera Operating Corporation ("ROC") were incorporated on January 27, 1993, in order to acquire all assets and liabilities of Riviera, Inc. Casino-Hotel Division on June 30, 1993, pursuant to a plan of reorganization.

         In July 1994, management established a new division, Riviera Gaming Management, Inc. ("RGM") for the purpose of obtaining management contracts in Nevada and other jurisdictions. In August 1995, RGM incorporated in the state of Nevada as a wholly owned subsidiary of ROC.

    Nature of Operations

         The primary line of business of the Company is the operation of the Riviera Hotel and Casino on the "Strip" in Las Vegas, Nevada. The Company is engaged in a single industry segment, the operation of a hotel/ casino with restaurants and related facilities. The Company also manages the Four Queens Hotel & Casino in downtown Las Vegas (see Note 10).

         Casino operations are subject to extensive regulation in the State of Nevada by the Gaming Control Board and various other state and local regulatory agencies. Management believes that the Company's procedures for supervising casino operations, for recording casino and other revenues and for granting credit comply, in all material respects, with the applicable regulations.

    Interim Financial Information

         The financial information at June 30, 1997 and for the three and six months ended June 30, 1996 and 1997, is unaudited. However, such information reflects all adjustments (consisting solely of normal recurring adjustments) that are, in the opinion of management, necessary to a fair presentation of the financial position results of operations and cash flows for the interim period. The results of operations for the three and six months ended June 30, 1996 and 1997, are not necessarily indicative of the results that will be achieved for the entire year.

    Principles of Consolidation

         The consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries ROC and RGM entities. All material intercompany accounts and transactions have been eliminated.

    Cash and Cash Equivalents

         All highly liquid investments securities with a maturity of three months or less when acquired are considered to be cash equivalents. The Company accounts for investment securities in accordance with Statement of Financial Accounting Standards No. 115 ("SFAS 115"), Accounting for Certain Investments in Debt and Equity Securities.

                          RIVIERA HOLDINGS CORPORATION

         The Company's investment securities, along with certain cash and cash equivalents that are not deemed securities under SFAS 115, are carried on the consolidated balance sheets in the cash and cash equivalents category. SFAS 115 addresses the accounting and reporting for investments in equity securities that have readily determinable fair values and for all investments in debt securities, and requires such securities to be classified as either held-to-maturity, trading or available-for-sale. Management determines the appropriate classification of its investment securities at the time of purchase and re-evaluates such determination at each balance sheet date. Held to maturity securities are required to be carried at amortized cost. At December 31, 1995 and 1996, securities classified as held to maturity were comprised of debt securities issued by the U.S. Treasury and other U.S. government corporations and agencies and repurchase agreements with an amortized cost of $15,000,000 and $19,756,000 maturing in three months or less.

    Inventories

         Inventories  consist  primarily  of  food,  beverage,   gift  shop  and
promotional inventories and are stated at the lower of cost (determined on a first-in, first-out basis) or market.

    Property and Equipment

         Property and equipment are stated at the lower of cost or market, and capitalized lease assets are stated at the lower of the present value of future minimum lease payments at the date of lease inception or market value. Interest incurred during construction of new facilities or major additions to facilities is capitalized and amortized over the life of the asset. Depreciation is computed by the straight-line method over the shorter of the estimated useful lives or lease terms, if applicable, of the related assets, which range from 5 to 40 years. The costs of normal maintenance and repairs is charged to expense as incurred. Gains or losses on disposals are recognized as incurred.

    Restricted Cash for Periodic Slot Payments

         At December 31, 1995 and 1996, the Company had interest-bearing deposits with a commercial bank in the amount of $1,039,000 and $461,000 respectively, which are restricted as to use. These amounts represent deposits required by the State of Nevada Gaming Control Board to fund periodic slot payments due customers through the year 2000.

    Fair Value Disclosure as of December 31, 1996

         Cash and cash equivalents, accounts receivable, restricted cash for periodic slot payments, accounts payable and accrued liabilities -- The carrying value of these items are a reasonable estimate of their fair value.

         Long-term Debt -- The fair value of the Company's long-term debt is estimated based on the quoted market prices for the same or similar issues or on the current rates offered to the Company for debt of the same remaining maturities. Based on the borrowing rates currently available to the Company for debt with similar terms and average maturities, the estimated fair value of long-term debt is approximately $112,588,000.

                          RIVIERA HOLDINGS CORPORATION

    Casino Revenue

         The Company recognizes, as gross revenue, the net win from gaming activities, which is the difference between gaming wins and losses.

    Promotional Allowances

         Promotional allowances consist primarily of accommodations, entertainment, and food and beverage services furnished without charge to customers. The retail value of such services is included in the respective revenue classifications and is then deducted as promotional allowances.

         The estimated costs of providing promotional allowances are classified as costs of the casino operating department through interdepartmental allocations. These allocations for the years ended December 31, 1994, 1995 and 1996, are as follows:

                                                                       1994        1995          1996
                                                                    -----------  ----------   --------
                                                                               (in thousands)
               Food and beverage.................................    $  7,225     $  6,570    $   6,671
               Rooms.............................................       1,843        1,451        1,410
               Entertainment.....................................       2,121        2,280        2,592
                                                                     --------     --------    ---------
               Total costs allocated to casino...................    $ 11,189     $ 10,301    $  10,673
                                                                     ========     ========    =========

    Federal Income Taxes

         The Company and its subsidiaries file a consolidated federal tax return. The Company accounts for income taxes in accordance with SFAS 109, Accounting for Income Taxes. SFAS 109 requires recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements or tax returns. Deferred income taxes reflect the net tax effects of (i) temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes, and (ii) operating loss and tax credit carryforwards.

    Net Income Per Share

         Earnings per common and common equivalent share is computed using the weighted average number of shares outstanding adjusted for the incremental shares attributed to outstanding options to purchase common stock. Fully diluted per share amounts are substantially the same as primary per share amounts for the periods presented.

         On November 16, 1995, the stockholders of the Company approved an amendment to the Company's Amended and Restated Articles of Incorporation to increase the authorized shares of common stock from 5,000,000 to 20,000,000 and a four for one stock split. Accordingly, per share information, average number of shares outstanding and number of shares outstanding in the accompanying consolidated financial statements have been adjusted for the stock split as of the earliest date presented (January 1, 1994).

                          RIVIERA HOLDINGS CORPORATION

    Estimates and Assumptions

         The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results may differ from estimates.

    Reclassifications

         Certain reclassifications have been made to the 1994 and 1995 financial statements to conform with the current year presentation.

    Recently Adopted Accounting Standards

         In March 1995, the Financial Accounting Standards Board ("FASB") issued Statement No. 121 ("SFAS 121"), Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of. During 1996 the Company adopted the provisions of SFAS 121. SFAS 121 requires that long-lived assets and certain identifiable intangibles be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. SFAS 121 is effective for fiscal years beginning after December 15, 1995. Adoption of SFAS 121 in the current year did not have a material impact on the consolidated financial statements of the Company.

         In October 1995, the FASB issued Statement No. 123 ("SFAS 123"), Accounting for Stock-Based Compensation, which establishes financial accounting and reporting standards for stock-based employee compensation plans and for transactions in which an entity issues its equity instruments to acquire goods or services from nonemployees. The Company continues to account for stock based compensation arrangements in accordance with Accounting Principles Board No. 25, Accounting for Stock Issued to Employees, and therefore the adoption of SFAS No. 123 had no effect on the financial position or results of operations of the Company. The Company has included additional disclosures about stock-based employee compensation plans as required by SFAS 123 (see Note 12).

    Recently Issued Accounting Standards

         The FASB recently issued SFAS No. 128, Earnings Per Share. This statement establishes standards for computing and presenting earnings per share and is effective for financial statements issued for periods ending after December 15, 1997. Earlier application of this statement is not permitted and upon adoption requires restatement (as applicable) of all prior-period earnings per share data presented. Management believes that the implementation of this standard will not have a significant impact on earnings per share.

         In addition, the FASB issued SFAS No. 129, Disclosure of Information about Capital Structure in February 1997. This statement establishes standards for disclosing information about an entity's capital structure. Management intends to comply with the disclosure requirements of this statement which are effective for periods ending after December 15, 1997.

                          RIVIERA HOLDINGS CORPORATION

 2.      Accounts Receivable

         Accounts receivable consist of the following at December 31:

                                                                                         1995        1996
                                                                                         ----        ----
                                                                                         (in thousands)
                    Casino........................................................     $  2,581     $ 2,280
                    Hotel.........................................................        2,494       3,479
                                                                                       --------     -------
                    Total.........................................................        5,075       5,759
                    Less allowance for bad debts and discounts....................          741         646
                                                                                       --------     -------
                    Total.........................................................     $  4,334     $ 5,113
                                                                                       ========     =======

         Changes in the casino and hotel allowance for bad debts and discounts for the years ended December 31, 1995, and 1996, consist of the following:


                                                                                         1995         1996
                                                                                         ----         ----
                                                                                           (in thousands)
                    Beginning balance.............................................     $  1,424    $    741
                    Write-offs....................................................       (1,358)       (912)
                    Recoveries....................................................           54          61
                    Provision for bad debts.......................................          478         524
                    Provision for gaming discounts................................          143         232
                                                                                       --------    --------
                    Ending balance................................................     $    741    $    646
                                                                                       ========    ========

 3.       Property and Equipment

         Property and equipment consist of the following at December 31:

                                                                                        1995          1996
                                                                                        ----          ----
                                                                                         (in thousands)
                    Land and improvements.......................................     $    21,751    $  21,751
                    Buildings and improvements..................................          75,875       77,455
                    Equipment, furniture, and fixtures..........................          38,307       51,650
                                                                                     -----------    ---------
                      Total property and equipment..............................         135,933      150,856
                    Less accumulated depreciation...............................          14,884       23,096
                                                                                     -----------    ---------
                    Net property and equipment..................................     $   121,049    $ 127,760
                                                                                     ===========    =========

                          RIVIERA HOLDINGS CORPORATION

 4.       Accounts Payable and Accrued Expenses

         Accounts payable consist of the following at December 31:

                                                                                        1995          1996
                                                                                        ----          ----
                                                                                         (in thousands)
                    Outstanding chip and token liability......................       $       854    $    836
                    Casino account deposits...................................               642         498
                    Unpaid race and sports book winners.......................                26          17
                    Miscellaneous gaming......................................               850         762
                                                                                     -----------    --------
                      Total liabilities related to gaming activities..........             2,372       2,113
                    Accounts payable to vendors...............................             4,497       5,118
                    Hotel deposits............................................             1,415       1,123
                    Other.....................................................                80         176
                                                                                     -----------    --------
                    Total.....................................................       $     8,364    $  8,530
                                                                                     ===========    ========

         Accrued expenses consist of the following at December 31:

                                                                                       1995           1996
                                                                                       ----           ----
                                                                                         (in thousands)
                    Payroll, related payroll taxes and vacation...............       $  5,095       $  5,244
                    Health and other liability claims.........................            548            450
                    Union benefits and dues...................................            816            663
                    Progressive slot machine liability........................            226            203
                    Taxes.....................................................            518            631
                    Professional fees.........................................            208            176
                    Incentive plans...........................................          2,209          2,357
                    Interest..................................................             20             33
                                                                                     --------       --------
                    Total.....................................................       $  9,640       $  9,757
                                                                                     ========       ========

 5.       Other Long Term Liabilities

         Other long term liabilities consist of the following at December 31:

                                                                                      1995           1996
                                                                                      ----           ----
                                                                                         (in thousands)
                    Periodic slot payments due to customers through
                      2000, prefunded by restricted cash (see Note 1).........     $     1,039     $     461
                    Non-qualified pension plan obligation to the CEO
                      of the Company, payable in 20 quarterly
                      installments upon expiration of his employment                     1,710         2,749
                                                                                    ----------     ---------
                      contract................................................
                                                                                   $     2,749    $    3,210
                                                                                   ===========    ==========

                          RIVIERA HOLDINGS CORPORATION

 6.       Long-Term Debt

         Long-term debt consists of the following at December 31:

                                                                                      1995           1996
                                                                                   -----------    -----------
                                                                                         (in thousands)
                    First Mortgage Notes maturing on December 31, 2002,  bearing
                      interest   at  the   rate  of  11%  per   annum,   payable
                      semi-annually  on  June  30 and  December  31,  redeemable beginning  June 1, 1998, at 104.3125%;  1999 at 102.8750%;
                      2000 at 101.4375%;  and 2001 and thereafter at 100%. These
                      notes  are  collateralized  by  the  physical   structures
                      comprising the Riviera
                      Hotel and Casino...........................................  $   100,000    $   100,000
                    Unsecured, non-interest bearing notes to settle
                      Class 4, 5 and 12 claims, discounted at 16.8%,
                      paid in 1996...............................................        2,056             --
                    Unsecured, non-interest bearing promissory note
                      in an original  principal amount of $8,000,000 (the "Class
                      13/14  Note") to settle  the  claims  of the  former  sole shareholder,  and  his  affiliates,  payable  to a bank in semi-annual  installments  of $250,000  until the Class 12
                      Note is paid in full and  commencing  on the next  payment due thereafter in semi-annual installments of
                      $500,000 to $750,000 discounted at 12%.....................        4,159          4,707
                    Capitalized lease obligations (see Note 8)...................        1,341            986
                    Unsecured, promissory notes in the original
                      principal amount of $441,262, bearing interest
                      at the rate of 8.5% per annum, payable monthly
                      and maturing December 31, 1998.............................          266            185
                                                                                    ----------     ----------
                    Total long-term debt.........................................      107,822        105,878
                    Less current maturities by terms of debt.....................        2,005          1,297
                                                                                    ----------     ----------
                    Total........................................................   $  105,817     $  104,581
                                                                                    ==========     ==========

Maturities of long-term debt for the years ending December 31, were as follows:

                                              (in thousands)
                     1997................       $     1,297
                     1998................             1,181
                     1999................             1,215
                     2000................             1,491
                     2001................               694
                     Thereafter..........           100,000
                                                -----------
                     Total...............       $   105,878
                                                ===========

         The Indenture for the First Mortgage Notes imposes certain financial covenants and restrictions on the Company, including but not limited to the maintenance of a minimum consolidated net worth, which

                          RIVIERA HOLDINGS CORPORATION
should not be less than $2,542,000 for any two consecutive fiscal quarters, and limitations on (i) dividends on common stock, (ii) liquidation of assets, (iii) incurrence of indebtedness, (iv) creation of subsidiaries and joint ventures and
(v) capital purchases. Capital purchases are limited to cash expenditures of $6,000,000 plus 80% of cumulative available cash flow from the Company's inception at July 1, 1993, to the extent that this cash flow has not been utilized in any prior year. Management believes the Company is in compliance with the covenants of the Indenture as of December 31, 1996.

         Effective September 8, 1995, the Board of Directors and holders of 94% of the Company's First Mortgage Notes approved amendments to certain note restrictive covenants. Noteholders who consented to the modification of the restrictive covenants were paid a fee of $5.00 for each $1,000 of Notes held for a total payment of $500,000 which is included in other assets at December 31, 1995 and 1996 and amortized over the life of the related debt. These costs are being amortized using the straight-line method which approximates the effective interest method over the life of the indebtedness. The amendments to the restrictive covenants were designed to permit the Company's management team to utilize its expertise in turning around troubled gaming properties which are either in or on the verge of bankruptcy and to manage casinos in so called "new venues".

         During the fourth quarter of 1996, the Company made the final payment on the note issued to settle the Class 12 claim, which was less than what was recorded and resulted in income of approximately $845,000. Also during the fourth quarter of 1996, the terms of the Class 13/14 Note was revised, which resulted in a decrease in the discount rate from 16.8% to 12.0% and increased principal, resulting in additional expense of $340,000. Other, net income for the year ended December 31, 1996, includes the net effect of the above transactions.

         In February, 1997, the Company entered into a $15.0 million five year reducing revolving line of credit collateralized by equipment. The revolving line of credit bears interest at 0.5% or LIBOR plus 2.9%. Availability of loans under the Revolving Credit Facility is subject to compliance by the Company and ROC with certain conditions precedent, including the maintenance of certain financial ratios. As a result of the sale of the Existing Notes, the Company ceased to meet such conditions for borrowing availability. The Company intends to renegotiate the conditions to borrowing under the Revolving Credit Facility or to seek a replacement facility. There can be no assurance, however, that such renegotiations or replacement will be successful. The Company has not utilized this line of credit.

         The Company has credit facilities totaling $1,100,000 at banks for letters of credit issued periodically to foreign vendors for purchases of merchandise.

 7.       Federal Income Taxes

         SFAS 109 requires the Company to compute deferred income taxes based upon the difference between the financial statement and tax basis of assets and liabilities using enacted tax rates in effect in the years in which the differences are expected to reverse.

                          RIVIERA HOLDINGS CORPORATION

         The effective income tax rates on income attributable to continuing operations differ from the statutory federal income tax rates for the years ended December 31, 1994, 1995 and 1996, as follows:

                                                   1994                      1995                    1996
                                          ----------------------   ---------------------    ----------------------
                                            Amount        Rate       Amount       Rate        Amount       Rate
                                            ------        ----       ------       ----        ------       ----
                                                                       (in thousands)
            Taxes at federal
              statutory rate...........    $  2,680        35.0%   $  3,386         35.0%   $   4,504        35.0%
            Other......................         195         2.5         (54)        (1.0)         (76)       (1.0)
                                           --------    --------    --------    ---------    ---------   ---------
            Provision for income
              taxes....................    $  2,875        37.5%   $  3,332         34.0%   $   4,428        34.0%
                                           ========    ========    ========    =========    =========   =========

         The tax effects of the items comprising the Company's net deferred tax liability consist of the following at December 31:

                                                                                 1995        1996
                                                                                 ----        ----
                                                                                   (in thousands)
                    Deferred Tax Liabilities:
                      Basis in long-term debt obligations..................     $    640    $    457
                      Reserve differential for hospitality and gaming
                         activities........................................        1,090       1,133
                      Difference between book and tax depreciable
                         property..........................................        4,430       5,226
                      Other................................................          383         806
                                                                                --------    --------
                              Total........................................        6,543       7,622
                                                                                --------    --------
                    Deferred Tax Assets:
                      Reserves not currently deductible....................        1,500       1,806
                      Bad debt reserves....................................          260         226
                      AMT credit...........................................        1,760         964
                                                                                --------    --------
                              Total........................................        3,520       2,996
                                                                                --------    --------
                      Net deferred tax liability...........................     $  3,023    $  4,626
                                                                                ========    ========

         The Company has $964,000 of alternative minimum tax credit available to offset future income tax liabilities. The credit has no expiration date.

 8.       Leasing Activities

         The Company leases certain equipment under capital leases. These agreements have been capitalized at the present value of the future minimum lease payments at lease inception and are included with property and equipment. Management estimates the fair market value of the property and equipment subject to the leases approximates the net present value of the leases. The leased
property  and  equipment   consist  primarily  of  signs  and  air  conditioning
equipment.

                          RIVIERA HOLDINGS CORPORATION

         The following is a schedule by year of the minimum rental payments due under capital leases, as of December 31, 1996:

                                                              (in thousands)
         1997                                                    $    441
         1998                                                         441
         1999                                                         429
         2000                                                         227
                                                                 --------
         Total minimum lease payments                               1,538
         Less taxes, maintenance and insurance                        390
         Less interest portion of payments                            162
                                                                 --------
         Present value of net minimum lease payments             $    986
                                                                 ========

        Rental expense for the years ended December 31, 1994, 1995 and 1996, was approximately $295,000, $406,000 and $334,000, respectively.

        In addition, the Company leases retail space to third parties under terms of noncancelable operating leases which expire in various years through 1999. Rental income, which is included in other income, for the years ended December 31, 1994, 1995 and 1996, was approximately $1,687,000, $1,533,000 and
$1,573,000, respectively.

        At December 31, 1996, the Company had future minimum annual rental income due under noncancelable operating leases as follows:

                                                           (in thousands)
         1997......                                           $  1,159
         1998......                                                946
         1999......                                                748
         2000......                                                494
         2001......                                                351
         Thereafter                                                993
                                                              --------
         Total.....                                           $  4,691
                                                              ========

 9.       Commitments and Contingencies

         The Company is party to several routine lawsuits both as plaintiff and defendant arising from normal operations of a hotel. Management does not believe that the outcome of such litigation in the aggregate, will have a material adverse effect on the financial position, results of operations, or cash flows of the Company.

 10.      Management Agreements

         From August 1996 until February 1997, RGM has been operating the Four Queens located adjacent to the Golden Nugget on Fremont Street in downtown Las Vegas under an interim management agreement for a fee of $83,333 per month. The long-term management agreement (the "Management Agreement") with Elsinore Corporation ("Elsinore"), the owner of the Four Queens, went into effect on February 28, 1997, the effective date of the Chapter 11 plan of reorganization of Elsinore. The Company

                          RIVIERA HOLDINGS CORPORATION
believes that the terms of the Management Agreement are no less favorable to the Company than if the Company had negotiated with an independent party.

         The term of the Management Agreement is approximately 40 months, subject to earlier termination or extension. Either party may terminate if cumulative earnings before interest, taxes, depreciation and amortization ("EBITDA") for the first two fiscal years is less than $12.8 million. The term can be extended by an additional 24 months at RGM's option, if cumulative EBITDA for the three fiscal years of the term is at least $19.2 million. RGM will be paid a fee of 25% of any increase in annual EBITDA over $4.0 million, subject to a $1.0 million minimum fee, payable in equal monthly installments. In addition, the management agreement entitles RGM to receive warrants for 1,125,000 shares of common stock of Elsinore, exercisable during the term or extended term of the management agreement at an exercise price based on the higher of (i) the per share book value on the effective date of the Elsinore bankruptcy plan or (ii) total stockholders' equity of $5.0 million.

         Either party can terminate the management agreement if (i) substantially all the Four Queens' assets are sold, (ii) the Four Queens is merged or (iii) a majority of the Four Queens' or Elsinore's shares are sold. Upon such termination, RGM will receive a $2.0 million termination bonus minus any amount realized or realizable upon exercise of the warrants.

 11.      Employment Agreements and Employee Benefit Plans

         The Company has an employment agreement with Mr. Westerman, Chairman of the Board and Chief Executive Officer of the Company. This agreement includes an annual base salary, an incentive bonus based upon the extent of adjusted operating earnings, contributions to a Non-Qualified Pension Plan and contributions to a Profit Sharing and 401(k) Plan. In addition, the Company has termination fee agreements with each of the Directors, Executive Officers and Significant Employees pursuant to which each of such employees will be entitled to receive one year's salary and health insurance benefits if their employment with the Company is terminated within one year of a change of control of the Company and without cause, or the involuntary termination of Mr. Westerman. On November 21, 1996, the Company amended Mr. Westerman's employment agreement subject to stockholder approval, which was granted at the annual meeting held on May 8, 1997.

         The Company has an incentive compensation plan, covering employees of the Company who, in the opinion of the Chairman of the Board, either serve in key executive, administrative, professional or technical capacities with the Company or other employees who also have made a significant contribution to the successful and profitable operation of the Company. The amount of the bonus is based on operating earnings before depreciation, amortization, interest expense, provision for income taxes, extraordinary losses and gains, any provisions or payments made pursuant to the Plan, and any provisions or payments made pursuant to the incentive compensation of the Chairman and Chief Executive Officer. During the years ended December 31, 1994, 1995 and 1996, the Company recorded accrued bonuses of $1,430,000 and $2,123,000 and $2,588,000, respectively, based upon the above incentive compensation plan and the incentive compensation plan established for the Chairman of the Board under his employment agreement.

         The Company contributes to multi-employer pension plans under various union agreements to which the Company is a party. Contributions, based on wages paid to covered employees, were approximately $1,725,000, $1,576,000 and $1,650,000 for the years ended December 31, 1994, 1995 and 1996. These contributions were for approximately 1,364 employees including food and beverage

                          RIVIERA HOLDINGS CORPORATION
employees, room department employees, carpenters, engineers, stage hands, electricians, painters and teamsters. The Company's share of any unfunded liability related to multi-employer plans, if any, is not determinable.

         The Company sponsors a Profit Sharing and 401(k) Plan which incurred administrative expenses of approximately $67,000, $59,000 and $34,000 for the years ended 1994, 1995 and 1996.

         The profit sharing component of the Profit Sharing and 401(k) Plan provides that the Company will make a contribution equal to 1% of each eligible employee's annual compensation if a prescribed annual operating earnings target is attained and an additional 1/10th of 1% thereof for each $200,000 by which operating earnings is exceeded, up to a maximum of 3% thereof. The Company may elect not to contribute to the Profit Sharing and 401(k) Plan if it notifies its employees by January of the Profit Sharing and 401(k) Plan year. An employee will become vested in the Company's contributions based on the employee's years of service. An employee will receive a year of vesting service for each plan year in which the employee completed 1,000 hours of service. Vesting credit will be allocated in 20% increments for each year of service commencing with the attainment of two years of service. An employee will be fully vested following the completion of six years of service.

         The 401(k) component of the Profit Sharing and 401(k) Plan provides that each eligible employee may contribute up to 15% of such employee's annual compensation, and that the Company will contribute 1% of each employee's annual compensation for each 4% of compensation contributed by the employee, up to a maximum of 2%. All non-union employees of the Company are eligible to participate in the Profit Sharing and 401(k) Plan after twelve consecutive months of service with the Company.

         ROC is a party to termination fee agreements with certain significant employees pursuant to which each such employee is entitled to receive one year's salary and benefits if his or her employment with ROC is terminated within one year of a change of control of the Company or ROC, or the involuntary termination of Mr. Westerman's employment. The estimated total amount that would be payable under all such agreements at December 31, 1996 is approximately $1.3 million in salaries and $400,000 in benefits.

         ROC is a party to stay bonus agreements with certain significant employees pursuant to which each such employee is entitled to receive one year's salary (less the amount of any incentive bonus paid in 1997 for 1996) in the event there is a change of control of the Company. The agreements expire on December 31, 1997. The estimated total amount that would be payable under all such agreements is approximately $300,000.

12.      Stock Option Plans

         At a meeting held on July 27, 1993, the Company's Board of Directors adopted a stock option plan providing for the issuance of both non-qualified and incentive stock options (as defined in the Internal Revenue Code). This stock option plan was ratified by the Company's stockholders at the April 26, 1994 annual meeting. The number of shares available for purchase under the Stock Option Plan as adopted was 120,000 (as adjusted pursuant to antidilution provisions). The stockholders approved a four-for-one stock split, increasing the number of shares of Common Stock available for purchase under the Stock
Option Plan to 480,000. Options were granted for 228,000 shares for 1993, 132,000 shares for 1994, none for 1995, and 110,000 for 1996, leaving a balance available for future grants of 10,000 shares. No options were exercised in 1994, 1995 or 1996. On November 21, 1996, the Company amended the Stock Option Plan, which was approved at the annual meeting held on May 8, 1997, to increase the number of shares

                          RIVIERA HOLDINGS CORPORATION
available under the Stock Option Plan from 480,000 shares to 1,000,000 shares and granted options to purchase 300,000 additional shares to Mr. Westerman. Options vest 25% one year after the date of grant and 25% each subsequent year. The term of an option can in no event be exercisable more than ten years (five years in the case of an incentive option granted to a shareholder owning more than 10% of the Common Stock), or such shorter period, if any, as may be necessary to comply with the requirements of state securities laws, from the date such option is granted.

         On March 5, 1996, the Board of Directors adopted an employee stock purchase plan (the "Stock Purchase Plan"), which was approved by the stockholders on May 10, 1996. A total of 300,000 shares of common stock (subject to adjustment for capital changes) in the aggregate may be granted under the stock purchase plan. The Stock Purchase Plan is administered by the compensation committee. The purchase price per share of stock shall be 85% of per share market value of the common stock on the purchase date. On May 31, 1996, approximately 560 union and non-union employees participated in the 1996 employee stock purchase plan. Under the plan, 137,000 shares were issues to employees at $11.26 (85 percent of market price at May 10, 1996), for $160,000 cash and the balance in notes receivable of $1,383,000 which are payable over two years via payroll deduction. During 1996, 17,600 shares were returned through the plan as the result of refunds through the employees.

         On May 10, 1996, the stockholders approved a Nonqualified Stock Option Plan for Non-Employee Directors (the "Nonqualified Stock Option Plan") and a Stock Compensation Plan for Directors serving on the Compensation Committee (the "Stock Compensation Plan"). The total number of shares available for purchase under each plan is 50,000. Pursuant to the Nonqualified Stock Option Plan, two directors were granted options to purchase 4,000 shares at an exercise price of $13.25, which represented fair market value. As of December 31, 1996, 3,103 shares were issued pursuant to the Stock Compensation Plan at $12.08 per share.

         The Company has adopted the disclosures-only provision of Statement of Financial Accounting Standards No. 123, Accounting for Stock-Based Compensation. Accordingly, no compensation cost has been recognized for the stock option plan. Had compensation cost for the Company's stock option plan been determined based on the fair value at the date of grant for awards consistent with the provisions of SFAS 123, the Company's net income and pro forma net income common share and common share equivalent would have been decreased to the pro forma amounts indicated below.

                                                                       Year Ended          Year Ended
                                                                      December 31,        December 31
                                                                          1995                1996
                                                                    ---------------        ----------
                                                                   (in thousands, except per share data)
            Net income-- as reported...........................          $  6,344            $  8,440
            Net income-- pro forma.............................             6,289               8,380
            Net income per common and common share
              equivalent-- as reported.........................          $  1.26             $  1.63
            Net income per common and common share
              equivalent-- pro forma...........................          $  1.25             $  1.61

                          RIVIERA HOLDINGS CORPORATION

13.      Subsequent Events (Unaudited)

         Secondary Offering Costs -- The Company withdrew its secondary offering due to market conditions and, as a result, charged costs totaling $850,000 to earnings for the quarter ended March 31, 1997.

        Proposed Merger -- The Company intends to execute in the near future an Agreement and Plan of Merger (the "Merger Agreement") among the Company and certain entities controlled by Allen E. Paulson, a California businessman, pursuant to which one of new entities would be merged with and into the Company (the "Merger"). The closing of the Merger would be subject to a number of conditions, including (i) approval by the affirmative vote of the holders of at least 60% of all issued and outstanding shares of Common Stock, par value $.001 per share (the "Common Stock") (excluding the shares of Common Stock owned by Mr. Paulson or his affiliates) at a meeting scheduled to be held this fall, (ii) Mr. Paulson's licensure by the Nevada Gaming Authorities, (iii) the absence of any regulation, judgment or other law that prohibits the consummation of the Merger or would prohibit or limit the Company's ownership or control of a material portion of the Company's bussiness or assets following the Merger, and
(iv) the absence of any material adverse change in the Company's cumulative EBITDA for the period commencing on April 1, 1997 and through and including the most recent month prior to such closing for which the Company's financial statements are available. The Company expects that the holders of approximately 56% of the Company's Common Stock will enter into an option and voting agreement simultaneously with the execution of the Merger Agreement and agree to vote for the Merger. However, there can be no assurance that the Merger Agreement or such option and voting agreement will be executed or that the Merger will be consummated.

         Proposed Black Hawk Project -- On August 21, 1997 the Company acquired a 71,000 square foot site in Black Hawk, Colorado (the "Black Hawk Land"). The Black Hawk Land is in an area zoned for gaming, and the Company plans to construct a casino, on the site, which is expected to include 1,000 slot machines, 14 gaming tables and entertainment, food and beverage and parking facilities. The Company has applied for a Colorado gaming license. The Company expects that site clearance work will begin in the fall of 1997, with the opening of the casino scheduled for the spring of 1999.

         Subsequent Financing -- On August 13, 1997, the Company issued $175 million aggregate principal amount of 10% First Mortgage Notes due 2004 (the "First Mortgage Notes") in a transaction exempt from registration under the Securities Act of 1933, as amended. The net proceeds from the sale of the First Mortgage Notes were approximately $172.8 million, a portion of which were used as follows: (i) $109.8 million was used to defease the Company's 11% First Mortgage Notes due 2002, (ii) $4.5 million was used to repay the outstanding principal of any and accrued and unpaid interest on the Company's Class 13/14 Unsecured Promissory Note and (iii) $7.0 million was used to pay fees and expenses relating to the foregoing as well as the sale of the First Mortgage Notes. In addition, the Company has used $15 million of the net proceeds to acquire the Black Hawk Land. The Company also intends to use the remaining net proceeds from the sale of the First Mortgage Notes to fund the development of Nickel Plaza and the expansion of the convention center, and, if necessary, to provide additional financing for the Black Hawk Project and any remainder for general corporate purposes.

         The First Mortgage Notes are unconditionally guaranteed by all existing and future restricted subsidiaries of the Company, which will not initially include Black Hawk Operating Company. As of June 30, 1997, Black Hawk Operating Company had not been formed and had no operations. Therefore the Company has not included separate financial information for the guarantors as of June 30, 1997. The Company intends to disclose such information in the future as the subsidiary develops.

         The Company is obligated to register with the Securities Exchange Commission securities identical to the 10% First Mortgage Notes and to exchange such registered securities for the First Mortgage Notes.

    Recently Issued Accounting Standards

         On June 30, 1997, the FASB issued SFAS No. 130, Reporting Comprehensive Income. This statement requires companies to classify items of other comprehensive income by their nature in a financial statement and display the accumulated balance of other comprehensive income separately from retained earnings and additional paid-in capital in the equity section of a statement of financial position, and is effective for financial statements issued for fiscal years beginning after December 15, 1997. Management does not believe this new FASB will have material impact on their financial statements.

         On June 30, 1997, the FASB issued SFAS No. 131, Disclosure About Segments of an Enterprise and Related Information. This statement establishes additional standards for segment reporting in the financial statements and is effective for fiscal years beginning after December 15, 1997. Management has not determined the effect of this statement on its financial statement disclosure.

==============================================================    ======================================================

No dealer,  salesperson or other person has been authorized to                            $175,000,000
give  any  information  or to  make  any  representations  not contained  in this  Prospectus,  and,  if given or made,  such information  or  representations  must not be  relied  upon as
having  been   authorized   by  the  Company  or  the  Initial
Purchasers.  This  Prospectus  does not constitute an offer to sell, or a  solicitation  of an offer to buy, any of the Notes offered  hereby in any  jurisdiction  to any person to whom it
is  unlawful  to  make  such  offer  or  solicitation  in such                               [LOGO]
jurisdiction.  Neither the delivery of this Prospectus nor any sale made hereunder  shall,  under any  circumstances,  create any  implication  that the  information  contained  herein  is correct as of any time  subsequent  to the date hereof or that
there has been no change in the affairs of the  Company  since                    RIVIERA HOLDINGS CORPORATION
such date.

                       ---------------
                                                                                    -----------------------
                                                          Page
Available Information................................                                      PROSPECTUS
Summary..............................................                               _______________________
Risk Factors.........................................
Use of Proceeds......................................
Capitalization.......................................
Selected Historical Financial and
  Operating Data.....................................
Ratio of Earnings to Fixed Charges...................
Management's Discussion and Analysis of                                                OFFER TO EXCHANGE
  Financial Condition and Results of                                                10% First Mortgage Notes
  Operations.........................................                                       due 2004
The Exchange Offer...................................                                 for all outstanding
Certain Federal Income Tax Considerations............                               10% First Mortgage Notes
Business.............................................                                       due 2004
The Proposed Merger..................................
Management...........................................
Ownership of the Company.............................
Certain Relationships and Related                                                                  , 1997
  Transactions.......................................
Description of Certain Indebtedness..................
Description of Notes.................................
Plan of Distribution.................................
Legal Matters........................................
Experts..............................................
Index to Combined Financial Statements
  and Information....................................

         Until , 1997 (90 days after the date of this
Prospectus),  all dealers  effecting  transactions in
the  Notes,  whether  or  not  participating  in  the
original  distribution,  may be required to deliver a
Prospectus.  This is in addition to the obligation of
dealers  to  deliver  a  Prospectus  when  acting  as
underwriters   and  with   respect  to  their  unsold
allotments or subscriptions.

==============================================================    ======================================================

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.  Indemnification of Directors and Officers

         Nevada law provides that Nevada corporations may include within their articles of incorporation provisions eliminating or limiting the personal liability of their directors and officers in shareholder actions brought to obtain damages for alleged breaches of fiduciary duties, as long as the alleged acts or omissions did not involve intentional misconduct, fraud, a knowing violation of law or payment of dividends in violation of the Nevada statutes. Nevada law also allows Nevada corporations to include in their articles of incorporation or bylaws provisions to the effect that expenses of officers and directors incurred in defending a civil or criminal action must be paid by the corporation as they are incurred, subject to an undertaking on behalf of the director or officer that he or she will repay such expenses if it is ultimately determined by a court of competent jurisdiction that such officer or director is not entitled to be indemnified by the corporation because such officer or director did not act in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation.

         Nevada law provides that Nevada corporations may eliminate or limit the personal liability of its directors and officers. This means that the articles of incorporation could state a dollar maximum for which directors would be liable, either individually or collectively, rather than eliminating liability to the full extent permitted by the law.

         The Articles of the Company and the Additional Registrants (other than Riviera Gaming Management of Colorado, Inc.) provide that a director or officer of such company shall not be personally liable to such company or its shareholders for damages for any breach of fiduciary duty as a director or officer, except for liability for (i) acts or omissions which involve intentional misconduct, fraud or a knowing violation of law, or (ii) the payment of distributions in violation of NRS 78.300. In addition, NRS 78.751 and Article VII of the Bylaws of each of such companies, under certain circumstances, provide for the indemnification of the officers and directors of such company against liabilities which they may incur in such capacities. A summary of the circumstances in which such indemnification is provided for is set forth in the following paragraph, but such summary is qualified in its entirety by reference to Article VII of the Bylaws of such company.

         In general, any director or officer of the Company and the Additional Registrants (other than Riviera Gaming Management of Colorado, Inc.) (an "Indemnitee") who was or is a party to, or is threatened to be made a party to, or is otherwise involved in any threatened, pending or completed action or suit (including without limitation an action, suit or proceeding by or in the right of such company), whether civil, criminal, administrative or investigative (a "Proceeding") by reason of the fact that the Indemnitee is or was a director or officer of such company or is or was serving in any capacity at the request of such company as a director, officer, employee, agent, partner or fiduciary of, or in any other capacity for, another corporation or any partnership, joint venture, trust or other enterprise shall be indemnified and held harmless by such company for actions taken by the Indemnitee and for all omissions to the full extent permitted by Nevada law against all expense, liability and loss (including without limitation attorneys' fees, judgments, fines, taxes, penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by the Indemnitee in connection with any Proceeding. The rights to indemnification specifically include the right to reimbursement from such company for all reasonable costs and expenses incurred in connection with the Proceeding and indemnification continues as to an Indemnitee who has ceased to be a director or officer. The Board of Directors may include employees and other persons as though they were Indemnitees. The rights to indemnification are not exclusive of any other rights that any person may have by law, agreement or otherwise.

         The Bylaws of the Company and the Additional Registrants (other than Riviera Gaming Management of Colorado, Inc.) each provide that such company may purchase and maintain insurance or make other financial arrangements on behalf of any person who otherwise qualifies as an Indemnitee under the foregoing provisions. Other financial arrangements to assist the Indemnitee are also permitted, such as the creation of a trust fund, the establishment of a program of self-insurance, the securing of such company's obligation of indemnification by granting a security interest or other lien on any assets (including cash) of such company and the establishment of a letter of credit, guarantee or surety.

         The Company and ROC have entered into agreements with each of their respective directors, executive officers and significant employees providing for indemnification by the Company and ROC of each of them to the extent permitted by their respective Articles of Incorporation and Bylaws.

         The Bylaws and Articles of Incorporation of Riviera Gaming Management of Colorado, Inc. ("RGMC") provide that the Company shall, to the full extent permitted by the Colorado Business Corporation Act, as amended from time to time, indemnify all directors and officers of such company. Sections 7-109-101 to 7-109-110 of the Colorado Business Corporation Act provide in part that a corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceedings (other than an action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceedings if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and with respect to any criminal action or proceedings, had no reasonable cause to believe his conduct was unlawful. Similar indemnity is authorized for such persons against expenses (including attorneys' fees) actually and reasonably incurred in defense or settlement of any threatened, pending or completed action or suit by or in the right of the corporation, if such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and provided further that (unless a court of competent jurisdiction otherwise provides) such person shall not have been adjudged liable to the corporation. Any such indemnification may be made only as authorized in each specific case upon a determination by the shareholders or disinterested directors that indemnification is proper because the indemnitee has met the applicable standard of conduct. The indemnitee is presumed to be entitled to indemnification and RGMC has the burden of proof to overcome that presumption. Where an officer or a director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him against the expenses which such officer or director actually or reasonably incurred.

         Additionally, the Articles of Incorporation and Bylaws provide for mandatory indemnification of directors to the fullest extent permitted by Colorado law. This provision does not eliminate the liability of a director (i) for a breach of the director's duty of loyalty to RGMC or its shareholders; (ii) for acts or omissions by the director not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) for liability arising under Section 7-108-403 of the Colorado Business Corporation Act (relating to distributions to shareholders in violation of the Colorado Business Corporation Act); or (iv) for any transaction from which the director derived an improper personal benefit.

Item 21.  Exhibits and Financial Statement Schedules

(a) Exhibits.

    3.1     Second Restated Articles of Incorporation of the Company.

    3.2     Bylaws of the Company.

    3.3     Articles of Incorporation of Riviera Operating Corporation.

    3.4     Bylaws of Riviera Operating Corporation.

    3.5     Articles of Incorporation of Riviera Gaming Management, Inc.

    3.6     Bylaws of Riviera Gaming Management, Inc.

    3.7     Articles of Incorporation  of Riviera Gaming  Management - Elsinore,
            Inc.

    3.8     Bylaws of Riviera Gaming Management - Elsinore, Inc.

    3.9     Articles of Incorporation for Riviera Gaming Management of Colorado,
            Inc.+

    3.10    Bylaws of Riviera Gaming Management of Colorado, Inc. +

    4.1 Indenture dated as of August 13, 1997 between the Company and Norwest Bank Minnesota, N.A., as trustee, the Guarantors party thereto, Jefferies & Company, Inc. and Ladenburg Thalmann & Co. Inc.+

    4.2     Form of the Company's 10% Senior Notes due 2004+

    5.1     Opinion of Dechert Price & Rhoads re: legality+

   10.1 Registration Rights Agreement dated as of August 13, 1997 by and among the Company, the Guarantors party thereto, Jefferies & Company, Inc. and Ladenburg Thalmann & Co. Inc. (filed as Exhibit
            4.1 to the Company's Current Report on Form 8-K filed August 27, 1997, Commission File No. 0-21430)*

   10.2 Purchase Agreement dated August 8, 1997 among the Company, the Guarantors party thereto, Jefferies & Company, Inc. and Ladenburg Thalmann & Co., Inc. (filed as Exhibit 1.1 to the Company's Current Report on Form 8-K filed August 27, 1997, Commission File No. 0-21430)*

   10.3 Lease Agreement between Riviera, Inc. and Mardi Gras Food Court, Inc. dated April 1, 1990 (filed as Exhibit 10.1 to Form 10, Commission File No. 0-21430)*

   10.4 Amendment to Lease Agreement between Riviera, Inc. and Mardi Gras Food Court, Inc. dated April 1, 1990 (filed as Exhibit 10.2 to Registration Statement Form S-1 filed with the Commission on August 11, 1993, File No. 33-67206)*

   10.5 Lease Agreement between Riviera, Inc. and Leroy's Horse and Sports Place (filed as Exhibit 10.3 to Form 10, Commission File No. 0-21430)*

   10.6 Indemnity Agreement, dated June 30, 1993, from Riviera, Inc. and Meshulam Riklis in favor of the Registrant and Riviera Operating Corporation (filed as Exhibit 10.7 to Registration Statement Form S-1 filed with the Commission on August 11, 1993, File No. 33-67206)*

   10.7 Indemnity Agreement, dated June 30, 1993, from the Registrant in favor of IBJ Schroder Bank & Trust Company (filed as Exhibit 10.8 to Registration Statement Form S-1 filed with the Commission on August 11, 1993, File No. 33-67206)*

   10.8 Equity Registration Rights Agreement, dated June 30, 1993, among the Registrant and the Holders of Registerable Shares (filed as Exhibit
            10.9 to Registration Statement Form S-1 filed with the Commission on August 11, 1993, File No. 33-67206)*

   10.9 Operating Agreement, dated June 30, 1993, between the Registrant and Riviera Operating Corporation (filed as Exhibit 10.15 to Registration Statement Form S-1 filed with the Commission on August 11, 1993, File No. 33-67206)*

   10.10 Adoption Agreement regarding Profit Sharing and 401(k) Plans of the Registrant (filed as Exhibit 10.16 to Registration Statement Form S-1 filed with the Commission on August 11, 1993, File No. 33-67206)*

   10.11 Howard Johnson & Company Regional Defined Contribution Plan, dated March 16, 1990 (adopted by the Company pursuant to the Adoption Agreement filed as Exhibit 10.17 to Registration Statement Form S-1 filed with the Commission on August 11, 1993, File No. 33-67206)*

   10.12 Employment Agreement between Riviera, Inc. and William L. Westerman, dated January 6, 1993 (filed as Exhibit 10.18 to Form 10, Commission File No. 0-21430)*

   10.13    Form of  Agreement  between  the  Company  and  Directors  (filed as
            Exhibit 10.19 to Form 10, Commission File No. 0-21430)*

   10.14 Form of Termination Fee Agreement (filed as Exhibit 10.20 to Form 10, Commission File No. 0-21430)*

   10.15 Restricted Account Agreement, dated June 30, 1993, among Riviera Operating Corporation (IBJ Schroder Bank & Trust Company and Bank of America Nevada (filed as Exhibit 10.22 to Registration Statement Form S-1 filed with the Commission on August 11, 1993, File No. 33-67206)*

   10.16 Disbursement Agreement, dated June 30, 1993, between the Registration and IBJ Schroder Bank & Trust Company (filed as Exhibit
            10.23 to Registration Statement Form S-1 filed with the Commission on August 11, 1993, File No. 33-67206)*

   10.17 Tax Sharing Agreement between the Registrant and Riviera Operating Corporation dated June 30, 1993 (filed as Exhibit 10.24 to Amendment No. 1 to Registration Statement Form S-1 filed with the Commission on August 19, 1993, File No. 33-67206)*

   10.18 The Registrant's 1993 Stock Option Plan (filed as Exhibit 10.25 to Amendment No. 1 to Registration Statement Form S-1 filed with the Commission on August 19, 1993, File No. 33-67206)*

   10.19 Form of Stay Bonus Agreement (filed as Exhibit 10.27 to Form 10-Q filed with the Commission November 9, 1994, Commission File No. 000-21430)*

   10.20 Amendment dated February 19, 1995, to Lease Agreement between Riviera, Inc. and Mardi Gras Food Court, Inc. (filed with Exhibits
            10.4 and 10.5)*

   10.21 Amendment dated September 30, 1994, to Employment Agreement between Riviera, Inc. and William L. Westerman (filed with Exhibit 10.12)*

   10.22 Management Agreement by and between Elsinore Corporation, Four Queens, Inc. and Riviera Gaming Management Corp. - Elsinore (filed as Exhibit 10.30 to the Company's Form 10-K for the fiscal year ended December 31, 1996, Commission File No. 000-21430)*

   10.23 Employment Agreement dated as of November 21, 1996 by and between the Company, Riviera Operating Corporation and William L. Westerman (filed as Exhibit 10.31 to the Company's Form 10-K for the fiscal year ended December 31, 1996, Commission File No. 000-21430)*

   10.24 Revolving Line of Credit Loan Agreement dated February 28, 1997 by and between the Company, Riviera Operating Corporation and U.S. Bank of Nevada (filed as Exhibit 10.32 to the Company's Form 10-K for the fiscal year ended December 31, 1996, Commission File No. 000-21430)*

   10.25 Letter of Intent dated March 4, 1997 between the Company and Eagle Gaming, L.P. (filed as Exhibit 10.33 to the Company's Form 10-K for the fiscal year ended December 31, 1996, Commission File No. 000-21430)*

   10.26 Deed of Trust, Assignment of Rents, Leases, Fixture Filing and Security Agreement, dated August 13, 1997, executed by Riviera
            Holdings Corporation for the benefit of Norwest Bank Minnesota, National Association (filed as Exhibit 10.1 to the Company's Report on Form 8-K filed August 18, 1997, Commission File No. 000-21430)*

   10.27 Security Agreement, dated August 13, 1997, by and among Riviera Holdings Corporation, Riviera Operating Corporation, Riviera Gaming Management, Inc., Riviera Gaming Management of Colorado, Inc., Riviera Gaming Management-Elsinore, Inc. and Norwest Bank Minnesota, National Association (filed as Exhibit 10.2 to the Company's Report on Form 8-K filed August 18, 1997, Commission File No. 000-21430)*

   10.28 Stock Pledge and Security Agreement, dated August 13, 1997, executed by Riviera Holdings Corporation (filed as Exhibit 10.3 to the Company's Report on Form 8-K filed August 18, 1997, Commission File No. 000-21430)*

   10.29 Stock Pledge and Security Agreement, dated August 13, 1997, executed by Riviera Operating Corporation (filed as Exhibit 10.4 to the Company's Report on Form 8-K filed August 18, 1997, Commission File No. 000-21430)*

   10.30 Stock Pledge and Security Agreement, dated August 13, 1997, executed by Riviera Gaming Management, Inc. (filed as Exhibit 10.5 to the Company's Report on Form 8-K filed August 18, 1997, Commission File No. 000-21430)*

   10.31 Restricted Account Agreement, dated August 13, 1997, by and among Riviera Holdings Corporation, Norwest Bank Minnesota, National Association and U.S. Bank of Nevada (filed as Exhibit 10.6 to the Company's Report on Form 8-K filed August 18, 1997, Commission File No. 000-21430)*

   10.32 First Amendment to Revolving Line of Credit Loan Agreement, dated August 12, 1997, between Riviera Holdings Corporation, Riviera Operating Corporation and U.S. Bank (filed as Exhibit 10.7 to the Company's Report on Form 8-K filed August 18, 1997, Commission File No. 000-21430)*

   21.1     Subsidiaries of the Company and the Additional Registrants

   23.1     Consent of Deloitte & Touche LLP

   23.2     Consent of Dechert Price & Rhoads (included in Exhibit 5.1)+

   24       Power of Attorney (included on pages II-6 and II-7)

   25       Statement  of  Eligibility   and   Qualification   of  Norwest  Bank
            Minnesota, N.A. on Form T-1

   99.1    Form of Letter of Transmittal

   99.2    Form of Notice of Guaranteed Delivery+

- --------------------

    *      Incorporated by reference.
    +      To be filed by Amendment.


(b)      Financial Statement Schedules

         Schedules not listed above are omitted because of the absence of the conditions under which they are required or because the information required by such omitted schedules is set forth in the financial statements or the notes thereto.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Registrants have duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Las Vegas, State of Nevada on August 29, 1997.

                                         RIVIERA HOLDINGS CORPORATION


                                         By: \s\ William L. Westerman
                                             ---------------------------------
                                                 William L. Westerman
                                                 President


                                         ADDITIONAL REGISTRANTS:


                                         By: \s\ William L. Westerman
                                             ---------------------------------
                                                 William L. Westerman
                                                 President

         KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints each of William L. Westerman, Duane R. Krohn and John A. Wishon his or her true and lawful attorney-in-fact and agents, each acting alone, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any or all amendments to this Registration Statement, including post-effective amendments, as well as any related registration statement (or amendment thereto) filed pursuant to Rule 462 promulgated under the Securities Act of 1933, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, and hereby ratifies and confirms all his or her said attorneys-in-fact and agents or any of them or his or her substitute or substitutes may lawfully do or cause to be done by virtue thereof.

         This Power of Attorney may be executed in multiple counterparts, each of which shall be deemed an original, but which taken together shall constitute one instrument.

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

                          RIVIERA HOLDINGS CORPORATION

                Name                                   Title                                Date
                ----                                   -----                                ----
/s/ William L. Westerman              Chairman of the Board, Chief Executive           August 29, 1997
- ----------------------------------    Office and President and Director
     William L. Westerman             (Principal Executive Officer)

/s/  Duane R. Krohn                   Treasurer (Principal Financial Officer           August 29, 1997
- ----------------------------------    and Accounting Officer)
     Duane R. Krohn

/s/ Robert R. Barengo                 Director                                         August 29, 1997
- ----------------------------------
     Robert R. Barengo

/s/ William Friedman                  Director                                         August 29, 1997
- ----------------------------------
     William Friedman

/s/ Philip P. Hannifin                Director                                         August 29, 1997
- ------------------------------------
     Philip P. Hannifin

                          RIVIERA OPERATING CORPORATION

                  Name                                     Title                               Date
                  ----                                     -----                               ----
/s/ William L. Westerman              President and Director (Principal               August 29, 1997
- ----------------------------------    Executive Officer)
     William L. Westerman

/s/ Duane R. Krohn                    Treasurer (Principal Financial Officer          August 29, 1997
- ----------------------------------    and Accounting Officer)
     Duane R. Krohn

/s/ Robert R. Barengo                 Director                                        August 29, 1997
- ----------------------------------
     Robert R. Barengo

/s/ William Friedman                  Director                                        August 29, 1997
- ----------------------------------
     William Friedman

/s/ Philip P. Hannifin                Director                                        August 29, 1997
- ------------------------------------
     Philip P. Hannifin

                                      RIVIERA GAMING MANAGEMENT, INC.

                  Name                                 Title                               Date
                  ----                                 -----                               ----

/s/ William L. Westerman              President and Director (Principal               August 29, 1997
- ----------------------------------    Executive Officer)
     William L. Westerman

/s/ Duane R. Krohn                    Treasurer (Principal Financial Officer          August 29, 1997
- ----------------------------------    and Accounting Officer)
     Duane R. Krohn

/s/  Robert R. Barengo                Director                                        August 29, 1997
- ----------------------------------
     Robert R. Barengo

/s/ William Friedman                  Director                                        August 29, 1997
- ----------------------------------
     William Friedman

/s/ Philip P. Hannifin                Director                                        August 29, 1997
- ------------------------------------
     Philip P. Hannifin


                                    RIVIERA GAMING MANAGEMENT - ELSINORE, INC.
                                    RIVIERA GAMING MANAGEMENT OF COLORADO, INC.

                    Name                               Title                               Date
                    ----                               -----                               ----
/s/ William L. Westerman              President, Secretary, Treasurer and             August 29, 1997
- ----------------------------------    Director (Principal Executive,
     William L. Westerman             Financial and Accounting Officer)